As filed with the Securities and Exchange Commission on June 23, 2011

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEMORIAL PRODUCTION PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	90-0726667 (IRS Employer Identification Number)

1401 McKinney, Suite 1025
Houston, Texas 77010
(713) 579-5700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John A. Weinzierl
President, Chief Executive Officer and Chairman
Memorial Production Partners GP LLC
1401 McKinney, Suite 1025
Houston, Texas 77010
(713) 579-5700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John Goodgame Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 (713) 220-8144	Douglas E. McWilliams Jeffery K. Malonson Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)(2)	Fee
Common units representing limited partner interests	$287,500,000	$33,379

(1)	Includes common units issuable upon exercise of the underwriters’ option to purchase additional common units.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JUNE 23, 2011

PRELIMINARY PROSPECTUS

Memorial Production Partners LP
Common Units
Representing Limited Partner Interests

We are a Delaware limited partnership formed in April 2011 by Memorial Resource Development LLC to own and acquire oil and natural gas properties in North America. This is the initial public offering of our common units. No public market currently exists for our common units. We currently estimate that the initial public offering price per common unit will be between $      and $      per common unit. We intend to apply to list our common units on the NASDAQ Global Market under the symbol “MEMP.”

Investing in our common units involves risks. Please read “Risk Factors” beginning on page 22.

These risks include the following:

•	We may not have sufficient cash flow from operations to pay the minimum quarterly distribution on our common units following the establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

•	Our estimated oil and natural gas reserves will naturally decline over time, and we may be unable to sustain distributions at the level of our minimum quarterly distribution.

•	Oil and natural gas prices are very volatile and a decline in oil or natural gas prices could cause us to reduce our distributions or cease paying distributions altogether.

•	Our general partner and its affiliates own a controlling interest in us and will have conflicts of interest with, and owe limited fiduciary duties to, us.

•	Memorial Resource, the Funds and other affiliates of our general partner will not be limited in their ability to compete with us.

•	Neither we nor our general partner have any employees and we will rely solely on the employees of Memorial Resource to manage our business. The management team of Memorial Resource, which includes the individuals who will manage us, will also perform substantially similar services for itself and will own and operate its own assets, and thus will not be solely focused on our business.

•	Our unitholders have limited voting rights and are not entitled to elect our general partner or its board of directors.

•	Our unitholders will experience immediate and substantial dilution of $ per unit.

•	Our tax treatment depends on our status as a partnership for federal income tax purposes.

•	Our unitholders will be required to pay taxes on their share of our income even if they do not receive any cash distributions from us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total

Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Memorial Production Partners LP	$	$

(1)	Excludes a structuring fee equal to % of the gross proceeds of this offering payable to Citigroup Global Markets Inc.

To the extent that the underwriters sell more than           common units in this offering, the underwriters have the option to purchase up to an additional           common units on the same terms and conditions as set forth above.

The underwriters expect to deliver the common units on or about          , 2011.

Citi	Raymond James	Wells Fargo Securities

J.P. Morgan

          , 2011

i

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Through and including          , 2011 (25 days after the commencement of this offering), all dealers that effect transactions in our common units, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information.

Commonly Used Defined Terms

As used in this prospectus, unless we indicate otherwise, the following terms have the following meanings:

•	“Memorial Production Partners,” “the partnership,” “we,” “our,” “us” or like terms refer collectively to Memorial Production Partners LP and its subsidiaries;

•	“our general partner” refers to Memorial Production Partners GP LLC, our general partner;

•	“our predecessor” refers collectively to (a) BlueStone Natural Resources Holdings, LLC, (b) certain oil and natural gas properties owned by Classic Hydrocarbons Holdings, L.P., and (c) for periods after April 8, 2011, certain oil and natural gas properties owned by WHT Energy Partners LLC, a subsidiary of Memorial Resource that acquired those properties in April 2011, which are collectively our predecessor for accounting purposes and the owners, prior to the formation transactions, of the Partnership Properties;

•	“the Funds” refers collectively to Natural Gas Partners VIII, L.P. and Natural Gas Partners IX, L.P.;

•	“Memorial Resource” refers collectively to Memorial Resource Development LLC and its subsidiaries;

•	“Partnership Properties” or “our properties” refers to the properties, producing wells, and related oil and natural gas interests to be contributed to us by our predecessor and certain other subsidiaries of Memorial Resource in connection with this offering;

•	“formation transactions” refers to (i) the contribution by the Funds of their respective controlling ownership interests in certain of their subsidiaries (including our predecessor) to Memorial Resource prior to the closing of this offering and (ii) the contribution by Memorial Resource to us of the Partnership Properties at the closing of this offering, in each case including transactions related thereto, which are described on page 7; and

•	“our management,” “our employees,” or similar terms refer to the management or other personnel of our general partner or, as applicable, provided to us or our general partner by Memorial Resource under an omnibus agreement among us, our general partner and Memorial Resource.

v

SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 22 and the historical and pro forma financial statements and the notes to those financial statements. The information presented in this prospectus assumes that the underwriters do not exercise their option to purchase additional common units, unless otherwise indicated.

Unless we indicate otherwise, our financial, reserve and operating information in this prospectus is presented on a pro forma basis as if this offering and the other transactions contemplated by this prospectus, including the formation transactions, had occurred on January 1, 2010 or April 1, 2010, as applicable, in the case of pro forma financial income statement or operating data, and on December 31, 2010 or March 31, 2011, as applicable, in the case of pro forma balance sheet information. We include a glossary of some of the oil and natural gas industry terms used in this prospectus in Appendix B.

The pro forma estimated proved reserve information for all of the Partnership Properties as of December 31, 2010 contained in this prospectus is based on the following: (1) approximately 53% of the estimated proved reserve volumes are based on a reserve report relating to our South Texas properties prepared by the independent petroleum engineers of Netherland, Sewell & Associates, Inc. (or NSAI), a summary of which is included in this prospectus as Appendix C; (2) approximately 35% of the estimated proved reserve volumes are based on evaluations relating to certain of our East Texas properties prepared by Memorial Resource’s internal reserve engineers and audited by NSAI, a summary of which is included in this prospectus as Appendix D; and (3) the remaining approximately 12% of the estimated proved reserve volumes are based on a reserve report relating to certain of our East Texas properties prepared by the independent petroleum engineers of Miller and Lents, Ltd. (or Miller and Lents), a summary of which is included in this prospectus as Appendix E. We refer to these reports and evaluations collectively as our “reserve reports.”

Memorial Production Partners LP

Overview

We are a Delaware limited partnership formed in April 2011 by Memorial Resource to own and acquire oil and natural gas properties in North America. Our primary business objective is to generate stable cash flows, allowing us to make quarterly cash distributions to our unitholders and, over time, to increase those quarterly cash distributions. We believe our properties are well suited for our partnership because they consist of mature onshore oil and natural gas reservoirs with long-lived, predictable production profiles and modest capital requirements. As of December 31, 2010, our total estimated proved reserves were approximately 325 Bcfe, of which approximately 81% were classified as proved developed reserves. Based on our pro forma average net production for the year ended December 31, 2010 of 52 MMcfe/d, our total estimated proved reserves had a reserve-to-production ratio of 17 years. Based on proved reserves volumes at December 31, 2010, we or Memorial Resource operate 94% of the properties in which we have interests, and we own an average working interest of 41% across our oil and natural gas properties.

We believe our business relationship with Memorial Resource, which owns our general partner and will own approximately     % of our outstanding common units and all of our subordinated units, will enhance our ability to maintain or grow our production and expand our proved reserves base over time. Memorial Resource is a Delaware limited liability company formed by Natural Gas Partners VIII, L.P. and Natural Gas Partners IX, L.P., which we refer to as the Funds, to own, acquire, exploit and develop oil and natural gas properties and to own our general partner. As part of the formation transactions, the Funds will contribute to Memorial Resource their respective ownership of five separate portfolio companies (including our predecessor), all of which are engaged in the business of owning, acquiring, exploiting, and developing oil and natural gas properties, and certain of which will contribute the Partnership Properties to us. Memorial Resource will engage in its business with the objective of growing its reserves, production and cash flows, as well as owning our general partner and a significant limited partner interest in us.

Our Properties

Our properties are located in South and East Texas and consist of mature, legacy onshore oil and natural gas reservoirs. We believe our properties are well suited for our partnership because they have predictable production profiles, low decline rates, long reserve lives and modest capital requirements. The Partnership Properties consist of operated working interests in producing and undeveloped leasehold acreage and in identified producing wells in South and East Texas, and non-operated working interests in producing and undeveloped leasehold acreage. As of December 31, 2010, we owned 133,309 gross (112,828 net) acres of developed properties and 11,876 gross (4,501 net) acres of undeveloped properties, all held by production, with 345 proved low-risk infill drilling, recompletion and development opportunities in our core operational areas. As of December 31, 2010, we had interests in 1,290 gross (609 net) producing wells across our properties, with an average working interest of 47%. Based on our reserve reports, the average estimated decline rate for our existing proved developed producing reserves is approximately 9% for 2011, approximately 9% compounded average decline for the subsequent four years and approximately 8% thereafter. As of December 31, 2010, approximately 60 Bcfe, or 19%, of our estimated proved reserves were classified as proved undeveloped, of which approximately 83% were natural gas. Based on the production estimates and pricing assumptions included in our reserve reports, we believe that through 2015, our low-risk development inventory will provide us with the opportunity to maintain our targeted average net production of 49 MMcfe/d without acquiring incremental reserves.

The following table summarizes pro forma information by producing region regarding our estimated oil and natural gas reserves as of December 31, 2010 and our average net production for the year ended December 31, 2010. The reserve estimates attributable to the Partnership Properties are derived from our reserve reports.

	Estimated Pro Forma			Average Net Pro		Average
	Net Proved Reserves			Forma Production		Reserve-to-	Producing
		% Natural	% Proved			Production	Wells
	Bcfe	Gas	Developed	MMcfe/d	%	Ratio(1)	Gross	Net
						(Years)

South Texas	172.2	98%	87%	32	61%	15	563	424
East Texas	152.5	76%	76%	20	39%	21	727	185

Total	324.7	88%	81%	52	100%	17	1,290	609

(1)	The average reserve-to-production ratio is calculated by dividing estimated pro forma net proved reserves as of December 31, 2010 by average pro forma net production for the year ended December 31, 2010.

Our Hedging Strategy

We expect to adopt a hedging policy designed to reduce the impact to our cash flows from commodity price volatility. Under this policy, we intend to enter into commodity derivative contracts covering approximately 65% to 85% of our estimated production from total proved developed producing reserves over a three-to-five year period at any given point of time. We may, however, from time to time hedge more or less than this approximate range. Memorial Resource will contribute to us at the closing of this offering derivative contracts for the six months ending December 31, 2011 and the years ending December 31, 2012, 2013, 2014, and 2015 covering approximately 76%, 75%, 69%, 14% and 8%, respectively, of our estimated production from our total proved developed producing reserves existing as of December 31, 2010, based on our reserve reports.

Our commodity derivative contracts may consist of natural gas, oil and NGL financial swaps, put options and/or collar contracts and natural gas basis financial swaps. By removing a significant portion of price volatility associated with production, we believe we will mitigate, but not eliminate, the potential negative effects of reductions in commodity prices on our cash flow from operations for those periods. However, our hedging activity may also reduce our ability to benefit from increases in commodity prices. Additionally, we intend to individually identify these non-speculative hedges as “designated hedges” for U.S. federal income tax purposes as we enter into them. For a description of our commodity derivative contracts, please read

“Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pro Forma Liquidity and Capital Resources — Commodity Derivative Contracts.”

Our Principal Business Relationships

We view our relationships with Memorial Resource, Natural Gas Partners and the Funds as significant competitive strengths. We believe these relationships will provide us with potential acquisition opportunities from a portfolio of additional oil and natural gas properties that meet our acquisition criteria, as well as access to personnel with extensive technical expertise and industry relationships.

Our Relationship with Memorial Resource

Following the completion of this offering, Memorial Resource will be our largest unitholder, holding           common units (approximately     % of all outstanding) and           subordinated units (100% of all outstanding), and will own the voting interests in our general partner and 50% of the economic interest in our incentive distribution rights. After giving effect to the formation transactions, Memorial Resource had (i) total estimated proved reserves of 1,036 Bcfe at December 31, 2010, primarily located in East Texas, North Louisiana and the Rockies, of which approximately 81% were natural gas, and approximately 34% were classified as proved developed reserves, and (ii) interests in over 398,000 gross (173,000 net) acres of undeveloped properties. We believe that many of these properties are (or after additional capital is invested will become) suitable for us, based on our criteria that suitable properties consist of mature onshore oil and natural gas reservoirs with long-lived, low-decline, predictable production profiles. We also believe the largely contiguous and overlapping nature of Memorial Resource’s and our East Texas acreage, along with joint ownership in specific properties, will provide key operational, logistical and technical benefits derived from our aligned interests and information sharing among personnel, in addition to various economic benefits.

The following table summarizes pro forma information by producing region regarding Memorial Resource’s estimated oil and natural gas reserves as of December 31, 2010 and its average net production for the year ended December 31, 2010.

	Estimated Pro Forma					Average
	Net Proved Reserves(1)			Average Net Pro		Reserve-to-	Producing
			% Proved	Forma Production		Production	Wells
	Bcfe	% Natural Gas	Developed	MMcfe/d	%	Ratio(2)	Gross	Net
						(Years)

East Texas(3)	760.6	84%	30%	43	64%	48	1,067	306
North Louisiana	224.7	73%	44%	18	27%	35	267	172
Rockies	51.0	67%	41%	6	9%	25	123	85

Total	1,036.3	81%	34%	67	100%	43	1,457	563

(1)	Memorial Resource’s estimated pro forma net proved reserves are based primarily on reserve reports prepared by third-party independent petroleum engineers.

(2)	The average reserve-to-production ratio is calculated by dividing estimated pro forma net proved reserves as of December 31, 2010 by average pro forma net production for the year ended December 31, 2010.

(3)	Includes 169 Bcfe of reserves associated with properties in which we have a joint ownership interest. Please read “— Our Partnership Structure and Formation Transactions — Background Information Regarding Our Predecessor and the Partnership Properties.”

As a result of its significant ownership interests in us and our general partner, we believe Memorial Resource will be motivated to support the successful execution of our business strategy and will provide us with opportunities to pursue acquisitions that will be accretive to our unitholders. Memorial Resource views our partnership as part of its growth strategy, and we believe that Memorial Resource will be incentivized to contribute or sell additional assets to us and to pursue acquisitions jointly with us in the future. However, Memorial Resource will regularly evaluate acquisitions and dispositions and may elect to acquire or dispose of properties in the future without offering us the opportunity to participate in those transactions. Moreover, after this offering, Memorial Resource will continue to be free to act in a manner that is beneficial to its interests without regard to ours, which may include electing not to present us with future acquisition opportunities. Although we believe Memorial Resource will be incentivized to offer properties to us for purchase, none of Memorial Resource, the Funds or any of their affiliates will have any obligation to sell or offer properties to us following the consummation of this offering. If Memorial Resource fails to present us with, or successfully competes against us for, acquisition opportunities, then our ability to replace or increase our estimated proved reserves may be impaired, which would adversely affect our cash flow from operations and our ability to make cash distributions to our unitholders. Please read “Conflicts of Interest and Fiduciary Duties.”

Memorial Resource will also provide management, administrative, and operations personnel to us and our general partner under an omnibus agreement that it will enter into with us and our general partner at the completion of this offering. Under this agreement, we will utilize Memorial Resource’s staff of 50 engineers and geologists and 54 management and administrative personnel as of May 31, 2011, who collectively have an average of 24 years of experience operating properties in our areas of operations. Please read “Management” for more information about the management of our partnership and our use of Memorial Resource personnel, and “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement” for more information about the omnibus agreement.

Our Relationship with Natural Gas Partners and the Funds

Founded in 1988, Natural Gas Partners, or NGP, is a family of private equity investment funds with aggregate committed capital of over $7 billion, organized to make direct equity investments in the energy industry. NGP is part of the investment platform of NGP Energy Capital Management, one of the leading investment franchises in the natural resources sector with over $9 billion in aggregate committed capital under management. The employees of NGP are experienced energy professionals with substantial expertise in investing in the oil and natural gas business. In connection with NGP’s business, these employees review a large number of potential acquisitions and are involved in decisions relating to the acquisition and disposition of oil and natural gas assets by the various portfolio companies in which NGP owns interests. We believe that our relationship with NGP, and its experience investing in oil and natural gas companies, provides us with a number of benefits, including increased exposure to acquisition opportunities and access to a significant group of transactional and financial professionals who have experience in assisting the companies in which it has invested to meet their financial and strategic growth objectives. Although we may have the opportunity to make acquisitions as a result of our relationship with NGP, NGP has no legal obligation to offer to us (or inform us about) any acquisition opportunities, may decide not to offer any acquisition opportunities to us and is not restricted from competing with us, and we cannot say which, if any, of such potential acquisition opportunities we would choose to pursue.

The Funds, which are two of the private equity funds managed by NGP, collectively own 100% of Memorial Resource. The Funds also will collectively directly own, through non-voting membership interests in our general partner, 50% of the economic interest in our incentive distribution rights. The remaining economic interest in our incentive distribution rights is owned by Memorial Resource. Given this alignment of interests between NGP, the Funds, Memorial Resource and us, we believe we will benefit from the collective expertise of NGP’s employees and their extensive network of industry relationships, and accordingly the access to potential acquisition opportunities that might not otherwise be available to us.

Our Business Strategies

Our primary business objective is to generate stable cash flows, allowing us to make quarterly cash distributions to our unitholders and, over time, to increase those quarterly cash distributions. To achieve our objective, we intend to execute the following business strategies:

•	Maintain and grow a stable production profile through accretive acquisitions and low-risk development;

•	Strategically utilize our relationship with Memorial Resource, the Funds, and their respective affiliates (including NGP) to gain access to and, from time to time, acquire producing oil and natural gas properties that meet our acquisition criteria;

•	Leverage our relationships with Memorial Resource, the Funds, and their respective affiliates (including NGP) to participate in acquisitions of third party producing properties and to increase the size and scope of our potential third-party acquisition targets;

•	Exploit opportunities on our current properties and manage our operating costs and capital expenditures;

•	Reduce exposure to commodity price risk and stabilize cash flows through a disciplined commodity hedging policy; and

•	Maintain reasonable levels of indebtedness to permit us to opportunistically finance acquisitions.

For a more detailed description of our business strategies, please read “Business and Properties — Our Business Strategies.”

Our Competitive Strengths

We believe that the following competitive strengths will allow us to successfully execute our business strategies and achieve our objective of generating and growing cash available for distribution:

•	Our long-lived reserves with significant production history and predictable production decline rates;

•	Our relationships with Memorial Resource, the Funds, and their respective affiliates (including NGP), which we believe will provide us with access to a portfolio of additional oil and natural gas properties that meet our acquisition criteria;

•	Our management team’s extensive experience in the acquisition, development and integration of oil and natural gas assets;

•	Our relationship with Memorial Resource, which provides us with extensive technical expertise in and familiarity with developing and operating oil and natural gas assets within our core focus areas;

•	Our relationships with Memorial Resource, the Funds, and their respective affiliates (including NGP), which we believe will help us with access to and in the evaluation and execution of future acquisitions;

•	Our diverse distribution of reserve value, with 1,290 gross (609 net) producing wells as of December 31, 2010, none of which contains estimated proved reserves in excess of 2% of our total estimated proved reserves as of December 31, 2010;

•	Our inventory of 345 proved low-risk infill drilling, recompletion and development opportunities in our core operational areas; and

•	Our competitive cost of capital and financial flexibility.

For a more detailed discussion of our competitive strengths, please read “Business and Properties — Our Competitive Strengths.”

Risk Factors

An investment in our common units involves risks. Below is a summary of certain key risk factors that you should consider in evaluating an investment in our common units. This list is not exhaustive. Please read the full discussion of these risks and other risks described under “Risk Factors” beginning on page 22.

Risks Related to Our Business

•	We may not have sufficient cash to pay the minimum quarterly distribution on our common units, following the establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates.

•	Our estimated oil and natural gas reserves will naturally decline over time, and it is unlikely that we will be able to sustain distributions at the level of our minimum quarterly distribution without making accretive acquisitions or substantial capital expenditures that maintain our asset base.

•	Oil and natural gas prices are very volatile, and a decline in oil or natural gas prices will cause a decline in our cash flow from operations, which could cause us to reduce our distributions or cease paying distributions altogether.

Risks Inherent in an Investment in Us

•	Our general partner and its affiliates own a controlling interest in us and will have conflicts of interest with, and owe limited fiduciary duties to, us, which may permit them to favor their own interests to the detriment of our unitholders.

•	Memorial Resource, the Funds and other affiliates of our general partner will not be limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses.

•	Neither we nor our general partner have any employees and we will rely solely on the employees of Memorial Resource to manage our business. The management team of Memorial Resource, which includes the individuals who will manage us, will also perform substantially similar services for itself and will own and operate its own assets, and thus will not be solely focused on our business.

•	Our unitholders have limited voting rights and are not entitled to elect our general partner or its board of directors. Memorial Resource, as the owner of our general partner, will have the power to appoint and remove our general partner’s directors.

•	Even if our unitholders are dissatisfied, they cannot remove our general partner without Memorial Resource’s consent.

Tax Risks to Unitholders

•	Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service, or the IRS, were to treat us as a corporation for federal income tax purposes, then our cash available for distribution to our unitholders would be substantially reduced.

•	Our unitholders will be required to pay taxes on their share of our income even if they do not receive any cash distributions from us.

Our Partnership Structure and Formation Transactions

We are a Delaware limited partnership formed by Memorial Resource to own and acquire oil and natural gas properties. In connection with this offering, the following transactions, which we refer to as the formation transactions, will occur:

Prior to the closing of this offering:

•	The Funds will contribute their respective controlling ownership interests in certain of their subsidiaries (including our predecessor) to Memorial Resource; and

•	Memorial Resource will issue membership interests to the Funds reflecting an aggregate 100% membership interest in itself, and will agree to cause our general partner to issue to the Funds an aggregate 50% non-voting membership interest in itself to the Funds that will entitle the Funds to 50% of any cash distributions or common units received by our general partner in respect of our incentive distribution rights; and

At the closing of this offering:

•	Memorial Resource will cause certain of its subsidiaries, including our predecessor, to contribute to us (i) specified oil and natural gas properties, which we refer to collectively as the “Partnership Properties,” and (ii) commodity derivative contracts for the six months ending December 31, 2011 and the years ending December 31, 2012, 2013, 2014, and 2015 covering approximately 76%, 75%, 69%, 14% and 8%, respectively, of our estimated production from our total proved developed producing reserves existing as of December 31, 2010, based on our reserve reports;

•	We will issue to Memorial Resource common units and subordinated units, representing an aggregate % limited partner interest in us;

•	We will issue to our general partner general partner units, representing a 0.1% general partner interest in us, and all of our incentive distribution rights, which will entitle our general partner to increasing percentages of the cash we distribute in excess of $ per unit per quarter;

•	Our general partner will issue an aggregate 50% non-voting membership interest in itself to the Funds that will entitle the Funds to 50% of any cash distributions or common units received by our general partner in respect of our incentive distribution rights;

•	We expect to receive net proceeds of approximately $ million from the issuance and sale of common units to the public (based on the midpoint of the price range set forth on the cover page of this prospectus), representing a % limited partner interest in us, and we will use the net proceeds as described in “Use of Proceeds”;

•	We expect to borrow approximately $130.0 million under a new $ million revolving credit facility, and we will use the proceeds as described in “Use of Proceeds” (if the net proceeds from this offering increase or decrease, then our borrowing under our new revolving credit facility would correspondingly decrease or increase, respectively); and

•	We and our general partner will enter into an omnibus agreement with Memorial Resource, pursuant to which, among other things, Memorial Resource will provide us and our general partner with management, administrative and operating services.

If the underwriters exercise their option to purchase additional common units, we will use the net proceeds to reduce indebtedness incurred under our new revolving credit facility. If the underwriters exercise in full their option to purchase additional common units, the ownership interest of the public unitholders will increase to           common units, representing an aggregate     % limited partner interest in us, the ownership interest of our general partner will increase to           general partner units, representing a 0.1% general partner interest in us, and the ownership interest of Memorial Resource will remain at           common units and subordinated units, representing an aggregate     % limited partner interest in us.

Background Information Regarding Our Predecessor and the Partnership Properties

The Partnership Properties consist of properties that will be contributed to us by our predecessor (which consists of the combined financial data of (a) BlueStone Natural Resources Holdings, LLC, (b) certain oil and natural gas properties owned by Classic Hydrocarbons Holdings, L.P., and (c) for periods after April 8, 2011, certain oil and natural gas properties owned by WHT Energy Partners LLC (WHT), each subsidiaries of Memorial Resource). The properties being contributed to us by our predecessor include (1) properties acquired by our predecessor from Forest Oil Corporation (Forest Oil) in June 2010 (with respect to which certain financial statements are included elsewhere in this prospectus), (2) properties acquired by our predecessor from BP America Production Company (BP) in May 2011 (with respect to which certain financial statements are included elsewhere in this prospectus) and (3) a 40% undivided interest in the properties acquired by WHT in April 2011 (with respect to which certain financial statements are included elsewhere in this prospectus).

Our Ownership and Organizational Structure

The table and diagram below illustrates our ownership and organizational structure based on total units outstanding after giving effect to this offering and the related formation transactions and assumes that the underwriters do not exercise their option to purchase additional common units.

		Ownership
	Units	Interest

Common units held by the public			%
Common units held by Memorial Resource			%
Subordinated units held by Memorial Resource			%
General partner units		0.1%

Total		100.0%

Principal Executive Offices and Internet Address

Our principal executive offices are located at 1401 McKinney, Suite 1025, Houston, Texas 77010, and our phone number is (713) 579-5700. Our website address is www.memorialpp.com and will be activated in connection with the closing of this offering. We expect to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, which we refer to as the SEC, available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

Management of the Partnership

We are managed and operated by the board of directors and executive officers of Memorial Production Partners GP LLC, our general partner. Upon the completion of this offering, the board of directors of our general partner will have five members. At least one of our independent directors will be appointed prior to the date our common units are listed for trading on the NASDAQ Global Market, or NASDAQ. Memorial Resource will appoint our second and third independent directors within 90 days and one year, respectively, of such date. Memorial Resource owns 100% of the voting membership interests in our general partner and has the sole right to appoint its entire board of directors. Unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or the board of directors of our general partner. Some of the executive officers and/or directors of our general partner currently serve as executive officers and/or directors of Memorial Resource, and some of the directors of our general partner currently serve in executive or other capacities for the Funds and their affiliates, including NGP. For more information about the directors and officers of our general partner, please read “Management — Directors and Executive Officers.”

Neither we nor our subsidiaries will have any employees. Our general partner has the sole responsibility for providing the personnel necessary to conduct our operations, whether through directly hiring employees or by obtaining the services of personnel employed by Memorial Resource or others. We will reimburse our general partner and its affiliates for all expenses they incur or payments they make on our behalf. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.

Prior to the closing of this offering, we and our general partner will enter into an omnibus agreement with Memorial Resource pursuant to which, among other things, Memorial Resource will provide management, administrative and operating services for us and our general partner. Memorial Resource will not be liable to us for its performance of, or failure to perform, services under this agreement unless there has been a final decision determining that Memorial Resource acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful. Our general partner will determine the expenses (including general and administrative expenses) to be reimbursed by us in accordance with our partnership agreement. We currently expect those general and administrative expenses (including those to be allocated to us by Memorial Resource) to be approximately $5.0 million for the twelve months ending June 30, 2012. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement.”

As is common with publicly traded partnerships and in order to maintain operational flexibility, we will conduct our operations through subsidiaries. We will initially have one direct subsidiary, Memorial Production Operating LLC, a Delaware limited liability company that will conduct business itself and through any subsidiaries that it may form or acquire.

Summary of Conflicts of Interest and Fiduciary Duties

Our general partner has a legal duty to manage us in a manner beneficial to the holders of our common and subordinated units. This legal duty originates in statutes and judicial decisions and is commonly referred to as a “fiduciary duty.” However, the officers and directors of our general partner also have a fiduciary duty to manage the business of our general partner in a manner beneficial to its owner, which is Memorial

Resource. The officers and directors of Memorial Resource, in turn, have a fiduciary duty to manage Memorial Resource’s business in a manner beneficial to its owners, which are the Funds. Memorial Resource, the Funds, and their respective affiliates (including NGP) each manage, own, and hold assets and investments in other entities that compete or may compete with us. Additionally, certain of our general partner’s executive officers and directors will continue to have economic interests, investments and other economic incentives in affiliates of the Funds. As a result of these relationships, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its owners and affiliates, on the other hand. For example, our general partner is entitled to make determinations that affect our ability to generate the cash flows necessary to make cash distributions to our unitholders, including determinations related to:

•	purchases and sales of oil and natural gas properties and other acquisitions and dispositions, including whether to pursue acquisitions that are also suitable for Memorial Resource, the Funds or their affiliates;

•	the manner in which our business is operated;

•	the level of our borrowings;

•	the amount, nature and timing of our capital expenditures; and

•	the amount of cash reserves necessary or appropriate to satisfy our general and administrative expenses, other expenses and debt service requirements, and to otherwise provide for the proper conduct of our business.

These determinations will have an effect on the amount of cash distributions we make to the holders of our units, which in turn has an effect on whether our general partner receives incentive cash distributions. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, please read “Risk Factors — Risks Inherent in an Investment in Us” and “Conflicts of Interest and Fiduciary Duties.”

Delaware law provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by the general partner to the limited partners and the partnership. Our partnership agreement limits the liability of our general partner and reduces the fiduciary duties it owes to holders of our common and subordinated units. Our partnership agreement also restricts the remedies available to holders of our common units for actions that might otherwise constitute a breach of the fiduciary duties that our general partner owes to our unitholders. By purchasing a common unit, unitholders agree to be bound by the terms of our partnership agreement and, pursuant to the terms of our partnership agreement, are treated as having consented to various actions contemplated in our partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under Delaware law. Please read “Conflicts of Interest and Fiduciary Duties — Fiduciary Duties” for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to our unitholders.

Additionally, neither our partnership agreement nor the omnibus agreement contains any restrictions on the ability of Memorial Resource, the Funds, or any of their respective affiliates (including NGP and its affiliates’ portfolio investments) to compete with us. None of Memorial Resource, the Funds or any of their respective affiliates (including NGP) is under any obligation to offer properties or refer acquisitions or other opportunities to us.

The Offering

Common units offered hereby	common units or common units if the underwriters exercise in full their option to purchase additional common units.

Units outstanding after this offering	common units and subordinated units, representing % and %, respectively, limited partner interests in us ( common units and subordinated units, representing % and %, respectively, limited partner interests in us if the underwriters exercise in full their option to purchase additional common units). The general partner will own general partner units, or general partner units if the underwriters exercise their option to purchase additional common units in full, in each case representing a 0.1% general partner interest in us.

Use of proceeds	We intend to use the estimated net proceeds of approximately $ million from this offering, based upon the assumed initial public offering price of $ per common unit (the midpoint of the price range set forth on the cover of this prospectus), after deducting underwriting discounts, structuring fees and expenses, together with borrowings of approximately $130.0 million under our new revolving credit facility, to purchase the Partnership Properties from Memorial Resource and to pay fees and expenses associated with this offering and our formation transactions. We will use any net proceeds from the exercise of the underwriters’ option to purchase additional common units to repay additional indebtedness under our new revolving credit facility. Please read “Use of Proceeds.”

Cash distributions	We expect to make a minimum quarterly distribution of $ per unit per quarter on all common, subordinated and general partner units ($ per unit on an annualized basis) to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We refer to this cash as “available cash,” and it is defined in our partnership agreement included in this prospectus as Appendix A. Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption “Our Cash Distribution Policy and Restrictions on Distributions.” For the first quarter that we are publicly traded, we will pay our unitholders a prorated distribution covering the period from the completion of this offering through , 2011, based on the actual length of that period.

Assuming our general partner maintains its 0.1% general partner interest in us, our partnership agreement requires us to distribute all of our available cash each quarter in the following manner during the subordinated period:

• first, 99.9% to the holders of common units and 0.1% to our general partner, until each common unit has received the minimum quarterly distribution of $ plus any arrearages from prior quarters;

• second, 99.9% to the holders of subordinated units and 0.1% to our general partner, until each subordinated unit has received the minimum quarterly distribution of $ ; and

• third, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until each unit has received a distribution of $ .

If cash distributions to our unitholders exceed $ per common and subordinated unit in any quarter, our general partner will receive, in addition to distributions on its general partner interest, increasing percentages, up to 24.9%, of the cash we distribute in excess of that amount. We refer to these distributions as “incentive distributions.” Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

At the closing of this offering, the Funds will hold non-voting membership interests in our general partner that will entitle them to collectively receive 50% of any cash distributions made or common units issued to our general partner in respect of our incentive distribution rights. All other interests in our general partner will be owned by Memorial Resource. Please read “Certain Relationships and Related Party Transactions — Amended and Restated Limited Liability Company Agreement of Memorial Production Partners GP LLC.”

Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail in “Our Cash Distribution Policy and Restrictions on Distributions.”

Pro forma cash available for distribution generated during the year ended December 31, 2010 was approximately $46.4 million, which would have been sufficient to allow us to pay the full minimum quarterly distribution on our common units, general partner units and subordinated units during that period (assuming the underwriters exercise in full their option to purchase additional common units).

Pro forma cash available for distribution during the twelve months ended March 31, 2011 was approximately $40.6 million, which would have been sufficient to allow us to pay the full minimum quarterly distribution on our common units and general partner units, and a quarterly distribution of $ on our subordinated units, during that period (assuming the underwriters exercise in full their option to purchase additional common units).

The amount of available cash we need to pay the minimum quarterly distribution for four quarters on our common units, general partner units and subordinated units to be outstanding immediately after this offering is approximately $ million (or an average of approximately $ million per quarter). Please read “Our Cash Distribution Policy and Restrictions on Distributions.”

We believe, based on our financial forecast and related assumptions included in “Our Cash Distribution Policy and Restrictions on Distributions — Estimated Adjusted EBITDA for the Twelve Months Ending June 30, 2012,” that we will have sufficient available cash to pay the aggregate minimum quarterly distribution of $ million on all of our common units, general partner units and subordinated units for the twelve months ending June 30, 2012. However, we do not have a legal obligation to pay distributions at our minimum quarterly distribution rate or at any other rate except as provided in our partnership agreement, and there is no guarantee that we will make quarterly cash distributions to our unitholders. Please read “Our Cash Distribution Policy and Restrictions on Distributions.”

Subordinated units	Memorial Resource will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that, in any quarter during the subordination period, the subordinated units are entitled to receive the minimum quarterly distribution only after the common units have received their minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Accordingly, holders of subordinated units may receive a smaller distribution than holders of common units or no distribution at all. Subordinated units will not accrue arrearages.

The subordination period will begin on the closing date of this offering and will extend until the first business day of any quarter after , 2014 that we have earned and paid from operating surplus, in the aggregate, distributions on each outstanding common unit, subordinated unit, and general partner unit equaling or exceeding the minimum quarterly distribution payable for a period of twelve consecutive quarters immediately preceding such date.

The subordination period will also end if our general partner is removed other than for cause, provided that no subordinated or common units held by the holders of the subordinated units or their affiliates are voted in favor of such removal.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis and all common units thereafter will no longer be entitled to arrearages.

Early conversion of subordinated units	If we have earned and paid from operating surplus at least $ (125% of the minimum quarterly distribution) on each outstanding common unit, subordinated unit and general partner unit, and the related distribution on the incentive distribution rights, for each quarter in any four-quarter period ending on or after , 2012, all of the outstanding subordinated units will convert into common units at the end of such period.

Issuance of additional units	We can issue an unlimited number of additional units, including units that are senior to the common units in right of distributions, liquidation and voting, on terms and conditions determined by our general partner, without the approval of our unitholders. Please read “Units Eligible for Future Sale” and “The Partnership Agreement — Issuance of Additional Securities.”

Limited voting rights	Our general partner will manage us and operate our business. Unlike stockholders of a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding common and subordinated units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, Memorial Resource and its affiliates will own an aggregate of approximately % of our outstanding common and subordinated units (or % of our outstanding common and subordinated units if the underwriters exercise their option to purchase additional common units in full) and will therefore be able to prevent the removal of our general partner. Please read “The Partnership Agreement — Limited Voting Rights.”

Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a purchase price not less than the then-current market price of the common units, as calculated pursuant to the terms of our partnership agreement. Upon the consummation of this offering, Memorial Resource will own approximately % of our outstanding common units (or % of our outstanding common units if the underwriters exercise their option to purchase additional common units in full) and 100% of our subordinated units. Please read “The Partnership Agreement — Limited Call Right.”

Estimated ratio of taxable income to distributions	We estimate that if our unitholders own the common units purchased in this offering through the record date for distributions for the period ending , such unitholders will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than % of the cash distributed to such unitholders with respect to that period. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Ratio of Taxable Income to Distributions” for information regarding the bases for this estimate.

Material tax consequences	For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Tax Consequences.”

Agreement to be bound by the partnership agreement	By purchasing a common unit, you will be admitted as a unitholder of our partnership and will be deemed to have agreed to be bound by all of the terms of our partnership agreement.

Listing and trading symbol	We intend to apply to list our common units on the NASDAQ Global Market under the symbol “MEMP.”

Summary Historical and Pro Forma Financial Data

We were formed in April 2011 and do not have historical financial operating results. The following table shows summary historical financial data of our predecessor, which consists of the combined financial data of BlueStone Natural Resources Holdings, LLC, certain oil and natural gas properties owned by Classic Hydrocarbons Holdings, L.P. and for periods after April 8, 2011, certain oil and natural gas properties of WHT Energy Partners LLC, and unaudited pro forma combined financial data of Memorial Production Partners LP, for the periods and as of the dates presented. Due to the factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Historical and Pro Forma Financial and Operating Data — Pro Forma Results of Operations — Factors Affecting the Comparability of the Pro Forma Results of Our Partnership to the Historical Financial Results of Our Predecessor,” our future results of operations will not be comparable to the historical results of our predecessor.

The summary historical combined financial data as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010 are derived from the audited historical combined financial statements of our predecessor included elsewhere in this prospectus. The summary historical combined financial data as of March 31, 2010 and 2011 and for the three months ended March 31, 2010 and 2011 are derived from the unaudited historical combined financial statements of our predecessor included elsewhere in this prospectus.

The summary unaudited pro forma financial data as of March 31, 2011 and for the three months ended March 31, 2011 and the year ended December 31, 2010 are derived from the unaudited pro forma combined financial statements of Memorial Production Partners LP included elsewhere in this prospectus. The pro forma adjustments have been prepared as if certain transactions, which have been completed or which will be effected prior to or in connection with the closing of this offering, had taken place on March 31, 2011, in the case of the unaudited pro forma balance sheet, or as of January 1, 2010, in the case of the unaudited pro forma statements of operations. These transactions include:

•	adjustments to reflect the acquisitions of oil and natural gas properties consummated in June 2010, April 2011, and May 2011 by our predecessor;

•	the contribution by Memorial Resource and certain of its subsidiaries, including our predecessor, to us of the Partnership Properties in exchange for common units, subordinated units and $ million in cash and the issuance to our general partner of general partner units, representing a 0.1% general partner interest in us, and all of our incentive distribution rights;

•	the issuance and sale by us to the public of common units in this offering and the application of the net proceeds as described in “Use of Proceeds”; and

•	our borrowing of approximately $130.0 million under our new $ million revolving credit facility and the application of the net proceeds as described in “Use of Proceeds.” If the net proceeds from this offering increase or decrease, then our borrowing under our new revolving credit facility would correspondingly decrease or increase, respectively.

You should read the following table in conjunction with “— Our Partnership Structure and Formation Transactions,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical combined financial statements of our predecessor and the unaudited pro forma combined financial statements of Memorial Production Partners LP included elsewhere in this prospectus. Among other things, those historical and unaudited pro forma combined financial statements include more detailed information regarding the basis of presentation for the following information.

The following table presents Adjusted EBITDA, which we use in evaluating the liquidity of our business. This financial measure is not calculated or presented in accordance with generally accepted accounting principles, or GAAP. We explain this measure below and reconcile it to net cash from operating activities, its most directly comparable financial measure calculated and presented in accordance with GAAP.

						Memorial Production
						Partners LP
	Our Predecessor					Pro Forma
							Three
							Months
				Three Months Ended		Year Ended	Ended
	Year Ended December 31,			March 31,		December 31,	March 31,
	2008	2009	2010	2010	2011	2010	2011
				(Unaudited)		(Unaudited)
	(In thousands)

Statement of Operations Data:
Revenues:
Oil and natural gas sales	$49,313	$24,541	$37,308	$7,879	$11,641	$87,762	$20,648
Other income	622	319	1,433	67	103	1,404	99

Total revenues	49,935	24,860	38,741	7,946	11,744	89,166	20,747
Costs and expenses:
Lease operating	8,843	11,207	13,974	2,220	5,170	23,052	6,685
Exploration	374	2,690	39	—	—	36	—
Production and ad valorem taxes	3,127	1,464	2,112	509	693	7,387	1,703
Depreciation, depletion and amortization	12,353	15,226	20,066	4,352	4,450	34,772	7,026
Impairment of proved oil and natural gas properties	14,166	3,480	11,800	1,691	—	9,509	—
General and administrative	3,835	4,811	6,116	1,108	1,474	5,819	1,399
Accretion	224	320	663	64	210	1,072	276
(Gain) loss on derivative instruments	(9,815)	(10,834)	(10,264)	(6,636)	703	(10,264)	703
Gain on sale of properties	(7,395)	(7,851)	(1)	—	(8)	—	—
Other, net	—	304	890	—	—	890	—

Total costs and expenses	25,712	20,817	45,395	3,308	12,692	72,273	17,792
Operating income (loss)	24,223	4,043	(6,654)	4,638	(948)	16,893	2,955
Interest expense	(3,138)	(2,937)	(4,438)	(606)	(1,035)	(4,365)	(1,092)
Income (loss) before income taxes	$21,085	$1,106	$(11,092)	$4,032	$(1,983)	$12,528	$1,863

Income tax expense	—	—	(225)	—	—	(225)	—

Net income (loss)	$21,085	$1,106	$(11,317)	$4,032	$(1,983)	$12,303	$1,863

Cash Flow Data:
Net cash provided by operating activities	$32,838	$12,672	$20,288	$3,935	$2,999
Net cash (used in) investing activities	(45,547)	(24,947)	(116,687)	(10,601)	(7,898)
Net cash provided by financing activities	11,619	15,989	96,756	9,434	1,375
Other Financial Data:
Adjusted EBITDA	$33,971	$24,340	$23,239	$5,042	$5,602	$59,608	$12,155

					Memorial
					Production
					Partners LP
	Our Predecessor				Pro Forma
	Year Ended December 31,			As of March 31,	As of March 31,
	2008	2009	2010	2011	2011
				(Unaudited)	(Unaudited)
				(In thousands)

Balance Sheet Data:
Working capital	$(966)	$9,494	$4,116	$2,490	$1,318
Total assets	145,529	146,153	248,540	245,042	435,107
Total debt	62,536	61,784	115,428	112,584	130,000
Partners’ capital	54,576	72,988	105,801	108,039	278,543

Non-GAAP Financial Measure

We include in this prospectus the non-GAAP financial measure Adjusted EBITDA and provide our calculation of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net cash provided by operating activities, our most directly comparable financial measure calculated and presented in accordance with GAAP. We define Adjusted EBITDA as net income (loss):

•	Plus:

•	Interest expense, including realized and unrealized losses on interest rate derivative contracts;

•	Income tax expense;

•	Depreciation, depletion and amortization;

•	Impairment of goodwill and long-lived assets (including oil and natural gas properties);

•	Accretion of asset retirement obligations;

•	Unrealized losses on commodity derivative contracts;

•	Losses on sale of assets and other, net;

•	Unit-based compensation expenses;

•	Exploration costs; and

•	Other non-routine items that we deem appropriate.

•	Less:

•	Interest income;

•	Income tax benefit;

•	Unrealized gains on commodity derivative contracts;

•	Gains on sale of assets and other, net; and

•	Other non-routine items that we deem appropriate.

We expect that we will be required to comply with certain Adjusted EBITDA-related metrics under our new revolving credit facility.

Adjusted EBITDA will be used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess:

•	our operating performance as compared to that of other companies and partnerships in our industry, without regard to financing methods, capital structure or historical cost basis; and

•	the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, and make distributions on our units.

In addition, our management will use Adjusted EBITDA to evaluate actual cash flow available to pay distributions to our unitholders, develop existing reserves, or acquire additional oil and natural gas properties.

Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents our calculation of Adjusted EBITDA. The table below further presents a reconciliation of Adjusted EBITDA to net cash flows provided by operating activities, our most directly comparable GAAP financial measure, for each of the periods indicated.

Calculation of Adjusted EBITDA

						Memorial Production
						Partners LP
	Our Predecessor					Pro Forma
						Year	Three
						Ended	Months
				Three Months Ended		December	Ended
	Year Ended December 31,			March 31,		31,	March 31,
	2008	2009	2010	2010	2011	2010	2011
				(Unaudited)		(Unaudited)
	(In thousands)

Net income (loss)	$21,085	$1,106	$(11,317)	$4,032	$(1,983)	$12,303	$1,863
Interest expense	3,138	2,937	4,438	606	1,035	4,365	1,092
Income tax expense	—	—	225	—	—	225	—
Depreciation, depletion and amortization	12,353	15,226	20,066	4,352	4,450	34,772	7,026
Impairment	14,166	3,480	11,800	1,691	—	9,509	—
Accretion of asset retirement obligations	224	320	663	64	210	1,072	276
Unrealized (gains) losses on derivative instruments	(9,974)	6,432	(2,674)	(5,703)	1,898	(2,674)	1,898
Gain on sale of properties	(7,395)	(7,851)	(1)	—	(8)	—	—
Unit-based compensation expense	—	—	—	—	—	—	—
Exploration costs	374	2,690	39	—	—	36	—

Adjusted EBITDA	$33,971	$24,340	$23,239	$5,042	$5,602	$59,608	$12,155

Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA

	Our Predecessor
				Three Months Ended
	Year Ended December 31,			March 31,
	2008	2009	2010	2010	2011
				(Unaudited)
	(In thousands)

Net cash provided by operating activities	$32,838	$12,672	$20,288	$3,935	$2,999
Changes in working capital	(1,979)	8,840	(742)	561	1,653
Interest expense	3,138	2,937	4,438	606	1,035
Amortization of deferred financing fees	(26)	(109)	(745)	(60)	(85)

Adjusted EBITDA	$33,971	$24,340	$23,239	$5,042	$5,602

Summary Reserve and Pro Forma Operating Data

The following tables present summary data with respect to our estimated net proved oil and natural gas reserves and pro forma operating data as of the dates presented.

The reserve estimates attributable to the Partnership Properties at December 31, 2010 presented in the table below are based on the following: (1) approximately 53% of the estimated proved reserve volumes are based on a reserve report relating to our South Texas properties prepared by the independent petroleum engineers of NSAI; (2) approximately 35% of the estimated proved reserve volumes are based on evaluations relating to certain of our East Texas properties prepared by Memorial Resource’s internal reserve engineers and audited by NSAI; and (3) the remaining approximately 12% of the estimated proved reserve volumes are based on a reserve report relating to certain of our East Texas properties prepared by the independent petroleum engineers of Miller and Lents. All of these reserve estimates were prepared in accordance with the SEC’s rules regarding oil and natural gas reserve reporting that are currently in effect. The following tables also contain certain summary unaudited information regarding production and sales of oil and natural gas with respect to such properties.

Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Properties — Oil and Natural Gas Data and Operations — Properties — Estimated Proved Reserves” and the reserve report and reserve audit report summaries included in this prospectus in evaluating the material presented below. The summaries of our reserve reports are included as Appendices C, D and E of this prospectus.

Reserve Data

Partnership
Properties as of
December 31,
2010

Estimated Proved Reserves
Oil (MBbls)	2,002
NGLs (MBbls)	4,502
Natural gas (MMcf)	285,676

Total (MMcfe)(1)	324,697
Proved developed (MMcfe)	264,572
Proved undeveloped (MMcfe)	60,125
Proved developed reserves as a percentage of total proved reserves	81%
Standardized measure (in millions)(2)(3)	$359.2
Oil and Natural Gas Prices(4)
Oil — WTI Posting (Plains) per Bbl	$75.96
Natural gas — NYMEX–Henry Hub per MMBtu	$4.38

(1)	Determined using a ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs based on an approximate energy equivalency. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

(2)	Standardized measure is the present value of estimated future net revenues to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC without giving effect to non-property related expenses, such as general and administrative expenses, interest and income tax expenses, or to depreciation, depletion and amortization. The future cash flows are discounted using an annual discount rate of 10%. Because we are a limited partnership, we are generally not subject to federal income taxes and thus make no provision for federal income taxes in the calculation of our standardized measure. Standardized measure does not give effect to derivative transactions. We expect to hedge a substantial portion of our future estimated production from total proved producing reserves. For a description of our expected commodity derivative contracts, please read “Management’s Discussion and

Analysis of Financial Condition and Results of Operations — Pro Forma Liquidity and Capital Resources — Commodity Derivative Contracts.”

(3)	Because we are subject to Texas margin tax, our standardized measure was negatively impacted by $5.0 million.

(4)	Our estimated net proved reserves and related standardized measure were determined using index prices for oil and natural gas, without giving effect to derivative contracts, held constant throughout the life of the properties. These prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead.

Pro Forma Operating Data

	Memorial Production
	Partners LP
	Pro Forma
		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2010	2011
	(Unaudited)

Production and operating data:
Net production volumes:
Oil (MBbls)	107	28
NGLs (MBbls)	272	56
Natural gas (MMcf)	16,713	3,897

Total (MMcfe)	18,985	4,399
Average net production (MMcfe/d)	52	49
Average sales price:(1)
Oil (per Bbl)	$74.35	$90.11
NGLs (per Bbl)	$37.41	$43.76
Natural gas (per Mcf)	$4.17	$4.02
Average price per Mcfe	$4.62	$4.69
Average unit costs per Mcfe:
Lease operating expenses	$1.21	$1.52
Production and ad valorem taxes	$0.39	$0.39
General and administrative expenses	$0.31	$0.32
Depreciation, depletion and amortization	$1.83	$1.60

(1)	Prices do not include the effects of derivative cash settlements.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a business similar to ours. Prospective unitholders should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline and our unitholders could lose all or part of their investment.

Risks Related to Our Business

We may not have sufficient cash to pay the minimum quarterly distribution on our common units, following the establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates.

We may not have sufficient available cash each quarter to pay the minimum quarterly distribution of $      per unit or any other amount.

Under the terms of our partnership agreement, the amount of cash available for distribution will be reduced by our operating and administrative expenses and the amount of any cash reserves established by our general partner to provide for future operations, future capital expenditures, including acquisitions of additional oil and natural gas properties, future debt service requirements and future cash distributions to our unitholders. We intend to reserve a portion of our cash generated from operations to develop our oil and natural gas properties and to acquire additional oil and natural gas properties to maintain and grow our oil and natural gas reserves.

The amount of cash we actually generate will depend upon numerous factors related to our business that may be beyond our control, including, among other things, the risks described in this section. In addition, the actual amount of cash that we will have available for distribution to our unitholders will depend on other factors, including:

•	the amount of oil, natural gas and NGLs we produce;

•	the prices at which we sell our oil, natural gas and NGL production;

•	the effectiveness of our commodity price hedging strategy;

•	the costs of developing, producing and transporting our oil and natural gas assets, including costs attributable to governmental regulation and taxation;

•	the level of our capital expenditures, including scheduled and unexpected maintenance expenditures;

•	the cost of acquisitions;

•	our ability to borrow funds, whether under our new revolving credit facility or otherwise, and to access capital markets;

•	prevailing economic conditions;

•	sources of cash used to fund acquisitions;

•	debt service requirements and restrictions on distributions contained in our new revolving credit facility or future debt agreements and other liabilities;

•	interest payments;

•	fluctuations in our working capital needs;

•	timing and collectability of receivables;

•	governmental regulations and taxation;

•	the amount of our operating expense and general and administrative expenses, including reimbursements to Memorial Resource in respect of those expenses;

•	the amount of cash reserves (which we expect to be substantial) established by our general partner for the proper conduct of our business and for capital expenditures to maintain our production levels over the long-term; and

•	other business risks affecting our cash levels.

As a result of these factors, the amount of cash we distribute to our unitholders may fluctuate significantly from quarter to quarter and may be less than the minimum quarterly distribution that we expect to distribute. For a description of additional restrictions and factors that may affect our ability to make cash distributions to our unitholders, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

Further, the amount of cash we have available for distribution depends primarily on our cash flow, including cash from financial reserves and working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses for financial accounting purposes and may not make cash distributions during periods when we record net income for financial accounting purposes.

If the underwriters exercise their option to purchase additional common units in full, we would not have generated sufficient available cash on a pro forma basis to have paid the minimum quarterly distribution on our subordinated units for the twelve months ended March 31, 2011.

If we had completed the formation transactions contemplated in this prospectus and the acquisition of all of the Partnership Properties on April 1, 2010, our unaudited pro forma available cash generated during the twelve months ended March 31, 2011 would have been approximately $40.6 million. As a result, assuming the underwriters exercise their option to purchase additional common units in full, this amount would have been sufficient to make a cash distribution for the twelve months ended March 31, 2011 at the minimum quarterly distribution of $      per unit per quarter on all of our common units and general partner units, but only a quarterly distribution of $      on all of our subordinated units during that period. For a calculation of our ability to have made distributions to our unitholders based on our pro forma results of operations for the twelve months ended March 31, 2011, please read “Our Cash Distribution Policy and Restrictions on Distributions — Unaudited Pro Forma Available Cash for the Year Ended December 31, 2010 and Twelve Months Ended March 31, 2011.”

The assumptions underlying the forecast of cash available for distribution that we include in “Our Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and are subject to significant business, economic, financial, legal, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated.

The forecast of cash available for distribution set forth in “Our Cash Distribution Policy and Restrictions on Distributions” includes our forecast of our results of operations, Adjusted EBITDA and cash available for distribution for the twelve months ending June 30, 2012. Our ability to pay the full minimum quarterly distribution in the forecast period is based on a number of assumptions that may not prove to be correct and that are discussed in “Our Cash Distribution Policy and Restrictions on Distributions.” Our financial forecast has been prepared by management, and we have neither received nor requested an opinion or report on it from our or any other independent auditor. Furthermore, the forecasted results of operations, Adjusted EBITDA and cash available for distribution are in part based on our reserve reports, which reflect assumptions about development, production, oil and natural gas prices and capital expenditures, and other assumptions about expenses, borrowings and other matters that are inherently uncertain and are subject to significant business, economic, financial, legal, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated. If any of the assumptions underlying our forecast prove to be inaccurate, our actual results may differ materially from those set forth in our estimates, and we may be unable to pay all or part of the minimum quarterly distribution on our common units, subordinated units or general partner units, in which event the market price of our common units may decline materially.

Our estimated oil and natural gas reserves will naturally decline over time, and it is unlikely that we will be able to sustain distributions at the level of our minimum quarterly distribution without making accretive acquisitions or substantial capital expenditures that maintain our asset base.

Our future oil and natural gas reserves, production volumes, cash flow and ability to make distributions to our unitholders depend on our success in developing and exploiting our current reserves efficiently and finding or acquiring additional recoverable reserves economically. Based on our reserve reports, the average decline rate for our existing proved developed producing reserves is approximately 9% for 2011, approximately 9% compounded average decline for the subsequent four years and approximately 8% thereafter. Actual decline rates may vary from these projected decline rates. We may be unable to develop, find or acquire additional reserves to replace our current and future production at acceptable costs, which would adversely affect our business, financial condition and results of operations and reduce cash available for distribution to our unitholders.

We will need to make substantial capital expenditures to maintain our asset base, which will reduce our cash available for distribution. For example, we plan to spend approximately $9.2 million for capital expenditures for the twelve months ending June 30, 2012 based on our reserve reports, which amount spent annually we believe will also enable us to maintain our targeted average net production from our assets of 49 MMcfe/d through December 31, 2015. We may use the reserved cash to reduce indebtedness until we make the capital expenditures. Over a longer period of time, if we do not set aside sufficient cash reserves or make sufficient expenditures to maintain our asset base, we will be unable to pay distributions at the minimum quarterly distribution from cash generated from operations and would therefore expect to reduce our distributions. If our reserves decrease and we do not reduce our distribution, then a portion of the distribution may be considered a return of part of a unitholder’s investment in us as opposed to a return on his investment. If we do not make sufficient growth capital expenditures, we will be unable to sustain our business operations and would therefore expect to reduce our distributions to our unitholders. We have not forecasted any growth capital expenditures for the twelve months ending June 30, 2012, based on our reserve reports.

None of the proceeds of this offering will be used to maintain or grow our asset base or be reserved for future distributions.

None of the proceeds of this offering will be used to maintain or grow our asset base, which may be necessary to cover future distributions to our unitholders, and none of the proceeds will be reserved for future distributions to our unitholders. The proceeds of this offering, together with borrowings under our new revolving credit facility, will be used as partial consideration for the Partnership Properties, which will be contributed to us by Memorial Resource at the closing of this offering.

Our acquisition and development operations will require substantial capital expenditures, and we expect to fund these capital expenditures using cash generated from our operations, additional borrowings or the issuance of additional partnership interests, or some combination thereof, which could adversely affect our ability to pay distributions at the then-current distribution rate or at all.

The oil and natural gas industry is capital intensive. We expect to make substantial growth capital expenditures in our business for the development, production and acquisition of oil and natural gas reserves. These expenditures will reduce the amount of cash available for distribution to our unitholders. We intend to finance our future growth capital expenditures with cash flows from operations, borrowings under our new revolving credit facility and the issuance of debt and equity securities.

Our cash flows from operations and access to capital are subject to a number of variables, including:

•	our estimated proved oil and natural gas reserves;

•	the amount of oil, natural gas and NGL we produce;

•	the prices at which we sell our production;

•	the costs of developing, producing and transporting our oil and natural gas assets, including costs attributable to governmental regulation and taxation;

•	our ability to acquire, locate and produce new reserves;

•	fluctuations in our working capital needs;

•	interest payments and debt service requirements;

•	prevailing economic conditions;

•	the ability and willingness of banks to lend to us; and

•	our ability to access the equity and debt capital markets.

The use of cash generated from operations to fund growth capital expenditures will reduce cash available for distribution to our unitholders. If the borrowing base under our new revolving credit facility or our revenues decrease as a result of lower oil or natural gas prices, operating difficulties, declines in estimated reserves or production or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. If additional capital is needed to fund our growth capital expenditures, our ability to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering and the covenants in our new revolving credit facility, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control.

Our failure to obtain the funds for necessary future growth capital expenditures could have a material adverse effect on our business, results of operations, financial condition and ability to pay distributions to our unitholders. Even if we are successful in obtaining the necessary funds, the terms of such financings could limit our ability to pay distributions to our unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional partnership interests may result in significant unitholder dilution, thereby increasing the aggregate amount of cash required to maintain the then-current distribution rate, which could adversely affect our ability to pay distributions to our unitholders at the then-current distribution rate or at all.

Oil and natural gas prices are very volatile, and a decline in oil or natural gas prices will cause a decline in our cash flow from operations, which could cause us to reduce our distributions or cease paying distributions altogether.

The oil and natural gas markets are very volatile, and we cannot predict future oil and natural gas prices. Prices for oil and natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control, such as:

•	regional, domestic and foreign supply and perceptions of supply of oil and natural gas;

•	the level of demand and perceptions of demand for oil and natural gas;

•	weather conditions, seasonal trends and the occurrence of natural disasters;

•	anticipated future prices of oil and natural gas and other commodities;

•	overall domestic and global economic conditions;

•	political and economic conditions in oil and natural gas producing countries globally, including terrorist attacks, civil unrest, political demonstrations, mass strikes or additional outbreaks of armed hostilities or other crises and threats, escalation of military activity in response to such activities or acts of war;

•	actions of the Organization of the Petroleum Exporting Countries, or OPEC, and other state-controlled oil companies relating to oil price and production controls;

•	the effect of increasing liquefied natural gas, or LNG, deliveries to and exports from the United States;

•	the impact of the U.S. dollar exchange rates on oil and natural gas prices;

•	technological advances affecting energy supply and energy consumption;

•	domestic and foreign governmental regulations and taxation;

•	the impact of energy conservation efforts;

•	the proximity, capacity, cost and availability of oil and natural gas pipelines and other transportation facilities;

•	the availability of refining capacity; and

•	the price and availability of alternative fuels.

In the past, oil and natural gas prices have been extremely volatile, and we expect this volatility to continue. For example, for the five years ended December 31, 2010, the NYMEX–WTI oil price ranged from a high of $145.29 per Bbl to a low of $31.41 per Bbl, while the NYMEX–Henry Hub natural gas price ranged from a high of $13.31 per MMBtu to a low of $1.83 per MMBtu. Such volatility, particularly in natural gas prices, may affect our amount of net estimated proved reserves and will affect the standardized measure of discounted future net cash flows of our net estimated proved reserves. Because 88% of our estimated proved reserves as of December 31, 2010 are natural gas, we are acutely sensitive to changes in natural gas prices.

Natural gas prices are closely linked to supply of natural gas and consumption patterns in the United States of the electric power generation industry and certain industrial and residential patterns where natural gas is the principal fuel. The domestic natural gas industry continues to face concerns of oversupply due to the success of new plays and continued drilling in these plays, despite lower natural gas prices, to meet drilling commitments.

Our revenue, profitability and cash flow depend upon the prices of and demand for oil and natural gas, and a drop in prices can significantly affect our financial results and impede our growth. In particular, declines in commodity prices will:

•	limit our ability to enter into hedging contracts at attractive prices;

•	reduce the value and quantities of our reserves, because declines in oil and natural gas prices would reduce the amount of oil and natural gas that we can economically produce;

•	reduce the amount of cash flow available for capital expenditures;

•	limit our ability to borrow money or raise additional capital; and

•	impair our ability to pay distributions to our unitholders.

If we raise our distribution levels in response to increased cash flow during periods of relatively high commodity prices, we may not be able to sustain those distribution levels during subsequent periods of lower commodity prices.

An increase in the differential between the NYMEX or other benchmark prices of oil and natural gas and the wellhead price we receive for our production could significantly reduce our cash available for distribution and adversely affect our financial condition.

The prices that we receive for our oil and natural gas production sometimes reflect a discount to the relevant benchmark prices, such as NYMEX, that are used for calculating hedge positions. The difference between the benchmark price and the price we receive is called a basis differential. Increases in the basis differential between the benchmark prices for oil and natural gas and the wellhead price we receive could significantly reduce our cash available for distribution to our unitholders and adversely affect our financial condition. We do not have or plan to have any commodity derivative contracts covering the amount of the basis differentials we experience in respect of our production. As such, we will be exposed to any increase in such differentials, which could adversely affect our results of operations.

Future commodity price declines, increased capital costs, changes in well performance, delays in asset development or deterioration of drilling results may result in a write-down of our asset carrying values, which could adversely affect our results of operations.

The value of our assets depend substantially on oil and natural gas prices. Declines in these prices as well as increases in development costs, changes in well performance, delays in asset development or deterioration of drilling results may result in our having to make substantial downward adjustments to our estimated proved reserves, and accounting rules may require us to write down, as a non-cash charge to earnings, the carrying value of our oil and natural gas properties for impairments. We capitalize costs to acquire, find and develop our oil and natural gas properties under the successful efforts accounting method. If net capitalized costs of our oil and natural gas properties exceed fair value, we must charge the amount of the excess to earnings. Such a charge would not impact cash flow from operating activities, but it would reduce partners’ equity on our balance sheet. We review the carrying value of our properties annually and at any time when events or circumstances indicate a review is necessary, based on estimated prices as of the end of the reporting period. The carrying value of oil and natural gas properties is computed on a field-by-field basis. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. It is possible that declines in commodity prices could prompt an impairment in the future, which could adversely affect our results of operations in the period incurred.

Our hedging strategy may be ineffective in removing the impact of commodity price volatility from our cash flows, which could result in financial losses or could reduce our income, which may adversely affect our ability to pay distributions to our unitholders.

Memorial Resource will contribute to us at the closing of this offering, and we expect to enter into in the future commodity derivative contracts for a significant portion of our estimated production from total proved developed producing reserves that could result in both realized and unrealized hedging losses. We also expect to adopt a hedging policy designed to reduce the impact to our cash flows from commodity price volatility. Under this policy, we intend to enter into commodity derivative contracts covering approximately 65% to 85% of our estimated production from total proved developed producing reserves over a three-to-five year period at any given point of time. We may, however, from time to time hedge more or less than this approximate range. Our hedging strategy and future hedging transactions will be determined at the discretion of our general partner, which is not under any obligation to enter into commodity derivative contracts covering any specific portion of our production. We expect that our new revolving credit facility, will, among other things, limit the amount of commodity derivative contracts we can enter into.

The prices at which we enter into commodity derivative contracts covering our production in the future will be dependent upon oil and natural gas prices at the time we enter into these transactions, which may be substantially higher or lower than current or future oil and natural gas prices. Accordingly, our price hedging strategy may not protect us from significant declines in oil and natural gas prices received for our future production. Conversely, our hedging strategy may limit our ability to realize incremental cash flows from commodity price increases.

Our hedging activities could result in cash losses, could reduce our cash available for distributions and may limit potential gains.

Many of the derivative contracts to which we will be a party will require us to make cash payments to the extent the applicable index exceeds a predetermined price, thereby limiting our ability to realize the benefit of increases in oil and natural gas prices. If our actual production and sales for any period are less than our hedged production and sales for that period (including reductions in production due to operational delays) or if we are unable to perform our drilling activities as planned, we might be forced to satisfy all or a portion of our hedging obligations without the benefit of the cash flow from our sale of the underlying physical commodity, which may materially impact our liquidity.

Our hedging transactions expose us to counterparty credit risk.

Our hedging transactions expose us to risk of financial loss if a counterparty fails to perform under a derivative contract. Disruptions in the financial markets could lead to sudden changes in a counterparty’s liquidity, which could impair its ability to perform under the terms of the derivative contract. We are unable to predict sudden changes in a counterparty’s creditworthiness or ability to perform under contracts with us. Even if we do accurately predict sudden changes, our ability to mitigate that risk may be limited depending upon market conditions.

Our estimated proved reserves and future production rates are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our estimated reserves.

Numerous uncertainties are inherent in estimating quantities of oil and natural gas reserves and future production. It is not possible to measure underground accumulations of oil or natural gas in an exact way. Oil and natural gas reserve engineering is complex, requiring subjective estimates of underground accumulations of oil and natural gas and assumptions concerning future oil and natural gas prices, future production levels and operating and development costs. In estimating our level of oil and natural gas reserves, we and our independent reserve engineers make certain assumptions that may prove to be incorrect, including assumptions relating to:

•	the level of oil and natural gas prices;

•	future production levels;

•	capital expenditures;

•	operating and development costs;

•	the effects of regulation;

•	the accuracy and reliability of the underlying engineering and geologic data; and

•	the availability of funds.

If these assumptions prove to be incorrect, our estimates of proved reserves, the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery and our estimates of the future net cash flows from our estimated proved reserves could change significantly. For example, if the prices used in our reserve reports had been $10.00 less per barrel for oil and $1.00 less per MMBtu for natural gas, then the standardized measure of our estimated proved reserves as of that date on a pro forma basis, excluding the effects of our commodity derivative contracts, would have decreased by $127.2 million, from $359.2 million to $232.0 million.

Our standardized measure is calculated using unhedged natural gas, oil and NGL prices and is determined in accordance with the rules and regulations of the SEC. Over time, we may make material changes to reserve estimates to take into account changes in our assumptions and the results of actual development and production.

The reserve estimates we make for wells or fields that do not have a lengthy production history are less reliable than estimates for wells or fields with lengthy production histories. A lack of production history may contribute to inaccuracy in our estimates of proved reserves, future production rates and the timing of development expenditures.

The standardized measure of our estimated proved reserves is not necessarily the same as the current market value of our estimated proved oil and natural gas reserves.

The standardized measure of our estimated proved reserves is not necessarily the same as the current market value of our estimated proved oil and natural gas reserves. We base the estimated discounted future net cash flows from our estimated proved reserves on prices and costs in effect as of the date of the estimate.

However, actual future net cash flows from our oil and natural gas properties also will be affected by factors such as:

•	the actual prices we receive for natural gas, oil and NGLs;

•	our actual operating costs in producing natural gas, oil and NGLs;

•	the amount and timing of actual production;

•	the amount and timing of our capital expenditures;

•	the supply of and demand for natural gas, oil and NGLs; and

•	changes in governmental regulations or taxation.

The timing of both our production and our incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from estimated proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows in compliance with Accounting Standards Codification 932, “Extractive Activities — Oil and Gas,” may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general.

Developing and producing oil and natural gas are costly and high-risk activities with many uncertainties that could adversely affect our financial condition or results of operations and, as a result, our ability to pay distributions to our unitholders.

The cost of developing, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a well. Our efforts will be uneconomical if we drill dry holes or wells that are productive but do not produce as much oil and natural gas as we had estimated. Furthermore, our development and production operations may be curtailed, delayed or canceled as a result of other factors, including:

•	high costs, shortages or delivery delays of rigs, equipment, labor or other services;

•	composition of sour natural gas, including sulfur and mercaptan content;

•	unexpected operational events and conditions;

•	reductions in oil and natural gas prices;

•	increases in severance taxes;

•	adverse weather conditions and natural disasters;

•	facility or equipment malfunctions and equipment failures or accidents, including acceleration of deterioration of our facilities and equipment due to the highly corrosive nature of sour natural gas;

•	title problems;

•	pipe or cement failures, casing collapses or other downhole failures;

•	compliance with ever-changing environmental and other governmental requirements;

•	environmental hazards, such as natural gas leaks, oil spills, salt water spills, pipeline ruptures and discharges of toxic gases;

•	lost or damaged oilfield development and service tools;

•	unusual or unexpected geological formations and pressure or irregularities in formations;

•	loss of drilling fluid circulation;

•	fires, blowouts, surface craterings and explosions;

•	uncontrollable flows of oil, natural gas or well fluids;

•	loss of leases due to incorrect payment of royalties; and

•	other hazards, including those associated with sour natural gas such as an accidental discharge of hydrogen sulfide gas, that could also result in personal injury and loss of life, pollution and suspension of operations.

If any of these factors were to occur with respect to a particular field, we could lose all or a part of our investment in the field, or we could fail to realize the expected benefits from the field, either of which could materially and adversely affect our revenue and cash available for distribution to our unitholders.

Additionally, drilling, transportation and processing of hydrocarbons bear an inherent risk of loss of containment. Potential consequences include loss of reserves, loss of production, loss of economic value associated with the affected wellbore, contamination of soil, ground water, and surface water, as well as potential fines, penalties or damages associated with any of the foregoing consequences.

Many of our properties are in areas that may have been partially depleted or drained by offset wells.

Many of our properties are in areas that may have already been partially depleted or drained by earlier offset drilling. The owners of leasehold interests lying contiguous or adjacent to or adjoining any of our properties could take actions, such as drilling additional wells, that could adversely affect our operations. When a new well is completed and produced, the pressure differential in the vicinity of the well causes the migration of reservoir fluids towards the new wellbore (and potentially away from existing wellbores). As a result, the drilling and production of these potential locations could cause a depletion of our proved reserves, and may inhibit our ability to further exploit and develop our reserves.

Our expectations for future development activities are planned to be realized over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of such activities.

We have identified drilling, recompletion and development locations and prospects for future drilling, recompletion and development. These drilling, recompletion and development locations represent a significant part of our future drilling and enhanced recovery opportunity plans. Our ability to drill, recomplete and develop these locations depends on a number of factors, including the availability of capital, seasonal conditions, regulatory approvals, negotiation of agreements with third parties, commodity prices, costs, the generation of additional seismic or geological information, the availability of drilling rigs, and drilling results. Because of these uncertainties, we cannot be certain of the timing of these activities or that they will ultimately result in the realization of estimated proved reserves or meet our expectations for success. As such, our actual drilling and enhanced recovery activities may materially differ from our current expectations, which could have a significant adverse effect on our estimated reserves, financial condition and results of operations.

Shortages of rigs, equipment and crews could delay our operations and reduce our cash available for distribution to our unitholders.

Higher oil and natural gas prices generally increase the demand for rigs, equipment and crews and can lead to shortages of, and increasing costs for, development equipment, services and personnel. Shortages of, or increasing costs for, experienced development crews and oil field equipment and services could restrict Memorial Resource’s ability to drill the wells and conduct the operations that it currently has planned relating to the fields where the Partnership Properties are located. Any delay in the development of new wells or a significant increase in development costs could reduce our revenues and reduce our cash available for distribution to our unitholders.

If we do not make acquisitions on economically acceptable terms, our future growth and ability to pay or increase distributions will be limited.

Our ability to grow and to increase distributions to our unitholders depends in part on our ability to make acquisitions that result in an increase in available cash per unit. We may be unable to make such acquisitions because we are:

•	unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with their owners;

•	unable to obtain financing for such acquisitions on economically acceptable terms; or

•	outbid by competitors.

If we are unable to acquire properties containing estimated proved reserves, our total level of estimated proved reserves will decline as a result of our production, and we will be limited in our ability to increase or possibly even to maintain our level of cash distributions to our unitholders.

Any acquisitions we complete will be subject to substantial risks that could reduce our ability to make distributions to unitholders.

Even if we do make acquisitions that we believe will increase available cash per unit, these acquisitions may nevertheless result in a decrease in available cash per unit. Any acquisition involves potential risks, including, among other things:

•	mistaken assumptions about estimated proved reserves, future production, revenues, capital expenditures, operating expenses and costs, including synergies;

•	an inability to successfully integrate the assets or businesses we acquire;

•	a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

•	a significant increase in our interest expense or financial leverage if we incur additional debt to finance acquisitions;

•	the assumption of unknown liabilities, losses or costs for which we are not indemnified or for which any indemnity we receive is inadequate;

•	the diversion of management’s attention from other business concerns;

•	mistaken assumptions about the overall cost of equity or debt;

•	an inability to hire, train or retain qualified personnel to manage and operate our growing business and assets;

•	facts and circumstances that could give rise to significant cash and certain non-cash charges; and

•	customer or key employee losses at the acquired businesses.

Further, we may in the future expand our operations into new geographic areas with operating conditions and a regulatory environment that may not be as familiar to us as our existing core operating areas. As a result, we may encounter obstacles that may cause us not to achieve the expected results of any such acquisitions, and any adverse conditions, regulations or developments related to any assets acquired in new geographic areas may have a negative impact on our operations and financial condition.

Our decision to acquire a property will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic data and other information, the results of which are often inconclusive and subject to various interpretations. Our reviews of acquired properties are inherently incomplete because it generally is not feasible to perform an in-depth review of the individual properties involved in each acquisition, given time constraints imposed by sellers. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken.

If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of funds and other resources to such acquisitions.

If our acquisitions do not generate the expected increases in available cash per unit, our ability to make distributions to our unitholders could be reduced.

Adverse developments in our operating areas would reduce our ability to make distributions to our unitholders.

Our properties are located in South and East Texas. An adverse development in the oil and natural gas business of these geographic areas, such as in our ability to attract and retain field personnel, could have an impact on our results of operations and cash available for distribution to our unitholders.

We may experience a financial loss if Memorial Resource is unable to sell, or receive payment for, a significant portion of our oil and natural gas production.

Under our omnibus agreement, Memorial Resource will handle sales of our natural gas, oil and NGL production on our behalf, which will depend upon the demand for natural gas, oil and NGLs from potential purchasers of our production.

In recent years, a number of energy marketing and trading companies have discontinued their marketing and trading operations, which has significantly reduced the number of potential purchasers for our production. This reduction in potential customers has reduced overall market liquidity. If any one or more of our significant customers reduces the volume of oil and natural gas production it purchases and other customers to sell those volumes to are unable to be found, then the volume of our production sold on our behalf could be reduced, and we could experience a material decline in cash available for distribution.

In addition, a failure by any of these companies, or any purchasers of our production, to perform their payment obligations to us could have a material adverse effect on our results of operation. To the extent that purchasers of our production rely on access to the credit or equity markets to fund their operations, there could be an increased risk that those purchasers could default in their contractual obligations to us. If for any reason we were to determine that it was probable that some or all of the accounts receivable from any one or more of the purchasers of our production were uncollectible, we would recognize a charge in the earnings of that period for the probable loss and could suffer a material reduction in our liquidity and ability to make distributions to our unitholders.

We may be unable to compete effectively with larger companies, which may adversely affect our ability to generate sufficient revenue to allow us to pay distributions to our unitholders.

The oil and natural gas industry is intensely competitive with respect to acquiring prospects and productive properties, marketing oil and natural gas, and securing equipment and trained personnel. Many of our competitors are large independent oil and natural gas companies and other publicly traded limited partnerships that possess and employ financial, technical and personnel resources substantially greater than ours and Memorial Resource’s. Those entities may be able to develop and acquire more properties than our financial or personnel resources permit. Our ability to acquire additional properties and to discover reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Many of our larger competitors not only drill for and produce oil and natural gas but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for oil and natural gas properties and evaluate, bid for and purchase a greater number of properties than our financial, technical or personnel resources permit. In addition, there is substantial competition for investment capital in the oil and natural gas industry. These larger companies may have a greater ability to continue development activities during periods of low oil and natural gas prices and to absorb the burden of present and future federal, state, local and other laws and regulations. Furthermore, we may not be able to aggregate sufficient quantities of production to compete with larger companies that are able to sell greater volumes of production to intermediaries, thereby reducing the realized prices attributable to our production. Any inability to compete effectively with larger companies could have a material adverse impact on our business activities, financial condition and results of operations and our ability to make distributions to our unitholders.

We may incur substantial additional debt to enable us to pay our quarterly distributions, which may negatively affect our ability to pay future distributions or execute our business plan.

We may be unable to pay the minimum quarterly distribution or the then-current distribution rate without borrowing under our new revolving credit facility or otherwise. If we borrow to pay distributions to our unitholders, we would be distributing more cash than we are generating from our operations on a current basis, which would mean that we are using a portion of our borrowing capacity under our new revolving credit facility, directly or indirectly, to pay distributions to our unitholders rather than to maintain or expand our operations. If we use borrowings to pay distributions to our unitholders for an extended period of time rather than to fund capital expenditures and other activities relating to our operations, we may be unable to maintain or grow our business. Such a curtailment of our business activities, combined with our payment of principal and interest on our future indebtedness incurred to pay these distributions, will reduce our cash available for distribution on our units and will have a material adverse effect on our business, financial condition and results of operations. If we borrow to pay distributions to our unitholders during periods of low commodity prices and commodity prices remain low, we may have to reduce our distribution to our unitholders to avoid excessive leverage.

Our future debt levels may limit our ability to obtain additional financing and pursue other business opportunities.

After giving effect to this offering and the formation transactions, we estimate that we would have had approximately $130.0 million of debt outstanding on a pro forma basis as of March 31, 2011. Following the consummation of this offering, we expect that we will have the ability to incur debt, including under our new revolving credit facility, subject to anticipated borrowing base limitations in our revolving credit facility. The level of our future indebtedness could have important consequences to us, including:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	covenants contained in our new revolving credit facility and future debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•	we may need a substantial portion of our cash flow to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to our unitholders; and

•	our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions to our unitholders, reducing or delaying business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital or bankruptcy protection. We may be unable to effect any of these remedies on satisfactory terms or at all, which may have an adverse effect on our ability to reduce cash distributions.

Our new revolving credit facility will have restrictions and financial covenants that may restrict our business and financing activities and our ability to pay distributions to our unitholders.

The operating and financial restrictions and covenants in our new revolving credit facility will, and any future financing agreements may, restrict our ability to finance future operations or capital needs or to engage, expand or pursue our business activities or to pay distributions to our unitholders. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pro Forma Liquidity and Capital Resources — New Revolving Credit Facility.” Our ability to comply with these restrictions and covenants is uncertain and will be affected by the levels of cash flow from our operations and other events or circumstances beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any provisions of our new revolving credit facility that are not cured or waived within the appropriate time periods provided in our revolving credit facility, a significant portion of our indebtedness may become immediately due and payable, our ability to make distributions to our unitholders will be inhibited and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our new revolving credit facility will be secured by substantially all of our assets, and if we are unable to repay our indebtedness under our new revolving credit facility, the lenders could seek to foreclose on our assets.

We anticipate that our new revolving credit facility will be reserve-based, and thus we will be permitted to borrow under our new revolving credit facility in an amount up to the borrowing base, which is primarily based on the estimated value of our oil and natural gas properties and our commodity derivative contracts as determined semi-annually by our lenders in their sole discretion. Our borrowing base will be subject to redetermination on a semi-annual basis based on an engineering report with respect to our estimated natural gas, oil and NGL reserves, which will take into account the prevailing natural gas, oil and NGL prices at such time, as adjusted for the impact of our commodity derivative contracts. In the future, we may be unable to access sufficient capital under our new revolving credit facility as a result of (i) a decrease in our borrowing base due to a subsequent borrowing base redetermination, or (ii) an unwillingness or inability on the part of our lenders to meet their funding obligations.

A future decline in commodity prices could result in a redetermination that lowers our borrowing base in the future and, in such case, we could be required to repay any indebtedness in excess of the borrowing base, or we could be required to pledge other oil and natural gas properties as additional collateral. We do not anticipate having any substantial unpledged properties, and we may not have the financial resources in the future to make any mandatory principal prepayments required under our new revolving credit facility. Additionally, we anticipate that if, at the time of any distribution, our borrowings equal or exceed the maximum percentage allowed of the then-specified borrowing base, we will not be able to pay distributions to our unitholders in any such quarter without first making the required repayments of indebtedness under our new revolving credit facility.

Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.

There are a variety of operating risks inherent in our wells and other operating properties and facilities, such as leaks, explosions, mechanical problems and natural disasters, all of which could cause substantial financial losses. Any of these or other similar occurrences could result in the disruption of our operations, substantial repair costs, personal injury or loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial revenue losses. The location of our wells and other operating properties and facilities near populated areas, including residential areas, commercial business centers and industrial sites, could significantly increase the level of damages resulting from these risks.

Insurance against all operational risk is not available to us. We are not fully insured against all risks, including development and completion risks that are generally not recoverable from third parties or insurance. In addition, pollution and environmental risks generally are not fully insurable. Additionally, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. Losses could, therefore, occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. Moreover, insurance may not be available in the future at commercially reasonable costs and on commercially reasonable terms. Changes in the insurance markets due to weather, adverse economic conditions, and the aftermath of the Macondo well incident in the Gulf of Mexico have made it more difficult for us to obtain certain types of coverage. As a result, we may not be able to obtain the levels or types of insurance we would otherwise have obtained prior to these market changes, and we cannot be sure the insurance coverage we do obtain will contain large deductibles or fail to cover certain hazards or cover all potential losses. Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our unitholders.

Our business depends in part on pipelines, gathering systems and processing facilities owned by others. Any limitation in the availability of those facilities could interfere with our ability to market our oil and natural gas production and could harm our business.

The marketability of our oil and natural gas production depends in part on the availability, proximity and capacity of pipelines and other transportation methods, gathering systems and processing facilities owned by third parties. The amount of oil and natural gas that can be produced and sold is subject to curtailment in certain circumstances, such as pipeline interruptions due to scheduled and unscheduled maintenance, excessive pressure, physical damage or lack of contracted capacity on such systems. Our access to transportation options can also be affected by U.S. federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand. The curtailments arising from these and similar circumstances may last from a few days to several months. In many cases, we are provided only with limited, if any, notice as to when these circumstances will arise and their duration. Any significant curtailment in gathering system or transportation or processing facility capacity could reduce our ability to market our oil and natural gas production and harm our business.

The operation of our properties is largely dependent on the ability of Memorial Resource’s employees.

The continuing production from a property, and to some extent the marketing of production, is dependent upon the ability of the operators of our properties. Memorial Resource will operate substantially all of the Partnership Properties, either directly as operator or, where we are the operator of record, on our behalf. As of December 31, 2010, we operate 41%, Memorial Resource operates 53% and third parties operate 6% of the wells and properties in which we have interests. As a result, the success and timing of drilling and development activities on such properties, depend upon a number of factors, including:

•	the nature and timing of drilling and operational activities;

•	the timing and amount of capital expenditures;

•	Memorial Resource’s or the operators’ expertise and financial resources;

•	the approval of other participants in such properties; and

•	the selection and application of suitable technology.

If Memorial Resource or the applicable third party operator is unable to conduct drilling and development activities on our properties on a timely basis, we may be unable to increase our production or offset normal production declines, or we will be required to write off the estimated proved reserves attributable thereto, any of which may adversely affect our production, revenues and results of operations and our cash available for distribution. Any such write-offs of our reserves could reduce our ability to borrow money and could adversely impact our ability to pay distributions on the common units.

Where we are operator of the wells located on our properties, our operations will be generally governed by operating agreements if any third party has interests in these properties, which agreements typically require the operator to conduct operations in a good and workmanlike manner. For the wells located on our properties that Memorial Resource or a third party is the operator, the operator will generally not be a fiduciary with respect to us or our unitholders. As an owner of working interests in properties not operated by us, we will generally have a cause of action for damages arising from a breach of the operator’s duty.

Our historical and pro forma financial information may not be representative of our future performance.

The historical financial information included in this prospectus is derived from our predecessor’s historical financial statements for periods prior to our initial public offering. Our predecessor’s historical financial statements were prepared in accordance with GAAP and reflect certain assets and operations that will not be included in our partnership and exclude certain assets and operations that will be included in our partnership. Accordingly, the historical financial information included in this prospectus does not reflect what our results of operations and financial condition would have been had we been a public entity during the periods presented, or what our results of operations and financial condition will be in the future.

In preparing the unaudited pro forma financial information included in this prospectus, we have made adjustments to our predecessor’s historical financial information based upon currently available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the items discussed in our unaudited pro forma financial statements and related notes. The estimates and assumptions used in the calculation of the pro forma financial information in this prospectus may be materially different from our actual experience as a public entity. Accordingly, the pro forma financial information included in this prospectus does not purport to represent what our results of operations would actually have been had the transactions that are reflected in our unaudited pro forma financial statements actually taken place, nor does it represent what our results of operations would have been had we operated as a public entity during the periods presented. The pro forma financial information also does not purport to represent what our results of operations and financial condition will be in the future, nor does the unaudited pro forma financial information give effect to any events other than those discussed in our unaudited pro forma financial statements and related notes.

We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting our operations.

Our oil and natural gas development and production operations are subject to complex and stringent laws and regulations. To conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. We may incur substantial costs in order to maintain compliance with these existing laws and regulations. In addition, our costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to our operations.

Our business is subject to federal, state and local laws and regulations as interpreted and enforced by governmental authorities possessing jurisdiction over various aspects of the exploration for, and production and processing of, oil and natural gas. Failure to comply with such laws and regulations, as interpreted and enforced, could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our unitholders. Please read “Business and Properties — Environmental Matters and Regulation” and “Business and Properties — Other Regulation of the Oil and Natural Gas Industry” for a description of the laws and regulations that affect us.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the oil and natural gas that we produce.

On April 2, 2007, the U.S. Supreme Court ruled, in Massachusetts, et al. v. EPA, that the federal Clean Air Act definition of “pollutant” includes carbon dioxide and other greenhouse gases, or GHGs, and, therefore, the U.S. Environmental Protection Agency, or EPA, has the authority to regulate carbon dioxide emissions from automobiles. Thereafter, on December 15, 2009, the EPA published its findings that emissions of carbon dioxide, or CO2, methane, and other GHGs present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climate changes. These findings allowed the EPA to adopt and implement regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. The EPA subsequently adopted two sets of regulations under the existing Clean Air Act that would require a reduction in emissions of GHGs from motor vehicles and certain stationary sources to obtain permits and employ technologies to reduce GHG emissions. The EPA published the motor vehicle final rule in May 2010 and it became effective January 2011 and applies to vehicles manufactured in model years 2012-2016. The EPA adopted the stationary source rule in May 2010, and it also became effective January 2011, applying first to the largest emitters of GHGs and providing the potential for application to smaller emitters in later years. Both rules remain the subject of several lawsuits filed by industry groups in the U.S. Court of Appeals for the District of Columbia Circuit. Additionally, the EPA requires reporting of GHG emissions from certain emission sources. In October 2009, the EPA published a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the U.S., including natural gas liquids fractionators and local natural gas/distribution companies, beginning in 2011 for emissions occurring in 2010. Furthermore, in November 2010, the EPA expanded its existing GHG reporting rule to include onshore oil and natural gas production, processing, transmission, storage, and distribution facilities. The final rule, which may be applicable to many of our facilities, will require reporting of GHG emissions from such facilities on an annual basis, with reporting beginning in 2012 for emissions occurring in 2011. In June 2009, the U.S. House of Representatives passed the American Clean Energy and Security (ACES) Act that, among other things, would have established a cap-and-trade system to regulate greenhouse gas emissions and would have required an 80% reduction in GHG emissions from sources within the United States between 2012 and 2050. The ACES Act did not pass the Senate, however, and so was not enacted by the 111th Congress. The United States Congress is likely to consider again a climate change bill in the future. In addition, almost one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions or major producers of fuels to acquire and surrender emission allowances, with the number of allowances available for purchase reduced each year until the overall GHG emission reduction goal is achieved. The adoption of any legislation or regulations that requires reporting of GHGs or otherwise limits emissions of GHGs from our equipment and operations could require us to incur costs to monitor and report on GHG emissions or reduce emissions of GHGs associated with our operations, and such requirements also could adversely affect demand for the oil and natural gas that we produce. Please read “Business and Properties — Environmental Matters and Regulation.”

Our operations are subject to environmental and operational safety laws and regulations that may expose us to significant costs and liabilities.

Our oil and natural gas development and production operations are subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment, health and safety aspects of our operations, or otherwise relating to environmental protection. These laws and regulations may impose numerous obligations applicable to our operations including the acquisition of a permit before conducting regulated drilling activities; the restriction of types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of drilling activities on certain lands lying within wilderness, wetlands and other protected areas; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from our operations. Numerous governmental authorities, such as the EPA, and analogous state agencies have the power to enforce compliance with these laws and regulations and the permits issued under them, often requiring difficult and costly compliance or corrective actions. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of our operations. In addition, we may experience delays in obtaining or be unable to obtain required permits, which may delay or interrupt our operations and limit our growth and revenue.

There is inherent risk of incurring significant environmental costs and liabilities in the performance of our operations due to our handling of petroleum hydrocarbons and wastes, because of air emissions and wastewater discharges related to our operations, and as a result of historical industry operations and waste disposal practices. Under certain environmental laws and regulations, we could be subject to joint and several strict liability for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination or if the operations were in compliance with all applicable laws at the time those actions were taken. Private parties, including the owners of properties upon which our wells are drilled and facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal, also may have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property or natural resource damages. In addition, the risk of accidental spills or releases could expose us to significant liabilities that could have a material adverse effect on our business, financial condition or results of operations. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste control, handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to attain and maintain compliance and may otherwise have a material adverse effect on our own results of operations, competitive position or financial condition. We may not be able to recover some or any of these costs from insurance. Please read “Business and Properties — Environmental Matters and Regulation” for more information.

The third parties on whom we rely for gathering and transportation services are subject to complex federal, state and other laws that could adversely affect the cost, manner or feasibility of conducting our business.

The operations of the third parties on whom we rely for gathering and transportation services are subject to complex and stringent laws and regulations that require obtaining and maintaining numerous permits, approvals and certifications from various federal, state and local government authorities. These third parties may incur substantial costs in order to comply with existing laws and regulations. If existing laws and regulations governing such third-party services are revised or reinterpreted, or if new laws and regulations become applicable to their operations, these changes may affect the costs that we pay for such services. Similarly, a failure to comply with such laws and regulations by the third parties on whom we rely could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our unitholders. Please read “Business and Properties — Environmental Matters and Regulation” and “Business and Properties — Other Regulation of the Oil and Natural Gas Industry” for a description of the laws and regulations that affect the third parties on whom we rely.

The recent adoption of derivatives legislation by the U.S. Congress could have an adverse effect on our ability to use derivative contracts to reduce the effect of commodity price, interest rate and other risks associated with our business.

The U.S. Congress recently adopted comprehensive financial reform legislation that establishes federal oversight and regulation of the over-the-counter derivatives market and entities that participate in that market. The Commodity Futures Trading Commission, or the CFTC, has also proposed regulations to set position limits for certain futures and option contracts in the major energy markets, although it is not possible at this time to predict whether or when the CFTC will adopt those rules or include comparable provisions in its rulemaking under the new legislation. The financial reform legislation may require us to comply with margin requirements and with certain clearing and trade-execution requirements, although the application of those provisions to us is uncertain at this time. The financial reform legislation may also require the counterparties to our derivative contracts to spin off some of their derivatives contracts to a separate entity, which may not be as creditworthy as the current counterparty. The new legislation and any new regulations could significantly increase the cost of derivative contracts (including through requirements to post collateral), materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivative contracts, and increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures and fund unitholder distributions. Finally, the legislation was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity contracts related to oil and natural gas. Our revenues could therefore be adversely affected if a consequence of the legislation and regulations is to lower commodity prices. Any of these consequences could have a material adverse effect on us, our financial condition, and our results of operations.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Hydraulic fracturing is a process used by oil and natural gas exploration and production operators in the completion of certain oil and natural gas wells whereby water, sand and chemicals are injected under pressure into subsurface formations to stimulate natural gas and, to a lesser extent, oil production. This process is typically regulated by state oil and natural gas agencies and has not been subject to federal regulation. However, due to concerns that hydraulic fracturing may adversely affect drinking water supplies, the EPA has commenced a study of the potential adverse effects that hydraulic fracturing may have on water quality and public health, and a committee of the U.S. House of Representatives has commenced its own investigation into hydraulic fracturing practices. Additionally, legislation has been introduced in the U.S. Congress to amend the federal Safe Drinking Water Act to subject hydraulic fracturing processes to regulation under that Act and to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. If enacted, such a provision could require hydraulic fracturing activities to meet permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting and recordkeeping requirements and meet plugging and abandonment requirements.

In unrelated oil spill legislation being considered by the U.S. Senate in the aftermath of the April 2010 Macondo well release in the Gulf of Mexico, Senate Majority Leader Harry Reid has added a requirement that natural gas drillers disclose the chemicals they pump into the ground as part of the hydraulic fracturing process. Disclosure of chemicals used in the fracturing process could make it easier for third parties opposing hydraulic fracturing to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. Adoption of legislation or of any implementing regulations placing restrictions on hydraulic fracturing activities could impose operational delays, increased operating costs and additional regulatory burdens on our exploration and production activities, which could make it more difficult to perform hydraulic fracturing, resulting in reduced amounts of oil and natural gas being produced, as well as increase our costs of compliance and doing business.

Increases in interest rates could adversely impact our unit price and our ability to issue additional equity and incur debt.

Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. Also, as with other yield-oriented securities, our unit price is impacted by the level of our cash distributions to our unitholders and the implied distribution yield. The distribution yield is often used by investors to compare and rank similar yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our common units, and a rising interest rate environment could have an adverse impact on our unit price, our ability to issue additional equity or incur debt, and the cost to us of any such issuance or incurrence.

Risks Inherent in an Investment in Us

Our general partner and its affiliates own a controlling interest in us and will have conflicts of interest with, and owe limited fiduciary duties to, us, which may permit them to favor their own interests to the detriment of our unitholders.

Our general partner will have control over all decisions related to our operations. Upon consummation of this offering, Memorial Resource will control an aggregate     % of our outstanding common units and all of

our subordinated units, and 100% of the voting membership interests in our general partner will be owned by Memorial Resource. The Funds, in turn, collectively own 100% of Memorial Resource. The directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to the owners of our general partner. However, certain directors and officers of our general partner are directors and/or officers of affiliates of our general partner (including Memorial Resource, the Funds and NGP), and certain of our general partner’s executive officers and directors will continue to have economic interests, investments and other economic incentives in the Funds and other NGP-affiliated entities. Conflicts of interest may arise in the future between our general partner and its affiliates (including Memorial Resource, the Funds and NGP), on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders and us. Please read “— Our partnership agreement limits our general partner’s fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.” These potential conflicts include, among others, the following situations:

•	neither our partnership agreement nor any other agreement requires Memorial Resource, the Funds or NGP to pursue a business strategy that favors us. The directors and officers of Memorial Resource, the Funds and their respective affiliates (including NGP) have a fiduciary duty to make decisions in the best interests of their respective equity holders, which may be contrary to our interests;

•	our general partner is allowed to take into account the interests of parties other than us, such as its owner, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

•	Memorial Resource, the Funds and their affiliates (including NGP) are not limited in their ability to compete with us, including with respect to future acquisition opportunities, and are under no obligation to offer assets to us. Please read “Conflicts of Interest and Fiduciary Duties — Conflicts of Interest — Memorial Resource, the Funds and other affiliates of our general partner will not be limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses”;

•	except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

•	many of the officers and directors of our general partner who will provide services to us will devote time to affiliates of our general partner, including Memorial Resource, the Funds, and/or NGP, and may be compensated for services rendered to such affiliates;

•	our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without such limitations, reductions, and restrictions, might constitute breaches of fiduciary duty. By purchasing common units, unitholders are consenting to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law;

•	our general partner determines the amount and timing of our drilling program and related capital expenditures, asset purchases and sales, borrowings, issuance of additional partnership interests, other investments, including investment capital expenditures in other partnerships with which our general partner is or may become affiliated, and the creation, reduction or increase of cash reserves, each of which can affect the amount of cash that is distributed to unitholders;

•	our general partner determines whether a cash expenditure is classified as a growth capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner, the amount of adjusted operating surplus in any given period and the ability of the subordinated units to convert into common units;

•	we and our general partner will enter into an omnibus agreement with Memorial Resource in connection with this offering, pursuant to which, among other things, Memorial Resource will operate our assets and perform other management, administrative, and operating services for us and our general partner;

•	our general partner is entitled to determine which costs, including allocated overhead, incurred by it and its affiliates, including Memorial Resource, are reimbursable by us, which will include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates;

•	our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

•	our partnership agreement permits us to classify up to $ million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or to our general partner in respect of the general partner interest or the incentive distribution rights;

•	our general partner decides whether to retain separate counsel, accountants, or others to perform services for us;

•	our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations;

•	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations and, in some circumstances, is entitled to be indemnified by us;

•	our general partner may exercise its limited right to call and purchase common units if it and its affiliates own more than 80% of the common units;

•	our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including Memorial Resource, the Funds and NGP; and

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Please read “Certain Relationships and Related Party Transactions” and “Conflicts of Interest and Fiduciary Duties.”

Memorial Resource, the Funds and other affiliates of our general partner will not be limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses.

Our partnership agreement provides that Memorial Resource and the Funds and their respective affiliates (including NGP and its affiliates’ portfolio investments) are not restricted from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, Memorial Resource and the Funds and their respective affiliates may acquire, develop or dispose of additional oil and natural gas properties or other assets in the future, without any obligation to offer us the opportunity to purchase or develop any of those assets.

NGP and the Funds are established participants in the oil and natural gas industry, and have resources greater than ours, which factors may make it more difficult for us to compete with them with respect to commercial activities as well as for potential acquisitions. As a result, competition from these affiliates could adversely impact our results of operations and cash available for distribution to our unitholders. Please read “Conflicts of Interest and Fiduciary Duties.”

Neither we nor our general partner have any employees and we will rely solely on the employees of Memorial Resource to manage our business. The management team of Memorial Resource, which includes the individuals who will manage us, will also perform substantially similar services for itself and will own and operate its own assets, and thus will not be solely focused on our business.

Neither we nor our general partner have any employees and we will rely solely on Memorial Resource to operate our assets. Upon consummation of this offering, we and our general partner will enter into an omnibus agreement with Memorial Resource, pursuant to which, among other things, Memorial Resource will agree to operate our assets and perform other management, administrative, and operating services for us and our general partner.

Memorial Resource will provide substantially similar activities with respect to its own assets and operations. Because Memorial Resource will be providing services to us that are substantially similar to those performed for itself, Memorial Resource may not have sufficient human, technical and other resources to provide those services at a level that Memorial Resource would be able to provide to us if it were solely focused on our business and operations. Memorial Resource may make internal decisions on how to allocate its available resources and expertise that may not always be in our best interest compared to Memorial Resource’s interests. There is no requirement that Memorial Resource favor us over itself in providing its services. If the employees of Memorial Resource and their affiliates do not devote sufficient attention to the management and operation of our business, our financial results may suffer and our ability to make distributions to our unitholders may be reduced.

Our predecessor has material weaknesses in its internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report our financial results could be adversely affected.

Prior to the completion of this offering, our predecessor has been a private entity with limited accounting personnel and other supervisory resources to adequately execute its accounting processes and address its internal control over financial reporting. In connection with our predecessor’s audit for the year ended December 31, 2010, our predecessor’s independent registered accounting firm identified and communicated material weaknesses related to lack of accounting personnel with sufficient technical accounting experience for certain significant or unusual transactions and lack of management review at the appropriate level for certain non-routine areas. A “material weakness” is a deficiency, or combination of deficiencies, in internal controls such that there is a reasonable possibility that a material misstatement of our predecessor’s financial statements will not be prevented, or detected in a timely basis. The lack of technical accounting experience and management review resulted in several audit adjustments to the financial statements for the year ended December 31, 2010, 2009, and 2008.

After the closing of this offering, our management team and financial reporting oversight personnel will be those of Memorial Resource and our predecessor, and thus, we may face the same material weaknesses described above.

Prior to the completion of our predecessor’s audit for the year ended December 31, 2010, Memorial Resource and our predecessor’s management began to implement new accounting processes and control procedures and also hired additional personnel.

While we have begun the process of evaluating the design and operation of our internal control over financial reporting, we are in the early phases of our review and will not complete our review until after this offering is completed. We cannot predict the outcome of our review at this time. During the course of the review, we may identify additional control deficiencies, which could give rise to significant deficiencies and other material weaknesses, in addition to the material weaknesses described above. Each of the material weaknesses described above could result in a misstatement of our accounts or disclosures that would result in a material misstatement of our annual or interim combined financial statements that would not be prevented or detected. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to remediate the material weaknesses described above or avoid potential future material weaknesses.

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded partnership, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a publicly traded partnership, we will need to implement additional internal controls, reporting systems and procedures and hire additional accounting, finance and legal staff.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting until the year following our first annual report required to be filed with the SEC. If it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to remedy or avoid material weaknesses or significant deficiencies in the future.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential unitholders could lose confidence in our financial reporting, which would harm our business and the trading price of our units.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our units.

Many of the directors and all of the officers who have responsibility for our management have significant duties with, and will spend significant time serving, entities that compete with us in seeking acquisitions and business opportunities and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

All of the officers of our general partner hold similar positions with Memorial Resource, and many of the directors of our general partner, who are responsible for managing our general partner’s direction of our operations and acquisition activities, hold positions of responsibility with other entities (including NGP-affiliated entities) that are in the business of identifying and acquiring oil and natural gas properties. For example, the Funds and their affiliates (including NGP) are in the business of investing in oil and natural gas companies with independent management teams that also seek to acquire oil and natural gas properties, and Memorial Resource is in the business of acquiring and developing oil and natural gas properties. Mr. Hersh, a director of our general partner, is the Chief Executive Officer of NGP Energy Capital Management and a managing partner of NGP; and Mr. Weinzierl, the President, Chief Executive Officer and Chairman of the board of directors of our general partner, was a managing director of NGP prior to assuming his current positions with Memorial Resource and our general partner and continues to hold ownership interests in the Funds and certain of their affiliates. After the closing of this offering, officers of our general partner will continue to devote significant time to the business of Memorial Resource. We cannot assure you that any conflicts that may arise between us and our unitholders, on the one hand, and Memorial Resource or the Funds, on the other hand, will be resolved in our favor. The existing positions held by these directors and officers may give rise to fiduciary duties that are in conflict with the fiduciary duties they owe to us. These officers and directors may become aware of business opportunities that may be appropriate for presentation to us as well as to the other entities with which they are or may become affiliated. Due to these existing and potential future affiliations, they may present potential business opportunities to other entities prior to presenting them to us, which could cause additional conflicts of interest. They may also decide that certain opportunities are more appropriate for other entities with which they are affiliated, and as a result, they may elect not to present them to us. For additional discussion of our management’s business affiliations and the potential conflicts of interest of which our unitholders should be aware, please read “Business and Properties — Our Principal Business Relationships” and “Conflicts of Interest and Fiduciary Duties.”

Cost reimbursements due to Memorial Resource and our general partner for services provided to us or on our behalf will be substantial and will reduce our cash available for distribution to our unitholders. The amount and timing of such reimbursements will be determined by our general partner.

Our partnership agreement requires us to reimburse our general partner and its affiliates for all actual direct and indirect expenses they incur or actual payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner or its affiliates in connection with operating our business, including overhead allocated to our general partner by its affiliates, including Memorial Resource. These expenses include salary, bonus, incentive compensation (including equity compensation) and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Prior to making distributions on our common units, we will reimburse our general partner and its affiliates for all such expenses. None of these reimbursements are capped. The reimbursements to Memorial Resource and our general partner will reduce the amount of cash otherwise available for distribution to our unitholders.

At the closing of this offering, we will enter into agreements with Memorial Resource and our general partner pursuant to which, among other things, we will make payments to Memorial Resource. These payments will be substantial and will reduce the amount of cash available for distribution to unitholders. These include the following:

•	an omnibus agreement pursuant to which, among other things, Memorial Resource will provide management, administrative and operating services for us and our general partner; and

•	a tax sharing agreement pursuant to which we will pay Memorial Resource (or its applicable affiliate(s)) our share of state and local income and other taxes for which our results are included in a combined or consolidated tax return filed by Memorial Resource or its applicable affiliate(s). It is possible that Memorial Resource or its applicable affiliate(s) may use its tax attributes to cause its combined or consolidated group, of which we may be a member for this purpose, to owe less or no tax. In such a situation, we would pay Memorial Resource or its applicable affiliate(s) the tax we would have owed had the tax attributes not been available or used for our benefit, even though Memorial Resource or its applicable affiliate(s) had no cash tax expense for that period. Currently, the Texas Margin tax (which has a maximum effective tax rate of 0.7% of federal gross income apportioned to Texas) is the only tax that will be included in a combined or consolidated tax return with Memorial Resource or its applicable affiliate(s).

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

Our general partner has the right (but not the obligation), at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (25%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following any reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash contribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units and general partner units. The number of common units to be issued to our general partner will be equal to that number of common units which would have entitled their holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. Our general partner will be issued the number of general partner units necessary to maintain our general partner’s interest in us that existed immediately prior to the reset election. We anticipate that our general partner would exercise this reset right (if at all) to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that our common unitholders would have otherwise received had we not issued new common units and general partner units to our general partner in connection with resetting the target distribution levels. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — General Partner’s Right to Reset Incentive Distribution Levels.”

Our unitholders who fail to furnish certain information requested by our general partner or who our general partner determines are not eligible citizens may not be entitled to receive distributions in kind upon our liquidation and their common units will be subject to redemption.

We have the right to redeem all of the units of any holder that is not an eligible citizen if we are or become subject to federal, state, or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest because of the nationality, citizenship or other related status of any limited partner. Our general partner may require any limited partner or transferee to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation. Furthermore, we have the right to redeem all of the common units and subordinated units of any holder that is not an eligible citizen or fails to furnish the requested information. Please read “The Partnership Agreement — Non-Citizen Assignees; Redemption.”

Common units held by persons who are non-taxpaying assignees will be subject to the possibility of redemption.

If our general partner determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on our ability to operate our assets or generate revenues from our assets, then our general partner may adopt such amendments to our partnership agreement as it determines are necessary or advisable to obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant) and permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on our ability to operate our assets or generate revenues from our assets or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. Please read “The Partnership Agreement — Non-Taxpaying Assignees; Redemption.”

Our unitholders have limited voting rights and are not entitled to elect our general partner or its board of directors. Memorial Resource, as owner of our general partner, will have the power to appoint and remove our general partner’s directors.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will not elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner will be appointed by Memorial Resource. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Our general partner will have control over all decisions related to our operations. Since, upon consummation of this offering, Memorial Resource will own our general partner, approximately     % of our outstanding common units, and all of our subordinated units, the other unitholders will not have an ability to influence any operating decisions and will not be able to prevent us from entering into any transactions. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders. However, our partnership agreement can be amended with the consent of our general partner and the approval of the holders of a majority of our outstanding common units (including common units held by Memorial Resource and its affiliates) after the subordination period has ended. Assuming we do not issue any additional common units and Memorial Resource does not transfer its common units, Memorial Resource will have the ability to amend our partnership agreement, including our policy to distribute all of our available cash to our unitholders, without the approval of any other unitholder once the subordination period ends. Furthermore, the goals and objectives of Memorial Resource and its affiliates that hold our common units relating to us may not be consistent with those of a majority of the other unitholders. Please read “— Our general partner and its affiliates own a controlling interest in us and will have conflicts of interest with, and owe limited fiduciary duties to, us, which may permit them to favor their own interests to the detriment of our unitholders.”

Our general partner will be required to deduct estimated maintenance capital expenditures from our operating surplus, which may result in less cash available for distribution to unitholders from operating surplus than if actual maintenance capital expenditures were deducted.

Maintenance capital expenditures are those capital expenditures required to maintain our long-term asset base, including expenditures to replace our oil and natural gas reserves (including non-proved reserves attributable to undeveloped leasehold acreage), whether through the development, exploitation and production of an existing leasehold or the acquisition or development of a new oil or natural gas property. Our partnership agreement requires our general partner to deduct estimated, rather than actual, maintenance capital expenditures from operating surplus in determining cash available for distribution from operating surplus. The amount of estimated maintenance capital expenditures deducted from operating surplus will be subject to review and change by our conflicts committee at least once a year. Our partnership agreement does not cap the amount of maintenance capital expenditures that our general partner may estimate. In years when our estimated maintenance capital expenditures are higher than actual maintenance capital expenditures, the amount of cash available for distribution to unitholders from operating surplus will be lower than if actual maintenance capital expenditures had been deducted from operating surplus. On the other hand, if our general partner underestimates the appropriate level of estimated maintenance capital expenditures, we will have more cash available for distribution from operating surplus in the short term but will have less cash available for distribution from operating surplus in future periods when we have to increase our estimated maintenance capital expenditures to account for the previous underestimation.

Our partnership agreement limits our general partner’s fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty laws. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, the exercise of its rights to transfer or vote the units it owns, the exercise of its registration rights and its determination whether or not to consent to any merger or consolidation involving us or to any amendment to the partnership agreement;

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner acting in good faith and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or must be “fair and reasonable” to us, as determined by our general partner in good faith. In determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	provides that in resolving conflicts of interest, it will be presumed that in making its decision our general partner’s board of directors or the conflicts committee of our general partner’s board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By purchasing a common unit, a unitholder will become bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties — Fiduciary Duties.”

Even if our unitholders are dissatisfied, they cannot remove our general partner without Memorial Resource’s consent.

The public unitholders will be unable initially to remove our general partner without Memorial Resource’s consent because Memorial Resource will own sufficient units upon completion of this offering to be able to prevent our general partner’s removal. The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class is required to remove our general partner. Upon consummation of this offering, Memorial Resource will own our general partner, approximately     % of our outstanding common

units (approximately     % if the underwriters exercise their option to purchase additional common units in full), and all of our subordinated units.

Control of our general partner and its incentive distribution rights may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of Memorial Resource from transferring all or a portion of its ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with their own choices and thereby influence the decisions made by the board of directors and officers in a manner that may not be aligned with the interests of our unitholders.

In addition, our general partner may transfer its incentive distribution rights to a third party at any time without the consent of our unitholders. If our general partner transfers its incentive distribution rights to a third party but retains its general partner interest, our general partner may not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time as it would if it had retained ownership of its incentive distribution rights.

We may not make cash distributions during periods when we record net income.

The amount of cash we have available for distribution to our unitholders depends primarily on our cash flow, including cash from reserves established by our general partner, working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions to our unitholders during periods when we record net losses and may not make cash distributions to our unitholders during periods when we record net income.

We may issue an unlimited number of additional units, including units that are senior to the common units, without unitholder approval, which would dilute unitholders’ ownership interests.

Our partnership agreement does not limit the number of additional common units that we may issue at any time without the approval of our unitholders. In addition, we may issue an unlimited number of units that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of additional common units or other equity interests of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of our common units may decline.

Our partnership agreement restricts the limited voting rights of unitholders, other than our general partner and its affiliates, owning 20% or more of our common units, which may limit the ability of significant unitholders to influence the manner or direction of management.

Our partnership agreement restricts unitholders’ limited voting rights by providing that any common units held by a person, entity or group that owns 20% or more of any class of common units then outstanding (other than our general partner, its affiliates, their transferees and persons who acquired such common units with the prior approval of the board of directors of our general partner) cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting unitholders’ ability to influence the manner or direction of management.

Once our common units are publicly traded, Memorial Resource may sell common units in the public markets, which sales could have an adverse impact on the trading price of the common units.

After the sale of the common units offered hereby, Memorial Resource will own an aggregate of     our outstanding common units and all of our subordinated units, which convert into common units at the end of the subordination period. Once our common units are publicly traded, the sale of these units, including common units issued upon the conversion of the subordinated units, in the public markets could have an adverse impact on the price of the common units or on any trading market that may develop.

Our general partner has a call right that may require common unitholders to sell their common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price that is the greater of (i) the highest cash price paid by either of our general partner or any of its affiliates for any common units purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those common units; and (ii) the average daily closing prices of our common units over the 20 days preceding the date three days before the date the notice is mailed. As a result, our unitholders may be required to sell their common units at an undesirable time or price and may not receive any return on their investment. Our unitholders also may incur a tax liability upon a sale of their common units. Upon consummation of this offering, Memorial Resource will own approximately     % of our outstanding common units and all of our subordinated units. For additional information about this call right, please read “The Partnership Agreement — Limited Call Right.”

If we distribute cash from capital surplus, which is analogous to a return of capital, our minimum quarterly distribution will be reduced proportionately.

Our cash distributions will be characterized as coming from either operating surplus or capital surplus. Operating surplus is defined in our partnership agreement, and generally means amounts we receive from operating sources, such as sale of our oil and natural gas production, less operating expenditures, such as production costs and taxes, and less estimated average capital expenditures, which are generally amounts we estimate we will need to spend in the future to maintain our production levels over the long term. Capital surplus is defined in our partnership agreement included in this prospectus as Appendix A, and generally would result from cash received from non-operating sources such as sales of properties and issuances of debt and equity interests. Cash representing capital surplus, therefore, is analogous to a return of capital. Distributions of capital surplus are made to our unitholders and our general partner in proportion to their percentage interests in us, or 99.9% to our unitholders and 0.1% to our general partner, and will result in a decrease in our minimum quarterly distribution. For a more detailed description of operating surplus, capital surplus and the effect of distributions from capital surplus, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Our unitholders’ liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. A unitholder could be liable for our obligations as if it was a general partner if:

•	a court or government agency determined that we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•	a unitholder’s right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

Please read “The Partnership Agreement — Limited Liability” for a discussion of the implications of the limitations of liability on a unitholder.

Our unitholders may have liability to repay distributions.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make distributions to unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to us are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of common units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to us that are known to such purchaser of common units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our partnership agreement.

Our unitholders may have limited liquidity for their common units, a trading market may not develop for the common units and our unitholders may be unable to resell their common units at the initial public offering price.

Prior to this offering, there has been no public market for the common units. After this offering, there will be publicly traded common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Our unitholders may not be able to resell their common units at or above the initial public offering price. Additionally, a lack of liquidity would likely result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units. All of the           common units that are issued to affiliates of our general partner, or     % of our outstanding common units, will be subject to resale restrictions under a 180-day lock-up agreement with the underwriters. Each of the lock-up agreements with the underwriters may be waived in the discretion of certain of the underwriters. Sales by affiliates of our general partner of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. In addition, we have agreed to provide registration rights to our general partner and its affiliates. Under our partnership agreement, our general partner and its affiliates have registration rights relating to the offer and sale of any units that they hold, subject to certain limitations.

If our common unit price declines after the initial public offering, our unitholders could lose a significant part of their investment.

The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units could be subject to wide fluctuations in response to a number of factors, most of which we cannot control, including:

•	changes in commodity prices;

•	changes in securities analysts’ recommendations and their estimates of our financial performance;

•	public reaction to our press releases, announcements and filings with the SEC;

•	fluctuations in broader securities market prices and volumes, particularly among securities of oil and natural gas companies and securities of publicly traded limited partnerships and limited liability companies;

•	changes in market valuations of similar companies;

•	departures of key personnel;

•	commencement of or involvement in litigation;

•	variations in our quarterly results of operations or those of other oil and natural gas companies;

•	variations in the amount of our quarterly cash distributions to our unitholders;

•	future issuances and sales of our common units; and

•	changes in general conditions in the U.S. economy, financial markets or the oil and natural gas industry.

In recent years, the securities market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. Future market fluctuations may result in a lower price of our common units.

Because we are a relatively small company, the requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934 and the requirements of the Sarbanes-Oxley Act may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

We have no history operating as a publicly-traded company. As a public company with listed equity securities, we will need to comply with new laws, regulations and requirements, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC and the requirements of NASDAQ, with which we are not required to comply as a private company. Complying with these statutes, regulations and requirements will require a significant amount of time from our general partner’s board of directors and management and will significantly increase our legal and financial compliance costs and make such compliance more time-consuming and costly. We will need to:

•	institute a more comprehensive compliance function;

•	design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	comply with rules promulgated by NASDAQ;

•	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

•	establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

•	involve and retain to a greater degree outside counsel and accountants in the above activities; and

•	establish an investor relations function.

In addition, we also expect that being a public company subject to these rules and regulations will make it more difficult and expensive for our general partner to obtain director and officer liability insurance and we may be required to accept greater coverage than we desire or to incur substantial costs to obtain coverage.

These factors could also make it more difficult for our general partner to attract and retain qualified executive officers and qualified members to serve on its board of directors, particularly the audit committee of the board of directors. We have included $2.5 million of estimated incremental costs associated with being a publicly traded partnership in our financial forecast included elsewhere in this prospectus; however, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate.

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act of 2002 and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a public company, we will need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance and legal staff.

Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future and comply with the certification and reporting obligations under Sections 302 and 404 of the Sarbanes-Oxley Act. Further, our remediation efforts may not enable us to remedy or avoid material weaknesses or significant deficiencies in the future. Any failure to remediate material weaknesses or significant deficiencies and to develop or maintain effective controls, or any difficulties encountered in our implementation or improvement of our internal controls over financial reporting could result in material misstatements that are not prevented or detected on a timely basis, which could potentially subject us to sanctions or investigations by the SEC, NASDAQ or other regulatory authorities. Ineffective internal controls could also cause investors to lose confidence in our reported financial information.

Our unitholders will experience immediate and substantial dilution of $      per unit.

The assumed initial offering price of $      per common unit exceeds our pro forma net tangible book value after this offering of $      per common unit. Based on the assumed initial offering price of $      per common unit, our unitholders will incur immediate and substantial dilution of $      per common unit. This dilution will occur primarily because the assets contributed by affiliates of our general partner are recorded, in accordance with GAAP at their historical cost, and not their fair value. The impact of such dilution would be magnified upon any conversion of the incentive distribution rights into common units. Please read “Dilution.”

Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow our reserves and production.

Our partnership agreement provides that we will distribute all of our available cash each quarter. As a result, we may be dependent on the issuance of additional common units and other partnership securities and borrowings to finance our growth. A number of factors will affect our ability to issue securities and borrow money to finance growth, as well as the costs of such financings, including:

•	general economic and market conditions, including interest rates, prevailing at the time we desire to issue securities or borrow funds;

•	conditions in the oil and natural gas industry;

•	the market price of, and demand for, our common units;

•	our results of operations and financial condition; and

•	prices for oil and natural gas.

NASDAQ does not require a publicly traded limited partnership like us to comply with certain of its corporate governance requirements.

We intend to list our common units on NASDAQ. Because we will be a publicly traded limited partnership, NASDAQ does not require us to have a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of NASDAQ corporate governance requirements. Please read “Management — Management of Memorial Production Partners LP.”

Tax Risks to Unitholders

In addition to reading the following risk factors, prospective unitholders should read “Material Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of our units.

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the IRS were to treat us as a corporation for federal income tax purposes, then our cash available for distribution to our unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in the units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe based on our current operations that we are or will be so treated, a change in our business (or a change in current law) could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35% and would likely pay state income tax at varying rates. Distributions to unitholders would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to unitholders. Because a tax would be imposed upon us as a corporation, our cash available for distribution to unitholders would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our units.

If we were subjected to a material amount of additional entity-level taxation by individual states, it would reduce our cash available for distribution to our unitholders.

Changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we are required to pay Texas franchise tax each year at a maximum effective rate of 0.7% of our gross income apportioned to Texas in the prior year. Imposition of any similar taxes by any other state may substantially reduce the cash available for distribution to our unitholders and, therefore, negatively impact the value of an investment in our units. Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to additional amounts of entity-level taxation for state or local income tax purposes, the minimum quarterly distribution amount and the target distribution levels may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our units may be modified by administrative, legislative or judicial interpretation at any time. For example, members of Congress have recently considered substantive changes to the existing federal income tax laws that would affect the tax treatment of certain publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our units.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal income tax purposes, the minimum quarterly distribution and the target distribution levels may be adjusted to reflect the impact of that law on us.

Certain U.S. federal income tax deductions currently available with respect to oil and natural gas exploration and production may be eliminated as a result of future legislation.

President Obama’s Proposed Fiscal Year 2012 Budget includes proposed legislation that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, or IDCs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to our unitholders and negatively impact the value of an investment in our units.

If the IRS contests any of the federal income tax positions we take, the market for our units may be adversely affected, and the costs of any IRS contest will reduce our cash available for distribution to our unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for our units and the price at which they trade. In addition, the costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

Our unitholders will be required to pay taxes on their share of our income even if they do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income, which could be different in amount than the cash we distribute, our unitholders will be required to pay any federal income taxes and, in some cases, state and local income taxes on their share of our taxable income even if they receive no cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

Tax gain or loss on the disposition of our units could be more or less than expected.

If our unitholders sell their units, they will recognize a gain or loss equal to the difference between the amount realized and their tax basis in those units. Because distributions in excess of their allocable share of our total net taxable income decrease their tax basis in their units, the amount, if any, of such prior excess distributions with respect to the units they sell will, in effect, become taxable income to them if they sell such units at a price greater than their tax basis in those units, even if the price they receive is less than their original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation, depletion and IDC recapture. In addition, because the amount realized may include a unitholder’s share of our nonrecourse liabilities, if they sell their units, they may incur a tax liability in excess of the amount of cash they receive from the sale. Please read “Material Tax Consequences — Disposition of Common Units — Recognition of Gain or Loss.”

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our units that may result in adverse tax consequences to them.

Investment in our units by tax-exempt entities, such as employee benefit plans and individual retirement accounts, or IRAs, and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal income tax returns and pay tax on their share of our taxable income. Prospective unitholders who are tax-exempt entities or non-U.S. persons should consult their tax advisor before investing in our units.

We will treat each purchaser of units as having the same tax benefits without regard to the actual units purchased. The IRS may challenge this treatment, which could adversely affect the value of the units.

Because we cannot match transferors and transferees of units and because of other reasons, we will adopt depreciation, depletion and amortization positions that may not conform with all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain from the sale of units and could have a negative impact on the value of our units or result in audit adjustments to a unitholder’s tax returns. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Section 754 Election” for a further discussion of the effect of the depreciation, depletion and amortization positions we will adopt.

We will prorate our items of income, gain, loss and deduction for U.S. federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We will prorate our items of income, gain, loss and deduction for U.S. federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations. Recently, however, the U.S. Treasury Department issued proposed Treasury Regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge our proration method or new Treasury Regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion with respect to whether our monthly convention for allocating taxable income and losses is permitted by existing

Treasury Regulations. Please read “Material Tax Consequences — Disposition of Common Units — Allocations Between Transferors and Transferees.”

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered to have disposed of those units. If so, he would no longer be treated for federal income tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

Because a unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of the loaned units, he may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion regarding the treatment of a unitholder where units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

We will adopt certain valuation methodologies and monthly conventions for U.S. federal income tax purposes that may result in a shift of income, gain, loss and deduction between our general partner and our unitholders. The IRS may challenge this treatment, which could adversely affect the value of our common units.

When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner, which may be unfavorable to such unitholders. Moreover, under our current valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of taxable income, gain, loss and deduction between the general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of taxable gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions. Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion with respect to whether our method for depreciating Section 743 adjustments is sustainable in certain cases.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have technically terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same unit will be counted only once. While we would continue our existence as a Delaware limited partnership, our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a significant deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A technical termination would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a technical termination occurred. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership will be required to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs. Please read “Material Tax Consequences — Disposition of Common Units — Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

As a result of investing in our units, our unitholders may become subject to state and local taxes and return filing requirements in jurisdictions where we operate or own or acquire property.

In addition to federal income taxes, our unitholders will likely be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future even if such unitholders do not live in those jurisdictions. Our unitholders likely will be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. We initially will own property and conduct business in Texas and Louisiana. Louisiana currently imposes a personal income tax on individuals. These states also impose an income tax on corporations and other entities. As we make acquisitions or expand our business, we may own assets or conduct business in additional states that impose a personal income tax. We may own property or conduct business in other states or foreign countries in the future. It is a unitholder’s responsibility to file all U.S. federal, state and local tax returns. Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion on the state or local tax consequences of an investment in our units.

USE OF PROCEEDS

We intend to use the estimated net proceeds of approximately $      million from this offering, based upon the assumed initial public offering price of $      per common unit (the midpoint of the price range set forth on the cover of this prospectus), after deducting underwriting discounts, structuring fees and offering expenses, together with borrowings of approximately $130.0 million under our new revolving credit facility, as partial consideration (together with our issuance to Memorial Resource of           common units and           subordinated units) for the contribution by Memorial Resource and its subsidiaries (including our predecessor) of the Partnership Properties and to pay fees and expenses associated with such contribution and this offering.

The following table illustrates our use of the proceeds of this offering and our borrowings under our new revolving credit facility.

Sources of Cash (In millions)			Uses of Cash (In millions)

Gross proceeds from this offering(1)	$		Cash consideration to Memorial Resource	$
Borrowings under new revolving credit facility(1)		130.0	Underwriting discounts, structuring fees and other offering and formation-related fees and expenses payable by us

Total	$		Total	$

(1)	If the underwriters exercise their option to purchase additional common units in full, the gross proceeds would be $ and the amount borrowed under our new revolving credit facility would be approximately $ million.

We will use any net proceeds from the exercise of the underwriters’ option to purchase additional common units to reduce outstanding borrowings under our new revolving credit facility. If the underwriters exercise in full their option to purchase additional common units, the ownership interest of the public unitholders will increase to           common units representing an aggregate     % limited partner interest in us and the ownership interest of our general partner will increase to           general partner units representing a 0.1% general partner interest in us. Please read “Underwriting.”

Our estimates assume an initial public offering price of $      per common unit (the midpoint of the price range set forth on the cover of this prospectus) and no exercise of the underwriters’ option to purchase additional common units. An increase or decrease in the initial public offering price of $1.00 per common unit would cause the net proceeds from this offering, after deducting underwriting discounts, to increase or decrease by $      million, and would result in a corresponding decrease or increase, respectively, in the amount borrowed under our new revolving credit facility.

CAPITALIZATION

The following table shows:

•	the historical capitalization of our predecessor as of March 31, 2011; and

•	our pro forma capitalization as of March 31, 2011, adjusted to reflect the issuance and sale of common units to the public at an assumed initial offering price of $ per common unit (the midpoint of the price range set forth on the cover of this prospectus), the other formation transactions described under “Summary — Our Partnership Structure and Formation Transactions,” and the application of the net proceeds from this offering as described under “Use of Proceeds.”

We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the historical and unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Summary — Our Partnership Structure and Formation Transactions,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For a description of the pro forma adjustments, please read our Unaudited Pro Forma Combined Financial Statements.

	As of March 31, 2011
		Pro Forma
	Our	Memorial
	Predecessor	Production
	Historical	Partners LP
	(In thousands)

Long-term debt(1)	$112,506	$
Partners’ capital/net equity:
Predecessor partners’ capital	108,039
Common units held by purchasers in this offering	—
Common units held by Memorial Resource	—
Subordinated units held by Memorial Resource	—
General partner interest	—

Total partners’ capital/net equity(2)	108,039

Total capitalization	$220,545	$

(1)	We intend to enter into a $ million revolving credit facility, approximately $ million of which will be available for borrowing upon the completion of the transactions described under “Summary — Our Partnership Structure and Formation Transactions.” After giving effect to the transactions described under “Summary — Our Partnership Structure and Formation Transactions,” including our expected borrowing of $130.0 million under our new revolving credit facility, we will have approximately $ million of borrowing capacity. For additional information on our new revolving credit facility, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pro Forma Liquidity and Capital Resources — New Revolving Credit Facility.”

(2)	A $1.00 increase or decrease in the assumed initial public offering price per common unit would increase or decrease, respectively, the net proceeds by approximately $ million, would result in a corresponding decrease or increase in the amount borrowed under our new revolving credit facility, and would change our total partners’ capital by approximately $ million, assuming the number of common units offered by us, as set forth on the cover page of this prospectus, remains the same.

This table does not reflect the issuance of up to an additional           common units that may be sold to the underwriters upon exercise of their option to purchase additional common units.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma as adjusted net tangible book value per unit after this offering. Net tangible book value is our total tangible assets less total liabilities. Assuming an initial offering price of $      per common unit (the midpoint of the price range set forth on the cover of this prospectus), on a pro forma as adjusted basis as of March 31, 2011, after giving effect to the transactions described under “Summary — Our Partnership Structure and Formation Transactions,” including this offering of common units and the application of the related net proceeds and assuming the underwriters’ option to purchase additional common units is not exercised, our pro forma as adjusted net tangible book value was $      million, or $      per unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for accounting purposes, as illustrated in the following table:

Assumed initial offering price per common unit		$
Pro forma as adjusted net tangible book value per unit before this offering(1)	$
Increase in net tangible book value per unit attributable to purchasers in this offering

Less: Pro forma as adjusted net tangible book value per unit after this offering(2)

Immediate dilution in net tangible book value per unit to purchasers in this offering(3)		$

(1)	Determined by dividing the pro forma net tangible book value of our net assets immediately prior to the offering by the number of units ( common units and subordinated units) to be issued to Memorial Resource as partial consideration for their contribution of the Partnership Properties to us and the general partner units to be issued to our general partner.

(2)	Determined by dividing our pro forma as adjusted net tangible book value, after giving effect to the application of the expected net proceeds of this offering, by the total number of units to be outstanding after this offering ( common units, subordinated units, and general partner units).

(3)	If the assumed initial offering price were to increase or decrease by $1.00 per common unit, then dilution in pro forma as adjusted net tangible book value per unit would equal $ or $ , respectively. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner and its affiliates, including Memorial Resource, in respect of their units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

	Units Acquired		Total Consideration
	Number	Percent	$	Percent
(In millions)

General partner and its affiliates(1)(2)		%	$	%
Purchasers in the offering(3)		%		%

Total		100.0%		$100.0%

(1)	Upon the consummation of the transactions contemplated by this prospectus, and assuming the underwriters do not exercise their option to purchase additional common units, our general partner and its affiliates will own common units, subordinated units, and general partner units.

(2)	The assets contributed by Memorial Resource were recorded at historical cost in accordance with GAAP. Total consideration provided by affiliates of our general partner is equal to the pro forma net tangible book value of such assets as of March 31, 2011.

(3)	Total consideration is after deducting underwriting discounts and estimated offering expenses.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with specific assumptions included in this section. For more detailed information regarding the factors and assumptions upon which our cash distribution policy is based, please read “— Estimated Adjusted EBITDA for the Twelve Months Ending June 30, 2012” below. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

For additional information regarding our historical and pro forma operating results, you should refer to the audited historical combined financial statements of our predecessor as of and for the three years ended December 31, 2010, the unaudited historical combined financial statements of our predecessor for the three months ended March 31, 2011 and 2010, and our unaudited pro forma combined financial statements for the year ended December 31, 2010 and the three months ended March 31, 2011, all included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy

Our partnership agreement requires us to distribute all of our available cash on a quarterly basis. Our available cash is our cash on hand at the end of a quarter after the payment of our expenses and the establishment of reserves for future capital expenditures, operational needs and certain future distributions, including cash from borrowings. We intend to fund a portion of our capital expenditures with additional borrowings or issuances of additional units. We may also borrow to make distributions to unitholders, for example, in circumstances where we believe that the distribution level is sustainable over the long term, but short-term factors have caused available cash from operations to be insufficient to pay the distribution at the current level. Our cash distribution policy reflects a basic judgment that our unitholders will be better served by us distributing our available cash, after expenses and reserves, rather than retaining it. Also, because we are not subject to an entity-level federal income tax, we will have more cash to distribute to our unitholders than would be the case if we were subject to federal income tax.

Restrictions and Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. We do not have a legal obligation to pay the minimum quarterly distribution or distributions at any other rate except as provided in our partnership agreement. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•	Our cash distribution policy may be subject to restrictions on distributions under our new revolving credit facility or other debt agreements that we may enter into in the future. Specifically, we anticipate that the agreement related to our new revolving credit facility will contain financial tests and covenants that we must satisfy. These financial ratios and covenants are described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pro Forma Liquidity and Capital Resources — New Revolving Credit Facility.” Should we be unable to satisfy these restrictions, or if a default occurs under our new revolving credit facility, we would be prohibited from making cash distributions to our unitholders notwithstanding our stated cash distribution policy.

•	Our general partner will have the authority to establish reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions to our unitholders from levels we currently anticipate under our stated distribution policy. Any determination to establish or increase reserves made by our general partner in good faith will be binding on the unitholders. We intend to reserve a portion of our cash generated from operations to fund our exploitation and development capital expenditures.

Over a longer period of time, if our general partner does not set aside sufficient cash reserves or make sufficient cash expenditures to maintain our asset base, we will be unable to pay the minimum quarterly distribution from cash generated from operations and would therefore expect to reduce our distributions. We are unlikely to be able to sustain our current level of distributions without making accretive acquisitions or capital expenditures that maintain the current production levels of our oil and natural gas properties. Decreases in commodity prices from current levels will adversely affect our ability to pay distributions. If our asset base decreases and we do not reduce our distributions, a portion of the distributions may be considered a return of part of our unitholders’ investment in us as opposed to a return on our unitholders’ investment.

•	Prior to making any distribution on our common units, we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of cash available to pay cash distributions to our unitholders.

•	Although our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement may not be amended during the subordination period without the approval of our public common unitholders, other than in certain limited circumstances where no unitholder approval is required. However, our partnership agreement can be amended with the consent of our general partner and the approval of the holders of a majority of our outstanding common units (including common units that are held by Memorial Resource and its affiliates) after the subordination period has ended. Upon consummation of this offering, Memorial Resource will own our general partner and will control the voting of an aggregate of approximately % of our outstanding common units and all of our subordinated units. Assuming we do not issue any additional common units and Memorial Resource does not transfer its common units, Memorial Resource will have the ability to amend our partnership agreement without the approval of any other unitholder once the subordination period ends.

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement, our new revolving credit facility and any other debt agreements we may enter into in the future.

•	Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets.

•	We may lack sufficient cash to pay distributions to our unitholders due to a number of factors, including reductions in commodity prices, reductions in our oil and natural gas production, increases in our general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs. For a discussion of additional factors that may affect our ability to pay distributions, please read “Risk Factors.”

•	If and to the extent our cash available for distribution materially declines, we may reduce our quarterly distribution in order to service or repay our debt or fund growth capital expenditures.

•	All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of this offering equals the cumulative operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. We anticipate that distributions from operating surplus will generally not represent a return of capital. However, operating surplus, as defined in our partnership agreement, includes certain components that represent non-operating sources of cash, including a $ million cash basket and working capital borrowings. Consequently, it is possible that distributions from operating surplus may represent a return of capital. For example, the $ million cash basket would allow us to distribute as operating surplus cash proceeds we receive from non-operating sources, such as assets sales, issuances of securities and long-term borrowings, which would represent a return of capital. Distributions representing a return of capital could result in a corresponding decrease in our asset base. Additionally, any cash distributed by us in excess of operating surplus will be deemed to be capital surplus under our partnership agreement. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is similar to a return of capital. Distributions from capital surplus could result in a corresponding decrease in our asset base. We do not anticipate that we will make any distributions from capital surplus. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Operating Surplus and Capital Surplus” and “Provisions of Our Partnership Agreement Relating to Cash Distributions — Distributions from Capital Surplus — Effect of a Distribution from Capital Surplus.”

Our Ability to Grow Depends on Our Ability to Access External Growth Capital

Our partnership agreement requires us to distribute all of our available cash to unitholders on a quarterly basis. As a result, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity interests, rather than cash reserves established by our general partner, to fund our growth capital expenditures. To the extent we are unable to finance our growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand their ongoing operations. To the extent we issue additional units in connection with any growth capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our quarterly per unit distribution level. There are no limitations in our partnership agreement or our new revolving credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

Our Minimum Quarterly Distribution

Upon completion of this offering, the board of directors of our general partner will establish a minimum quarterly distribution of $      per unit per whole quarter, or $      per unit per year on an annualized basis, to be paid no later than 45 days after the end of each fiscal quarter beginning with the quarter ending          . This equates to an aggregate cash distribution of approximately $      million per quarter or $      million per year, in each case based on the number of common units, subordinated units and general partner units outstanding immediately after completion of this offering, but excluding any common units that may be issued under the long-term incentive plan that our general partner is expected to adopt prior to the closing of this offering. If the underwriters exercise their option to purchase additional common units in full,          common units,     subordinated units and           general partner units will be outstanding, which equates to an aggregate cash distribution of approximately $      million per quarter or $      million per year. Our ability to make cash distributions at the minimum quarterly distribution will be subject to the factors described above under the caption “— General — Restrictions and Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.”

As of the date of this offering, our general partner will be entitled to 0.1% of all distributions of available cash that we make prior to our liquidation. Our general partner’s initial 0.1% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 0.1% general partner interest. Our general partner is not obligated to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner will also hold the incentive distribution rights, which entitle the holder to additional increasing percentages, up to a maximum of 24.9%, of the cash we distribute in excess of $      per common unit per quarter.

The table below sets forth the assumed number of outstanding common (assuming no exercise and full exercise of the underwriters’ option to purchase additional common units), subordinated and general partner units upon the closing of this offering and the aggregate distribution amounts payable on such units during the year following the closing of this offering at our minimum quarterly distribution of $      per unit per quarter, or $      per unit on an annualized basis.

	No Exercise of the Underwriters’			Full Exercise of the Underwriters’
	Option to Purchase Additional Common Units			Option to Purchase Additional Common Units
		Distributions			Distributions
	Number of	One	Four	Number of	One	Four
	Units	Quarter	Quarters	Units	Quarter	Quarters

Common units held by purchasers in this offering(1)		$	$		$	$
Common units held by Memorial Resource and its affiliates(1)
Subordinated units
General partner units

Total		$	$		$	$

(1)	Does not include any common units that may be issued under the long-term incentive plan that our general partner is expected to adopt prior to the closing of this offering.

If the minimum quarterly distribution on our common units is not paid with respect to any quarter, the common unitholders will not be entitled to receive such payments in the future except that, during the subordination period, to the extent we distribute cash in any future quarter in excess of the amount necessary to make cash distributions at the minimum quarterly distribution to holders of our common units, we will use this excess cash to pay any of these arrearages related to prior quarters before any cash distribution is made to holders of subordinated units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Subordination Period.”

We do not have a legal obligation to pay the minimum quarterly distribution or distributions at any other rate except as provided in our partnership agreement. Our distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly. Under our partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from our business in excess of expenses and the amount of reserves our general partner determines is necessary or appropriate to provide for the prudent conduct of our business (including payments to our general partner for reimbursement of expenses it incurs on our behalf), to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the next four quarters. Please read “Provisions of our Partnership Agreement Relating to Cash Distributions — Distributions of Available Cash — Definition of Available Cash.”

Our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by our partnership agreement, the Delaware limited partnership statute or any other law, rule or regulation or imposed at equity. Holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above; however, our partnership agreement provides that our general partner is entitled to make the determinations described above without regard to any standard other than the requirement to act in good faith. Our partnership agreement provides that, in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in our best interests.

Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed without amending our partnership agreement. The actual amount of our cash distributions for any quarter is subject to fluctuation based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above. Our partnership agreement, including provisions contained therein requiring us to make cash distributions, may be amended by a vote of the holders of a majority of our common units. Upon consummation of this offering, Memorial Resource will own our general partner, approximately     % of our outstanding common units and all of our subordinated units. Assuming we do not issue any additional common units and Memorial Resource does not transfer a controlling portion of its equity interests in our general partner or its common units, Memorial Resource will have the ability to amend our partnership agreement without the approval of any other unitholders once the subordination period ends.

We will pay our distributions on or about the 15th of each of February, May, August and November to holders of record on or about the first day of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. For our initial quarterly distribution, we will adjust the quarterly distribution for the period from the closing of this offering through          , 2011 based on the actual length of the period. We expect to pay this initial quarterly cash distribution on or before          , 2011.

In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our minimum quarterly distribution of $      per unit each quarter for the four quarters ending June 30, 2012. In those sections, we present two tables, consisting of:

•	“Unaudited Pro Forma Available Cash for the Year Ended December 31, 2010 and Twelve Months Ended March 31, 2011,” in which we present the amount of cash we would have had available for distribution to our unitholders and our general partner for the year ended December 31, 2010 and the twelve months ended March 31, 2011, based on our unaudited pro forma financial statements. Our calculation of unaudited pro forma available cash in this table should only be viewed as a general indication of the amount of available cash that we might have generated had the transactions contemplated in this prospectus occurred in an earlier period.

•	“Estimated Cash Available for Distribution,” in which we demonstrate our ability to generate the minimum Adjusted EBITDA necessary for us to have sufficient cash available for distribution to pay the full minimum quarterly distribution on all the outstanding units, including our general partner units, for the twelve months ending June 30, 2012.

Unaudited Pro Forma Available Cash for the Year Ended December 31, 2010 and Twelve Months Ended March 31, 2011

If we had completed the formation transactions contemplated in this prospectus and the acquisition of all of the Partnership Properties on January 1, 2010, our unaudited pro forma available cash generated during the year ended December 31, 2010 would have been approximately $46.4 million. Assuming the underwriters do not exercise their option to purchase additional common units, this amount would have been sufficient to make a cash distribution for the year ended December 31, 2010 at the minimum quarterly distribution of $      per unit per quarter (or $     per unit on an annualized basis) on all of our common units, general partner units and subordinated units. Assuming the underwriters exercise in full their option to purchase additional common units, this amount would have been sufficient to make a cash distribution for the year ended December 31, 2010 at the minimum quarterly distribution of $      per unit per quarter (or $      per unit on an annualized basis) on all of our common units, general partner units and subordinated units. The number of outstanding common and subordinated units on which we have based such belief does not include any common units that may be issued under the long-term incentive plan that our general partner is expected to adopt prior to the closing of this offering.

If we had completed the formation transactions contemplated in this prospectus and the acquisition of all of the Partnership Properties on April 1, 2010, our unaudited pro forma available cash generated during the twelve months ended March 31, 2011 would have been approximately $40.6 million. Pro forma available cash for the twelve months ended March 31, 2011 was negatively impacted by non-routine items that increased lease operating expense by approximately $1.0 million. Assuming the underwriters do not exercise their option to purchase additional common units, this amount would have been sufficient to make a cash distribution for the twelve months ended March 31, 2011 at the minimum quarterly distribution of $      per unit per quarter (or $      per unit on an annualized basis) on all of our common units, general partner units and subordinated units. Assuming the underwriters exercise in full their option to purchase additional common units, this amount would have been sufficient to make a cash distribution for the twelve months ended March 31, 2011 at the minimum quarterly distribution of $      per unit per quarter (or $      per unit on an annualized basis) on all of our common units and general partner units and a quarterly distribution of $           on all of our subordinated units. The number of outstanding common and subordinated units on which we have based such belief does not include any common units that may be issued under the long-term incentive plan that our general partner is expected to adopt prior to the closing of this offering.

Unaudited pro forma available cash also includes general and administrative expenses, which were calculated on a different basis as compared to historical periods. These general and administrative expenses are expected to total $5.0 million annually and consist of $2.5 million of general and administrative expenses allocated to us by Memorial Resource as well as $2.5 million of general and administrative expenses we expect to incur as a result of becoming a publicly traded partnership. Our general partner is entitled to determine in good faith the general and administrative expenses to be reimbursed by us in accordance with our partnership agreement. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement.” We will incur general and administrative expenses related to being a publicly traded partnership, which will include expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on NASDAQ; independent auditor fees; legal fees; investor relations expenses; and registrar and transfer agent fees. These expenses are not reflected in the historical combined financial statements of our predecessor or our pro forma combined financial statements.

We based the pro forma adjustments upon currently available information and specific estimates and assumptions. The pro forma amounts below do not purport to present our results of operations had the transactions contemplated in this prospectus and the acquisition of all of our properties actually been completed as of the dates presented. In addition, cash available to pay distributions is primarily a cash accounting concept, while our unaudited pro forma financial statements have been prepared on an accrual basis. As a result, you should view the amount of unaudited pro forma available cash only as a general indication of the amount of cash available to pay distributions that we might have generated had we been formed in an earlier period.

The following table illustrates, on an unaudited pro forma basis, for the year ended December 31, 2010 and the twelve months ended March 31, 2011, the amount of available cash that would have been available for distribution to our unitholders, assuming that the formation transactions (including the acquisition of all of the Partnership Properties) and this offering had been consummated on January 1, 2010 and April 1, 2010, respectively and that the underwriters did not exercise their option to purchase additional common units. Each of the pro forma adjustments presented below is explained in the footnotes to such adjustments.

Memorial Production Partners LP
Unaudited Pro Forma Cash Available for Distribution

	Pro Forma
	Year Ended		Twelve Months Ended
	December 31, 2010		March 31, 2011
	(In thousands, except per unit data)

Net income (loss)		$12,303		$2,546
Interest expense		4,365		4,441
Income tax expense		225		225
Depreciation, depletion and amortization		34,772		32,655
Impairment		9,509		7,818
Accretion of asset retirement obligations		1,072		1,143
Unrealized (gains) losses on derivative instruments		(2,674)		4,927
(Gain) loss on sale of properties		—		—
Unit-based compensation expense		—		—
Exploration costs		36		36

Adjusted EBITDA(1)		$59,608		$53,791
Less:
Cash interest expense(2)		$3,965		$3,965
Estimated average maintenance capital expenditures(3)		9,200		9,200

Pro forma available cash(4)		$46,443		$40,626

Pro forma annualized distributions per unit(5)	$		$
Pro forma estimated annual cash distributions:
Distributions on common units held by purchasers in this offering(5)	$		$
Distributions on common units held by Memorial Resource and its affiliates(5)
Distributions on subordinated units(5)
Distributions on general partner units(5)

Total estimated annual cash distributions(5)	$		$

Excess (Shortfall)(5)	$		$

Percent of minimum quarterly distributions payable to common unitholders
Percent of minimum quarterly distributions payable to subordinated unitholders

(1)	Adjusted EBITDA is defined in “Summary — Non-GAAP Financial Measures.”

(2)	In connection with this offering, we intend to enter into a new $ million revolving credit facility under which we expect to incur approximately $130.0 million of borrowings upon the closing of this offering. If the net proceeds from this offering increase or decrease, then our borrowing under our new revolving credit facility would correspondingly decrease or increase, respectively. The pro forma cash interest expense is based on $130.0 million of borrowings at an assumed weighted-average rate of 3.05%. If the interest rate used to calculate this interest were 1% higher or lower, our annual cash interest expense would increase or decrease, respectively, by $1.3 million. Likewise, a $1.00 increase or decrease in the assumed initial public offering price per common unit would result in a $ million decrease or increase in borrowings, respectively, and a $ million decrease or increase in interest expense, respectively.

(3)	Historically, our predecessor did not make a distinction between maintenance and growth capital expenditures. For purposes of the presentation of Unaudited Pro Forma Cash Available for Distribution, we have estimated that approximately $9.2 million of our predecessor’s capital expenditures were maintenance capital expenditures for the Partnership Properties for the respective period.

(4)	Does not reflect impact of $2.5 million of estimated incremental annual general and administrative expenses that we expect to incur associated with being a publicly traded partnership. Please read “— Assumptions and Considerations — Capital Expenditures and Expenses.”

(5)	The following table provides pro forma estimated annual cash distributions and the excess (shortfall) if the underwriters’ option to purchase additional common units is exercised in full.

Pro Forma
	Year Ended	Twelve Months Ended
	December 31, 2010	March 31, 2011
(In thousands, except per unit data)

Pro forma annualized distributions per unit	$	$
Pro forma estimated annual cash distributions:
Distributions on common units held by purchasers in this offering	$	$
Distributions on common units held by Memorial Resource and its affiliates
Distributions on subordinated units
Distributions on general partner units

Total estimated annual cash distributions	$	$

Excess (Shortfall)	$	$

Estimated Adjusted EBITDA for the Twelve Months Ending June 30, 2012

The cumulative amount that we would distribute for the twelve months ending June 30, 2012, if we made distributions on all our common units, subordinated units and general partner units at the minimum quarterly distribution rate of $      per unit during that period, would be $      million if the underwriters do not exercise their option to purchase additional common units and $      million if the underwriters exercise in full their option to purchase additional common units. Based upon the assumptions and considerations set forth in “— Assumptions and Considerations,” in order to fund distributions on all our common units, subordinated units and general partner units at the minimum quarterly distribution rate for the twelve months ending June 30, 2012, we estimate that our minimum Adjusted EBITDA for that period must be at least $      million if the underwriters do not exercise their option to purchase additional common units and at least $      million if the underwriters exercise in full their option to purchase additional common units. The number of outstanding common and subordinated units on which we have based such estimates does not include any common units that may be issued under the long-term incentive plan that our general partner is expected to adopt prior to the closing of this offering.

Based on the assumptions set forth in “— Assumptions and Considerations,” and as set forth in the table below, we believe that we will be able to generate approximately $      million in Adjusted EBITDA during the twelve months ending June 30, 2012, which amount we refer to as our “estimated Adjusted EBITDA.” We can give you no assurance, however, that we will generate this amount of Adjusted EBITDA during that period. There will likely be differences between our estimated Adjusted EBITDA and our actual results for the twelve months ending June 30, 2012, and those differences could be material. If the amount of Adjusted EBITDA that we actually generate during the twelve months ending June 30, 2012 is less than our estimated Adjusted EBITDA, we may not be able to pay the minimum quarterly distribution on our common units.

Our management has prepared the prospective financial information that is the basis of our estimated Adjusted EBITDA below to substantiate our belief that we will have sufficient cash to pay the minimum quarterly distribution on all outstanding common, subordinated and general partner units for the twelve months ending June 30, 2012. This prospective financial information is a forward-looking statement and should be read together with the historical and unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This prospective financial information was not prepared with a view toward complying with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of our management’s knowledge and belief, the assumptions and considerations on which we base our belief that we can generate sufficient Adjusted EBITDA to pay the minimum quarterly distribution to all of our common unitholders and subordinated unitholders, as well as in respect of our general partner units, for the twelve months ending June 30, 2012. However, this prospective financial information is not fact and may not be necessarily indicative of our actual results of operations, and readers of this prospectus are cautioned not to place undue reliance on this prospective financial information. Please read “— Assumptions and Considerations.”

The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. KPMG has not compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, KPMG does not express an opinion or any other form of assurance with respect thereto. The KPMG reports included in the registration statement relate to historical financial information. Those reports do not extend to the prospective financial information and should not be read to do so.

When considering this prospective financial information, you should keep in mind the risk factors and other cautionary statements under “Risk Factors.” Any of the risks discussed in this prospectus, to the extent they are realized, could cause our actual results of operations to vary significantly from those that would enable us to generate the estimated Adjusted EBITDA sufficient to pay the minimum quarterly distributions to holders of our common, subordinated and general partner units for the twelve months ending June 30, 2012.

We do not undertake any obligation to release publicly the results of any future revisions we may make to this prospective financial information or to update this prospective financial information to reflect events or circumstances after the date of this prospectus. Therefore, you are cautioned not to place undue reliance on this information.

As a result of the factors described in “— Our Estimated Adjusted EBITDA” and “— Assumption and Considerations,” we believe we will be able to pay cash distributions at the minimum quarterly distribution of $      per unit on all outstanding common, subordinated and general partner units for each full calendar quarter in the twelve months ending June 30, 2012. The number of outstanding common units on which we have based such belief does not include any common units that may be issued under the long-term incentive plan that our general partner is expected to adopt prior to the closing of this offering.

Our Estimated Adjusted EBITDA

Adjusted EBITDA is a significant financial metric that will be used by our management to indicate (prior to the establishment of any reserves by the board of directors of our general partner) the cash distributions we expect to pay to our unitholders. Specifically, we intend to use this financial measure to assist us in determining whether we are generating operating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. As used in this prospectus, the term “Adjusted EBITDA” means the sum of net income (loss) adjusted by the following to the extent included in calculating such net income (loss):

•	Plus:

•	Interest expense, including realized and unrealized losses on interest rate derivative contracts;

•	Income tax expense;

•	Depreciation, depletion and amortization;

•	Impairment of goodwill and long-lived assets (including oil and natural gas properties);

•	Accretion of asset retirement obligations;

•	Unrealized losses on commodity derivative contracts;

•	Losses on sale of assets and other, net;

•	Unit-based compensation expenses;

•	Exploration costs; and

•	Other non-routine items that we deem appropriate.

•	Less:

•	Interest income;

•	Income tax benefit;

•	Unrealized gains on commodity derivative contracts;

•	Gains on sale of assets and other, net; and

•	Other non-routine items that we deem appropriate.

Memorial Production Partners LP
Estimated Adjusted EBITDA

	Forecasted for Twelve Months
	Ending June 30, 2012
	No Exercise	Full Exercise
	of the	of the
	Underwriters’	Underwriters’
	Option to	Option to
	Purchase	Purchase
	Additional	Additional
	Common Units	Common Units
	(In millions, except for per
	unit amounts)

Operating revenue and realized commodity derivative gains (losses)(1)	$100.7	$100.7
Less:
Lease operating expenses	18.4	18.4
Production and ad valorem taxes	8.9	8.9
General and administrative expenses	5.0	5.0
Depreciation, depletion and amortization	39.0	39.0
Interest expense	3.8	3.8

Net income excluding unrealized derivative gains (losses)	$25.6	$25.6
Adjustments to reconcile net income excluding unrealized derivative gains (losses) to estimated Adjusted EBITDA:
Add:
Depreciation, depletion and amortization	$39.0	$39.0
Interest expense	3.8	3.8

Estimated Adjusted EBITDA	$68.4	$68.4
Adjustments to reconcile estimated Adjusted EBITDA to cash available for distribution:
Less:
Cash interest expense(2)	$3.8	$3.8
Estimated average maintenance capital expenditures(3)	9.2	9.2

Estimated cash available for distribution	$55.4	$55.4
Annualized minimum quarterly distribution per unit	$	$
Estimated annual cash distributions:
Distributions on common units held by purchasers in this offering	$	$
Distributions on common units held by Memorial Resource and its affiliates
Distributions on subordinated units
Distributions on general partner units

Total estimated annual cash distributions	$	$

Excess cash available for distribution	$	$

Minimum estimated Adjusted EBITDA:
Estimated Adjusted EBITDA	$68.4	$68.4
Less:
Excess cash available for distributions(4)

Minimum estimated Adjusted EBITDA	$	$

(1)	Includes the forecasted effect of cash settlements of commodity derivative instruments.

(2)	In connection with this offering, we intend to enter into a new $ million revolving credit facility under which we expect to incur approximately $130.0 million of borrowings upon the closing of this offering. If the net proceeds from this offering increase or decrease, then our borrowing under our new revolving credit facility would correspondingly decrease or increase, respectively. The pro forma cash interest expense is based on $130.0 million of borrowings at an assumed weighted-average rate of 3.25%. If the interest rate used to calculate this interest were 1% higher or lower, our annual cash interest expense would increase or decrease, respectively, by $1.2 million. Likewise, a $1.00 increase or decrease in the assumed initial public offering price per common unit would result in a $ million decrease or increase in borrowings, respectively, and a $ million decrease or increase in interest expense, respectively.

(3)	In calculating the estimated cash available for distribution, we have included our estimated maintenance capital expenditures for the twelve months ending June 30, 2012. We expect to incur approximately $9.2 million of capital expenditures for the twelve months ending June 30, 2012 based on our reserve reports as of December 31, 2010, which amount incurred annually we also expect will enable us to maintain our targeted average net production from our assets of 49 MMcfe/d through December 31, 2015.

(4)	We intend to retain any excess cash to repay indebtedness or for other general partnership purposes.

Assumptions and Considerations

Based upon the specific assumptions outlined below with respect to the twelve months ending June 30, 2012, we expect to generate estimated Adjusted EBITDA sufficient to establish reserves for capital expenditures and to pay the minimum quarterly distribution on all common, subordinated and general partner units for the twelve months ending June 30, 2012.

While we believe that these assumptions are reasonable in light of management’s current expectations concerning future events, the estimates underlying these assumptions are inherently uncertain and are subject to significant business, economic, regulatory, environmental and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions do not materialize, the amount of actual cash available to pay distributions could be substantially less than the amount we currently estimate and could, therefore, be insufficient to permit us to pay quarterly cash distributions equal to our minimum quarterly distribution (absent borrowings under our new revolving credit facility), or any amount, on all common, subordinated and general partner units, in which event the market price of our common units may decline substantially. We are unlikely to be able to sustain our minimum quarterly distribution without making acquisitions or other capital expenditures that maintain our asset base. Over a longer period of time, if we do not set aside sufficient cash reserves or make sufficient cash expenditures to maintain our asset base, we will be unable to pay distributions at the then-current level from cash generated from operations and would therefore expect to reduce our distributions. In addition, decreases in commodity prices from current levels will adversely affect our ability to pay distributions. When reading this section, you should keep in mind the risk factors and other cautionary statements described under “Risk Factors” and “Forward-Looking Statements.” Any of the risks discussed in this prospectus could cause our actual results to vary significantly from our estimates.

Operations and Revenue

Production.  The following table sets forth information regarding net production of oil and natural gas on a pro forma basis for the year ended December 31, 2010 and the twelve months ended March 31, 2011, and on a forecasted basis for the twelve months ending June 30, 2012:

			Forecasted
	Pro Forma Year	Pro Forma	Twelve Months
	Ended	Twelve Months	Ending
	December 31,	Ended	June 30,
	2010	March 31, 2011	2012
		(Unaudited)

Annual Production:
Oil (MBbl)	107	106	99
NGLs (MBbl)	272	255	185
Natural Gas (MMcf)	16,713	16,447	16,185

Total (MMcfe)	18,985	18,613	17,887
Average Net Production:
Oil (MBbl/d)	0.3	0.3	0.3
NGLs (MBbl/d)	0.8	0.7	0.5
Natural Gas (MMcf/d)	45.8	45.1	44.3

Total (MMcfe/d)	52.0	51.0	49.0

We estimate that our oil and natural gas production for the twelve months ending June 30, 2012 will be 17,887 MMcfe as compared to 18,985 and 18,613 MMcfe, respectively, on a pro forma basis for the year ended December 31, 2010 and the twelve months ended March 31, 2011. We intend to maintain our forecasted production level of 49 MMcfe/d for the twelve months ending June 30, 2012 over the long term with cash generated from operations.

Prices.  The table below illustrates the relationship between average oil and natural gas realized sales prices and the average NYMEX prices on a pro forma basis for the year ended December 31, 2010 and the twelve months ended March 31, 2011 and on a forecasted basis for the twelve months ending June 30, 2012:

			Forecasted
	Pro Forma	Pro Forma	Twelve Months
	Year Ended	Twelve Months	Ending
	December 31,	Ended	June 30,
	2010	March 31, 2011	2012
	(Unaudited)

Average oil sales prices:
NYMEX-WTI oil price per Bbl	$79.59	$83.42	$101.16
Differential to NYMEX-WTI oil per Bbl	$(5.24)	$(4.81)	$(4.25)

Realized oil sales price per Bbl (excluding cash settlements of derivatives)	$74.35	$78.61	$96.91
Realized oil sales price per Bbl (including cash settlements of derivatives)(1)(2)	$74.35	$78.61	$96.06
Average natural gas liquids sales prices:
NYMEX-WTI oil price per Bbl	$79.59	$83.42	$101.16
Differential to NYMEX-WTI oil price per Bbl	$(42.18)	$(45.54)	$(55.11)

Realized natural gas liquids sales price per Bbl (excluding cash settlements of derivatives)(1)(2)	$37.41	$37.88	$46.05
Realized natural gas liquids sales price per Bbl (including cash settlements of derivatives)(1)(2)	$37.41	$37.88	$46.05
Average natural gas sales prices:
NYMEX-Henry Hub natural gas price per MMBtu	$4.39	$4.19	$5.03
Differential to NYMEX-Henry Hub natural gas	$(0.22)	$(0.29)	$(0.06)

Realized natural gas sales price per Mcf (excluding cash settlements of derivatives)	$4.17	$3.90	$4.97
Realized natural gas sales price per Mcf (including cash settlements of derivatives)(1)(2)	$4.17	$3.90	$5.11

Total combined price (per Mcfe, excluding cash settlements of derivatives)	$4.62	$4.42	$5.51
Total combined price (per Mcfe, including cash settlements of derivatives)(1)(2)	$4.62	$4.42	$5.63

(1)	Average NYMEX futures prices for 2012 as reported on June 6, 2011. For a description of the effect of lower spot prices on cash available for distribution, please read “— Sensitivity Analysis — Commodity Price Changes.”

(2)	Our pro forma realized prices do not include gains and losses on commodity derivative instruments. Because the commodity derivative contracts to be contributed to us have been commingled with the properties retained by our predecessor, the pro forma information associated with these commodity derivative contracts is not available by product type. We have given effect to the expected contribution to us at the closing of this offering of commodity derivative contracts covering 66% of our total forecasted production for the twelve months ending June 30, 2012.

Price Differentials.  As is typical in the oil and natural gas industry and as reflected in our reserve reports, we report our natural gas production and estimated reserves in Mcf, while we sell our natural gas production and enter into derivative contracts that measure natural gas in MMBtu, a measure of the heating capacity of natural gas. The following table presents the average Btu content for our natural gas production by operating area:

Operating Area	MMBtu per Mcf

South Texas	1.045
East Texas	1.027

Weighted Average	1.039

To the extent the Btu content for our natural gas production is above 1.000 MMBtu per Mcf, we will receive a price premium relative to the NYMEX-Henry Hub price.

However, our natural gas production has historically sold at a negative basis differential from the NYMEX-Henry Hub price primarily due to the distance of the production attributable to our operating areas from the Henry Hub, which is located in Louisiana, and other location and transportation cost factors. In addition, our oil production, which consists of a combination of sweet and sour oil, typically sells at a discount to the NYMEX-WTI price due to quality and location differentials.

The adjustments we have made to reflect the basis differentials for our forecasted production during the twelve months ending June 30, 2012 are presented in the following table and shown per Bbl for oil and per MMBtu as well as per Mcf for natural gas, as reflected in our reserve reports:

	Oil	Natural Gas
Operating Area	Per Bbl	Per MMBtu	Per Mcf

South Texas	$(5.06)	$(0.15)	$0.08
East Texas	$(3.96)	$(0.43)	$(0.31)

Weighted Average	$(4.25)	$(0.24)	$(0.06)

In addition, some of our pro forma production has transportation, gathering, and marketing charges deducted from the prices we realize. In areas where firm transportation capacity is contracted separately from the counterparties purchasing the natural gas, an additional adjustment is made as a deduction. The transportation costs are necessary to minimize risk of flow interruption to the markets.

Use of Commodity Derivative Contracts.  At the closing of this offering, Memorial Resource will contribute specific commodity derivative contracts. For purposes of the forecast in this prospectus, we have assumed that such commodity derivative contracts will cover 32 MMcfe/d, or approximately 66% of our total forecasted production of 49 MMcfe/d for the twelve months ending June 30, 2012. We have assumed that the assigned commodity derivative contracts will consist of put, collar and swap agreements for oil, NGLs and natural gas. The table below shows the volumes, benchmark price and prices we have assumed for our commodity derivative contracts for the twelve months ending June 30, 2012:

	Puts		Collars			Swaps
				Weighted Average
		Weighted		Price			Weighted
		Average		Floor	Ceiling		Average
Oil (July 1, 2011 — June 30, 2012)	Bbl	Price	Bbl	Price	Price	Bbl	Price

NYMEX — WTI	3,600	$85.00	55,800	$86.45	$114.34	—	—
% of forecasted oil production	4%		57%
% of total forecasted oil production	61%

	Puts		Collars			Swaps
				Weighted Average
		Weighted		Price			Weighted
		Average		Floor	Ceiling		Average
NGL (July 1, 2011 — June 30, 2012):	Bbl	Price	Bbl	Price	Price	Bbl	Price

Mt. Belvieu Propane	—	—	14,400	$52.50	$66.78	—	—
Mt. Belvieu Butane	—	—	7,200	$71.40	$86.10	—	—
Mt. Belvieu Isobutane	—	—	4,800	$71.40	$89.04	—	—
Mt. Belvieu Gasoline	—	—	19,200	$94.50	$117.60	—	—

Total NGL Hedges	—	—	45,600	$75.16	$93.57	—	—
% of forecasted NGL production			25%
% of total forecasted NGL production	25%

	Puts		Collars			Swaps
		Weighted		Weighted Average Price			Weighted
		Average		Floor	Ceiling		Average
Natural Gas (July 1, 2011 — June 30, 2012):	MMBtu	Price	MMBtu	Price	Price	MMBtu	Price

NYMEX — Henry Hub	24,000	$4.50	2,508,000	$4.97	$5.73	198,000	$4.73
TETCO South Texas Basis	1,920,000	$4.41	1,980,000	$4.90	$6.34	600,000	$5.73
NGPL TexOk Basis	—	—	966,000	$5.35	$6.37	504,000	$6.17
Houston Ship Channel Basis	—	—	1,500,000	$4.27	$5.66	960,000	$4.84

Total Natural Gas Hedges	1,944,000	$4.41	6,954,000	$4.85	$5.97	2,262,000	$5.36
% of forecasted natural gas production	12%		43%			14%
% of total forecasted natural gas production	69%

Operating Revenues and Realized Commodity Derivative Gains.  The following table illustrates the primary components of operating revenues and realized commodity derivative gains on a pro forma basis for the year ended December 31, 2010 and the twelve months ended March 31, 2011 and on a forecasted basis for the twelve months ending June 30, 2012:

			Forecasted
	Pro Forma	Pro Forma	Twelve Months
	Year Ended	Twelve Months	Ending
	December 31,	Ended	June 30,
	2010	March 31, 2011	2012
	(Unaudited)
	($ in millions)

Oil:
Oil revenues	$7.9	$8.3	$9.6
Oil derivative contracts gain (loss)(1)	—	—	(0.1)

Total	$7.9	$8.3	$9.5
NGLs:
NGLs revenues	$10.2	$9.7	$8.5
NGLs derivative contracts gain (loss)(1)	—	—	—

Total	$10.2	$9.7	$8.5
Natural gas:
Natural gas revenues	$69.7	$64.2	$80.6
Natural gas derivative contracts gain (loss)(1)	—	—	2.2

Total	$69.7	$64.2	$82.7
Total:
Operating Revenues	$87.8	$82.2	$98.6
Commodity derivative contracts gain (loss)(1)	—	—	2.1

Operating revenue and realized commodity derivative contract gains	$87.8	$82.2	$100.7

(1)	Our pro forma realized prices do not include gains or losses on commodity derivative contracts. Because the commodity derivative contracts to be contributed to us have been commingled with the properties retained by our predecessor, the pro forma information associated with these commodity derivative contracts is not available by product type. We have given effect to the expected contribution to us at the closing of this offering of commodity derivative contracts covering 66% of our total forecasted production for the twelve months ending June 30, 2012.

Capital Expenditures and Expenses

Capital Expenditures.  Our estimated cash reserves for maintenance capital expenditures for the twelve months ending June 30, 2012 of $9.2 million represents our estimate of maintenance capital expenditures necessary to maintain our average net production of 49 MMcfe/d through December 31, 2015.

We anticipate replacing declining production and reserves through the drilling and completing of wells on our undeveloped properties and through the acquisition of producing and non-producing oil and natural gas properties from Memorial Resource and from third parties. We estimate that we will drill 5 gross (4 net) wells during the forecast period at an aggregate net cost of approximately $6.0 million. We also expect to spend approximately $3.2 million during the forecast period on workovers, recompletions and other field-related costs. Although we may make acquisitions during the twelve months ending June 30, 2012, our forecast does not reflect any acquisitions, as we cannot assure you that we will be able to identify attractive properties or, if identified, that we will be able to negotiate acceptable purchase agreements.

Lease Operating Expenses.  The following table summarizes pro forma lease operating expenses on an aggregate basis and on a per Mcfe basis for the year ended December 31, 2010 and the twelve months ended March 31, 2011 and forecasted lease operating expenses on an aggregate basis and on a per Mcfe basis for the twelve months ending June 30, 2012:

			Forecasted
	Pro Forma	Pro Forma	Twelve Months
	Year Ended	Twelve Months	Ending
	December 31,	Ended	June 30,
	2010	March 31, 2011	2012

Lease operating expenses (in millions)	$23.1	$23.8	$18.4
Lease operating expenses (per Mcfe)	$1.21	$1.28	$1.03

We estimate that our lease operating expenses for the twelve months ending June 30, 2012 will be approximately $18.4 million. On a pro forma basis, for the year ended December 31, 2010 and the twelve months ended March 31, 2011, lease operating expenses were $23.1 million and $23.8 million, respectively, with respect to the Partnership Properties. The decrease in forecasted lease operating expenses is mainly a result of lower forecasted volumes during the forecast period compared to the pro forma year ended December 31, 2010 and the pro forma twelve months ended March 31, 2011. Moreover, the first quarter of 2011 contained approximately $1.0 million in incremental workover costs associated with discovery and production enhancements on acquired properties and other non-recurring personnel charges. A majority of these workover costs were initiated in January 2011 and are not expected to continue in future periods, and the personnel charges will no longer be charged upon consummation of this offering.

Production and Other Taxes.  The following table summarizes production and other taxes before the effects of our commodity derivative contracts on a pro forma basis for the year ended December 31, 2010 and the twelve months ended March 31, 2011 and on a forecasted basis for the twelve months ending June 30, 2012:

		Pro Forma	Forecasted
	Pro Forma	Twelve Months	Twelve Months
	Year Ended	Ended	Ending
	December 31, 2010	March 31, 2011	June 30, 2012
	($ in millions)

Oil, natural gas and NGL revenues, excluding the effect of our commodity derivative contracts	$87.8	$82.2	$98.6
Production and ad valorem taxes	$7.4	$6.9	$8.9
Production and ad valorem taxes as a percentage of revenue	8.4%	8.4%	9.0%

Our production taxes are calculated as a percentage of our oil, natural gas, and NGL revenues, excluding the effects of our commodity derivative contracts. In general, as prices and volumes increase, our production taxes increase. As prices and volumes decrease, our production taxes decrease. Additionally, production tax rates vary by state, and as revenues by state vary, our production taxes will increase or decrease. Ad valorem taxes are generally tied to the valuation of the oil and natural gas properties; however, these valuations are reasonably correlated to revenues, excluding the effects of our commodity derivative contracts. As a result we are forecasting our ad valorem taxes as a percent of revenues, excluding the effects of our commodity derivative contracts.

General and Administrative Expenses.  We estimate that general and administrative expense for the twelve months ending June 30, 2012 will be $5.0 million as compared to $5.8 million and $6.2 million on a pro forma basis for the year ending December 31, 2010 and the twelve months ending March 31, 2011, respectively, substantially all of which will be reimbursable to Memorial Resource for services performed on our behalf pursuant to the omnibus agreement. We estimate that the $2.5 million increase in general and administrative expense associated with being a publicly traded partnership will be offset by the expected synergies associated with the combination of the Partnership Properties.

Depreciation, Depletion and Amortization Expense.  We estimate that our depreciation, depletion and amortization expense for the twelve months ending June 30, 2012 will be approximately $39.0 million, as compared to $34.8 million and $32.7 million on a pro forma basis for the year ending December 31, 2010 and the twelve months ended March 31, 2011, respectively. The forecasted depletion of our oil and natural gas properties is based on the production estimates in our reserve reports. Our capitalized costs are calculated using the successful efforts accounting method. For a detailed description of the successful efforts method of accounting, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.”

Cash Interest Expense.  We estimate that at the closing of this offering we will borrow approximately $130.0 million in revolving debt under our new $     million revolving credit facility. We estimate that the borrowings will bear interest at a weighted average rate of approximately 3.25%. Based on these assumptions, we estimate that our cash interest expense for the twelve months ending June 30, 2012 will be $3.8 million as compared to $4.0 million and $4.0 million, respectively, on a pro forma basis for the year ended December 31, 2010 and the twelve months ended March 31, 2011.

We expect that our new revolving credit facility will contain financial covenants that require us to maintain a leverage ratio of not more than          to 1.0x and a current ratio of not less than          to 1.0x. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pro Forma Liquidity and Capital Resources — New Revolving Credit Facility” for additional detail regarding the covenants and restrictive provisions to be included in our new revolving credit facility. We expect that the new revolving credit facility will not require any cash expenditures on our part other than cash interest expense that would affect our cash available for distribution. As a result, based on the assumptions used in preparing the estimates set forth above, the new revolving credit facility, including the financial covenants and borrowing base utilization limitation discussed above, will not have any effect upon our ability to pay the estimated distributions to our unitholders during the forecast period.

Regulatory, Industry and Economic Factors

Our forecast for the twelve months ending June 30, 2012 is based on the following significant assumptions related to regulatory, industry and economic factors:

•	There will not be any new federal, state or local regulation of portions of the energy industry in which we operate, or an interpretation of existing regulation, that will be materially adverse to our business;

•	There will not be any major adverse change in commodity prices or the energy industry in general;

•	Market, insurance and overall economic conditions will not change substantially; and

•	We will not undertake any extraordinary transactions that would materially affect our cash flow.

Forecasted Distributions

We expect that aggregate quarterly distributions of available cash on our common units, subordinated units and general partner units for the twelve months ending June 30, 2012 will be approximately $      million. Quarterly distributions of available cash will be paid within 45 days after the close of each calendar quarter.

While we believe that the assumptions we have used in preparing the estimates set forth above are reasonable based upon management’s current expectations concerning future events, they are inherently uncertain and are subject to significant business, economic regulatory and competitive risks and uncertainties, including those described in “Risk Factors,” that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual available cash that we generate could be substantially less than the amount we currently estimate and could, therefore, be insufficient to permit us to pay the full minimum quarterly distribution or any amount on all our outstanding common, subordinated and general partner units in respect of the four calendar quarters ending June 30, 2012 or thereafter, in which event the market price of the common units may decline materially.

Sensitivity Analysis

Our ability to generate sufficient cash from operations to pay distributions to our unitholders is a function of two primary variables: (i) production volumes and (ii) commodity prices. In the paragraphs below, we discuss the impact that changes in either of these variables, while holding all other variables constant, would have on our ability to generate sufficient cash from our operations to pay the minimum quarterly distributions on our outstanding common units, general partner units and subordinated units for the twelve months ending June 30, 2012.

Production Volume Changes

The following table shows estimated Adjusted EBITDA under production levels of 90%, 100% and 110% of the production level we have forecasted for the twelve months ending June 30, 2012. The estimated Adjusted EBITDA amounts shown below are based on the assumptions used in our forecast.

	Percentage of Forecasted Net Production
	90%	100%	110%
	(In millions, except per unit amounts)

Forecasted net production:
Oil (MBbl)	88.8	98.7	108.5
NGLs (MBbl)	166.4	184.9	203.4
Natural gas (MMcf)	14,566.8	16,185.4	17,803.9

Total (MMcfe)	16,098.2	17,886.9	19,675.6

Oil (Bbl/d)	242.6	269.6	296.5
NGLs (Bbl/d)	454.7	505.3	555.8
Natural gas (Mcf/d)	39,800.1	44,222.3	48,644.6

Total (Mcfe/d)	43,984.3	48,871.4	53,758.5

Forecasted prices:
NYMEX-WTI oil price (per Bbl)	$101.16	$101.16	$101.16
Realized oil price (per Bbl) (excluding derivatives)	$96.91	$96.91	$96.91
Realized oil price (per Bbl) (including derivatives)	$95.96	$96.06	$96.13

NYMEX-WTI oil price (per Bbl)	$101.16	$101.16	$101.16
Realized natural gas liquids price (per Bbl) (excluding derivatives)	$46.05	$46.05	$46.05
Realized natural gas liquids price (per Bbl) (including derivatives)	$46.05	$46.05	$46.05

NYMEX-Henry Hub natural gas price (per MMBtu)	$5.03	$5.03	$5.03
Realized natural gas price (per Mcf) (excluding derivatives)	$4.97	$4.97	$4.97
Realized natural gas price (per Mcf) (including derivatives)	$5.13	$5.11	$5.10

	Percentage of Forecasted Net Production
	90%		100%		110%
	(In millions, except per unit amounts)

Forecasted Adjusted EBITDA projection:
Operating revenue		$88.8		$98.6		$108.5
Realized derivative gains (losses)		2.1		2.1		2.1

Total revenue and realized derivative gains (losses)		$90.9		$100.7		$110.6
Oil and natural gas production expenses		(16.6)		(18.4)		(20.3)
Production and ad valorem taxes		(8.2)		(8.9)		(9.6)
General and administrative expenses		(5.0)		(5.0)		(5.0)

Estimated Adjusted EBITDA		$61.1		$68.4		$75.7
Minimum estimated Adjusted EBITDA
Excess cash available for distribution	$		$		$

Commodity Price Changes

The following table shows estimated Adjusted EBITDA under various assumed NYMEX-WTI oil and natural gas prices for the twelve months ending June 30, 2012. For purposes of this prospectus, we have assumed that, at the closing of this offering, Memorial Resource will contribute specific commodity derivative contracts covering 32 MMcfe/d, or approximately 66% of our total forecasted production of 49 MMcfe/d for the twelve months ending June 30, 2012. In addition, the estimated Adjusted EBITDA amounts shown below are based on forecasted realized commodity prices that take into account our average NYMEX commodity price differential assumptions. We have assumed no changes in our production based on changes in prices.

	(In millions of dollars, except per unit amounts)

NYMEX-Henry Hub natural gas price (per MMBtu):		$4.75		$5.00		$5.25		$5.50
NYMEX-WTI oil price (per Bbl):		$90.00		$100.00		$110.00		$120.00

Forecasted net production:
Oil (MBbl)		98.7		98.7		98.7		98.7
NGLs (MBbl)		184.9		184.9		184.9		184.9
Natural gas (MMcf)		16,185.4		16,185.4		16,185.4		16,185.4

Total (MMcfe)		17,886.9		17,886.9		17,886.9		17,886.9
Oil (Bbl/d)		269.6		269.6		269.6		269.6
NGLs (Bbl/d)		505.3		505.3		505.3		505.3
Natural gas (Mcf/d)		44,222.3		44,222.3		44,222.3		44,222.3

Total (Mcfe/d)		48,871.4		48,871.4		48,871.4		48,871.4

Forecasted prices:
NYMEX-WTI oil price (per Bbl)		$90.00		$100.00		$110.00		$120.00
Realized oil price (per Bbl) (excluding derivatives)		$85.75		$95.75		$105.75		$115.75
Realized oil price (per Bbl) (including derivatives)		$85.68		$95.03		$103.76		$111.80

NYMEX-WTI oil price (per Bbl)		$90.00		$100.00		$110.00		$120.00
Realized natural gas liquids price (per Bbl) (excluding derivatives)		$40.97		$45.52		$50.07		$54.62
Realized natural gas liquids price (per Bbl) (including derivatives)		$41.35		$45.52		$49.85		$53.01

NYMEX-Henry Hub natural gas price (per MMBtu)		$4.75		$5.00		$5.25		$5.50
Realized natural gas price (per Mcf) (excluding derivatives)		$4.70		$4.94		$5.19		$5.44
Realized natural gas price (per Mcf) (including derivatives)		$4.94		$5.08		$5.26		$5.44

Forecasted Adjusted EBITDA projection:
Operating revenue		$92.1		$97.9		$103.7		$109.6
Realized derivative gains (losses)		4.0		2.0		0.9		(0.6)

Total revenue and realized derivative gains (losses)		$96.0		$99.9		$104.6		$108.9
Oil and natural gas production expenses		(18.4)		(18.4)		(18.4)		(18.4)
Production and ad valorem taxes		(8.4)		(8.8)		(9.2)		(9.6)
General and administrative expenses		(5.0)		(5.0)		(5.0)		(5.0)

Estimated Adjusted EBITDA		$64.2		$67.7		$71.9		$75.9
Minimum estimated Adjusted EBITDA
Excess cash available for distribution	$		$		$		$

We expect to adopt a hedging policy designed to reduce the impact to our cash flows from commodity price volatility. Under this policy, we intend to enter into commodity derivative contracts covering approximately 65% to 85% of our estimated production from total proved developed producing reserves over a three-to-five year period at any given point in time. We may, however, from time to time hedge more or less than this approximate range. As opposed to entering into commodity derivative contracts at predetermined times or on prescribed terms, we intend to enter into commodity derivative contracts in connection with material increases in our estimated reserves and at times when we believe market conditions or other circumstances suggest that it is prudent to do so. By removing a significant portion of price volatility associated with production, we believe we will mitigate, but not eliminate, the potential negative effects of reductions in commodity prices on our cash flow from operations for those periods. However, our hedging activity may also reduce our ability to benefit from increases in commodity prices. Additionally, we intend to individually identify these non-speculative hedges as “designated hedges” for U.S. federal income tax purposes as we enter into them.

As NYMEX oil and natural gas prices decline, our estimated Adjusted EBITDA does not decline proportionately for two reasons: (1) the effects of our commodity derivative contracts and (2) the effects of our general and administrative expenses, which are not expected to correlate with oil and natural gas prices. Furthermore, we have assumed no changes in estimated production or oil and natural gas operating costs during the twelve months ending June 30, 2012. However, over the long term, a sustained decline in oil and natural gas prices would likely lead to a decline in production and oil and natural gas operating costs as well as a reduction in our realized oil and natural gas prices. Therefore, the foregoing table is not illustrative of all of the potential effects of changes in commodity prices for periods subsequent to June 30, 2012.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending          , 2011, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution payable in respect of the quarter ending          , 2011 for the period from the closing of the offering through          , 2011.

Definition of Available Cash

Available cash, for any quarter, consists of all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner at the date of determination of available cash for the quarter to:

•	provide for the proper conduct of our business, which could include, but is not limited to, amounts reserved for capital expenditures, working capital and operating expenses;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders (including our general partner) for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for future distributions on our common and subordinated units unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for such quarter);

•	plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from borrowing (including working capital borrowings) made after the end of the quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from borrowing (including working capital borrowings) made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders.

Working capital borrowings are borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution

We intend to distribute to the holders of common and subordinated units on a quarterly basis at least the minimum quarterly distribution of $      per unit, or $      per unit on an annualized basis, to the extent we have sufficient cash from our operations after the establishment of cash reserves and payment of fees and expenses, including payments (or reserving for payment) of fees and expenses to our general partner and its affiliates. However, there is no guarantee that we will pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

General Partner Interest and Incentive Distribution Rights

Initially, our general partner will be entitled to 0.1% of all quarterly distributions that we make prior to our liquidation. Our general partner’s 0.1% interest in us is represented by general partner units for allocation and distribution purposes. At the consummation of this offering, our general partner’s 0.1% interest in us will be represented by           general partner units (or general partner units if the underwriters exercise their option to purchase additional common units in full). Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in exchange for additional general partner units to maintain its current general partner interest. Our general partner’s initial 0.1% interest in our distributions will be reduced if we issue additional limited partner units in the future (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units, the issuance of common units to Memorial Resource upon expiration of the underwriters’ option to purchase additional common units, or the issuance of common units upon conversion of outstanding subordinated units) and our general partner does not contribute a proportionate amount of capital to us in exchange for additional general partner units to maintain its 0.1% general partner interest.

Our general partner also holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 25.0%, of the cash we distribute from operating surplus (as defined below) in excess of $      per unit per quarter. The maximum distribution of 25.0% includes distributions paid to our general partner on its 0.1% general partner interest and assumes that our general partner maintains its general partner interest at 0.1%. The maximum distribution of 25.0% does not include any distributions that our general partner may receive on common units or subordinated units that it owns. Upon the closing of this offering, the Funds will hold non-voting member interests in our general partner that entitle them collectively to 50.0% of all cash distributions received by our general partner in respect of the incentive distribution rights and any common units issued to our general partner in connection with a reset of the incentive distribution rights. Please read “— General Partner Interest and Incentive Distribution Rights.”

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating Surplus

Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus. Operating surplus for any period consists of:

•	$ million (as described below); plus

•	all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions, which include the following:

•	borrowings (including sales of debt securities) that are not working capital borrowings;

•	sales of equity interests; and

•	sales or other dispositions of assets outside the ordinary course of business;

provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

•	working capital borrowings made after the end of the period but on or before the date of determination of operating surplus for the period; plus

•	cash distributions paid (including incremental incentive distributions) on equity issued to finance all or a portion of the construction, replacement, acquisition, development or improvement of a capital improvement or replacement of a capital asset (such as reserves or equipment) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, replacement, acquisition, development or improvement of a capital improvement, construction, replacement, acquisition, development or improvement of a capital asset and ending on the earlier to occur of the date the capital improvement or capital asset begins producing in paying quantities or is placed into service, as applicable, and the date that it is abandoned or disposed of; plus

•	cash distributions paid (including incremental incentive distributions) on equity issued to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap arrangements), or to pay construction period distributions on equity issued, to finance the capital improvements or capital assets referred to above; less

•	all of our operating expenditures (as described below) after the closing of this offering and the completion of the formation transactions; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $      million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including (as described above) certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

We define operating expenditures in our partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement for expenses of our general partner and its affiliates, payments made in the ordinary course of business under interest rate and commodity hedge contracts, (provided that (i) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (ii) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments (except as otherwise provided in our partnership agreement) and estimated maintenance capital expenditures (as discussed in further detail below), provided that operating expenditures will not include:

•	repayment of working capital borrowings previously deducted from operating surplus pursuant to the provision described in the penultimate bullet point of the description of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	growth capital expenditures;

•	actual maintenance capital expenditures (as discussed in further detail below);

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners; or

•	repurchases of equity interests except to fund obligations under employee benefit plans.

Capital Surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, capital surplus would generally be generated by:

•	borrowings (including sales of debt securities) other than working capital borrowings;

•	sales of our equity interests; and

•	sales or other dispositions of assets outside the ordinary course of business.

Characterization of Cash Distributions

Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Estimated maintenance capital expenditures reduce operating surplus, but growth capital expenditures, actual maintenance capital expenditures and investment capital expenditures do not. Maintenance capital expenditures are those capital expenditures required to maintain our asset base over the long term. We expect that a primary component of maintenance capital expenditures will be capital expenditures associated with the replacement of equipment and oil and natural gas reserves (including non-proved reserves attributable to undeveloped leasehold acreage), whether through the development, exploitation and production of an existing leasehold or the acquisition or development of a new oil and natural gas property. Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of any replacement asset that is paid in respect of the period from such financing until the earlier to occur of the date that any such construction, replacement, acquisition or improvement of a capital improvement or construction replacement, acquisition or improvement of a capital asset begins producing in paying quantities or is placed into service, as applicable, and the date that it is abandoned or disposed of. Plugging and abandonment cost will also constitute maintenance capital expenditures. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

Because our maintenance capital expenditures can be irregular, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus and adjusted operating surplus if we subtracted actual maintenance capital expenditures from operating surplus. To address this issue, our partnership agreement will require that an estimate of the average quarterly maintenance capital expenditures (including estimated plugging and abandonment costs) necessary to maintain our asset base over the long term be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by our general partner’s board of directors at least once a year, provided that any change is approved by the conflicts committee of our general partner’s board of directors. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will impact our business. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only. For a discussion of the amounts we have allocated toward estimated maintenance capital expenditures, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

The use of estimated maintenance capital expenditures in calculating operating surplus will have the following effects:

•	it will reduce the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus less than the minimum quarterly distribution to be paid on all the units for the quarter;

•	it will increase our ability to distribute as operating surplus cash we receive from non-operating sources;

•	in quarters where estimated maintenance capital expenditures exceed actual maintenance capital expenditures, it will be more difficult for us to raise our distribution above the minimum quarterly distribution, because the amount of estimated maintenance capital expenditures will reduce the amount of cash available for distribution to our unitholders, even in quarters where there are no corresponding actual capital expenditures; conversely, the use of estimated maintenance capital expenditures in calculating operating surplus will have the opposite effect for quarters in which actual maintenance capital expenditures exceed our estimated maintenance capital expenditures; and

•	it will reduce the likelihood that a large maintenance capital expenditure during a particular quarter will prevent our general partner’s affiliates from being able to convert some or all of their subordinated units to common units since the effect of an estimate is to spread the expected expense over several periods, thereby mitigating the effect of the actual payment of the expenditure on any single period.

Growth capital expenditures are those capital expenditures that we expect will increase our asset base over the long term. Examples of growth capital expenditures include the acquisition of reserves or equipment, the acquisition of new leasehold interest, or the development, exploitation and production of an existing leasehold interest, to the extent such expenditures are incurred to increase our asset base over the long term. Growth capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of such capital improvement during the period from such financing until the earlier to occur of the date any such capital improvement begins producing in paying quantities or is placed into service, as applicable, or the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered growth capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor growth capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of our undeveloped properties in excess of the maintenance of our asset base, but which are not expected to expand our asset base for more than the short term.

As described above, neither investment capital expenditures nor growth capital expenditures will be included in operating expenditures, and thus will not reduce operating surplus. Because growth capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction, replacement or improvement of a capital asset (such as equipment or reserves) during the period from such financing until the earlier to occur of the date any such capital asset begins producing in paying quantities or is placed into service, as applicable, and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Capital expenditures that are made in part for maintenance capital purposes and in part for investment capital or growth capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or growth capital expenditure by our general partner’s board of directors, based upon its good faith determination, subject to approval by the conflicts committee of our general partner’s board of directors.

Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we describe below), the common units, will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $      per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions from operating surplus until the common units, have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

Expiration of the Subordination Period

Except as described below under “— Early Conversion of Subordinated Units,” the subordination period will extend until the first day of any quarter beginning after          , 2014 that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units, subordinated units, and general partner units equaled or exceeded, in the aggregate, the minimum quarterly distributions payable with respect to a period of twelve consecutive quarters immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during the twelve consecutive quarters immediately preceding that date equaled or exceeded, in the aggregate, the sum of the minimum quarterly distributions on all of the outstanding common units, subordinated units, and general partner units payable with respect to such period on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early Conversion of Subordinated Units

The subordination period will automatically terminate, and all of the subordinated units will convert into an equal number of common units, on the first business day after the distribution to unitholders in respect of any quarter beginning with the quarter ending on or after          , 2012, if the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and the general partner units equaled or exceeded $ (125% of the minimum quarterly distribution), and the related distribution on the incentive distribution rights was made, for the four-quarter period immediately preceding that date;

•	the “adjusted operating surplus” generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of a distribution of $ (125% of the minimum quarterly distribution) on all of the outstanding common units and subordinated units on a fully diluted basis and the related distributions on the general partner units and the incentive distribution rights during those periods; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Effect of the Expiration of the Subordination Period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. Common units will then no longer be entitled to arrearages.

Effect of the Expiration of the Subordination Period Following Removal of our General Partner

If the unitholders remove our general partner other than for cause and no units held by the holders of the subordinated units or their affiliates are voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner units into common units or to receive cash in exchange for such general partner units at the equivalent common unit fair market value.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus for any period consists of:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under “— Operating Surplus and Capital Surplus — Operating Surplus”); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

•	any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Distributions of Available Cash from Operating Surplus During the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 99.9% to the subordinated unitholders, pro rata, and 0.1% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 0.1% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash from Operating Surplus After the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 0.1% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner initially will be entitled to 0.1% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 0.1% general partner interest if we issue additional units. Our general partner’s 0.1% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 0.1% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 0.1% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Incentive distribution rights represent the right to receive an increasing percentage (14.9% and 24.9%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement. The Funds collectively own, through non-voting membership interests in our general partner, 50.0% of the economic interest in our incentive distribution rights and of any common units issued to our general partner in connection with a reset of the incentive distribution rights.

The following discussion assumes that our general partner maintains its 0.1% general partner interest, that there are no arrearages on common units and that our general partner continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	first, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until each unitholder receives a total of $ per unit for that quarter (the “first target distribution”);

•	second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $ per unit for that quarter (the “second target distribution”); and

•	thereafter, 75.0% to all unitholders, pro rata, and 25.0% to our general partner.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit.” The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 0.1% general partner interest and assume there are no arrearages on common units and our general partner has contributed any additional capital to maintain its 0.1% general partner interest and our general partner has not transferred its incentive distribution rights.

	Total Quarterly		Marginal Percentage Interest in Distributions
	Distribution per Unit		Unitholders	General Partner

Minimum Quarterly Distribution	$		99.9%	0.1%
First Target Distribution	above $	up to $	99.9%	0.1%
Second Target Distribution	above $	up to $	85.0%	15.0%
Thereafter	above $		75.0%	25.0%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the special committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right (if at all) to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units and general partner units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. Our general partner will be issued the number of general partner units necessary to maintain our general partner’s interest in us immediately prior to the reset election.

The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

Following any reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until each unitholder receives an amount equal to 115% of the reset minimum quarterly distribution for that quarter;

•	second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 75.0% to all unitholders, pro rata, and 25.0% to our general partner.

The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (i) pursuant to the cash distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (ii) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $     .

	Quarterly	Marginal Percentage Interest in		Quarterly Distribution per
	Distribution per Unit	Distributions		Unit Following Hypothetical
	Prior to Reset	Unitholders	General Partner	Reset

Minimum quarterly distribution	$	99.9%	0.1%	$
First target distribution	up to $	99.9%	0.1%	up to $ (1)
Second target distribution	above $ up to $	85.0%	15.0%	above $ (1) up to $ (2)
Thereafter	above $	75.0%	25.0%	above $ (2)

(1)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.

(2)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights based on an average of the amounts distributed for a quarter for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be     common units outstanding, our general partner has maintained its 0.1% general partner interest, and the average distribution to each common unit would be $      for the two quarters prior to the reset.

Cash
	Quarterly	Distributions to	Cash Distributions to General Partner Prior to Reset
	Distribution per	Common			Incentive
	Unit Prior to	Unitholders	Common	0.1% General	Distribution		Total
	Reset	Prior to Reset	Units	Partner Interest	Rights	Total	Distributions

Minimum quarterly distribution	$	$	$—	$	$—	$	$
First target distribution	up to $		—
Second target distribution	above $ up to $		—
Thereafter	above $		—

		$	$—	$	$	$	$

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights, with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there would be      common units outstanding, our general partner’s 0.1% interest has been maintained, and the average distribution to each common unit would be $      . The number of common units to be issued to our general partner upon the reset was calculated by dividing (i) the average of the amounts received by our general partner in respect of its incentive distribution rights for the two quarters prior to the reset as shown in the table above, or $ , by (ii) the average available cash distributed on each common unit for the two quarters prior to the reset as shown in the table above, or $     .

Cash
	Quarterly	Distributions to	Cash Distributions to General Partner After Reset
	Distribution per	Common					Incentive
	Unit Prior to	Unitholders	Common		0.1% General		Distribution			Total
	Reset	Prior to Reset	Units		Partner Interest		Rights	Total		Distributions

Minimum quarterly distribution	$	$	$		$		$—	$		$
First target distribution	up to $	—		—		—	—		—		—
Second target distribution	above $ up to $	—		—		—	—		—		—
Thereafter	above $	—		—		—	—		—		—

		$	$		$		$—	$		$

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	First, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

•	Second, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding discussion is based on the assumption that our general partner maintains its 0.1% general partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels will be reduced to zero. Our partnership agreement specifies that we then make all future distributions as distributions from operating surplus, with 75.0% being paid to the holders of units and 25.0% to our general partner. The percentage interests shown for our general partner include its 0.1% general partner interest and assume our general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price; and

•	the number of common units into which a subordinated unit is convertible.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, and each subordinated unit would be convertible into two common units. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters. In addition, as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels by multiplying each by a fraction, the numerator of which is available cash for that quarter (after deducting our general partner’s estimate of our aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in laws or interpretation) and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in laws or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

•	first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 99.9% to the subordinated unitholders, pro rata, and 0.1% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 99.9% to the unitholders, pro rata, and 0.1% to our general partner, for each quarter of our existence;

•	fifth, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence; and

•	thereafter, 75.0% to all unitholders, pro rata, and 25.0% to our general partner.

The percentage interests set forth above for our general partner include its 0.1% general partner interest and assume our general partner has not transferred the incentive distribution rights.

If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•	first, 99.9% to holders of subordinated units in proportion to the positive balances in their capital accounts and 0.1% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, 99.9% to the holders of common units in proportion to the positive balances in their capital accounts and 0.1% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100.0% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

We were formed in April 2011 and do not have historical financial operating results. Therefore, in this prospectus, we present the historical financial statements of our predecessor. The following table shows selected historical financial data of our predecessor and unaudited pro forma financial information of Memorial Production Partners LP. Due to the factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview,” our future results of operations will not be comparable to the historical results of our predecessor. The selected historical financial data as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010 are derived from the audited historical combined financial statements of our predecessor included elsewhere in this prospectus. The selected historical financial data as of December 31, 2006, 2007 and 2008 and for the years ended December 31, 2006 and 2007 are derived from our predecessor’s unaudited financial records. The selected historical financial data presented as of March 31, 2011 and for the three months ended March 31, 2010 and 2011 are derived from the unaudited historical combined financial statements of our predecessor included elsewhere in this prospectus.

The selected pro forma financial data as of March 31, 2011 and for the three months ended March 31, 2011 and for the year ended December 31, 2010 are derived from the unaudited pro forma combined financial statements of Memorial Production Partners LP included elsewhere in this prospectus. The pro forma adjustments have been prepared as if certain transactions, which have been completed or which will be effected prior to or in connection with the closing of this offering, had taken place on March 31, 2011, in the case of the unaudited pro forma combined balance sheet, or as of January 1, 2010, in the case of the unaudited pro forma combined statements of operations. These transactions include:

•	adjustments to reflect the acquisitions of oil and natural gas properties consummated in June 2010, April 2011, and May 2011 by our predecessor;

•	the contribution by Memorial Resource and certain of its subsidiaries, including our predecessor, to us of the Partnership Properties in exchange for common units, subordinated units and $ million in cash and the issuance to our general partner of general partner units, representing a 0.1% general partner interest in us, and all of our incentive distribution rights;

•	the issuance and sale by us to the public of common units in this offering and the application of the net proceeds as described in “Use of Proceeds”; and

•	our borrowing of approximately $130.0 million under our new $ million revolving credit facility and the application of the net proceeds as described in “Use of Proceeds.” If the net proceeds from this offering increase or decrease, then our borrowing under the new revolving credit facility would correspondingly decrease or increase, respectively.

You should read the following table in conjunction with “Summary — Our Partnership Structure and Formation Transactions,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical combined financial statements of our predecessor and the unaudited pro forma combined financial statements of Memorial Production Partners LP included elsewhere in this prospectus. Among other things, those historical and unaudited pro forma financial statements include more detailed information regarding the basis of presentation for the following information.

								Memorial Production
								Partners LP
								Pro Forma
									Three
	Our Predecessor							Year	Months
						Three Months Ended		Ended	Ended
	Year Ended December 31,					March 31,		December 31,	March 31,
	2006	2007	2008	2009	2010	2010	2011	2010	2011
	(Unaudited)					(Unaudited)		(Unaudited)
	(In thousands)

Statement of Operations Data:
Revenues
Oil and natural gas sales	$112	$11,949	$49,313	$24,541	$37,308	$7,879	$11,641	$87,762	$20,648
Other income	21	153	622	319	1,433	67	103	1,404	99

Total revenues	133	12,102	49,935	24,860	38,741	7,946	11,744	89,166	20,747

Costs and expenses:
Lease operating	156	2,873	8,843	11,207	13,974	2,220	5,170	23,052	6,685
Exploration	—	—	374	2,690	39	—	—	36	—
Production and ad valorem taxes	7	1,113	3,127	1,464	2,112	509	693	7,387	1,703
Depreciation, depletion and amortization	233	18,144	12,353	15,226	20,066	4,352	4,450	34,772	7,026
Impairment of proved oil and natural gas properties	1,430	—	14,166	3,480	11,800	1,691	—	9,509	—
General and administrative	1,390	2,937	3,835	4,811	6,116	1,108	1,474	5,819	1,399
Accretion	1	319	224	320	663	64	210	1,072	276
(Gain) loss on derivative instruments	—	734	(9,815)	(10,834)	(10,264)	(6,636)	703	(10,264)	703
Gain on sale of properties	—	—	(7,395)	(7,851)	(1)	—	(8)	—	—
Other, net	(508)	744	—	304	890	—	—	890	—

Total costs and expenses	2,709	26,864	25,712	20,817	45,395	3,308	12,692	72,273	17,792

Operating income (loss)	(2,576)	(14,762)	24,223	4,043	(6,654)	4,638	(948)	16,893	2,955
Interest expense	(7)	(1,135)	(3,138)	(2,937)	(4,438)	(606)	(1,035)	(4,365)	(1,092)

Income (loss) before income taxes	(2,583)	(15,897)	21,085	1,106	(11,092)	4,032	(1,983)	12,528	1,863

Income tax expense	—	—	—	—	(225)	—	—	(225)	—

Net income (loss)	$(2,583)	$(15,897)	$21,085	$1,106	$(11,317)	$4,032	$(1,983)	$12,303	$1,863

Cash Flow Data:
Net cash provided by operating activities	$(1,282)	$6,742	$32,838	$12,672	$20,288	$3,935	$2,999
Net cash (used in) investing activities	(6,538)	(97,416)	(45,547)	(24,947)	(116,687)	(10,601)	(7,898)
Net cash provided by financing activities	8,500	93,196	11,619	15,989	96,756	9,434	1,375

Other Financial Data:
Adjusted EBITDA			$33,971	$24,340	$23,239	$5,042	$5,602	$59,608	$12,155

							Memorial
							Production
							Partners LP
	Our Predecessor						Pro Forma
						As of	As of
	Year Ended December 31,					March 31,	March 31,
	2006	2007	2008	2009	2010	2011	2011
	(Unaudited)					(Unaudited)
	(In thousands)

Balance Sheet Data:
Working capital (deficit)	$1,107	$(1,684)	$(966)	$9,494	$4,116	$2,490	$1,318
Total assets	6,565	99,021	145,529	146,153	248,540	245,042	435,107
Total debt	3,500	46,726	62,536	61,784	115,428	112,584	130,000
Partners’ capital	2,416	36,488	54,576	72,988	105,801	108,039	278,543

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains the following information:

•	a discussion of our business on a pro forma basis, including:

•	a general overview of our properties;

•	our results of operations;

•	our liquidity and capital resources; and

•	our quantitative and qualitative disclosures about market risk; and

•	a discussion of our predecessor’s business on a historical basis, including:

•	our predecessor’s results of operations;

•	our predecessor’s liquidity and capital resources; and

•	our predecessor’s quantitative and qualitative disclosures about market risk.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the “Selected Historical and Pro Forma Financial Data” and the accompanying financial statements and related notes included elsewhere in this prospectus. Unless otherwise indicated, all references to financial or operating data on a pro forma basis give effect to the transactions described under “Summary — Our Partnership Structure and Formation Transactions” and in the unaudited pro forma combined financial statements included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil and natural gas, production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

We are a Delaware limited partnership formed in April 2011 by Memorial Resource to own and acquire oil and natural gas properties in North America. At the closing of this offering, Memorial Resource and certain of its subsidiaries, including our predecessor, will contribute to us (1) specified oil and natural gas properties, which we refer to collectively as the “Partnership Properties,” and (2) commodity derivative contracts for the six months ending December 31, 2011 and the years ending December 31, 2012, 2013, 2014, and 2015 covering approximately 76%, 75%, 69%, 14% and 8%, respectively, of our estimated production from our total proved developed producing reserves existing as of December 31, 2010, based on our reserve reports.

Our Properties

Following the contribution of the Partnership Properties to us, we will own oil and natural gas properties located in South and East Texas. Based on proved reserves volumes at December 31, 2010, we or Memorial Resource will operate 94% of the properties in which we have interests, and we will own an average working interest of 41% across our oil and natural gas properties. As of December 31, 2010, we had interests in 1,290 gross (609 net) producing wells across our properties, with an average working interest of 47%. As of December 31, 2010, our total estimated proved reserves were approximately 325 Bcfe, of which approximately

81% were classified as proved developed reserves. As of December 31, 2010, our estimated proved reserves had a standardized measure of $359.2 million. Based on our pro forma average net production for the year ended December 31, 2010 of 52 MMcfe/d, our total estimated proved reserves had a reserve-to-production ratio of 17 years.

Memorial Resource’s Retained Properties

After giving effect to the formation transactions, Memorial Resource had (i) total estimated proved reserves of 1,036 Bcfe at December 31, 2010, primarily located in East Texas, North Louisiana and the Rockies, of which approximately 81% were natural gas, and approximately 34% were classified as proved developed reserves, and (ii) interests in over 398,000 gross (173,000 net) acres of undeveloped properties.

How We Conduct Our Business and Evaluate Our Operations

We use a variety of financial and operational metrics to assess the performance of our oil and natural gas operations, including:

•	production volumes;

•	realized prices on the sale of oil and natural gas, including the effect of our derivative contracts;

•	lease operating expenses;

•	general and administrative expenses; and

•	Adjusted EBITDA.

Production Volumes

Production volumes directly impact our results of operations. For more information about our predecessor’s and our pro forma production volumes, please read “— Historical Pro Forma Financial and Operating Data.”

Realized Prices on the Sale of Oil and Natural Gas

Factors Affecting the Sales Price of Oil and Natural Gas.  We will market our oil and natural gas production to a variety of purchasers based on regional pricing. The relative prices of oil and natural gas are determined by the factors impacting global and regional supply and demand dynamics, such as economic conditions, production levels, weather cycles and other events. In addition, relative prices are heavily influenced by product quality and location relative to consuming and refining markets.

Natural Gas.  The NYMEX-Henry Hub price of natural gas is a widely used benchmark for the pricing of natural gas in the United States. Similar to oil, the actual prices realized from the sale of natural gas differ from the quoted NYMEX-Henry Hub price as a result of quality and location differentials. Quality differentials to NYMEX-Henry Hub prices result from: (1) the Btu content of natural gas, which measures its heating value, and (2) the percentage of sulfur, CO2 and other inert content by volume. Wet natural gas with a high Btu content sells at a premium to low Btu content dry natural gas because it yields a greater quantity of NGLs. Natural gas with low sulfur and CO2 content sells at a premium to natural gas with high sulfur and CO2 content because of the added cost to separate the sulfur and CO2 from the natural gas to render it marketable. The wet natural gas is processed in third-party natural gas plants and residue natural gas as well as NGLs are recovered and sold. Our wellhead Btu has an average energy content greater than 1,000 Btu and minimal sulfur and CO2 content and generally receives a premium valuation. The dry natural gas residue from the Partnership Properties is generally sold based on index prices in the region from which it is produced.

Location differentials to NYMEX-Henry Hub prices result from variances in transportation costs based on the natural gas’ proximity to the major consuming markets to which it is ultimately delivered. Also affecting the differential is the processing fee deduction retained by the natural gas processing plant generally in the form of percentage of proceeds. Generally, these index prices have historically been at a discount to NYMEX-Henry Hub natural gas prices.

Oil.  The NYMEX-WTI futures price is a widely used benchmark in the pricing of domestic and imported oil in the United States. The actual prices realized from the sale of oil differ from the quoted NYMEX-WTI price as a result of quality and location differentials. Quality differentials to NYMEX-WTI prices result from the fact that crude oils differ from one another in their molecular makeup, which plays an important part in their refining and subsequent sale as petroleum products. Among other things, there are two characteristics that commonly drive quality differentials: (1) the oil’s American Petroleum Institute, or API, gravity and (2) the oil’s percentage of sulfur content by weight. In general, lighter oil (with higher API gravity) produces a larger number of lighter products, such as gasoline, which have higher resale value, and, therefore, normally sells at a higher price than heavier oil. Oil with low sulfur content (“sweet” oil) is less expensive to refine and, as a result, normally sells at a higher price than high sulfur-content oil (“sour” oil).

Location differentials to NYMEX-WTI prices result from variances in transportation costs based on the produced oil’s proximity to the major consuming and refining markets to which it is ultimately delivered. Oil that is produced close to major consuming and refining markets, such as near Cushing, Oklahoma, is in higher demand as compared to oil that is produced farther from such markets. Consequently, oil that is produced close to major consuming and refining markets normally realizes a higher price (i.e., a lower location differential to NYMEX-WTI).

The oil produced from our properties is a combination of sweet and sour oil, varying by location. We sell our oil at the NYMEX-WTI price, which is adjusted for quality and transportation differential, depending primarily on location and purchaser. The differential varies, but our oil normally sells at a discount to the NYMEX-WTI price.

In the past, oil and natural gas prices have been extremely volatile, and we expect this volatility to continue. For example, during the year ended December 31, 2010, the NYMEX-WTI oil price ranged from a high of $91.49 per Bbl to a low of $65.96 per Bbl, while the NYMEX-Henry Hub natural gas price ranged from a high of $7.50 per MMBtu to a low of $1.83 per MMBtu. For the five years ended December 31, 2010, the NYMEX-WTI oil price ranged from a high of $145.29 per Bbl to a low of $31.41 per Bbl, while the NYMEX-Henry Hub natural gas price ranged from a high of $13.31 per MMBtu to a low of $1.83 per MMBtu.

Commodity Derivative Contracts.  We expect to adopt a hedging policy designed to reduce the impact to our cash flows from commodity price volatility. Under this policy, we intend to enter into commodity derivative contracts covering approximately 65% to 85% of our estimated production from total proved developed producing reserves over a three-to-five year period at any given point of time. We may, however, from time to time hedge more or less than this approximate range. Additionally, we intend to individually identify these non-speculative hedges as “designated hedges” for U.S. federal income tax purposes as we enter into them.

At the closing of this offering, Memorial Resource will contribute to us, in conjunction with the Partnership Properties, commodity derivative contracts for the six months ending December 31, 2011 and the years ending December 31, 2012, 2013, 2014, and 2015 covering approximately 76%, 75%, 69%, 14% and 8%, respectively, of our estimated production from our total proved developed producing reserves existing as of December 31, 2010, based on our reserve reports. Please read “— Pro Forma Liquidity and Capital Resources — Commodity Derivative Contracts.” The following table reflects, with respect to these derivative contracts to be provided to us, the volumes of our production covered by derivative contracts and the average prices at which the production will be hedged:

	Year Ending December 31,
	2011	2012	2013	2014	2015

Natural Gas Derivative Contracts:
Swap contracts:
Volume (MMBtu/d)	5,682	6,164	4,932	—	—
Weighted-average fixed price	$5.37	$5.32	$5.24	$—	$—
Collar contracts:
Volume (MMBtu/d)	12,225	20,311	19,463	3,945	2,630
Weighted-average ceiling price	$6.27	$5.91	$5.83	$6.31	$6.75
Weighted-average floor price	$5.02	$4.79	$4.75	$5.08	$5.25
Put options:
Volume (MMBtu/d)	8,285	2,295	—	—	—
Weighted-average floor price	$4.30	$4.80	$—	$—	$—
Total natural gas volumes hedged (MMBtu/d):	26,192	28,770	24,395	3,945	2,630
Oil Derivative Contracts:
Collar contracts:
Volume (Bbl/d)	114	148	156	105	—
Weighted-average ceiling price	$110.87	$115.12	$116.94	$117.72	$—
Weighted-average floor price	$84.81	$86.67	$87.16	$90.00	$—
Put options:
Volume (Bbl/d)	10	—	—	—	—
Weighted-average floor price	$85.00	$—	$—	$—	$—
Natural Gas Liquids Derivative Contracts:
Collar contracts:
Volume (Bbl/d)	62	125	—	—	—
Weighted-average ceiling price	$93.57	$93.57	$—	$—	$—
Weighted-average floor price	$75.16	$75.16	$—	$—	$—

Lease Operating Expenses.  We strive to increase our production levels to maximize our revenue and cash available for distribution. Lease operating expenses are the costs incurred in the operation of producing properties and workover costs. Expenses for utilities, direct labor, water injection and disposal, and materials and supplies comprise the most significant portion of our lease operating expenses. Lease operating expenses do not include general and administrative expenses or production and other taxes. Certain items, such as direct labor and materials and supplies, generally remain relatively fixed across broad production volume ranges, but can fluctuate depending on activities performed during a specific period. For instance, repairs to our pumping equipment or surface facilities result in increased lease operating expenses in periods during which they are performed.

A majority of our operating cost components are variable and increase or decrease as the level of produced hydrocarbons and water increases or decreases. For example, we incur power costs in connection with various production related activities such as pumping to recover oil and natural gas and separation and treatment of water produced in connection with our oil and natural gas production. Over the life of natural gas fields, the amount of water produced may increase for a given volume of natural gas production, and, as pressure declines in natural gas wells that also produce water, more power will be needed to provide energy to artificial lift systems that help to remove produced water from the wells. Thus, production of a given volume of natural gas gets more expensive each year as the cumulative natural gas produced from a field increases until, at some point, additional production becomes uneconomic. We believe that one of management’s areas of core expertise lies in reducing these expenses, thus extending the economic life of the field and improving the cash margin of producing natural gas.

We monitor our operations to ensure that we are incurring operating costs at the optimal level. Accordingly, we monitor our production expenses and operating costs per well to determine if any wells or properties should be shut in, recompleted or sold. We typically evaluate our oil and natural gas operating costs on a per Mcfe basis. This unit rate allows us to monitor these costs in certain fields and geographic areas to identify trends and to benchmark against other producers.

Production and Ad Valorem Taxes.  Texas regulates the development, production, gathering and sale of oil and natural gas, including imposing production taxes and requirements for obtaining drilling permits. For oil, Texas currently imposes a production tax at 4.6% of the market value of the oil produced and 3/16 of one cent per Bbl produced, and for natural gas, Texas currently imposes a production tax of 7.5% of the market value of the natural gas. However, a significant portion of the wells in Texas are either currently exempt from production tax due to high cost natural gas abatement or reduced rate for post production cost recoupment. Ad valorem taxes are generally tied to the valuation of the oil and natural gas properties; however, these valuations are reasonably correlated to revenues, excluding the effects of any commodity derivative contracts.

General and Administrative Expenses.  At the closing of this offering, we and our general partner will enter into an omnibus agreement with Memorial Resource pursuant to which, among other things, it will perform all operational, management and administrative services on our general partner’s and our behalf. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocated to us, including expenses incurred by our general partner and its affiliates on our behalf. For a detailed description of the omnibus agreement, please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement.” Under our partnership agreement and the omnibus agreement, we will reimburse Memorial Resource for all direct and indirect costs incurred on our behalf, including the $2.5 million of incremental annual expenses we expect to incur as a result of becoming a publicly traded partnership. General and administrative expenses related to being a publicly traded partnership include expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on NASDAQ; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance costs and director compensation.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss):

•	Plus:

•	Interest expense, including realized and unrealized losses on interest rate derivative contracts;

•	Income tax expense;

•	Depreciation, depletion and amortization;

•	Impairment of goodwill and long-lived assets (including oil and natural gas properties);

•	Accretion of asset retirement obligations;

•	Unrealized losses on commodity derivative contracts;

•	Losses on sale of assets and other, net;

•	Unit-based compensation expenses;

•	Exploration costs; and

•	Other non-routine items that we deem appropriate.

•	Less:

•	Interest income;

•	Income tax benefit;

•	Unrealized gains on commodity derivative contracts;

•	Gains on sale of assets and other, net; and

•	Other non-routine items that we deem appropriate.

We expect that we will be required to comply with certain Adjusted EBITDA-related metrics under our new revolving credit facility.

Adjusted EBITDA will be used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess:

•	our operating performance as compared to that of other companies and partnerships in our industry, without regard to financing methods, capital structure or historical cost basis; and

•	the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, and make distributions on our units.

In addition, our management will use Adjusted EBITDA to evaluate actual cash flow available to pay distributions to our unitholders, develop existing reserves, or acquire additional oil and natural gas properties. We expect that we will be required to comply with certain Adjusted EBITDA-related metrics under our new revolving credit facility. Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. For further discussion, please read “Summary — Non-GAAP Financial Measure.”

Outlook

Beginning in the second half of 2008, the United States and other industrialized countries experienced a significant economic slowdown, which led to a substantial decline in worldwide energy demand. During this same period, North American natural gas supply was increasing as a result of the rise in domestic unconventional natural gas production. The combination of lower energy demand due to the economic slowdown and higher North American natural gas supply resulted in significant declines in oil, NGL and natural gas prices. While oil and NGL prices have increased since the second quarter of 2009, natural gas prices remained volatile throughout 2010 and have remained low in 2011, relative to much of 2007, 2008 and 2009, due to a continued increase in natural gas supply despite weaker offsetting demand growth. The outlook for a worldwide economic recovery remains uncertain for the foreseeable future, and the timing of a recovery in worldwide demand for energy is difficult to predict. As a result, it is likely that commodity prices will continue to be volatile for the remainder of 2011 and 2012. Sustained periods of low prices for oil or natural gas could materially and adversely affect our financial position, our results of operations, the quantities of oil and natural gas reserves that we can economically produce and our access to capital.

Significant factors that may impact future commodity prices include the political and economic developments currently impacting Egypt, Libya and the Middle East in general; the extent to which members of the Organization of Petroleum Exporting Countries and other oil exporting nations are able to continue to manage oil supply through export quotas; and overall North American oil and natural gas supply and demand fundamentals. Although we cannot predict the occurrence of events that will affect future commodity prices or the degree to which these prices will be affected, the prices for any oil, natural gas or NGLs that we produce will generally approximate market prices in the geographic region of the production.

As an oil and natural gas company, we face the challenge of natural production declines. As initial reservoir pressures are depleted, oil and natural gas production from a given well or formation decreases. Our future growth will depend on our ability to continue to add estimated reserves in excess of our production. Accordingly, we plan to maintain our focus on adding reserves through acquisitions and development projects and improving the economics of producing oil and natural gas from the Partnership Properties. We expect these acquisition opportunities may come from Memorial Resource, the Funds, and their respective affiliates, as well as from unrelated third parties. Our ability to add estimated reserves through acquisitions and development projects is dependent on many factors, including our ability to raise capital, obtain regulatory approvals and procure contract drilling rigs and personnel.

Historical and Pro Forma Financial and Operating Data

The following table sets forth selected historical combined financial and operating data of our predecessor and unaudited pro forma financial and operating data for Memorial Production Partners LP for the periods presented. The following table should be read in conjunction with “Selected Historical and Pro Forma Financial Data.”

	Our Predecessor					Memorial Production Partners LP Pro Forma
				Three			Three
				Months			Months
				Ended		Year Ended	Ended
	Year Ended December 31,			March 31,		December 31,	March 31,
	2008	2009	2010	2010	2011	2010	2011
				(Unaudited)		(Unaudited)

Revenues (in thousands):
Oil and natural gas sales	$49,313	$24,541	$37,308	$7,879	$11,641	$87,762	$20,648
Other income	622	319	1,433	67	103	1,404	99

Total revenues	$49,935	$24,860	$38,741	$7,946	$11,744	$89,166	$20,747

Costs and expenses (in thousands):
Lease operating	8,843	11,207	13,974	2,220	5,170	23,052	6,685
Exploration	374	2,690	39	—	—	36	—
Production and ad valorem taxes	3,127	1,464	2,112	509	693	7,387	1,703
Depreciation, depletion and amortization	12,353	15,226	20,066	4,352	4,450	34,772	7,026
Impairment of proved oil and natural gas properties	14,166	3,480	11,800	1,691	—	9,509	—
General and administrative	3,835	4,811	6,116	1,108	1,474	5,819	1,399
Accretion	224	320	663	64	210	1,072	276
(Gain) loss on derivative instruments	(9,815)	(10,834)	(10,264)	(6,636)	703	(10,264)	703
Gain on sale of properties	(7,395)	(7,851)	(1)	—	(8)	—	—
Other, net	—	304	890	—	—	890	—

Total costs and expenses	25,712	20,817	45,395	3,308	12,692	72,273	17,792
Operating income (loss)	24,223	4,043	(6,654)	4,638	(948)	16,893	2,955
Interest expense	(3,138)	(2,937)	(4,438)	(606)	(1,035)	(4,365)	(1,092)

Income (loss) before income taxes	21,085	1,106	(11,092)	4,032	(1,983)	12,528	1,863

Income tax expense	—	—	(225)	—	—	(225)	—

Net income (loss)	$21,085	$1,106	$(11,317)	$4,032	$(1,983)	$12,303	$1,863

Oil and natural gas revenue (in thousands):
Oil sales	$5,886	$3,521	$3,438	$740	$1,472	$7,933	$2,539
NGL sales	1,559	924	1,404	345	278	10,177	2,434
Natural gas sales	41,868	20,096	32,466	6,794	9,891	69,652	15,675

Total oil and natural gas revenue	$49,313	$24,541	$37,308	$7,879	$11,641	$87,762	$20,648

Production:
Oil (MBbls)	59	61	45	10	16	107	28
NGLs (MBbls)	83	33	34	8	5	272	56
Natural gas (MMcf)	4,719	5,282	7,314	1,224	2,266	16,713	3,897

Total (MMcfe)	5,569	5,847	7,792	1,330	2,395	18,985	4,399
Average net production (MMcfe/d)	15.2	16.0	21.3	14.8	26.6	52.0	48.8
Average sales price:
Oil (per Bbl)	$100.58	$58.01	$75.81	$74.33	$91.28	$74.35	$90.11
NGLs (per Bbl)	$18.76	$27.61	$41.02	$44.30	$52.09	$37.41	$43.76
Natural gas (per Mcf)	$8.87	$3.80	$4.44	$5.55	$4.36	$4.17	$4.02

Total (per Mcfe)	$8.86	$4.20	$4.79	$5.92	$4.86	$4.62	$4.69
Average unit costs per Mcfe:
Lease operating expenses	$1.59	$1.92	$1.79	$1.67	$2.16	$1.21	$1.52
Production and ad valorem taxes	$0.56	$0.25	$0.27	$0.38	$0.29	$0.39	$0.39
General and administrative expenses	$0.69	$0.82	$0.78	$0.83	$0.62	$0.31	$0.32
Depreciation, depletion and amortization	$2.22	$2.60	$2.58	$3.27	$1.86	$1.83	$1.60

Background Information Regarding Our Predecessor, the Partnership Properties, and Related Financial Data

The Partnership Properties consist of properties that will be contributed to us by our predecessor (which consists of the combined financial data of (a) BlueStone Natural Resources Holdings, LLC, (b) certain oil and natural gas properties owned by Classic Hydrocarbons Holdings, L.P., and (c) for periods after April 8, 2011, certain oil and natural gas properties owned by WHT Energy Partners LLC (WHT), each subsidiaries of Memorial Resource). The properties being contributed to us by our predecessor include (1) properties acquired by our predecessor from Forest Oil Corporation (Forest Oil) in June 2010 (with respect to which certain financial statements are included elsewhere in this prospectus), (2) properties acquired by our predecessor from BP America Production Company (BP) in May 2011 (with respect to which certain financial statements are included elsewhere in this prospectus) and (3) a 40% undivided interest in the properties acquired by WHT in April 2011 (with respect to which certain financial statements are included elsewhere in this prospectus).

Pro Forma Results of Operations

Factors Affecting the Comparability of the Pro Forma Results of Our Partnership to the Historical Financial Results of Our Predecessor

Our pro forma results of operations and our future results of operations may not be comparable to the historical results of operations of our predecessor for the periods presented, primarily for the reasons described below:

•	Our predecessor completed its acquisition of certain properties from Forest Oil in June 2010. Prior to such time, the estimated proved reserves associated with and the results of operations from those acquired assets were not included in our predecessor’s results of operations prior to the date of acquisition. The Forest Oil properties acquired by our predecessor are included in the Partnership Properties and represent 50 Bcfe, or approximately 15% of our pro forma total estimated proved reserves, as of December 31, 2010.

•	Our predecessor completed its acquisition of certain properties from BP in May 2011. The estimated proved reserves associated with and the results of operations from those acquired assets were not included in our predecessor’s historical results of operations through May 31, 2011. The BP America properties acquired by our predecessor are included in the Partnership Properties and represent 47 Bcfe, or approximately 15% of our pro forma total estimated proved reserves, as of December 31, 2010.

•	The Partnership Properties will include property interests contributed to us by WHT, all of which property interests were acquired by WHT in April 2011. Those properties being contributed represent 113 Bcfe, or approximately 35% of our pro forma total estimated proved reserves, as of December 31, 2010.

•	Our predecessor pays a management fee to the Funds pursuant to its operating agreement. We are not obligated to pay such a management fee, and therefore our pro forma results of operations are not directly comparable to our predecessor’s with respect to this fee.

•	Our predecessor uses commodity derivative contracts to manage price fluctuations. Upon the closing of this offering, we will enter into derivative contracts to manage price fluctuations and our predecessor will contribute to us certain commodity derivative contracts entered into in connection with its ownership of the Partnership Properties, which will not comprise all commodity derivative contracts entered into by our predecessor.

Pro Forma Liquidity and Capital Resources

We expect that our primary sources of liquidity and capital resources after the consummation of the offering will be cash flows generated by operating activities and borrowings under the new revolving credit facility that we intend to enter into concurrently with the closing of this offering. We may also have the ability to issue additional equity and debt as needed.

We plan to enter into hedging arrangements to reduce the impact of commodity price volatility on our cash flow from operations. Under this strategy, we intend to enter into commodity derivative contracts at times and on terms desired to maintain a portfolio of commodity derivative contracts covering approximately 65% to 85% of our estimated production from total proved developed producing reserves over a three-to-five year period at a given point in time, although we may from time to time hedge more or less than this approximate range.

Our partnership agreement requires that we distribute all of our available cash (as defined in the partnership agreement) to our unitholders and the general partner. In making cash distributions, our general partner will attempt to avoid large variations in the amount we distribute from quarter to quarter. In order to facilitate this, our partnership agreement will permit our general partner to establish cash reserves to be used to pay distributions for any one or more of the next four quarters. In addition, our partnership agreement allows our general partner to borrow funds to make distributions.

We may borrow to make distributions to our unitholders, for example, in circumstances where we believe that the distribution level is sustainable over the long-term, but short-term factors have caused available cash from operations to be insufficient to sustain our level of distributions. In addition, we plan to hedge a significant portion of our production. We generally will be required to settle our commodity hedge derivatives within five days of the end of the month. As is typical in the oil and natural gas industry, we do not generally receive the proceeds from the sale of our hedged production until 45 to 60 days following the end of the month. As a result, when commodity prices increase above the fixed price in the derivative contracts, we will be required to pay the derivative counterparty the difference between the fixed price in the derivative contract and the market price before we receive the proceeds from the sale of the hedged production. If this occurs, we may make working capital borrowings to fund our distributions. Because we will distribute all of our available cash, we will not have those amounts available to reinvest in our business to increase our proved reserves and production and as a result, we may not grow as quickly as other oil and natural gas entities or at all.

We plan to reinvest a sufficient amount of our cash flow in acquisitions and development projects in order to maintain our production and proved reserves, and we plan to use external financing sources to increase our production and proved reserves. Because our proved reserves and production decline continually over time and because we own a limited amount of undeveloped properties, we may need to make acquisitions to sustain our level of distributions to unitholders over time.

If cash flow from operations does not meet our expectations, we may reduce our expected level of capital expenditures, reduce distributions to unitholders, and/or fund a portion of our capital expenditures using borrowings under our new revolving credit facility, issuances of debt and equity securities or from other sources, such as asset sales. We cannot assure you that needed capital will be available on acceptable terms or at all. Our ability to raise funds through the incurrence of additional indebtedness could be limited by the covenants in our new revolving credit facility. If we are unable to obtain funds when needed or on acceptable terms, we may not be able to complete acquisitions that may be favorable to us or finance the capital expenditures necessary to maintain our production or proved reserves.

Capital Expenditures

Maintenance capital expenditures are capital expenditures that we expect to make on an ongoing basis to maintain our production and asset base (including our undeveloped leasehold acreage). The primary purpose of maintenance capital is to maintain our production and asset base at a steady level over the long term to maintain our distributions per unit. For the twelve months ending June 30, 2012, we estimate that our maintenance capital expenditures will be approximately $9.2 million, which amount spent annually we believe will enable us to maintain our targeted average net production from our assets of 49 MMcfe/d through December 31, 2015.

Growth capital expenditures are capital expenditures that we expect to increase our production and the size of our asset base. The primary purpose of growth capital is to acquire producing assets that will increase our distributions per unit and secondarily increase the rate of development and production of our existing properties in a manner which is expected to be accretive to our unitholders. Growth capital expenditures on existing properties may include projects on our existing asset base, like horizontal re-entry programs that increase the rate of production and provide new areas of future reserve growth. Although we may make acquisitions during the twelve months ending June 30, 2012, including potential acquisitions of producing properties from Memorial Resource, we have not estimated any growth capital expenditures related to acquisitions, as we cannot be certain that we will be able to identify attractive properties or, if identified, that we will be able to negotiate acceptable purchase contracts.

The amount and timing of our capital expenditures is largely discretionary and within our control, with the exception of certain projects managed by other operators. If oil and natural gas prices decline below levels we deem acceptable, we may defer a portion of our planned capital expenditures until later periods. Accordingly, we routinely monitor and adjust our capital expenditures in response to changes in oil and natural gas prices, drilling and acquisition costs, industry conditions and internally generated cash flow. Matters outside of our control that could affect the timing of our capital expenditures include obtaining required permits and approvals in a timely manner and the availability of rigs and labor crews. Based on our current oil and natural gas price expectations, we anticipate that our cash flow from operations and available borrowing capacity under our new revolving credit facility will exceed our planned capital expenditures and other cash requirements for the twelve months ending June 30, 2012. However, future cash flows are subject to a number of variables, including the level of our oil and natural gas production and the prices we receive for our oil and natural gas production, generally. There can be no assurance that our operations and other capital resources will provide cash in amounts that are sufficient to maintain our planned levels of capital expenditures.

New Revolving Credit Facility

Concurrently with the closing of this offering, we anticipate that we will enter into a new revolving credit facility, which we expect to be a multi-year, $      million revolving credit facility with an initial borrowing base of approximately $      million.

We anticipate that our new revolving credit facility will be reserve-based, and thus we will be permitted to borrow under our new revolving credit facility in an amount up to the borrowing base, which is primarily based on the estimated value of our oil and natural gas properties and our commodity derivative contracts as determined semi-annually by our lenders in their sole discretion. Our borrowing base will be subject to redetermination on a semi-annual basis based on an engineering report with respect to our estimated natural gas, NGL and oil reserves, which will take into account the prevailing natural gas, NGL and oil prices at such time, as adjusted for the impact of our commodity derivative contracts. In the future, we may be unable to access sufficient capital under our new revolving credit facility as a result of (i) a decrease in our borrowing base due to a subsequent borrowing base redetermination, or (ii) an unwillingness or inability on the part of our lenders to meet their funding obligations.

A future decline in commodity prices could result in a redetermination that lowers our borrowing base in the future and, in such case, we could be required to repay any indebtedness in excess of the borrowing base, or we could be required to pledge other oil and natural gas properties as additional collateral. We do not anticipate having any substantial unpledged properties, and we may not have the financial resources in the future to make any mandatory principal prepayments required under our new revolving credit facility. Additionally, we anticipate that if, at the time of any distribution, our borrowings equal or exceed the maximum percentage allowed of the then-specified borrowing base, we will not be able to pay distributions to our unitholders in any such quarter without first making the required repayments of indebtedness under our new revolving credit facility.

We also anticipate that our new revolving credit facility will contain certain financial tests and covenants that we must satisfy.

Commodity Derivative Contracts

Our cash flow from operations is subject to many variables, the most significant of which is the volatility of oil and natural gas prices. Oil and natural gas prices are determined primarily by prevailing market conditions, which are dependent on regional and worldwide economic activity, weather and other factors beyond our control.

Our future cash flow from operations will depend on the prices of oil and natural gas and our ability to maintain and increase production through acquisitions and exploitation and development projects.

We expect to adopt a hedging policy designed to reduce the impact to our cash flows from commodity price volatility. Under this policy, we intend to enter into commodity derivative contracts covering approximately 65% to 85% of our estimated production from total proved developed producing reserves over a three-to-five year period at any given point of time. We may, however, from time to time hedge more or less than this approximate range. Additionally, we intend to individually identify these non-speculative hedges as “designated hedges” for U.S. federal income tax purposes as we enter into them. Memorial Resource will contribute to us at the closing of this offering derivative contracts for the six months ending December 31, 2011 and the years ending December 31, 2012, 2013, 2014, and 2015 covering approximately 76%, 75%, 69%, 14% and 8%, respectively, of our estimated production from our total proved developed producing reserves existing as of December 31, 2010, based on our reserve reports. Please read “— Overview — Realized Prices on the Sale of Oil and Natural Gas — Commodity Derivative Contracts.” These commodity derivative contracts limit our exposure to declines in prices, but also limit the benefits if prices increase. We do not specifically designate derivative contracts as cash flow hedges; therefore, the mark-to-market adjustment reflecting the change in the unrealized gains or losses on these contracts is recorded in current period earnings. When prices for oil and natural gas are volatile, a significant portion of the effect of our hedging activities consists of non-cash income or expenses due to changes in the fair value of our derivative contracts. Realized gains or losses only arise from payments made or received on monthly settlements or if a derivative contract is terminated prior to its expiration.

Pro Forma Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risk, including the effects of adverse changes in commodity prices and interest rates as described below.

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in oil and natural gas prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. All of our market risk sensitive instruments were entered into for purposes other than speculative trading.

Commodity Price Risk

Our major market risk exposure is in the pricing that we receive for our oil and natural gas production. Realized pricing is primarily driven by the spot market prices applicable to our oil and natural gas production. Pricing for oil and natural gas has been volatile for several years, and we expect this volatility to continue in the future. The prices we receive for our oil and natural gas production depend on many factors outside of our control, such as the strength of the global economy.

In order to reduce the impact of fluctuations in oil and natural gas prices on our revenues, or to protect the economics of property acquisitions, we intend to periodically enter into derivative contracts with respect to a significant portion of our estimated oil and natural gas production through various transactions that fix the future prices received. These transactions may include price swaps whereby we will receive a fixed price for our production and pay a variable market price to the contract counterparty. Additionally, we may enter into collars, whereby we receive the excess, if any, of the fixed floor over the floating rate or we pay the excess, if any, of the floating rate over the fixed ceiling price. These hedging activities are intended to support oil and natural gas prices at targeted levels and to manage our exposure to oil and natural gas price fluctuations.

Swaps.  In a typical commodity swap agreement, we receive the difference between a fixed price per unit of production and a price based on an agreed upon published third-party index, if the index price is lower than the fixed price. If the index price is higher, we pay the difference. By entering into swap agreements, we effectively fix the price that we will receive in the future for the hedged production. Our current swaps are settled in cash on a monthly basis.

Put Options.  In a typical put option arrangement, we receive the excess, if any, of the contract floor price over the reference price, based on NYMEX quoted prices. Our current put options are exercised in cash on a monthly basis only when the floor price exceeds the reference price, otherwise they expire unsettled.

Collars.  In a typical collar arrangement, we receive the excess, if any, of the contract floor price over the reference price, based on NYMEX quoted prices, and pay the excess, if any, of the reference price over the contract ceiling price. Our current collars are exercised in cash on a monthly basis only when the reference price is outside of floor and ceiling prices (the collar), otherwise, they expire unsettled.

Interest Rate Risk

On a pro forma basis as of March 31, 2011, we had debt outstanding of $130.0 million, with an assumed weighted average interest rate of LIBOR plus 2.75%, or 3.05%. Assuming no change in the amount outstanding, the impact on interest expense of a 10% increase or decrease in the average interest rate would be approximately $0.4 million. In the future, we anticipate entering into interest rate derivative contracts on a portion of our outstanding debt to mitigate the risk of fluctuations in LIBOR.

Counterparty and Customer Credit Risk

Joint interest receivables arise from entities which own partial interests in the wells we operate. These entities participate in our wells primarily based on their ownership in leases on which we drill. We have limited ability to control participation in our wells. We are also subject to credit risk due to the concentration of our oil and natural gas receivables with several significant customers. Please read “Business and Properties — Operations — Marketing and Major Customers” for further detail about our significant customers. The inability or failure of our significant customers to meet their obligations to us or their insolvency or liquidation may adversely affect our financial results. In addition, our oil and natural gas derivative contracts expose us to credit risk in the event of nonperformance by counterparties.

While we do not plan to require our customers to post collateral and do not intend to have a formal process in place to evaluate and assess the credit standing of our significant customers or the counterparties on our derivative contracts, we will evaluate the credit standing of our customers and such counterparties as we deem appropriate under the circumstances. This evaluation may include reviewing a counterparty’s credit rating and latest financial information or, in the case of a customer with which we have receivables, reviewing their historical payment record, the financial ability of the customer’s parent company to make payment if the customer cannot and undertaking the due diligence necessary to determine credit terms and credit limits. The counterparties on our derivative contracts currently in place are lenders under our predecessor’s credit facilities, with investment grade ratings and we are likely to enter into any future derivative contracts with these or other lenders under our new revolving credit facility that also carry investment grade ratings. Several of our significant customers for oil and natural gas receivables have a credit rating below investment grade or do not have rated debt securities. In these circumstances, we have considered the lack of investment grade credit rating in addition to the other factors described above.

Predecessor Results of Operations

Our predecessor consists of the combined financial data of BlueStone Natural Resources Holdings, LLC, certain oil and natural gas properties owned by Classic Hydrocarbons Holdings, L.P. and for periods after April 8, 2011, certain oil and natural gas properties owned by WHT. Our predecessor is not contributing all of its properties to us, and the Partnership Properties do not consist solely of the properties being contributed by our predecessor.

Factors Affecting the Comparability of the Historical Financial Results of Our Predecessor.

The comparability of our predecessor’s results of operations among the periods presented is impacted by:

•	The following significant acquisitions by our predecessor:

•	The Forest Oil asset acquisition in June 2010 for approximately $65.9 million.

•	Two separate acquisitions of assets in East Texas in January and March 2010, respectively, for a net purchase price of approximately $14 million.

•	Two separate acquisitions of assets in South Texas in April and May 2010, respectively, for a total purchase price of approximately $23.2 million.

•	The sale of certain non-core oil and natural gas properties located in South Texas in 2009 and 2008 for $11.8 million and $15.4 million, respectively.

As a result of the factors listed above, historical results of operations and period-to-period comparisons of these results and certain financial data may not be comparable or indicative of future results.

Three Months Ended March 31, 2010 Compared to the Three Months Ended March 31, 2011

The following table summarizes key items of comparison and their related increase (decrease) for the three months ended March 31, 2010 and 2011 as indicated.

	Three Months Ended March 31,
	2010	2011

Revenues (in thousands):
Oil and natural gas sales	$7,879	$11,641
Other income	67	103

Total revenues	7,946	11,744
Costs and expenses (in thousands):
Lease operating	2,220	5,170
Exploration	—	—
Production and ad valorem taxes	509	693
Depreciation, depletion and amortization	4,352	4,450
Impairment of proved oil and natural gas properties	1,691	—
General and administrative	1,108	1,474
Accretion	64	210
(Gain) loss on derivative instruments	(6,636)	703
Gain on sale of properties	—	(8)
Other, net	—	—

Total costs and expenses	3,308	12,692
Operating income (loss)	4,638	(948)
Interest expense	(606)	(1,035)

Net income (loss)	$4,032	$(1,983)

Production:
Oil (MBbls)	10	16
NGLs (MBbls)	8	5
Natural gas (MMcf)	1,224	2,266

Total (MMcfe)	1,330	2,395
Average net production (MMcfe/d)	14.8	26.6

	Three Months Ended March 31,
	2010	2011

Average sales price:
Oil (per Bbl)	$74.33	$91.28
NGLs (per Bbl)	$44.30	$52.09
Natural gas (per Mcf)	$5.55	$4.36
Total (per Mcfe)	$5.92	$4.86
Average unit costs per Mcfe:
Lease operating expenses	$1.67	$2.16
Production and ad valorem taxes	$0.38	$0.29
Depreciation, depletion and amortization	$3.27	$1.86
Impairment of proved oil and natural gas properties	$1.27	$—
General and administrative expenses	$0.83	$0.62

Our predecessor recorded net income of $4.0 million for the three month period ended March 31, 2010 compared to a net loss of $2.0 million for the three months ended March 31, 2011. The three months ended March 31, 2010 included a $6.6 million gain on derivative instruments, as compared to a $0.7 million loss during the same period in 2011.

Revenues.  The oil and natural gas sales revenues of our predecessor totaled $7.9 million for the three months ended March 31, 2010, reflecting a 47% increase to the $11.6 million in revenues generated during the same period in 2011. The increase was due to an increase in production of 1,065 MMcfe, or 80%, primarily related to the acquisition of certain oil and natural gas assets from Forest Oil and Merit Energy, effective April 2010 and May 2010, respectively. The additional production from these acquisitions was offset by lower average realized commodity prices, which decreased from $5.92 per Mcfe for the three months ended March 31, 2010 to $4.86 per Mcfe, or 18%, for the same period in 2011.

Lease Operating.  Lease operating expenses increased from $2.2 million for the three months ended March 31, 2010 to approximately $5.2 million for the same period in 2011. The change was primarily due to the increase in production volumes described above, as well as workover costs associated with discovery and production enhancements on previously shut-in wells acquired in 2010. Workover costs also drove lease operating expenses per Mcfe up 30%, from $1.67 to $2.16 between the first quarter 2010 and same period in 2011.

Production and Ad Valorem Taxes.  Production and ad valorem taxes increased from $0.5 million for the three months ended March 31, 2010 to $0.7 million for the same period in 2011 due to an increase in production revenues.

Depreciation, Depletion and Amortization.  Our predecessor’s depreciation, depletion and amortization (DD&A) expense increased only slightly from approximately $4.4 million in the three months ended March 31, 2010 to $4.5 million during the three months ended March 31, 2011, while DD&A per Mcfe decreased from $3.27 to $1.86 between the respective three month periods in 2010 and 2011, due to an increase in proved reserve volumes between periods.

Impairment of Proved Oil and Natural Gas Properties.  Impairment of proved oil and natural gas properties totaled $1.7 million for the three months ended March 31, 2010, as compared to no impairments incurred during the same time period in 2011. The property impairment primarily pertained to economic factors such as the results of exploration activities, commodity price outlooks, remaining lease terms, and potential shifts in business strategy employed by management.

General and Administrative.  Our predecessor’s general and administrative expenses totaled $1.1 million and $1.5 million for the three months ended March 31, 2010 and 2011, respectively. General and administrative expenses include the costs of administrative employees, related benefits, office rents, professional fees and other costs not directly associated with field operations or production. Accordingly, increased period-over-period production volumes drove general and administrative expenses lower on a per

Mcfe basis from approximately $0.83 per Mcfe during the three months ended March 31, 2010 to $0.62 per Mcfe for the three months ended March 31, 2011.

(Gain) Loss on Derivative Instruments.  Our predecessor recognized a gain on derivative instruments of $6.6 million in 2010, compared to a loss of $0.7 million generated during the same period in 2011. The decrease in derivative income was due to an increase in forward commodity prices related to unrealized hedges between the respective periods.

Interest Expense.  Our predecessor’s interest expense is comprised of interest on its credit facilities and amortization of debt issuance costs. Interest expense totaled $0.6 million for the three months ended March 31, 2010 as compared to $1.0 million for the three months ended March 31, 2011. This increase was due primarily to additional debt incurred in conjunction with acquisitions of certain oil and natural gas properties from Forest Oil in the second quarter of 2010.

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2010

The following table summarizes key items of comparison and their related increase (decrease) for the years ended December 31, 2009 and 2010 as indicated.

	Year Ended December 31,
	2009	2010

Revenues (in thousands):
Oil and natural gas sales	$24,541	$37,308
Other income	319	1,433

Total revenues	24,860	38,741
Costs and expenses (in thousands):
Lease operating	11,207	13,974
Exploration	2,690	39
Production and ad valorem taxes	1,464	2,112
Depreciation, depletion and amortization	15,226	20,066
Impairment of proved oil and natural gas properties	3,480	11,800
General and administrative	4,811	6,116
Accretion	320	663
(Gain) loss on derivative instruments	(10,834)	(10,264)
Gain on sale of properties	(7,851)	(1)
Other, net	304	890

Total costs and expenses	20,817	45,395

Operating income (loss)	4,043	(6,654)
Interest expense	(2,937)	(4,438)
Income (loss) before taxes	1,106	(11,092)
Income tax expense	—	(225)

Net income (loss)	$1,106	$(11,317)

Production:
Oil (MBbls)	61	45
NGLs (MBbls)	33	34
Natural gas (MMcf)	5,282	7,314

Total (MMcfe)	5,847	7,792
Average net production (MMcfe/d)	16	21
Average sales price:
Oil (per Bbl)	$58.01	$75.81
NGLs (per Bbl)	$27.61	$41.02
Natural gas (per Mcf)	$3.80	$4.44
Total (per Mcfe)	$4.20	$4.79
Average unit cost per Mcfe:
Lease operating expenses	$1.92	$1.79
Production and ad valorem taxes	$0.25	$0.27
Depreciation, depletion and amortization	$2.60	$2.58
Impairment of proved oil and natural gas properties	$0.60	$1.51
General and administrative expenses	$0.82	$0.78

Our predecessor recorded net income of $1.1 million for the year ended December 31, 2009 compared to a net loss of $11.3 million generated during 2010. Despite a $12.8 million increase in oil and natural gas sales revenues between the periods, net income decreased approximately $12.4 million primarily related to a

$4.8 million increase in DD&A, an $8.3 million increase in impairment charges and a $7.9 million decrease in gains on the sale of properties.

Revenues.  Our predecessor’s oil and natural gas sales revenues increased 52% from $24.5 million for the year ended December 31, 2009 to $37.3 million for the year ended December 31, 2010. Approximately 70%, or $9.0 million, of this increase was driven by increased production, which increased approximately 33% to 7,792 MMcfe for the year ended December 31, 2010. The remainder of the increase in revenues was due to higher oil and natural gas commodity prices received, which averaged $4.20 per Mcfe during 2009 and $4.79 per Mcfe during 2010. Other income revenues related to the predecessor properties increased from $0.3 million for the year ended December 31, 2009 to $1.4 million for the year ended December 31, 2010, primarily due to the settlement of litigation that occurred in 2010.

Lease Operating.  Lease operating expenses increased from $11.2 million for the year ended December 31, 2009 to $14.0 million in 2010, primarily as a result of the increase in our predecessor’s production volumes described above. Lease operating expenses per Mcfe decreased period to period approximately 6% from $1.92 per Mcfe in 2009 to $1.79 per Mcfe in 2010, primarily related to the increase in production.

Exploration.  Exploration expenses decreased from the $2.7 million incurred for the year ended December 31, 2009 to less than $0.1 million in 2010, primarily due to the reclassification of capitalized costs to expense in 2009 following the evaluation of exploratory wells previously drilled in 2008.

Production and Ad Valorem Taxes.  Production taxes increased from $1.5 million in 2009 to $2.1 million in 2010, which is consistent with higher oil and natural gas commodity prices received during 2010 of $4.79 per Mcfe compared to $4.20 per Mcfe during 2009.

Depreciation, Depletion and Amortization.  Our predecessor’s DD&A expense increased from approximately $15.2 million in 2009 to $20.1 million in 2010 as a result of an increase in production volumes and the acquisition of proved reserves during 2010.

Impairment of Proved Oil and Natural Gas Properties.  Impairment of proved oil and natural gas properties totaled $3.5 million for 2009, as compared to $11.8 million for 2010. The property impairments primarily pertained to economic factors such as the results of exploration activities, commodity price outlooks, remaining lease terms, and potential shifts in business strategy employed by management.

General and Administrative.  Our predecessor’s general and administrative expenses totaled $4.8 million and $6.1 million for the years ended December 31, 2009 and 2010, respectively. General and administrative expenses include the costs of administrative employees, related benefits, office rents, professional fees and other costs not directly associated with field operations or production. The change in general and administrative expenses during 2010 resulted primarily from an increase of approximately $0.5 million in payroll related costs and an increase of approximately $0.6 million in professional services fees paid.

Gain on Derivative Instruments.  Our predecessor recognized gains on derivative instruments of $10.8 million in 2009, as compared to $10.3 million generated in 2010. For 2009, the $10.8 million gain was comprised of realized gains of $17.6 million and unrealized losses of $6.8 million. For 2010, the $10.3 million gain was comprised of realized gains of $7.3 million and unrealized gains of $3.0 million.

Gain on Sale of Properties.  During 2009, our predecessor recognized a gain of approximately $7.8 million on two separate sales of interests in the Nueces Mineral Company lease, located in South Texas and primarily undeveloped, for net proceeds of $11.7 million.

Interest Expense.  Interest expense totaled $2.9 million in 2009 as compared to $4.4 million in 2010. This increase was due primarily to additional debt incurred in conjunction with acquisitions of certain oil and natural gas assets from Forest Oil in the second quarter of 2010.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2009

The following table summarizes key items of comparison and their related increase (decrease) for the years ended December 31, 2008 and 2009 as indicated.

	Year Ended December 31,
	2008	2009

Revenues (in thousands):
Oil and natural gas sales	$49,313	$24,541
Other income	622	319

Total revenues	49,935	24,860
Costs and expenses (in thousands):
Lease operating	8,843	11,207
Exploration	374	2,690
Production and ad valorem taxes	3,127	1,464
Depreciation, depletion and amortization	12,353	15,226
Impairment of proved oil and natural gas properties	14,166	3,480
General and administrative	3,835	4,811
Accretion	224	320
(Gain) loss on derivative instruments	(9,815)	(10,834)
Gain on sale of properties	(7,395)	(7,851)
Other, net	—	304

Total costs and expenses	25,712	20,817

Operating income (loss)	24,223	4,043
Interest expense	(3,138)	(2,937)
Income tax expense	—	—

Net income (loss)	$21,085	$1,106

Production:
Oil (MBbls)	59	61
NGLs (MBbls)	83	33
Natural gas (MMcf)	4,719	5,282

Total (MMcfe)	5,569	5,847
Average net production (MMcfe/d)	15	16
Average sales price:
Oil (per Bbl)	$100.58	$58.01
NGLs (per Bbl)	$18.76	$27.61
Natural gas (per Mcf)	$8.87	$3.80
Total (per Mcfe)	$8.86	$4.20
Average unit costs per Mcfe:
Lease operating expenses	$1.59	$1.92
Production and ad valorem taxes	$0.56	$0.25
Depreciation, depletion and amortization	$2.22	$2.60
Impairment of proved oil and natural gas properties	$2.54	$0.60
General and administrative expenses	$0.69	$0.82

Our predecessor recorded net income of $21.1 million for the year ended December 31, 2008 compared to net income of $1.1 million for 2009. This decrease in net income was driven by a $24.8 million year-over-year decline in oil and natural gas sales revenues as a result of significant declines in commodity prices received for oil and natural gas production.

Revenues.  Our predecessor’s oil and natural gas sales revenues totaled $49.3 million in 2008, reflecting a 50% decline to the $24.5 million in revenues generated during the same period in 2009. Although overall production levels increased on a Mcfe basis by 7% from the twelve months ended December 31, 2008 to the same period in 2009, average commodity prices decreased from $8.86 per Mcfe to $4.20 per Mcfe between the respective periods.

Lease Operating.  Lease operating expenses increased from $8.8 million incurred in 2008 to $11.2 million in 2009 primarily as a result of the increase in production volumes and wells operated described above. Overall, lease operating expenses increased 21% from $1.59 per Mcfe during 2008 to $1.92 per Mcfe during 2009.

Exploration.  Exploration expenses increased from $0.4 million incurred in 2008 to $2.7 million in 2009 primarily due to the reclassification of capitalized costs to expense in 2009 following the evaluation of exploratory wells previously drilled in 2008.

Production and Ad Valorem Taxes.  Production taxes declined from $3.1 million, or $0.56 per Mcfe, in 2008 to $1.5 million, or $0.25 per Mcfe, in 2009 due to the decrease in oil and natural gas sales revenues noted above and also due to tax refunds received and accounted for in 2009, which were for allowable tax credits and tax deductions.

Depreciation, Depletion and Amortization.  Our predecessor’s depreciation, depletion and amortization expense increased from approximately $12.4 million in 2008 to $15.2 million in 2009 due to a slight increase in volumes, and a resulting 17% increase in the DD&A rate from $2.22 to $2.60 per Mcfe. The increase in the DD&A rate was driven by additional acquisition costs in 2009.

Impairment of Proved Oil and Natural Gas Properties.  Impairment of proved oil and natural gas properties totaled $14.2 million for 2008, as compared to $3.5 million incurred in 2009. The property impairments primarily resulted from the dramatic decline in oil prices during 2008.

General and Administrative.  Our predecessor’s general and administrative expenses totaled $3.8 million and $4.8 million for 2008 and 2009, respectively. The increase in general and administrative expenses during 2009 resulted primarily from payroll related costs.

Gain on Derivative Instruments.  Our predecessor recognized gains on derivative instruments of $9.8 million in 2008 as compared to $10.8 million in 2009, For 2008, the $9.8 million gain was comprised of $10.3 million of unrealized gains and realized losses of $0.5 million. For 2009, the $10.8 million gain was comprised of realized gains of $17.6 million and unrealized losses of $6.8 million.

Interest Expense.  Interest expense remained fairly constant between periods, with $3.1 million incurred in 2008 as compared to $2.9 million in 2009.

Predecessor Liquidity and Capital Resources

Our predecessor’s primary sources of capital and liquidity have been proceeds from bank borrowings, capital contributions from the partners of its limited partnerships and cash flow from operations. To date, our predecessor’s primary use of capital has been for the acquisition and development of oil and natural gas properties.

Predecessor Cash Flows

Cash flows provided by operating activities were primarily used to fund exploration and development expenditures. Proceeds from the issuance of long-term debt and cash received from operations in both years were offset by cash used in investing activities to complete our acquisition activities. Operating cash flow fluctuations were substantially driven by commodity prices and changes in our production volumes. Prices for oil and natural gas have historically been subject to seasonal influences characterized by peak demand and higher prices in the winter heating season; however, the impact of other risks and uncertainties have influenced prices throughout recent years. Working capital was substantially influenced by these variables. Fluctuation in cash flow may result in an increase or decrease in our capital and exploration expenditures.

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011

Net cash provided by operating activities	$32,838	$12,672	$20,288	$3,935	$2,999
Net cash used in investing activities	(45,547)	(24,947)	(116,687)	(10,601)	(7,898)
Net cash provided by financing activities	11,619	15,989	96,756	9,434	1,375
Net (decrease) increase in cash	(1,090)	3,714	357	2,768	(3,524)

Operating Activities.  Key drivers of net operating cash flows are commodity prices, production volumes and operating costs. Net cash flows provided by operating activities increased for the year ended December 31, 2010, despite a decrease in net income, primarily due to our increase in production volumes as a result of our acquisition activities as well as our continued drilling success. Net cash flows provided by operating activities for the year ended December 31, 2009 decreased from the year ended December 31, 2008, driven primarily by lower net income. Net cash flows provided by operating activities decreased from the three months ended March 31, 2010 to the three months ended March 31, 2011, driven by a decrease in net income, offset by an unrealized loss on derivative instruments recorded in 2011 compared to an unrealized gain on derivative instruments recorded in 2010.

Investing Activities.  During 2010, our predecessor spent $104.5 million on several acquisitions, the largest of which was the purchase of oil and natural gas properties from Forest Oil for $65.9 million. Our predecessor incurred capital expenditures of $13.1 million in conjunction with the drilling of 6 wells in 2010, none of which were dry holes, for a success rate of 100%. Our predecessor’s acquisition and development expenditures were offset by proceeds from the sale of properties for $1.4 million.

Cash used in investing activities was $24.9 million in 2009. Acquisitions of oil and natural gas properties in South Texas were largely offset by the proceeds from divestitures in the Rocky Mountain, Mid-Continent and Gulf Coast. During 2009, our predecessor participated in the drilling of 6 wells, none of which were dry holes, for a success rate of 100%.

Cash used in investing activities in 2008 was $45.5 million. Acquisitions of oil and natural gas properties in the Laredo area were largely offset by the proceeds from divestitures in South Texas. During 2008, our predecessor participated in the drilling of 22 wells, of which 5 were dry holes, for a success rate of 77%.

Cash used in investing activities for the three months ended March 31, 2011 was $7.9 million, driven mostly by additions to oil and natural gas properties of $6.0 million. During the three months ended March 31, 2011, our predecessor participated in the drilling of 2 wells, none of which were dry holes, for a success rate of 100%.

Cash used in investing activities for the three months ended March 31, 2010 was $10.6 million, driven mostly by acquisition activity in March of 2010 when oil and natural gas properties were acquired in East Texas for approximately $8.2 million. During the three months ended March 31, 2010, our predecessor participated in the drilling of 3 wells, none of which were dry holes, for a success rate of 100%.

Financing Activities.  Cash flows provided by financing activities were driven by net advances on the predecessor’s revolving credit facility and capital contributions to fund the development and property acquisition program.

Predecessor Working Capital

Our predecessor’s working capital totaled $4.1 million and $2.5 million at December 31, 2010 and March 31, 2011, respectively. Our predecessor’s collection of receivables has historically been timely, and losses associated with uncollectible receivables have historically not been significant. Our predecessor’s cash balances totaled $5.7 million and $2.1 million at December 31, 2010 and March 31, 2011, respectively.

Predecessor Commodity Derivative Contracts

The following tables summarize, for the periods presented, our predecessor’s oil and natural gas swaps, collars and put options in place as of December 31, 2010. Our predecessor uses a combination of swaps, collars and put options as a mechanism for managing commodity price risks. By entering into these agreements, our predecessor mitigates the effect on its cash flows of changes in the prices it receives for its oil and natural gas production. Oil contracts are settled based upon the NYMEX-WTI price of oil while the natural gas contracts are settled based upon either the NYMEX-Henry Hub, Tetco-South Texas or NGPL-TexOk price of natural gas.

Natural Gas Swaps
	Weighted Average
Year	($/MMBtu)	MMBtu/d

2011	$5.698	3,633
2012	$5.794	3,049
2013	$5.767	2,005

Natural Gas Collars
	Weighted Average Floor	Weighted Average Ceiling
Year	($/MMBtu)	($/MMBtu)	MMBtu/d

2011	$5.305	$6.761	6,542
2012	$4.897	$6.177	9,016
2013	$4.778	$5.790	11,474

Natural Gas Put Options
Year	Floor Price ($/MMBtu)	MMBtu/d

2011	$4.300	8,219
2012	$4.800	2,295

Oil Collars
	Weighted Average Floor	Weighted Average Ceiling
Year	($/MMBtu)	($/MMBtu)	Bbl/d

2011	$75.00	$94.00	39
2012	$73.33	$94.97	30
2013	$72.00	$103.68	25

Predecessor Credit Facilities

Our predecessor consists of the combined financial data of BlueStone Natural Resources Holdings, LLC, or BlueStone, and certain oil and natural gas properties owned by Classic Hydrocarbons Holdings, L.P., or Classic.

BlueStone.  BlueStone is party to a $150.0 million revolving credit facility entered into in June 2010. Amounts outstanding under BlueStone’s credit facility are payable on June 25, 2014 with mandatory pre-payments required if BlueStone makes any property dispositions. BlueStone’s credit facility is secured by mortgages on substantially all of its properties, including the properties being contributed to us. We expect that BlueStone’s credit facility will be repaid in full with a portion of the cash being received by Memorial Resource in connection with the closing of this offering, which repayment will permit the release of the mortgages on all of the properties being contributed to us.

Amounts outstanding under BlueStone’s credit facility are limited to a borrowing base which is determined twice per year. BlueStone and the administrative agent under the credit facility can request special borrowing base determinations from time to time. The borrowing base under BlueStone’s credit facility was $90.0 million at March 31, 2011 and the borrowing base availability was $9.4 million at March 31, 2011.

Adjusted Base Rate Advances and Adjusted LIBOR Rate Advances under BlueStone’s credit facility bear interest, payable monthly, at an Adjusted Base Rate or Adjusted LIBOR Rate plus an applicable margin of 1.75% and 2.75%, respectively, based on the utilization of the credit facility.

As of March 31, 2011, the interest rate on BlueStone’s credit facility, taking into account BlueStone’s interest rate swaps, was 3.24%. BlueStone’s borrowings under its credit facility totaled $80.3 million at March 31, 2011.

BlueStone’s credit facility contains financial and other covenants, including a current ratio test and an interest coverage test. BlueStone was in compliance with all covenants under its credit facility at March 31, 2011.

Classic.  Classic is party to a $150.0 million revolving credit facility originally entered into in November 2007 and amended in June 2010. The credit facility terminates June 21, 2014. Classic’s credit facility is secured by mortgages on substantially all of its properties, including the properties being contributed to us. We expect that Classic’s credit facility will be partially repaid with a portion of the cash being received by Memorial Resource in connection with the closing of this offering, which repayment will permit the release of the mortgages on all of the properties being contributed to us.

The borrowings under Classic’s credit facility are secured by the oil and natural gas properties of Classic and are subject to semiannual borrowing base redeterminations. The borrowing base at March 31, 2011 was $115.0 million. Borrowings under the Classic credit facility bear interest, at the option of Classic, at either the Prime Rate or LIBOR based rate, in each case plus an applicable margin determined by the percentage of the borrowing base outstanding.

As of March 31, 2011, the weighted average interest rate on Classic’s credit facility, taking into account Classic’s interest rate swaps, was 3.46%. Classic’s borrowings under its credit facility totaled $102.0 million at March 31, 2011.

Classic’s credit facility contains financial and other covenants, including a current ratio test and an interest coverage test. Classic was in compliance with all covenants under its credit facility at March 31, 2011.

Predecessor Contractual Obligations

A summary of our predecessor’s contractual obligations as of December 31, 2010 is provided in the following table (in thousands).

	Payments Due by Period
		Less Than			More Than
Contractual Obligation	Total	One Year	2-3 Years	4-5 Years	5 Years

Revolving credit facility	$115,222	$—	$—	$115,222	$—
Operating lease	938	297	418	223	—
Capital lease	59	29	30	—	—
Other borrowings	222	—	138	84	—
Interest expense on long-term debt	12,364	2,718	4,823	4,823	—

Total contractual obligations	$128,805	$3,044	$5,409	$120,352	$—

Amounts related to our asset retirement obligations are not included in the table above given the uncertainty regarding the actual timing of such expenditures. The total amount of estimated asset retirement obligations at December 31, 2010 is $10.9 million.

Predecessor Quantitative and Qualitative Disclosure About Market Risk

Our predecessor is exposed to market risk, including the effects of adverse changes in commodity prices and interest rates as described below.

The primary objective of the following information is to provide quantitative and qualitative information about our predecessor’s potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in oil and natural gas prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. All of our predecessor’s market risk sensitive instruments were entered into for purposes other than speculative trading.

Commodity Price Risk

Our predecessor’s major market risk exposure is in the pricing that it receives for its oil and natural gas production. Realized pricing is primarily driven by the spot market prices applicable to its natural gas production and the prevailing price for oil. Pricing for oil and natural gas has been volatile and unpredictable for several years, and this volatility is expected to continue in the future. The prices our predecessor receives for its oil and natural gas production depend on many factors outside of its control, such as the strength of the global economy.

To reduce the impact of fluctuations in oil and natural gas prices on our predecessor’s revenues, or to protect the economics of property acquisitions, our predecessor periodically enters into derivative contracts with respect to a portion of its projected oil and natural gas production through various transactions that fix the future prices received. These transactions may include price swaps whereby our predecessor will receive a fixed price for its production and pay a variable market price to the contract counterparty. Additionally, our predecessor may enter into collars, whereby our predecessor receives the excess, if any, of the fixed floor over the floating rate or pays the excess, if any, of the floating rate over the fixed ceiling price. These hedging activities are intended to support oil and natural gas prices at targeted levels and to manage our predecessor’s exposure to oil and natural gas price fluctuations. Our predecessor does not enter into derivative contracts for speculative trading purposes.

Swaps.  In a typical commodity swap agreement, our predecessor receives the difference between a fixed price per unit of production and a price based on an agreed upon published third-party index, if the index price is lower than the fixed price. If the index price is higher, our predecessor pays the difference. By entering into swap agreements, our predecessor effectively fixes the price that it will receive in the future for the hedged production. Our predecessor’s swaps are settled in cash on a monthly basis.

For a summary of the oil and natural gas swaps and oil and natural gas swap prices, related basis swap prices and resulting adjusted swap prices in place as of March 31, 2011, please read “— Predecessor Liquidity and Capital Resources — Predecessor Commodity Derivative Contracts.”

Put Options.  In a typical put option arrangement, our predecessor receives the excess, if any, of the contract floor price over the reference price, based on NYMEX quoted prices. Our predecessor’s current put options are exercised in cash on a monthly basis only when the floor price exceeds the reference price, otherwise they expire unsettled.

Collars.  In a typical collar arrangement, our predecessor receives the excess, if any, of the contract floor price over the reference price, based on NYMEX quoted prices, and pay the excess, if any, of the reference price over the contract ceiling price. Our predecessor’s current collars are exercised in cash on a monthly basis only when the reference price is outside of floor and ceiling prices (the collar), otherwise they expire.

For a summary of the oil and natural gas collars in place as of March 31, 2011, please read ‘‘— Predecessor Liquidity and Capital Resources — Predecessor Commodity Derivative Contracts.”

Interest Rate Risk

At March 31, 2011, our predecessor had an aggregate $112.6 million of debt outstanding under its credit facilities, with a weighted average floating interest rate of 3.16%. Assuming no change in the amount outstanding, the impact on interest expense of a 10% increase or decrease in the average interest rate, after giving effect to our predecessor’s existing interest rate swaps, would be approximately $0.4 million per year.

Counterparty and Customer Credit Risk

Joint interest receivables arise from entities which own partial interests in the wells our predecessor operates. These entities participate in our predecessor’s wells primarily based on their ownership in leases on which our predecessor drills. Our predecessor has limited ability to control participation in its wells. Our predecessor is also subject to credit risk due to the concentration of its oil and natural gas receivables with several significant customers. Please read “Business and Properties — Operations — Marketing and Major Customers” for further detail about our predecessor’s significant customers. The inability or failure of our predecessor’s significant customers to meet their obligations to our predecessor or their insolvency or liquidation may adversely affect our predecessor’s financial results. In addition, our predecessor’s oil and natural gas derivative contracts expose our predecessor to credit risk in the event of nonperformance by counterparties.

While our predecessor does not require its customers to post collateral and does not have a formal process in place to evaluate and assess the credit standing of its significant customers or the counterparties on its derivative contracts, our predecessor does evaluate the credit standing of its customers and such counterparties as it deems appropriate under the circumstances. This evaluation may include reviewing a counterparty’s credit rating and latest financial information or, in the case of a customer with which our predecessor has receivables, reviewing their historical payment record, the financial ability of the customer’s parent company to make payment if the customer cannot and undertaking the due diligence necessary to determine credit terms and credit limits. The counterparties on our predecessor’s derivative contracts currently in place are lenders under BlueStone’s and Classic’s credit facilities, with investment grade ratings and our predecessor is likely to enter into any future derivative contracts with these or other lenders under BlueStone’s and Classic’s credit facilities that also carry investment grade ratings. Several of our predecessor’s significant customers for oil and natural gas receivables have a credit rating below investment grade or do not have rated debt securities. In these circumstances, our predecessor has considered the lack of investment grade credit rating in addition to the other factors described above.

Critical Accounting Policies and Estimates

Oil and Natural Gas Properties

We and our predecessor use the successful efforts method of accounting to account for our and our predecessor’s oil and natural gas properties. Under this method, costs of acquiring properties, costs of drilling successful exploration wells, and development costs are capitalized. The costs of exploratory wells are initially capitalized pending a determination of whether proved reserves have been found. At the completion of drilling activities, the costs of exploratory wells remain capitalized if determination is made that proved reserves have been found. If no proved reserves have been found, the costs of each of the related exploratory wells are charged to expense. In some cases, a determination of proved reserves cannot be made at the completion of drilling, requiring additional testing and evaluation of the wells. Our and our predecessor’s policy is to expense the costs of such exploratory wells if a determination of proved reserves has not been made within a twelve-month period after drilling is complete. Exploration costs such as geological, geophysical, and seismic costs are expensed as incurred.

As exploration and development work progresses and the reserves on these properties are proven, capitalized costs attributed to the properties are subject to depreciation and depletion. Depletion of capitalized costs is provided using the units-of-production method based on proved oil and natural gas reserves related to the associated field. The timing of any write downs of unproven properties, if warranted, depends upon the nature, timing, and extent of planned exploration and development activities and their results.

On the sale or retirement of a complete or partial unit of a proved property or pipeline and related facilities, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and any gain or loss is recognized.

Oil and Natural Gas Reserves

The estimates of proved oil and natural gas reserves utilized in the preparation of the combined financial statements are estimated in accordance with the guidelines established by the SEC and the Financial Accounting Standards Board (FASB), which require that reserve estimates be prepared under existing economic and operating conditions using a 12-month average price with no provision for price and cost escalations in future years except by contractual arrangements. The estimates of proved reserve information for all of the Partnership Properties as of December 31, 2010 included in this prospectus are based on the following: (1) approximately 53% of the estimated proved reserve volumes are based on a reserve report relating to our South Texas properties prepared by the independent petroleum engineers of NSAI; (2) approximately 35% of the estimated proved reserve volumes are based on evaluations relating to certain of our East Texas properties prepared by Memorial Resource’s internal reserve engineers and audited by NSAI; and (3) the remaining approximately 12% of the estimated proved reserve volumes are based on a reserve report relating to certain of our East Texas properties prepared by the independent petroleum engineers of Miller and Lents. Our predecessor’s annual reserve estimates were prepared by a third-party petroleum engineer.

Reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. We and our predecessor deplete oil and natural gas properties by field using the units-of-production method. Capitalized drilling and development costs of producing oil and natural gas properties are depleted over proved developed reserves and leasehold costs are depleted over total proved reserves. It is possible that, because of changes in market conditions or the inherent imprecision of reserve estimates, the estimates of future cash inflows, future gross revenues, the amount of oil and natural gas reserves, the remaining estimated lives of oil and natural gas properties, or any combination of the above may be increased or reduced. Increases in recoverable economic volumes generally reduce per unit depletion rates while decreases in recoverable economic volumes generally increase per unit depletion rates.

In January 2010, the FASB issued an update to the Oil and Gas Topic, which aligns the oil and natural gas reserve estimation and disclosure requirements with the requirements in the SEC’s final rule, Modernization of Oil and Gas Reporting Requirements (the Final Rule). The Final Rule was issued on December 31, 2008. The Final Rule is intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves, which should help investors evaluate the relative value of oil and natural gas companies.

The Final Rule permits the use of new technologies to determine proved reserves estimates if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volume estimates. The Final Rule will also allow, but not require, companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor; (ii) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit; and (iii) report oil and natural gas reserves using an average price based upon the prior 12-month period rather than a year-end price. The Final Rule became effective for fiscal years ending on or after December 31, 2009. Our predecessor’s 2009 and 2010 depletion calculations were based upon proved reserves that were determined using the new reserve rules; whereas, the depletion calculation in 2008 was based on the prior SEC methodology.

Impairments

Proved oil and natural gas properties are reviewed for impairment when events and circumstances indicate a possible decline in the recoverability of the carrying value of such properties, such as a downward revision of the reserve estimates, less than expected production, drilling results, or lower commodity prices. The estimated future cash flows expected in connection with the property are compared to the carrying value of the property to determine if the carrying amount is recoverable. If the carrying value of the property exceeds its estimated undiscounted future cash flows, the carrying amount of the property is reduced to its estimated fair value. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, the timing of future production and capital expenditures and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and natural gas properties. Our predecessor accounts for impairment as a Level 3 fair value computation.

Nonproducing oil and natural gas properties, which consist of undeveloped leasehold costs and costs associated with the purchase of proved undeveloped reserves, are assessed for impairment on a property-by-property basis. If the assessment indicates an impairment, a loss is recognized by providing a valuation allowance. The impairment assessment is affected by economic factors such as the results of exploration activities, commodity price outlooks, remaining lease terms, and potential shifts in business strategy employed by management.

Asset Retirement Obligations

We and our predecessor account for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made and the associated asset retirement costs are part of the carrying amount of the long-lived asset.

Revenue Recognition

Oil and natural gas revenues are recorded using the sales method. Under this method, we and our predecessor recognize revenues based on actual volumes of oil and natural gas sold to purchasers. We, our predecessor and other joint interest owners may sell more or less than their entitlement share of volumes produced. A liability is recorded and revenue is deferred if our predecessor’s excess sales of natural gas volumes exceed its estimated remaining recoverable reserves. Our predecessor had no significant natural gas imbalances at December 31, 2010 or 2009.

Derivative Instruments

Our predecessor uses derivative financial instruments (swaps, floors, collars, and forward sales) to reduce the impact of natural gas and oil price fluctuations and uses interest rate swaps to manage exposure to interest rate volatility. Every derivative instrument (including certain derivative instruments embedded in other contracts) is recorded in the balance sheet as either an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the statements of operations. Companies must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting treatment. Our predecessor had no derivatives designated as hedges at December 31, 2010 or 2009.

Changes in the fair value of derivative financial instruments that do not qualify for accounting treatment as hedges are recognized currently in the statements of operations.

Recently Issued Accounting Pronouncements

On July 21, 2010, the FASB issued ASU 2010-20 “Receivables (Topic 310) — Disclosures about the Credit Quality of Financial Receivables and the Allowance for Credit Losses.” ASU 2010-20 requires disclosure of additional information to assist financial statement users to understand more clearly an entity’s credit risk exposures to finance receivables and the related allowance for credit losses. ASU 2010-20 is effective for all public companies for interim and annual reporting periods ending on or after December 15, 2010, with specific items, such as the allowance rollforward and modification disclosures, effective for periods beginning after December 15, 2010. We do not expect the adoption of this new guidance to have an impact on our financial position, cash flows or results of operations.

In April 2010, the FASB issued ASU 2010-14, which amends the guidance on oil and natural gas reporting in Accounting Standards Codification 932.10.S99-1 by adding the Codification of SEC Regulation S-X, Rule 4-10 as amended by the SEC Final Rule 33-8995. Both ASU 2010-03 and ASU 2010-14 are effective for annual reporting periods ending on or after December 31, 2009. Application of the revised rules is prospective and companies are not required to change prior period presentation to conform to the amendments.

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures About Fair Value Measurements,” which provides amendments to fair value disclosures. ASU 2010-06 requires additional disclosures and clarifications of existing disclosures for recurring and nonrecurring fair value measurements. The revised guidance for transfers into and out of Level 1 and Level 2 categories, as well as increased disclosures around inputs to fair value measurement, was adopted January 1, 2010, with the amendments to Level 3 disclosures effective beginning after January 1, 2011. ASU 2010-06 concerns disclosure only. Both the current and future adoption does not have a material impact on our or our predecessor’s financial position or results of operations.

Internal Controls and Procedures

Prior to the completion of this offering, our predecessor has been a private entity with limited accounting personnel and other supervisory resources to adequately execute its accounting processes and address its internal control over financial reporting. In connection with our predecessor’s audit for the year ended December 31, 2010, our predecessor’s independent registered accounting firm identified and communicated material weaknesses related to lack of accounting personnel with sufficient technical accounting experience for certain significant or unusual transactions and lack of management review at the appropriate level for certain non-routine areas. A “material weakness” is a deficiency, or combination of deficiencies, in internal controls such that there is a reasonable possibility that a material misstatement of our predecessor’s financial statements will not be prevented, or detected in a timely basis. The lack of technical accounting experience and management review resulted in several audit adjustments to the financial statements for the year ended December 31, 2010, 2009, and 2008.

The material weaknesses noted above occurred prior to the formation of Memorial Resource. Since its formation, Memorial Resource believes that it has hired appropriate finance and accounting staff and brought in additional technical and accounting resources as part of its plan to implement and ensure the effectiveness of internal controls over financial reporting.

After the closing of this offering, our management team and financial reporting oversight personnel will be those of Memorial Resource and our predecessor, and thus, we may face the same material weaknesses described above.

Prior to the completion of our predecessor’s audit for the year ended December 31, 2010, Memorial Resource and our predecessor’s management began to implement new accounting processes and control procedures and also hired additional personnel.

While we have begun the process of evaluating the design and operation of our internal control over financial reporting, we are in the early phases of our review and will not complete our review until after this offering is completed. We cannot predict the outcome of our review at this time. During the course of the review, we may identify additional control deficiencies, which could give rise to significant deficiencies and other material weaknesses, in addition to the material weaknesses described above. Each of the material weaknesses described above could result in a misstatement of our accounts or disclosures that would result in a material misstatement of our annual or interim combined financial statements that would not be prevented or detected. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to remediate the material weaknesses described above or avoid potential future material weaknesses.

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded partnership, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal controls over financial reporting. Though we will be required to disclose changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal controls over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a publicly traded partnership, we will need to implement additional internal controls, reporting systems and procedures and hire additional accounting, finance and legal staff.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting until the year following our first annual report required to be filed with the SEC. If it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to remedy or avoid material weaknesses or significant deficiencies in the future.

Inflation

Inflation in the United States has been relatively low in recent years and did not have a material impact on our predecessor’s results of operations for the years ended December 31, 2008, 2009 and 2010. Although the impact of inflation has been insignificant in recent years, it is still a factor in the U.S. economy, and we expect to experience inflationary pressure on the cost of oilfield services and equipment when increasing oil and natural gas prices increase drilling activity in our areas of operations.

Off-Balance Sheet Arrangements

Currently, neither we nor our predecessor have any off-balance sheet arrangements.

BUSINESS AND PROPERTIES

The following Business and Properties discussion should be read in conjunction with the “Selected Historical and Pro Forma Financial Data” and the accompanying financial statements and related notes included elsewhere in this prospectus. Unless otherwise indicated, all references to financial or operating data on a pro forma basis give effect to the transactions described under “Summary — Our Partnership Structure and Formation Transactions” and in the Unaudited Pro Forma Combined Financial Statements included elsewhere in this prospectus.

Our pro forma estimated proved reserve information for all of the Partnership Properties as of December 31, 2010 is based on the following: (1) approximately 53% of the estimated proved reserve volumes are based on a reserve report relating to our South Texas properties prepared by the independent petroleum engineers of NSAI; (2) approximately 35% of the estimated proved reserve volumes are based on evaluations relating to certain of our East Texas properties prepared by Memorial Resource’s internal reserve engineers and audited by NSAI; and (3) the remaining approximately 12% of the estimated proved reserve volumes are based on a reserve report relating to certain of our East Texas properties prepared by the independent petroleum engineers of Miller and Lents. We refer to these evaluations and reports collectively as our “reserve reports.”

Overview

We are a Delaware limited partnership formed in April 2011 by Memorial Resource to own and acquire oil and natural gas properties in North America. Our primary business objective is to generate stable cash flows, allowing us to make quarterly cash distributions to our unitholders and, over time, to increase those quarterly cash distributions. We believe our properties are well suited for our partnership because they consist of mature onshore oil and natural gas reservoirs with long-lived, predictable production profiles and modest capital requirements. As of December 31, 2010, our total estimated proved reserves were approximately 325 Bcfe, of which approximately 81% were classified as proved developed reserves. Based on our pro forma average net production for the year ended December 31, 2010 of 52 MMcfe/d, our total estimated proved reserves had a reserve-to-production ratio of 17 years. Based on proved reserves volumes at December 31, 2010, we or Memorial Resource operate 94% of the properties in which we have interests, and we own an average working interest of 41% across our oil and natural gas properties.

We believe our business relationship with Memorial Resource, which owns our general partner and will own approximately % of our outstanding common units and all of our subordinated units, will enhance our ability to maintain or grow our production and expand our proved reserves base over time. Memorial Resource is a Delaware limited liability company formed by Natural Gas Partners VIII, L.P. and Natural Gas Partners IX, L.P., which we refer to as the Funds, to own, acquire, exploit and develop oil and natural gas properties and to own our general partner. As part of the formation transactions, the Funds will contribute to Memorial Resource their respective ownership of five separate portfolio companies (including our predecessor), all of which are engaged in the business of owning, acquiring, exploiting, and developing oil and natural gas properties, and certain of which will contribute the Partnership Properties to us. Memorial Resource will engage in its business with the objective of growing its reserves, production and cash flows, as well as owning our general partner and a significant limited partner interest in us.

Our Properties

Our properties are located in South and East Texas and consist of mature, legacy onshore oil and natural gas reservoirs. We believe our properties are well suited for our partnership because they have predictable production profiles, low decline rates, long reserve lives and modest capital requirements. The Partnership Properties consist of operated working interests in producing and undeveloped leasehold acreage and in identified producing wells in South and East Texas, and non-operated working interests in producing and undeveloped leasehold acreage. As of December 31, 2010, we owned 133,309 gross (112,828 net) acres of developed properties and 11,876 gross (4,501 net) acres of undeveloped properties, all held by production, with 345 proved low-risk infill drilling, recompletion and development opportunities in our core operational areas. As of December 31, 2010, we had interests in 1,290 gross (609 net) producing wells across our properties, with an average working interest of 47%. Based on our reserve reports, the average estimated decline rate for our existing proved developed producing reserves is approximately 9% for 2011, approximately 9% compounded average decline for the subsequent four years and approximately 8% thereafter. As of December 31, 2010, approximately 60 Bcfe, or 19%, of our estimated proved reserves were classified as proved undeveloped, of which approximately 83% were natural gas. Based on the production estimates and pricing assumptions included in our reserve reports, we believe that through 2015, our low-risk development inventory will provide us with the opportunity to maintain our targeted average net production of 49 MMcfe/d without acquiring incremental reserves.

The following table summarizes pro forma information by producing region regarding our estimated oil and natural gas reserves as of December 31, 2010 and our average net production for the year ended December 31, 2010. The reserve estimates attributable to the Partnership Properties are derived from our reserve reports.

	Estimated Pro Forma			Average Net		Average
	Net Proved Reserves			Pro Forma		Reserve-to-	Producing
		% Natural	% Proved	Production		Production	Wells
	Bcfe	Gas	Developed	MMcfe/d	%	Ratio(1)	Gross	Net
						(Years)

South Texas	172.2	98%	87%	32	61%	15	563	424
East Texas	152.5	76%	76%	20	39%	21	727	185

Total	324.7	88%	81%	52	100%	17	1,290	609

(1)	The average reserve-to-production ratio is calculated by dividing estimated pro forma net proved reserves as of December 31, 2010 by average pro forma net production for the year ended December 31, 2010.

Our Hedging Strategy

We expect to adopt a hedging policy designed to reduce the impact to our cash flows from commodity price volatility. Under this policy, we intend to enter into commodity derivative contracts covering approximately 65% to 85% of our estimated production from total proved developed producing reserves over a three-to-five year period at any given point of time. We may, however, from time to time hedge more or less than this approximate range. Memorial Resource will contribute to us at the closing of this offering derivative contracts for the six months ending December 31, 2011 and the years ending December 31, 2012, 2013, 2014, and 2015 covering approximately 76%, 75%, 69%, 14% and 8%, respectively, of our estimated production from our total proved developed producing reserves existing as of December 31, 2010, based on our reserve reports.

Our commodity derivative contracts may consist of natural gas, oil and NGL financial swaps, put options and/or collar contracts and natural gas basis financial swaps. By removing a significant portion of price volatility associated with production, we believe we will mitigate, but not eliminate, the potential negative effects of reductions in commodity prices on our cash flow from operations for those periods. However, our hedging activity may also reduce our ability to benefit from increases in commodity prices. Additionally, we intend to individually identify these non-speculative hedges as “designated hedges” for U.S. federal income tax purposes as we enter into them. For a description of our commodity derivative contracts, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pro Forma Liquidity and Capital Resources — Commodity Derivative Contracts.”

Our Principal Business Relationships

We view our relationships with Memorial Resource, Natural Gas Partners and the Funds as significant competitive strengths. We believe these relationships will provide us with potential acquisition opportunities from a portfolio of additional oil and natural gas properties that meet our acquisition criteria, as well as access to personnel with extensive technical expertise and industry relationships.

Our Relationship with Memorial Resource

Following the completion of this offering, Memorial Resource will be our largest unitholder, holding           common units (approximately     % of all outstanding) and           subordinated units (100% of all outstanding), and will own the voting interests in our general partner and 50% of the economic interest in our incentive distribution rights. After giving effect to the formation transactions, Memorial Resource had (i) total estimated proved reserves of 1,036 Bcfe at December 31, 2010, primarily located in East Texas, North Louisiana and the Rockies, of which approximately 81% were natural gas, and approximately 34% were classified as proved developed reserves, and (ii) interests in over 398,000 gross (173,000 net) acres of undeveloped properties. We believe that many of these properties are (or after additional capital is invested will become) suitable for us, based on our criteria that suitable properties consist of mature onshore oil and natural gas reservoirs with long-lived, low-decline, predictable production profiles. We also believe the largely contiguous and overlapping nature of Memorial Resource’s and our East Texas acreage, along with joint ownership in specific properties, will provide key operational, logistical and technical benefits derived from our aligned interests and information sharing among personnel, in addition to various economic benefits.

The following table summarizes pro forma information by producing region regarding Memorial Resource’s estimated oil and natural gas reserves as of December 31, 2010 and its average net production for the year ended December 31, 2010.

	Estimated Pro Forma			Average Net		Average
	Net Proved Reserves(1)			Pro Forma		Reserve-to-
		% Natural	% Proved	Production		Production	Producing Wells
	Bcfe	Gas	Developed	MMcfe/d	%	Ratio(2)	Gross	Net
						(Years)

East Texas(3)	760.6	84%	30%	43	64%	48	1,067	306
North Louisiana	224.7	73%	44%	18	27%	35	267	172
Rockies	51.0	67%	41%	6	9%	25	123	85

Total	1,036.3	81%	34%	67	100%	43	1,457	563

(1)	Memorial Resource’s estimated pro forma net proved reserves are based primarily on reserve reports prepared by third-party independent petroleum engineers.

(2)	The average reserve-to-production ratio is calculated by dividing estimated pro forma net proved reserves as of December 31, 2010 by average pro forma net production for the year ended December 31, 2010.

(3)	Includes 169 Bcfe of reserves associated with properties in which we have a joint ownership interest. Please read “Summary — Our Partnership Structure and Formation Transactions — Background Information Regarding Our Predecessor and the Partnership Properties.”

As a result of its significant ownership interests in us and our general partner, we believe Memorial Resource will be motivated to support the successful execution of our business strategy and will provide us with opportunities to pursue acquisitions that will be accretive to our unitholders. Memorial Resource views our partnership as part of its growth strategy, and we believe that Memorial Resource will be incentivized to contribute or sell additional assets to us and to pursue acquisitions jointly with us in the future. However, Memorial Resource will regularly evaluate acquisitions and dispositions and may elect to acquire or dispose of properties in the future without offering us the opportunity to participate in those transactions. Moreover, after this offering, Memorial Resource will continue to be free to act in a manner that is beneficial to its interests without regard to ours, which may include electing not to present us with future acquisition opportunities. Although we believe Memorial Resource will be incentivized to offer properties to us for purchase, none of Memorial Resource, the Funds or any of their affiliates will have any obligation to sell or offer properties to us following the consummation of this offering. If Memorial Resource fails to present us with, or successfully competes against us for, acquisition opportunities, then our ability to replace or increase our estimated proved reserves may be impaired, which would adversely affect our cash flow from operations and our ability to make cash distributions to our unitholders. Please read “Conflicts of Interest and Fiduciary Duties.”

Memorial Resource will also provide management, administrative, and operations personnel to us and our general partner under an omnibus agreement that it will enter into with us and our general partner at the completion of this offering. Under this agreement, we will utilize Memorial Resource’s staff of 50 engineers and geologists and 54 management and administrative personnel as of May 31, 2011, who collectively have an average of 24 years of experience operating properties in our areas of operations. Please read “Management” for more information about the management of our partnership and our use of Memorial Resource personnel, and “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement” for more information about the omnibus agreement.

Our Relationship with NGP and the Funds

Founded in 1988, NGP is a family of private equity investment funds with aggregate committed capital of over $7 billion, organized to make direct equity investments in the energy industry. NGP is part of the investment platform of NGP Energy Capital Management, one of the leading investment franchises in the natural resources sector with over $9 billion in aggregate committed capital under management. The employees of NGP are experienced energy professionals with substantial expertise in investing in the oil and natural gas business. In connection with NGP’s business, these employees review a large number of potential acquisitions and are involved in decisions relating to the acquisition and disposition of oil and natural gas assets by the various portfolio companies in which NGP owns interests. We believe that our relationship with NGP, and its experience investing in oil and natural gas companies, provides us with a number of benefits, including increased exposure to acquisition opportunities and access to a significant group of transactional and financial professionals who have experience in assisting the companies in which it has invested to meet their financial and strategic growth objectives. Although we may have the opportunity to make acquisitions as a result of our relationship with NGP, NGP has no legal obligation to offer to us (or inform us about) any acquisition opportunities, may decide not to offer any acquisition opportunities to us and is not restricted from competing with us, and we cannot say which, if any, of such potential acquisition opportunities we would choose to pursue.

The Funds, which are two of the private equity funds managed by NGP, collectively own 100% of Memorial Resource. The Funds also will collectively directly own, through non-voting membership interests in our general partner, 50% of the economic interest in our incentive distribution rights. The remaining economic interest in our incentive distribution rights is owned by Memorial Resource. Given this alignment of interests between NGP, the Funds, Memorial Resource and us, we believe we will benefit from the collective expertise of NGP’s employees and their extensive network of industry relationships, and accordingly the access to potential acquisition opportunities that might not otherwise be available to us.

Our Business Strategies

Our primary business objective is to generate stable cash flows, allowing us to make quarterly cash distributions to our unitholders and, over time, to increase those quarterly cash distributions. To achieve our objective, we intend to execute the following business strategies:

•	Maintain and Grow a Stable Production Profile through Accretive Acquisitions and Low-Risk Development. Our development plans will target proved drilling locations that are low cost, present minimal risk, and support a stable production profile. We will seek to acquire proved developed properties with long-lived reserves, low production decline rates and identified and predictable development potential. We believe that our management team’s experience positions us to identify, evaluate, execute, integrate and exploit suitable acquisitions.

•	Strategically Utilize Our Relationship with Memorial Resource, the Funds, and their Respective Affiliates (Including NGP) to Gain Access to and, from Time to Time, Acquire Producing Oil and Natural Gas Properties that Meet Our Acquisition Criteria. We may have the opportunity to acquire producing oil and natural gas properties directly from Memorial Resource, the Funds, or their respective affiliates from time to time in the future. While none of Memorial Resource, the Funds, or any of their respective affiliates is contractually obligated to offer or sell any properties to us, we believe that selling properties to us will enhance Memorial Resource’s and, accordingly, the Funds’ economic returns by monetizing long-lived producing properties while potentially retaining a portion of the resulting cash flow through distributions on Memorial Resource’s (and the Funds’) limited partner and incentive distribution interests in us.

•	Leverage Our Relationships with Memorial Resource, the Funds, and their Respective Affiliates (Including NGP) to Participate in Acquisitions of Third Party Producing Properties and to Increase the Size and Scope of Our Potential Third-Party Acquisition Targets. Memorial Resource was formed in part to acquire and develop oil and natural gas properties, some of which will likely meet our acquisition criteria. In addition, NGP and its affiliates (including the Funds) have long histories of pursuing and consummating oil and natural gas property acquisitions in North America. Through our relationships with Memorial Resource, the Funds, and their respective affiliates (including NGP), we expect that we will have access to their significant pool of management talent and industry relationships, which we believe will provide us a competitive advantage in pursuing potential third-party acquisition opportunities. We may have the opportunity to work jointly with Memorial Resource to pursue certain acquisitions of oil and natural gas properties that may not otherwise be attractive acquisition candidates for any of us individually. For example, we may jointly pursue an acquisition where we would acquire the proved developed portion of the acquired properties and Memorial Resource would acquire the undeveloped portion. We believe this arrangement will give us access to an array of third-party acquisition opportunities that we would not otherwise be in a position to pursue.

•	Exploit Opportunities on Our Current Properties and Manage Our Operating Costs and Capital Expenditures. We intend to pursue low-risk drilling of our proved undeveloped inventory and to perform cost-reducing operational enhancements. Pursuant to the omnibus agreement, Memorial Resource will provide us and our general partner with operating, management, and administrative services, which we believe will provide us with significant technical expertise and experience that will allow us to identify and execute cost-reducing exploitation and operational improvements on both our existing properties and new acquisitions. Memorial Resource’s operational control of substantially all of our proved reserves as well as its own, often adjoining or complementary properties, enables direct influence and implementation of cost reduction initiatives.

•	Reduce Exposure to Commodity Price Risk and Stabilize Cash Flows Through a Disciplined Commodity Hedging Policy. We intend to maintain a portfolio of commodity derivative contracts covering approximately 65% to 85% of our estimated production from total proved developed producing reserves over a three-to-five year period at any given point in time. These commodity derivative contracts may consist of natural gas, oil and NGL financial swaps and collar contracts and natural gas basis financial swaps. Memorial Resource will contribute to us at the closing of this offering derivative contracts for the six months ending December 31, 2011 and the years ending December 31, 2012, 2013, 2014, and 2015 covering approximately 76%, 75%, 69%, 14% and 8%, respectively, of our estimated production from our total proved developed producing reserves existing as of December 31, 2010, based on our reserve reports. We believe these commodity derivative contracts will allow us to mitigate the impact of oil and natural gas price volatility, thereby increasing the predictability of our cash flow.

•	Maintain Reasonable Levels of Indebtedness to Permit us to Opportunistically Finance Acquisitions. We intend to maintain modest levels of indebtedness in relation to our cash flows from operations. We believe our internally generated cash flows and our borrowing capacity under our new revolving credit facility will provide us with the financial flexibility to pursue our acquisition and development strategy in an effective and competitive manner.

Our Competitive Strengths

We believe that the following competitive strengths will allow us to successfully execute our business strategies and achieve our objective of generating and growing cash available for distribution:

•	Our Long-Lived Reserves with Significant Production History and Predictable Production Decline Rates. Our pro forma estimated proved reserves as of December 31, 2010 divided by our pro forma average net production for 2010, which we refer to as our reserve to production index, was 17 years. Based on our reserve reports, the average estimated decline rate for our existing proved developed producing reserves is approximately 9% for 2011, approximately 9% compounded average decline for the subsequent four years and approximately 8% thereafter. Our estimated average well life for producing reserves is 12 years, providing a long history of production that enables better predictability of future production decline rates.

•	Our Relationships with Memorial Resource, the Funds, and their Respective Affiliates (Including NGP), which we Believe will Provide us with Access to a Portfolio of Additional Oil and Natural Gas Properties that Meet Our Acquisition Criteria. Memorial Resource was formed in part to own and acquire producing properties and to develop properties into mature, long-lived producing assets. After giving effect to the formation transactions, Memorial Resource had (i) total estimated proved reserves of 1,036 Bcfe at December 31, 2010, primarily located in East Texas, North Louisiana and the Rockies, of which approximately 81% were natural gas, and approximately 34% were classified as proved developed reserves, and (ii) interests in over 398,000 gross (173,000 net) acres of undeveloped properties. Based on Memorial Resource’s intention to develop its properties and Memorial Resource’s significant ownership interests in us, we believe we may be able to acquire additional assets from Memorial Resource, the Funds, or their respective affiliates in the future. None of Memorial Resource, the Funds, or any of their respective affiliates will have any obligation to offer or sell properties to us following the consummation of this offering.

•	Our Management Team’s Extensive Experience in the Acquisition, Development and Integration of Oil and Natural Gas Assets. The members of our management team and Memorial Resource collectively have an average of 24 years of experience in the oil and natural gas industry. John A. Weinzierl, the President, Chief Executive Officer and Chairman of our general partner, has 20 years of oil and natural gas industry experience, a strong commercial and technical background and extensive experience acquiring and managing oil and natural gas properties for NGP.

•	Our Relationship with Memorial Resource, which Provides us with Extensive Technical Expertise in and Familiarity with Developing and Operating Oil and Natural Gas Assets within Our Core Focus Areas. Through the omnibus agreement with Memorial Resource, we have the operational support of a staff of 50 petroleum professionals, many of whom have significant engineering and geoscience expertise in South and/or East Texas, which are our current geographical areas of focus. We believe that this technical expertise differentiates us from, and provides us with a competitive advantage over, many of our competitors. We intend to utilize these resources in maximizing our production and ultimate reserve recovery, which could add substantial value to our assets.

•	Our Relationships with Memorial Resource, the Funds, and their Respective Affiliates (Including NGP), which we Believe will Help us with Access to and in the Evaluation and Execution of Future Acquisitions. We believe that our ability to use the industry relationships and broad expertise of Memorial Resource and NGP in expanding our access to acquisitions and evaluating oil and natural gas assets will expand our opportunities and differentiate us from many of our competitors. Additionally, we expect to have the opportunity to work jointly with Memorial Resource to pursue acquisitions of oil and natural gas properties that we would not otherwise be able to pursue on our own or that may not otherwise be attractive acquisition candidates for any of us individually.

•	Our Diverse Distribution of Reserve Value, with 1,290 Gross (609 Net) Producing Wells as of December 31, 2010, None of which Contains Estimated Proved Reserves in Excess of 2% of Our Total Estimated Proved Reserves as of December 31, 2010. The value of our pro forma estimated proved reserves, as approximated by the standardized measure, is spread across a wide subset of our producing wells. Our top 10 wells by value represent 11% of our total standardized measure at December 31, 2010. The value of our pro forma estimated proved reserves, as approximated by the standardized measure, is also widely distributed across our producing fields. No producing field in our pro forma estimated proved reserves represents more than 36% of our standardized measure at December 31, 2010.

•	Our Inventory of 345 Proved Low-Risk Infill Drilling, Recompletion and Development Opportunities in Our Core Operational Areas. We have a substantial inventory of low risk, proved undeveloped locations. At December 31, 2010, the Partnership Properties included 60 Bcfe of estimated proved undeveloped reserves, and had 70 proved identified low-risk proved drilling locations and 275 proved recompletion and development opportunities. Based on our current asset portfolio, we intend to spend approximately $9.2 million for capital expenditures for the twelve months ending June 30, 2012 based on our reserve reports, which amount spent annually we believe will also enable us to maintain our targeted average net production from our assets of 49 MMcfe/d through December 31, 2015.

•	Our Competitive Cost of Capital and Financial Flexibility. Unlike our corporate competitors, we do not expect to be subject to federal income taxation at the entity level. We believe that this attribute should provide us with a lower cost of capital compared to many of our competitors, thereby enhancing our ability to compete for future acquisitions, both individually and jointly with Memorial Resource. We also expect that our ability to issue additional common units and other partnership interests in connection with acquisitions will enhance our financial flexibility. Further, we intend to utilize a modest amount of debt to provide flexibility in our capital structure.

Properties

At the closing of this offering, we will own mineral interests and leasehold interests in oil and natural gas producing properties and certain identified producing wells, as well as in certain undeveloped properties and acreage, substantially all of which are located in South Texas and East Texas. The Partnership Properties consist of mature onshore oil and natural gas reservoirs with long-lived, predictable production profiles. Specifically, our properties and wells are located in fields that generally have been producing for a long period of time, typically more than 20 years. Observing the performance of these fields over many years allows for greater understanding of production and reservoir characteristics, making future performance more predictable. In other words, the production and corresponding decline rates attributable to properties of this type, in contrast with more recently drilled properties, can be forecasted with a greater degree of accuracy. We use words such as “mature” to describe our producing properties as having established operating, reservoir and production characteristics. The wells and producing properties included in the Partnership Properties were chosen primarily because we expect that the greater precision in forecasted production attributable to the properties will result in more stable cash flows.

The development and production of oil and natural gas has a number of uncertainties that pose substantial risk, even for mature properties such as our producing properties. However, we view our producing properties as less risky because many of the operational risks associated with oil and natural gas production (for example, drilling a well, whether one will discover hydrocarbons capable of production in paying quantities, and initial production decline rate) tend to occur earlier in the lifecycle of oil and natural gas properties. For a discussion of the risks inherent in oil and natural gas production, please read “Risk Factors — Risks Related to Our Business — Our estimated proved reserves and future production rates are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our estimated reserves.”

The following table shows the pro forma estimated net proved oil and natural gas reserves of the principal fields located in the Partnership Properties, based on our reserve reports. The following table also shows certain unaudited information regarding production and sales of oil and natural gas with respect to such properties. Our six principal fields detailed below represent approximately 71% of our total pro forma estimated net proved reserves as of December 31, 2010 and 73% of our average daily net production for the year ended December 31, 2010. Please read “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in evaluating the material presented below.

					Pro Forma Average Net Production for the
					Year Ended December 31, 2010		Average
	Estimated Net Proved Reserves					% of	Reserve-to-
		% Proved	% Natural	% of		Total	Production
	MMcfe	Developed	Gas	Total	(MMcfe/d)	Production	Ratio

South Texas Fields:
NE Thompsonville	32,312	85%	100%	19%	7	23%	12
Laredo	23,993	63%	98%	14%	5	17%	12
Hubberd	19,166	100%	98%	11%	3	9%	18
East Seven Sisters	17,820	100%	100%	10%	4	12%	13
Other	78,871	88%	97%	46%	12	39%	18

Total South Texas Fields	172,161	87%	98%	100%	32	100%	15
East Texas Fields:
Carthage	117,721	73%	72%	77%	12	57%	28
Joaquin	18,519	100%	99%	12%	7	35%	7
Other	16,296	100%	81%	11%	2	8%	26

Total East Texas Fields	152,536	76%	76%	100%	20	100%	21
All Fields	324,697	81%	88%	100%	52	100%	17

Summary of Oil and Natural Gas Properties and Projects

Substantially all of our estimated proved reserves as of December 31, 2010, and substantially all of our average daily net production for the year ended December 31, 2010, were located in South and East Texas. As of December 31, 2010, we had interests in 1,290 gross (609 net) producing wells across our properties, with an average working interest of 47%, and substantially all of our properties are operated by us or Memorial Resource. Our wells produce natural gas from various formations at depths from approximately 6,000 to 15,000 feet. During the calendar years 2011 and 2012, we plan to drill 7 gross (4 net) wells and perform various recompletion and workover related activities for an estimated cost of $16.1 million net to our interest. Operations on the fields where our properties are located typically result in long-lived reserves, high drilling success rates and predictable declines, often resulting in average reserve-to-production ratios in excess of 20 years. Once drilled and completed, producing wells on these fields generally do not require any material capital expenditures and historically have had minimal operating and maintenance requirements. Our pro forma estimated proved reserves as of December 31, 2010 totaled 325 Bcfe. For the year ended December 31, 2010, our properties produced a net average of 52 MMcfe/d at an average cash production cost of $1.60 per Mcfe (excluding general and administrative expenses). Our properties have a proved developed producing production decline rate of approximately 8% per year over the next ten years and a reserve-to-production ratio of approximately 17 years based on our reserve reports.

South Texas.  Approximately 53% of our estimated proved reserves as of December 31, 2010 and approximately 61% of our pro forma average daily net production for the year ended December 31, 2010 were located in the South Texas region. Our South Texas properties include wells and properties in numerous natural gas weighted fields located in McMullen, Duval, Jim Hogg, Webb and Zapata Counties, Texas, including West Rhode Ranch, East Seven Sisters and NE Thompsonville fields. Our properties in these fields contained 172 Bcfe of estimated net proved reserves as of December 31, 2010 based on our reserve reports. Those properties collectively generated average net production of 32 MMcfe/d for the year ended December 31, 2010.

NE Thompsonville Field.  The NE Thompsonville Field is a natural gas weighted field located in Jim Hogg County, Texas. The key producing lease in the field is the Mars McLean Trust. Since its discovery in 1959, the field has produced approximately 850 Bcfe. Production from the field is primarily from the Wilcox formation at an average depth between approximately 9,600 and 14,500 feet. We operate 35 gross (33 net) producing wells in the NE Thompsonville Field with an average working interest of 93%. As of December 31, 2010, our properties in the field contained 32 Bcfe of estimated net proved reserves and generated average net production of 7 MMcfe/d for the year ended December 31, 2010.

Laredo Field.  The Laredo Field is a natural gas weighted field located in Webb County, Texas. Since its discovery in 1965, the field has produced approximately 254 Bcfe. Production from the field is primarily from the Wilcox Lobo Formation at a depth range between 6,500 and 7,500 feet. We operate 97 gross (65 net) producing wells in the field with an average working interest of 67%. As of December 31, 2010, our properties in the field contained 24 Bcfe of estimated net proved reserves and generated average net production of 5 MMcfe/d for the year ended December 31, 2010.

Hubberd Field.  The Hubberd Field is a natural gas weighted field located in Webb County, Texas. Since its discovery in 1974, the field has produced approximately 85 Bcfe. Production from the field is primarily from the Wilcox Lobo Formation at a depth range between 7,000 and 8,000 feet. We operate 51 gross (50 net) producing wells in the field with an average working interest of 97%. As of December 31, 2010, our properties in the field contained 19 Bcfe of estimated net proved reserves and generated average net production of 3 MMcfe/d for the year ended December 31, 2010.

East Seven Sisters Field.  The East Seven Sisters Field is a natural gas weighted field located in Duval County, Texas. The key producing lease in the field is Arco Humble Fee. Since its discovery in 1981, the field has produced approximately 400 Bcfe. Production from the field is primarily from the Wilcox formation at an average depth between approximately 10,000 and 15,000 feet. We operate 12 gross (10 net) producing wells in the East Seven Sisters Field with an average working interest of 81%. As of December 31, 2010, our properties in the field contained 18 Bcfe of estimated net proved reserves and generated average net production of 4 MMcfe/d for the twelve months ended December 31, 2010.

East Texas.  Approximately 47% of our estimated proved reserves as of December 31, 2010 and approximately 39% of our pro forma average daily net production for the year ended December 31, 2010 were located in the East Texas region. Our East Texas properties include properties in the Joaquin and Carthage fields, adjacent natural gas weighted fields located in Panola and Shelby counties, which collectively contained 153 Bcfe of estimated net proved reserves as of December 31, 2010 based on our reserve reports. Those properties collectively generated average net production of 20 MMcfe/d for the year ended December 31, 2010. The Joaquin and Carthage fields contain substantially the same stratigraphic intervals and each contains multiple production units.

Joaquin Field.  This field was discovered in 1936 and has produced approximately 582 Bcfe through December 31, 2010. Production from the field is primarily from the Travis Peak and Cotton Valley Formations at an average depth between approximately 6,000 and 9,000 feet. The Travis Peak and Cotton Valley Formations consist of multiple stacked sandstone reservoirs. These reservoirs are developed with both vertical and horizontal wells and multiple zone completions. We or Memorial Resource operate 111 gross (96 net) producing wells in the Joaquin Field, with an average working interest of 87%.

Carthage Field.  This field was discovered in 1936 and has produced approximately 13,100 Bcfe through December 31, 2010. Production from the field is primarily from the Cotton Valley Formation at an average depth of approximately 9,000 feet. The Cotton Valley Formation consists of multiple stacked sandstone reservoirs. These reservoirs are developed primarily with vertical wells and multiple zone completions. We or Memorial Resource operate 317 gross (269 net) producing wells in the Carthage Field, with an average working interest of 85%.

Oil and Natural Gas Data and Operations — Properties

Internal Controls

The estimates of proved reserve information for all of the Partnership Properties as of December 31, 2010 included in this prospectus are based on the following: (1) approximately 53% of the estimated proved reserve volumes are based on a reserve report relating to our South Texas properties prepared by the independent petroleum engineers of NSAI; (2) approximately 35% of the estimated proved reserve volumes are based on evaluations relating to certain of our East Texas properties prepared by Memorial Resource’s internal reserve engineers and audited by NSAI; and (3) the remaining approximately 12% of the estimated proved reserve volumes are based on a reserve report relating to certain of our East Texas properties prepared by the independent petroleum engineers of Miller and Lents.

Our proved reserves were estimated at the well or unit level and compiled for reporting purposes by our reservoir engineering staff, NSAI or Miller and Lents. We maintain internal evaluations of our reserves in a secure reserve engineering database. The corporate reservoir engineering staff, NSAI and Miller and Lents interact with our internal petroleum engineers and geoscience professionals in each of our operating areas and with operating, accounting and marketing employees to obtain the necessary data for the reserves estimation process. Following the consummation of this offering, our reservoir engineering staff will be independent from our operating teams. Reserves have been and will be reviewed and approved internally by our senior management on a semi-annual basis. We anticipate that the audit committee of our general partner’s board of directors will conduct a similar review on a semi-annual basis. We expect to have our reserve estimates evaluated by NSAI, Miller and Lents, and/or another independent reserve engineering firm, at least annually.

With regard to the approximately 35% of our estimated proved reserve volumes at December 31, 2010 that were audited by NSAI, NSAI follows the general principles set forth in the standards pertaining to the estimating and auditing of oil and gas reserve information promulgated by the Society of Petroleum Engineers, or SPE. A reserve audit as defined by the SPE is not the same as a financial audit. The SPE’s definition of a reserve audit includes the following concepts:

•	A reserve audit is an examination of reserve information that is conducted for the purpose of expressing an opinion as to whether such reserve information, in the aggregate, is reasonable and has been presented in conformity with generally accepted petroleum engineering and evaluation principles.

•	The estimation of proved reserves is an imprecise science due to the many unknown geologic and reservoir factors that cannot be estimated through sampling techniques. Since reserves are only estimates, they cannot be audited for the purpose of verifying exactness. Instead, reserve information is audited for the purpose of reviewing in sufficient detail the policies, procedures and methods used by a company in estimating its reserves so that the reserve auditors may express an opinion as to whether, in the aggregate, the reserve information furnished by a company is reasonable.

•	The methods and procedures used by a company, and the reserve information furnished by a company, must be reviewed in sufficient detail to permit the reserve auditor, in its professional judgment, to express an opinion as to the reasonableness of the reserve information. The auditing procedures require the reserve auditor to prepare its own estimates of reserve information for the audited properties.

Our internal professional staff works closely with NSAI and Miller and Lents to ensure the integrity, accuracy and timeliness of data that is furnished to them for their reserve estimation process. All of the reserve information maintained in our secure reserve engineering database is provided to the external engineers. In addition, we provide NSAI and Miller and Lents other pertinent data, such as seismic information, geologic maps, well logs, production tests, material balance calculations, well performance data, operating procedures and relevant economic criteria. We make all requested information, as well as our pertinent personnel, available to the external engineers as part of their evaluation of our reserves.

Technology Used to Establish Proved Reserves

Under the SEC rules, proved reserves are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs, and under existing economic conditions, operating methods and government regulations. The term “reasonable certainty” implies a high degree of confidence that the quantities of oil and natural gas actually recovered will equal or exceed the estimate. Reasonable certainty can be established using techniques that have been proven effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

To establish reasonable certainty with respect to our estimated proved reserves, our internal reserve engineers, NSAI, and Miller and Lents, as applicable, employed technologies that have been demonstrated to yield results with consistency and repeatability. The technologies and economic data used in the estimation of our proved reserves include, but are not limited to, electrical logs, radioactivity logs, core analyses, geologic maps and available downhole and production data, seismic data and well test data. Reserves attributable to producing wells with sufficient production history were estimated using appropriate decline curves or other performance relationships. Reserves attributable to producing wells with limited production history and for undeveloped locations were estimated using performance from analogous wells in the surrounding area and geologic data to assess the reservoir continuity. These wells were considered to be analogous based on production performance from the same formation and completion using similar techniques.

Qualifications of Responsible Technical Persons

Netherland, Sewell & Associates, Inc.  NSAI is an independent oil and natural gas consulting firm. No director, officer, or key employee of NSAI has any financial ownership in us, Memorial Resource, the Funds, or any of their respective affiliates. NSAI’s compensation for the required investigations and preparation of its report is not contingent upon the results obtained and reported. NSAI has not performed other work for us, Memorial Resource, the Funds, or any of their respective affiliates that would affect its objectivity.

The estimates of proved reserves at December 31, 2010 presented in the NSAI report, and the engineering audit presented in the NSAI report relating to the estimates of proved reserves at December 31, 2010 made by our internal reservoir engineers, were overseen by Mr. Philip S. (Scott) Frost, Mr. Justin S. Hamilton, Mr. David E. Nice, and Mr. Richard (Rick) B. Talley.

Mr. Frost has been practicing consulting petroleum engineering at NSAI since 1984. Mr. Frost is a Registered Professional Engineer in the State of Texas and has over 30 years of practical experience in petroleum engineering, with over 30 years experience in the estimation and evaluation of reserves. He graduated from Vanderbilt University in 1979 with a Bachelor of Engineering in Mechanical Engineering and from Tulane University in 1984 with a Master of Business Administration Degree.

Mr. Hamilton has been practicing consulting petroleum engineering at NSAI since 2004. Mr. Hamilton is a Registered Professional Engineer in the State of Texas and has over 10 years of practical experience in petroleum engineering, with over 10 years experience in the estimation and evaluation of reserves. He graduated from Brigham Young University in 2000 with a Bachelor of Science Degree in Mechanical Engineering and from the University of Texas in 2007 with a Master of Business Administration Degree.

Mr. Nice has been practicing consulting petroleum geology at NSAI since 1998. Mr. Nice is a Certified Petroleum Geologist and Geophysicist in the State of Texas and has over 26 years of practical experience in petroleum geosciences, with over 13 years experience in the estimation and evaluation of reserves. He graduated from University of Wyoming in 1982 with a Bachelor of Science Degree in Geology and in 1985 with a Master of Science Degree in Geology.

Mr. Talley has been practicing consulting petroleum engineering at NSAI since 2004. Mr. Talley is a Registered Professional Engineer in the State of Texas and has over 13 years of practical experience in petroleum engineering, with over seven years experience in the estimation and evaluation of reserves. He graduated from University of Oklahoma in 1998 with a Bachelor of Science Degree in Mechanical Engineering and from Tulane University in 2001 with a Master of Business Administration Degree.

Miller and Lents, Ltd.  Miller and Lents is an independent oil and natural gas consulting firm. No director, officer, or key employee of Miller and Lents has any financial ownership in us, Memorial Resource, the Funds, or any of their respective affiliates. Miller and Lents’ compensation for the required investigations and preparation of its report is not contingent upon the results obtained and reported. Miller and Lents has not performed other work for us, Memorial Resource, the Funds, or any of their respective affiliates that would affect its objectivity.

The estimates of proved reserves at December 31, 2010 presented in the Miller and Lents report was overseen by Mr. Carl D. Richard. Mr. Richard is an experienced reservoir engineer having been a practicing petroleum engineer since 1984. He has more than 25 years of experience in reserves evaluation. He holds a Bachelor of Science degree in Petroleum Engineering.

Estimated Proved Reserves

The following table presents the estimated net proved oil and natural gas reserves attributable to the Partnership Properties and the standardized measure amounts associated with the estimated proved reserves attributable to the Partnership Properties as of December 31, 2010, based on our reserve reports. The standardized measure amounts shown in the table are not intended to represent the current market value of our estimated oil and natural gas reserves.

Partnership
Properties as of
December 31, 2010

Estimated Proved Reserves
Oil (MBbls)	2,002
NGLs (MBbls)	4,502
Natural gas (MMcf)	285,676

Total (MMcfe)(1)	324,697
Proved developed (MMcfe)	264,572
Proved undeveloped (MMcfe)	60,125
Proved developed reserves as a percentage of total proved reserves	81%
Standardized measure (in millions)(2)(3)	$359.2
Oil and Natural Gas Prices(4)
Oil — WTI Posting (Plains) per Bbl	$75.96
Natural gas — NYMEX-Henry Hub per MMBtu	$4.38

(1)	Determined using a ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs based on an approximate energy equivalency. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

(2)	Standardized measure is the present value of estimated future net revenues to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC without giving effect to non-property related expenses, such as general and administrative expenses, interest and income tax expenses, or to depreciation, depletion and amortization. The future cash flows are discounted using an annual discount rate of 10%. Because we are a limited partnership, we are generally not subject to federal income taxes and thus make no provision for federal income taxes in the calculation of our standardized measure. Standardized measure does not give effect to derivative transactions. We expect to hedge a substantial portion of our future estimated production from total proved producing reserves. For a description of our expected commodity derivative contracts, please read “Management’s Discussion and

Analysis of Financial Condition and Results of Operations — Pro Forma Liquidity and Capital Resources — Commodity Derivative Contracts.”

(3)	Because we are subject to Texas margin tax, standardized measure was negatively impacted by $5.0 million.

(4)	Our estimated net proved reserves and related standardized measure were determined using index prices for oil and natural gas, without giving effect to derivative contracts, held constant throughout the life of the properties. These prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead.

The data in the table above represents estimates only. Oil and natural gas reserve engineering is inherently a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Accordingly, reserve estimates may vary from the quantities of oil and natural gas that are ultimately recovered. For a discussion of risks associated with internal reserve estimates, please read “Risk Factors — Risks Related to Our Business — Our estimated proved reserves and future production rates are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our estimated reserves.”

Future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. The standardized measure amounts shown above should not be construed as the current market value of our estimated oil and natural gas reserves. The 10% discount factor used to calculate standardized measure, which is required by Financial Accounting Standard Board pronouncements, is not necessarily the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate.

Development of Proved Undeveloped Reserves

As required by SEC rules on reserves disclosure, none of our proved undeveloped reserves booked at December 31, 2010 are scheduled to be developed on a date more than five years from the date the reserves were initially booked as proved undeveloped. Historically, Memorial Resource’s drilling and development programs were substantially funded from its cash flow from operations. Our expectation is to continue to fund our drilling and development programs primarily from our cash flow from operations. Based on our current expectations of our cash flows and drilling and development programs, which includes drilling of proved undeveloped locations, we believe that we can fund the drilling of our current inventory of proved undeveloped locations and our expansions in the next five years from our cash flow from operations and, if needed, our new revolving credit facility. For a more detailed discussion of our pro forma liquidity position, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pro Forma Liquidity and Capital Resources.”

Because our operations and properties will not be separate from those of our predecessor until the closing of this offering, we do not yet have a record of converting our proved undeveloped reserves to proved developed reserves. For more information about our predecessor’s historical costs associated with the development of proved undeveloped reserves, please read Note 14 to the historical combined financial statements of our predecessor as of and for the year ended December 31, 2010.

Production, Revenues and Price History

The following table sets forth information regarding combined net production of oil and natural gas and certain price and cost information (i) of our predecessor on a historical basis and (ii) of us on a pro forma basis for each of the periods presented:

				Memorial Production Partners LP
	Our Predecessor			Pro Forma
				Year Ended	Three Months
	Year Ended December 31,			December 31,	Ended March 31,
	2008	2009	2010	2010	2011

Production and operating data:
Net production volumes:
Oil (MBbls)	59	61	45	107	28
NGLs (MBbls)	83	33	34	272	56
Natural gas (MMcf)	4,719	5,282	7,314	16,713	3,897

Total (MMcfe)	5,569	5,847	7,792	18,985	4,399
Average net production (MMcfe/d)	15	16	21	52	49
Average sales price:(1)
Oil (per Bbl)	$100.58	$58.01	$75.81	$74.35	$90.11
NGLs (per Bbl)	$18.76	$27.61	$41.02	$37.41	$43.76
Natural gas (per Mcf)	$8.87	$3.80	$4.44	$4.17	$4.02
Average price per Mcfe	$8.86	$4.20	$4.79	$4.62	$4.69
Average unit costs per Mcfe:
Lease operating expenses	$1.59	$1.92	$1.79	$1.21	$1.52
Production taxes and ad valorem taxes	$0.56	$0.25	$0.27	$0.39	$0.39
General and administrative expenses	$0.69	$0.82	$0.78	$0.31	$0.32
Depreciation, depletion and amortization	$2.22	$2.60	$2.58	$1.83	$1.60

(1)	Prices do not include the effects of derivative cash settlements.

Present Drilling and Other Exploratory and Development Activities

Drilling Activities.  As of March 31, 2011, our predecessor was in the process of completing two wells on the Partnership Properties.

Other Exploratory and Development Activities.  As of March 31, 2011, our predecessor did not have any exploratory activities in progress on the Partnership Properties.

Predecessor Drilling and Other Exploratory and Development Activities

For more information about our predecessor’s historical exploratory and development activities, please read “— Oil and Natural Gas Data and Operations — Our Predecessor — Drilling Activities.” Our predecessor’s historical exploratory and development activities should not be considered indicative of the future performance of our program.

Productive Wells

The following table sets forth information at March 31, 2011 relating to the productive wells in which we, on a pro forma basis, owned a working interest as of that date. Productive wells consist of producing wells and wells capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Gross wells are the total number of producing wells in which we own an interest, and net wells are the sum of our fractional working interests owned in gross wells.

	Oil		Natural Gas
	Gross	Net	Gross	Net

Operated	4	3	542	422
Non-operated	—	—	36	2

Total	4	3	578	424

Developed Acreage

The following table sets forth information as of March 31, 2011 relating to our pro forma leasehold acreage. Acreage related to royalty, overriding royalty and other similar interests is excluded from this summary. As of March 31, 2011, all of our pro forma leasehold acreage was held by production.

	Developed Acreage(1)
	Gross(2)	Net(3)

South Texas	82,400	72,744
East Texas	—	—

Total	82,400	72,744

(1)	Developed acres are acres spaced or assigned to productive wells or wells capable of production.

(2)	A gross acre is an acre in which we own a working interest. The number of gross acres is the total number of acres in which we own a working interest.

(3)	A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Delivery Commitments

We will have no delivery commitments with respect to our production upon the closing of this offering and the contribution of the Properties to us.

Oil and Natural Gas Data and Operations — Our Predecessor

Drilling Activities

The following table sets forth information with respect to wells drilled and completed by our predecessor during the periods indicated. The information should not be considered indicative of future performance, nor should a correlation be assumed between the number of productive wells drilled, quantities of reserves found or economic value.

	Year Ended December 31,
	2008		2009		2010
	Gross	Net	Gross	Net	Gross	Net

Development wells:
Productive	17.0	13.5	4.0	3.7	3.0	2.7
Dry	4.0	2.5	1.0	0.9	—	—
Exploratory wells:
Productive	—	—	—	—	—	—
Dry	—	—	—	—	—	—
Total wells:
Productive	17.0	13.5	4.0	3.7	3.0	2.7
Dry	4.0	2.5	1.0	0.9	—	—

Total	21.0	16.0	5.0	4.6	3.0	2.7

Operations

General

After the completion of this offering we will operate 41% of the wells and properties containing our proved reserves, and Memorial Resource will operate substantially all of the other wells and properties containing our proved reserves. We will design and manage the development, recompletion and/or workover operations, and supervise other operation and maintenance activities, for all of the wells we operate. We will not own the drilling rigs or other oil field services equipment used for drilling or maintaining wells on our properties. Independent contractors will provide the equipment and personnel associated with these activities. Pursuant to the omnibus agreement, Memorial Resource will provide management, administrative and operating services to our general partner and us to manage and operate our business. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement” for more information about the omnibus agreement.

Oil and Natural Gas Leases

The typical oil and natural gas lease agreement covering our properties provides for the payment of royalties to the mineral owner for all oil and natural gas produced from any well drilled on the lease premises. The lessor royalties and other leasehold burdens on the Partnership Properties range from 0% to 59%, or 19% on average, resulting in a net revenue interest to us ranging from 41% to 100%. Most of our leases are held by production and do not require lease rental payments.

Marketing and Major Customers

The production sales agreements covering our properties contain customary terms and conditions for the oil and natural gas industry and provide for sales based on prevailing market prices. A majority of those agreements have terms that renew on a month-to-month basis until either party gives advance written notice of non-renewal.

For the year ended December 31, 2010, purchases by Enterprise Texas Pipeline, LLC, Dominion Gas Ventures, LP, and ConocoPhillips, accounted for approximately 31%, 25% and 11%, respectively, of our predecessor’s total sales revenues. Enterprise Texas Pipeline, Dominion Gas Ventures, and ConocoPhillips purchase the oil production from our predecessor pursuant to existing marketing agreements with terms that are currently on “evergreen” status and renew on a month-to-month basis until either party gives 30-day advance written notice of non-renewal.

If we were to lose any one of our customers, the loss could temporarily delay production and sale of our oil and natural gas in the related producing region. If we were to lose any single customer, we believe we could identify a substitute customer to purchase the impacted production volumes. However, if one or more of our larger customers ceased purchasing oil or natural gas altogether, the loss of such could have a detrimental effect on our production volumes in general and on our ability to find substitute customers to purchase our production volumes.

Competition

We operate in a highly competitive environment for acquiring properties and securing qualified personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. As a result, our competitors may be able to pay more for productive oil and natural gas properties and exploratory prospects, as well as evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional properties and to find and develop reserves will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry.

We are also affected by competition for drilling rigs, completion rigs, workover rigs, completion services and the availability of related equipment. In recent years, the United States onshore oil and natural gas industry has experienced shortages of drilling and completion rigs, equipment, pipe and personnel, which have delayed development drilling and other exploitation activities and caused significant increases in the prices for this equipment and personnel. We are unable to predict when, or if, such shortages may occur or how they would affect our development and exploitation programs.

In addition, Memorial Resource and the Funds and their respective affiliates (including NGP and its affiliates’ portfolio investments) are not restricted from competing with us and such entities could be competing producers in all of our operating areas, as well as competitors for acquisition opportunities. Please read “— Our Principal Business Relationships” and “Certain Relationships and Related Party Transactions” and “Risk Factors — Risks Inherent in an Investment in Us — Memorial Resource, the Funds and other affiliates of our general partner will not be limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses.”

Title to Properties

Memorial Resource has previously performed title reviews on significant leases included in the Partnership Properties and, depending on the materiality of properties, obtained a title opinion or reviewed previously obtained title opinions. As a result, title examinations have been obtained on a significant portion of our properties.

We believe that we have satisfactory title to all of our material assets. Although title to these properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with the acquisition of real property, customary royalty interests and contract terms and restrictions, liens under operating agreements, liens related to environmental liabilities associated with historical operations, liens for current taxes and other burdens, easements, restrictions and minor encumbrances customary in the oil and natural gas industry, we believe that none of these liens, restrictions, easements, burdens and encumbrances will materially detract from the value of these properties or from our interest in these properties or materially interfere with our use of these properties in the operation of our business. In addition, we believe that we have obtained sufficient rights-of-way grants and permits from public authorities and private parties for us to operate our business in all material respects as described in this prospectus.

Seasonal Nature of Business

Generally, but not always, the demand for natural gas decreases during the summer months and increases during the winter months, resulting in seasonal fluctuations in the price we receive for our natural gas production. Seasonal anomalies such as mild winters or hot summers sometimes lessen this fluctuation.

Environmental Matters and Regulation

General

Our operations are subject to stringent and complex federal, state and local laws and regulations governing environmental protection as well as the discharge of materials into the environment. These laws and regulations may, among other things (i) require the acquisition of permits to conduct exploration, drilling and production operations; (ii) restrict the types, quantities and concentration of various substances that can be released into the environment or injected into formations in connection with oil and natural gas drilling and production activities; (iii) limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; (iv) require remedial measures to mitigate pollution from former and ongoing operations, such as requirements to close pits and plug abandoned wells; and (v) impose substantial liabilities for pollution resulting from drilling and production operations. Any failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, the imposition of corrective or remedial obligations, and the issuance of orders enjoining performance of some or all of our operations.

These laws and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and natural gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, the Congress and federal and state agencies frequently revise environmental laws and regulations, and any changes that result in more stringent and costly waste handling, disposal and cleanup requirements for the oil and natural gas industry could have a significant impact on our operating costs.

The clear trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus any changes in environmental laws and regulations or re-interpretation of enforcement policies that result in more stringent and costly waste handling, storage transport, disposal, or remediation requirements could have a material adverse effect on our financial position and results of operations. We may be unable to pass on such increased compliance costs to our customers. Moreover, accidental releases or spills may occur in the course of our operations, and we cannot assure you that we will not incur significant costs and liabilities as a result of such releases or spills, including any third-party claims for damage to property, natural resources or persons. While we believe that we are in substantial compliance with existing environmental laws and regulations and that continued compliance with existing requirements will not materially affect us, there is no assurance that this trend will continue in the future.

The following is a summary of the more significant existing environmental, health and safety laws and regulations to which our business operations are subject and for which compliance may have a material adverse impact on our capital expenditures, results of operations or financial position.

Hazardous Substances and Waste

The Resource Conservation and Recovery Act, as amended, or RCRA, and comparable state statutes and their implementing regulations, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the U.S. Environmental Protection Agency, or EPA, most states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Federal and state regulatory agencies can seek to impose administrative, civil and criminal penalties for alleged non-compliance with RCRA and analogous state requirements. Drilling fluids, produced waters, and most of the other wastes associated with the exploration, development, and production of oil or natural gas, if properly handled, are exempt from regulation as hazardous waste under Subtitle C of RCRA. These wastes, instead, are regulated under RCRA’s less stringent solid waste provisions, state laws or other federal laws. However, it is possible that certain oil and natural gas exploration, development and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. In particular, the materials used in hydraulic fracturing, as well as its byproducts, could be classified as hazardous wastes. Any such change could result in an increase in our costs to manage and dispose of wastes, which could have a material adverse effect on our results of operations and financial position.

The Comprehensive Environmental Response, Compensation and Liability Act, as amended, or CERCLA, also known as the “Superfund” law, and comparable state laws impose strict and joint and several liability, without regard to fault or legality of the original conduct, on classes of persons considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the current and past owner or operator of the site where the release occurred, and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA and comparable state statutes, such persons deemed “responsible parties” may be subject to joint and several, strict liability for removing or remediating previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination), for damages to natural resources and for the costs of certain health studies. In addition, neighboring landowners and other third-parties may file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We generate materials in the course of our operations that may be regulated as hazardous substances.

We currently own, lease, or operate numerous properties that have been used for oil and natural gas exploration, production and processing for many years. Although we believe that we have utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes, or hydrocarbons may have been released on, under or from the properties owned or leased by us, or on, under or from other locations, including off-site locations, where such substances have been taken for disposal. In addition, some of our properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or hydrocarbons was not under our control. These properties and the substances disposed or released on, under or from them may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, we could be required to undertake response or corrective measures, which could include removal of previously disposed substances and wastes, cleanup of contaminated property or performance of remedial plugging or pit closure operations to prevent future contamination.

Water Discharges

The Clean Water Act, in the Federal Water Pollution Control Act, as amended, and analogous state laws, impose restrictions and strict controls with respect to the unauthorized discharge of pollutants, including oil and hazardous substances, into navigable waters of the United States, as well as state waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by EPA or an analogous state agency. These laws and regulations also prohibit certain activity in wetlands unless authorized by a permit issued by the U.S. Army Corps of Engineers. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. Spill prevention, control and countermeasure, or SPCC, plan requirements imposed under the Clean Water Act require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a hydrocarbon tank spill, rupture or leak. In addition, the Clean Water Act and analogous state laws required individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans, as well as for monitoring and sampling the storm water runoff from certain of our facilities. Some states also maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions.

The Oil Pollution Act of 1990, as amended, or OPA, amends the Clean Water Act and contains numerous requirements relating to the prevention of and response to petroleum releases into waters of the United States, including the requirement that operators of offshore facilities and certain onshore facilities near or crossing waterways must maintain certain significant levels of financial assurance to cover potential environmental cleanup and restoration costs. The OPA subjects owners of facilities to strict, joint and several liability for all containment and cleanup costs and certain other damages arising from a release, including, but not limited to, the costs of responding to a release of oil to surface waters. OPA also requires owners or operators of certain onshore facilities to prepare Facility Response Plans for responding to a worst case discharge of oil into waters of the United States.

It is customary to recover natural gas from deep shale formations through the use of hydraulic fracturing, combined with sophisticated horizontal drilling. Hydraulic fracturing involves the injection of water, sand and chemical additives under pressure into rock formations to stimulate natural gas production. Due to public concerns raised regarding the potential impacts of hydraulic fracturing on groundwater quality, legislative and regulatory efforts at the federal level and in some states have been initiated to require or make more stringent the permitting and compliance requirements for hydraulic fracturing operations. In particular, the U.S. Senate and House of Representatives are currently considering bills entitled, the “Fracturing Responsibility and Awareness of Chemicals Act,” or the FRAC Act, to amend the federal Safe Drinking Water Act, or the SDWA, to repeal an exemption from regulation for hydraulic fracturing. If enacted, the FRAC Act would amend the definition of “underground injection” in the SDWA to encompass hydraulic fracturing activities, requiring hydraulic fracturing operations to meet permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting, and recordkeeping obligations, and meet plugging and abandonment requirements. The FRAC Act also proposes to require the reporting and public disclosure of chemicals used in the fracturing process. In unrelated oil spill legislation being considered by the U.S. Senate in the aftermath of the April 2010 Macondo well release in the Gulf of Mexico, Senate Majority Leader Harry Reid has added a requirement that natural gas drillers disclose the chemicals they pump into the ground as part of the hydraulic fracturing process. Disclosure of chemicals used in the hydraulic fracturing process could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. Adoption of legislation or of any implementing regulations placing restrictions on hydraulic fracturing activities could impose operational delays, increased operating costs and additional regulatory burdens on our exploration and production activities, which could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business.

Air Emissions

The federal Clean Air Act, as amended, and comparable state laws, regulate emissions of various air pollutants through air emissions standards, construction and operating permitting programs and the imposition of other compliance requirements. The EPA has developed, and continues to develop, stringent regulations governing emissions of air pollutants at specified sources. These laws and regulations may require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions. The need to obtain permits has the potential to delay the development of oil and natural gas projects. These laws and regulations also may increase the costs of compliance for some facilities we own or operate, and federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the federal Clean Air Act and associated state laws and regulations. Although we may be required to incur certain capital expenditures in the next few years for air pollution control equipment or other air emissions-related issues, we do not believe that such requirements will have a material adverse effect on our operations.

Climate Change

On April 2, 2007, the U.S. Supreme Court ruled, in Massachusetts, et al. v. EPA, that the federal Clean Air Act definition of “pollutant” includes carbon dioxide and other GHGs and, therefore, EPA has the authority to regulate carbon dioxide emissions from automobiles. Thereafter, on December 15, 2009, the EPA published its findings that emissions of carbon dioxide, or CO2, methane, and other greenhouse gases, or GHGs, present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climate changes. These findings allowed the EPA to adopt and implement regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. The EPA has adopted two sets of regulations under the Clean Air Act. The first limits emissions of GHGs from motor vehicles beginning with the 2012 model year. The EPA has asserted that these final motor vehicle GHG emission standards trigger Clean Air Act construction and operating permit requirements for stationary sources, commencing when the motor vehicle standards take effect on January 2, 2011. On June 3, 2010, the EPA published its final rule to address the permitting of GHG emissions from stationary sources under the Prevention of Significant Deterioration, or “PSD,” and Title V permitting programs. This rule “tailors” these permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. It is widely expected that facilities required to obtain PSD permits for their GHG emissions also will be required to reduce those emissions according to “best available control technology” standards for GHG that have yet to be developed. Additionally, EPA requires reporting of GHG emissions from certain large emissions sources. In October 2009, the EPA published a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the U.S., including natural gas liquids fractionators and local natural gas/distribution companies, beginning in 2011 for emissions occurring in 2010. In November 2010, the EPA issued a final rule expanding its existing GHG reporting rule to include onshore oil and natural gas production, processing, transmission, storage, and distribution facilities. The final rule, which may be applicable to many of our facilities, will require reporting of GHG emissions from such facilities on an annual basis, with reporting beginning in 2012 for emissions occurring in 2011.

In June 2009, the U.S. House of Representatives passed the American Clean Energy and Security (ACES) Act that, among other things, would have established a cap-and-trade system to regulate greenhouse gas emissions and would have required an 80% reduction in GHG emissions from sources within the United States between 2012 and 2050. The ACES Act did not pass the Senate, however, and so was not enacted by the 111th Congress. The United States Congress is likely to consider again a climate change bill in the future. In addition, one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions or major producers of fuels to acquire and surrender emission allowances, with the number of allowances available for purchase reduced each year until the overall GHG emission reduction goal is achieved. The adoption of any legislation or regulations that requires reporting of GHGs or otherwise limits emissions of GHGs from our equipment and operations could require us to incur costs to monitor and report on GHG emissions or reduce emissions of GHGs associated with our operations, and such requirements also could adversely affect demand for the oil and natural gas that we produce.

Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events. If any such effects were to occur in areas where we operate, they could have in adverse effect on our assets and operations.

National Environmental Policy Act

Oil and natural gas exploration, development and production activities on federal lands are subject to the National Environmental Policy Act, as amended, or NEPA. NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an Environmental Assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. Currently, we have minimal exploration and production activities on federal lands. However, for those current activities as well as for future or proposed exploration and development plans on federal lands governmental permits or authorizations that are subject to the requirements of NEPA are required. This process has the potential to delay the development of oil and natural gas projects.

Endangered Species Act

Environmental laws such as the Endangered Species Act, as amended, or ESA, may impact exploration, development and production activities on public or private lands. The ESA provides broad protection for species of fish, wildlife and plants that are listed as threatened or endangered in the U.S., and prohibits taking of endangered species. Federal agencies are required to insure that any action authorized, funded or carried out by them is not likely to jeopardize the continued existence of listed species or modify their critical habitat. Although some of our facilities may be located in areas that are designated as habitat for endangered or threatened species, we believe that we are in substantial compliance with the ESA. However, the designation of previously unidentified endangered or threatened species could cause us to incur additional costs or become subject to operating restrictions or bans in the affected areas.

OSHA

We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA, and comparable state statutes whose purpose is to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the Emergency Planning and Community Right to Know Act and implementing regulations, and similar state statutes and regulations require that we organize and/or disclose information about hazardous materials used or produced in our operations and that this information be provided to employees, state and local governmental authorities and citizens. We believe that we are in substantial compliance with all applicable laws and regulations relating to worker health and safety.

Other Regulation of the Oil and Natural Gas Industry

The oil and natural gas industry is extensively regulated by numerous federal, state and local authorities. Legislation affecting the oil and natural gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Additionally, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations that are binding on the oil and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the oil and natural gas industry increases our cost of doing business and, consequently, affects our profitability, these burdens generally do not affect us any differently or to any greater or lesser extent than they affect other companies in the oil and natural gas industry with similar types, quantities and locations of production.

Legislation continues to be introduced in Congress, and the development of regulations continues in the Department of Homeland Security and other agencies concerning the security of industrial facilities, including oil and natural gas facilities. Our operations may be subject to such laws and regulations. Presently, we do not believe that compliance with these laws will have a material adverse impact on us.

Drilling and Production

Our operations are subject to various types of regulation at federal, state and local levels. These types of regulation include requiring permits for the drilling of wells, drilling bonds and reports concerning operations. Most states, and some counties and municipalities, in which we operate also regulate one or more of the following:

•	the location of wells;

•	the method of drilling and casing wells;

•	the surface use and restoration of properties upon which wells are drilled;

•	the plugging and abandoning of wells; and

•	notice to surface owners and other third parties.

State laws regulate the size and shape of drilling and spacing units or proration units governing the pooling of oil and natural gas properties. Some states allow forced pooling or integration of tracts to facilitate exploration, while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce our interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of oil and natural gas we can produce from our wells or limit the number of wells or the locations at which we can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and NGLs within its jurisdiction.

Natural Gas Regulation

The availability, terms and cost of transportation significantly affect sales of natural gas. The interstate transportation and sale for resale of natural gas is subject to federal regulation, including regulation of the terms, conditions and rates for interstate transportation, storage and various other matters, primarily by the Federal Energy Regulatory Commission. Federal and state regulations govern the price and terms for access to natural gas pipeline transportation. The Federal Energy Regulatory Commission’s regulations for interstate natural gas transmission in some circumstances may also affect the intrastate transportation of natural gas.

Although natural gas prices are currently unregulated, Congress historically has been active in the area of natural gas regulation. We cannot predict whether new legislation to regulate natural gas might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures, and what effect, if any, the proposals might have on the operations of our properties. Sales of condensate and NGLs are not currently regulated and are made at market prices.

State Regulation.  The various states regulate the drilling for, and the production, gathering and sale of, oil and natural gas, including imposing severance taxes and requirements for obtaining drilling permits. For example, Texas currently imposes a 4.6% severance tax on oil production and a 7.5% severance tax on natural gas production. States also regulate the method of developing new fields, the spacing and operation of wells and the prevention of waste of natural gas resources. States may regulate rates of production and may establish maximum daily production allowables from natural gas wells based on market demand or resource conservation, or both. States do not regulate wellhead prices or engage in other similar direct economic regulation, but there can be no assurance that they will not do so in the future. The effect of these regulations may be to limit the amount of natural gas that may be produced from our wells and to limit the number of wells or locations we can drill.

The petroleum industry is also subject to compliance with various other federal, state and local regulations and laws. Some of those laws relate to resource conservation and equal employment opportunity. We do not believe that compliance with these laws will have a material adverse effect on us.

Employees

The directors and officers of our general partner will manage our operations and activities. However, neither we, our subsidiaries, nor our general partner have employees. Immediately prior to the closing of this offering, we and our general partner will enter into an omnibus agreement with Memorial Resource pursuant to which Memorial Resource will perform services for us, including the operation of our properties. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement.”

As of May 31, 2011, Memorial Resource had 104 employees, including 50 engineers, geologists and land professionals. None of these employees are represented by labor unions or covered by any collective bargaining agreement. We believe that Memorial Resource’s relations with its employees are satisfactory. Our general partner will also contract on our behalf for the services of independent consultants involved in land, engineering, regulatory, accounting, financial and other disciplines as needed.

Offices

For our principal offices, we currently lease approximately   square feet of office space in Houston, Texas at          . The lease expires on          .

Legal Proceedings

Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not currently a party to any material legal proceedings. In addition, we are not aware of any significant legal or governmental proceedings against us, or contemplated to be brought against us, under the various environmental protection statutes to which we are subject.

MANAGEMENT

Management of Memorial Production Partners LP

Memorial Production Partners GP LLC, our general partner, will manage our operations and activities on our behalf. Our general partner is a wholly-owned subsidiary of Memorial Resource. All of our executive management personnel are employees of Memorial Resource and will devote their time as needed to conduct our business and affairs.

The executive officers of our general partner will allocate their time between managing our business and affairs and the business and affairs of Memorial Resource. The executive officers of our general partner may face a conflict regarding the allocation of their time between our business and the other business interests of Memorial Resource. We expect that the officers of our general partner will initially devote a significant amount of their time to our business, although we expect the amount of time that they devote may increase or decrease in future periods as our business develops. These officers of our general partner and other Memorial Resource employees will operate our business and provide us with operating and general and administrative services pursuant to the omnibus agreement described in “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement.” We will reimburse Memorial Resource for allocated expenses of operational personnel who perform services for our benefit, as well as all other expenses incurred on our behalf.

Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Unitholders will not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. Our partnership agreement contains provisions that reduce the fiduciary duties that our general partner owes to our unitholders. Please read “Conflicts of Interest and Fiduciary Duties — Fiduciary Duties.” Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, our general partner intends to cause us to incur indebtedness or other obligations that are nonrecourse to it. Except as described in “The Partnership Agreement — Limited Voting Rights” and subject to its fiduciary duty to act in good faith, our general partner will have exclusive management power over our business and affairs.

Our general partner has a board of directors that oversees its management, operations and activities. At the closing of this offering, the board of directors will have five members, one of whom will be independent as defined under the independence standards established by NASDAQ and SEC rules. This director, to whom we refer to as an independent director, will not be an officer or employee of our general partner or its affiliates, and will otherwise be independent of Memorial Resource and its affiliates. Within 90 days of the date our common units are listed on NASDAQ, the board of directors will have at least one additional independent director, and within one year of such listing date, the board of directors of our general partner will have at least three independent directors. Because we are a limited partnership, we are not required to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating and corporate governance committee.

The board of directors of our general partner will have a conflicts committee to review specific matters that the board of directors believes may involve conflicts of interest and which it determines to submit to the conflicts committee for review. Every member of the conflicts committee must not be an officer or employee of our general partner or its affiliates, must otherwise be independent of our general partner and its affiliates (including Memorial Resource and NGP), and must meet the independence standards established by the NASDAQ Marketplace Rules and the Securities Exchange Act of 1934 to serve on an audit committee of a board of directors. At the closing of this offering, the conflicts committee will consist of one director. Within one year of the closing of this offering, we intend that the conflicts committee will consist of at least two directors. Under our partnership agreement, our conflicts committee has responsibility for (i) approving the amount of estimated maintenance capital expenditures deducted from operating surplus; and (ii) the approval of the allocation of capital expenditures between maintenance capital expenditures, investment capital expenditures and growth capital expenditures. Other than these enumerated responsibilities, our general partner may, but is not required to, seek approval from the conflicts committee regarding a resolution of a conflict of interest with our general partner or affiliates. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. Please read “Conflicts of Interest and Fiduciary Duties — Conflicts of Interest.”

At the closing of this offering, our general partner will have an audit committee consisting of three directors, one of whom will meet the independence and experience standards established by the NASDAQ Marketplace Rules and the Securities Exchange Act of 1934. Within 90 days of the closing of this offering, the audit committee will substitute one director meeting such standards for one of the non-independent directors on the audit committee and, within one year of the closing of this offering, the audit committee will consist of at least three directors, all of whom will meet such standards. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and partnership policies and controls. The audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee.

Generally, the executive officers of our general partner listed below will allocate their time between managing our business and affairs and the business and affairs of Memorial Resource. The executive officers of our general partner may face a conflict regarding the allocation of their time between our business and the other business interests of Memorial Resource. Memorial Resource intends to cause the executive officers to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs, although it is anticipated that the executive officers of our general partner will devote a significant amount of their time to our business for the foreseeable future. We will also use a significant number of other employees of Memorial Resource to operate our business and provide us with general and administrative services. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement.”

Board Leadership Structure and Role in Risk Oversight

Leadership of our general partner’s board of directors is vested in a Chairman of the board. John A. Weinzierl will serve as our Chairman of the board and President and Chief Executive Officer of our general partner. Our general partner’s board of directors has determined that the combined roles of Chairman and Chief Executive Officer will allow the board to take advantage of the leadership skills of Mr. Weinzierl and is appropriate because Mr. Weinzierl works closely with our management team on a daily basis and is in the most knowledgeable position to determine the timing for board meetings and propose agendas for meetings. However, any director can establish agenda items for a board meeting. Mr. Weinzierl’s in-depth knowledge of, and experience in, our business, history, structure and organization facilitates timely communications between our general partner’s management and the board. Our general partner’s board of directors has also determined that having the Chief Executive Officer serve as a director enhances understanding and communication between management and the board of directors, allows for better comprehension and evaluation of our operations and ultimately improves the ability of the board of directors to perform its oversight role. In addition, maintaining the combined Chairman and Chief Executive Officer positions contributes to a consistent strategy and direction for the Partnership and the investing public by alleviating potential ambiguities in the decision-making process. Our general partner will not initially have a lead independent director.

The management of enterprise-level risk may be defined as the process of identifying, managing and monitoring events that present opportunities and risks with respect to the creation of value for our unitholders. The board of directors of our general partner has delegated to management the primary responsibility for enterprise-level risk management, while the board has retained responsibility for oversight of management in that regard. Our executive officers will offer an enterprise-level risk assessment to the board of directors at least once every year.

Directors and Executive Officers

The following table sets forth certain information regarding the current directors and executive officers of our general partner. Directors are elected for one-year terms.

Name	Age	Position with Our General Partner

John A. Weinzierl	43	President, Chief Executive Officer, and Chairman
Andrew J. Cozby	44	Vice President, Finance
Patrick T. Nguyen	38	Chief Accounting Officer
Gregory M. Robbins	32	Treasurer
Kenneth A. Hersh	48	Director

Our general partner’s directors hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. Officers serve at the discretion of the board of directors. In selecting and appointing directors to the board of directors, the owners of our general partner do not intend to apply a formal diversity policy or set of guidelines. However, when appointing new directors, the owners of our general partner will consider each individual director’s qualifications, skills, business experience and capacity to serve as a director, as described below for each director, and the diversity of these attributes for the board of directors as a whole.

John A. Weinzierl has served as our general partner’s President, Chief Executive Officer and Chairman of the board of directors since April 2011. Until the completion of this offering, Mr. Weinzierl was a managing director and operating partner of NGP. Prior to this role Mr. Weinzierl was a managing director and served in this capacity since 2004. Mr. Weinzierl served as a senior associate at NGP from 1999 until 2000, and then as a principal until 2004. Prior to joining NGP, Mr. Weinzierl was an associate in the Capital and Trade Resources division of Enron Corp. Before he joined Enron, Mr. Weinzierl worked for Conoco, Inc. as a petroleum engineer. Mr. Weinzierl has served as a director for numerous private and public companies. He currently serves as a director for several of NGP’s private portfolio companies and as a director of Eagle Rock Energy G&P, LLC, where he is on the compensation committee. Mr. Weinzierl holds a B.S. in petroleum engineering and an M.B.A. from the University of Texas at Austin and is a registered professional engineer in Texas.

The board believes Mr. Weinzierl’s degree and experience in petroleum engineering, his M.B.A. education, as well as his investment and business expertise honed at NGP brings valuable strategic, managerial and analytical skills to the board and us.

Andrew J. Cozby has served as our general partner’s Vice President of Finance since April 2011. From February 2011 to April 2011, Mr. Cozby served as Senior Vice President and Chief Financial Officer of Energy Maintenance Services (EMS Global). Prior to that, he was Chief Financial Officer of Greystone Oil & Gas LLP and Greystone Drilling LP from 2006 to 2010. From 2000 to 2006, Mr. Cozby was Director of Finance for Enterprise Products Partners LP and held various corporate finance positions with its affiliates GulfTerra Energy Partners, LP and El Paso Energy Partners, LP. Prior to that, Mr. Cozby held positions with J.P. Morgan from 1998 to 2000. Mr. Cozby holds a B.B.A. in finance from the University of Texas and an M.B.A. in finance from the University of Houston. He is also a graduate of Texas Tech University (J.D.), the University of Houston (LL.M., energy and natural resources law) and Harvard Business School (advanced management program).

Patrick T. Nguyen has served as our general partner’s Chief Accounting Officer since June 2011. Prior to joining our general partner, Mr. Nguyen was with Enterprise Products Partners LP from June 2007 to May 2011 as Director of Financial Accounting and Director of Accounts Receivable and Accounts Payable. From 1996 to 2007, he held positions in financial accounting and reporting within El Paso Corporation’s midstream segment, El Paso Field Services Company and its affiliates GulfTerra Energy Partners, LP and El Paso Energy Partners, LP. Prior to that, he worked at BHP Billiton as a joint venture and general ledger accountant. Mr. Nguyen holds a B.B.A. in Accounting and Taxation from the University of Houston and a CPA license in the state of Texas.

Gregory M. Robbins has served as our general partner’s Treasurer since June 2011. From October 2010 to April 2011, Mr. Robbins served as Vice President and Controller of Quality Electric Steel Castings, LP.

Prior to that, he was a Vice President with Guggenheim Partners, LLC from 2006 to 2010. Mr. Robbins worked for Wells Fargo Energy Capital, LLC from 2004 to 2006 and Comerica Bank, Inc. from 2002 to 2004. Mr. Robbins holds a B.B.A. in finance from Southwest Texas State University and a M.S in Finance from Texas A&M University.

Kenneth A. Hersh has served as a member of the board of directors of our general partner since its formation in April 2011. Mr. Hersh is the Chief Executive Officer of NGP Energy Capital Management and a managing partner of NGP and has served in those or similar capacities since 1989. He currently serves as a director of NGP Capital Resources Company, a business development company that focuses on the energy industry, and Resolute Energy Corporation. Mr. Hersh served as a director of Eagle Rock Energy G&P, LLC., the indirect general partner of Eagle Rock Energy Partners, L.P., a (i) natural gas gathering, processing and transportation company and (ii) developer of oil and natural gas properties from March 2006 until June 2011 and Energy Transfer Partners, L.L.C., the indirect general partner of Energy Transfer Partners, L.P., a natural gas gathering and processing and transportation and storage and retail propane company, from February 2004 through December 2009, and served as a director of LE GP, LLC, the general partner of Energy Transfer Equity, L.P., from October 2002 through December 2009. Mr. Hersh received a B.A. in Politics, magna cum laude, in 1985 from Princeton University. In 1989, he received his M.B.A. from Stanford University where he graduated as an Arjay Miller Scholar. Mr. Hersh currently serves on the Dean’s Council of the Harvard Kennedy School and on the Advisory Councils of the Graduate School of Business at Stanford University and The Bendheim Center for Finance at Princeton University. He is also a member of the World Economic Forum where he has been a featured speaker at its annual meeting held in Davos, Switzerland.

The board believes that Mr. Hersh brings extensive knowledge to the board and us through his experiences in the energy industry as an investor, involvement in complex energy-related transactions and his position as Chief Executive Officer of NGP Energy Capital Management and co-manager of NGP’s investment portfolio. Mr. Hersh also brings a wealth of industry-specific transactional skills, entrepreneurial ideas and a personal network of public and private capital sources that the board believes will bring us opportunities that we may not otherwise have.

Reimbursement of Expenses of Our General Partner

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates, including Memorial Resource, may be reimbursed.

Upon the closing of this offering, we will enter into an omnibus agreement with Memorial Resource pursuant to which management, administrative and operational services will be provided to our general partner and us to manage and operate our business. Our general partner will reimburse Memorial Resource, on a monthly basis, for the allocable expenses it incurs in its performance under the omnibus agreement, and we will reimburse our general partner for such payments it makes to Memorial Resource. These expenses include, among other things, salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and other expenses allocated to our general partner. We expect the expenses to be no more than those we would be required to pay if we received services from an unaffiliated third party. Memorial Resource will have substantial discretion to determine in good faith which expenses to incur on our behalf and what portion of its expenses to allocate to us. In turn, our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Please read “Certain Relationships and Related Transactions — Agreements Governing the Transactions — Omnibus Agreement.”

Executive Compensation

We and our general partner were formed in April 2011. As such, our general partner did not accrue any obligations with respect to executive compensation for its directors and executive officers for the fiscal year ended December 31, 2010, or for any prior periods. Accordingly, we are not presenting any compensation for historical periods. We have not paid or accrued any amounts for executive compensation for the 2010 fiscal year.

The executive officers of our general partner are employed by Memorial Resource and will manage the day-to-day affairs of our business. The executive officers intend to devote as much time to the management of our business as is necessary for the proper conduct of our business and affairs. The amount of time that each of our executive officers devotes to our business will be subject to change depending on our activities, the activities of Memorial Resource, and any acquisitions or dispositions made by us or Memorial Resource. Because the executive officers of our general partner are employees of Memorial Resource, compensation other than the long-term incentive plan benefits described below, will be determined and paid by Memorial Resource, and reimbursed by us to the extent determined by our general partner. The executive officers of our general partner, as well as the employees of Memorial Resource who provide services to us, may participate in employee benefit plans and arrangements sponsored by Memorial Resource, including plans that may be established in the future. Neither Memorial Resource nor our general partner has entered into any employment agreements with any of our executive officers.

We anticipate that, in connection with the closing of this offering, the board of directors of our general partner will grant awards to Memorial Resource employees (including the executive officers of our general partner) that are key to our operations, as well as our general partner’s outside directors, pursuant to our long-term incentive plan described below; however, the board has not yet made any determination as to the number of awards, the type of awards or when the awards would be granted. We anticipate that the vesting of equity awards to the officers of our general partner will be tied to time and performance thresholds. We expect that annual bonuses will be determined based on financial and individual performance.

Compensation Committee Interlocks and Insider Participation

As a limited partnership, we are not required by NASDAQ to establish a compensation committee. Although the board of directors of our general partner does not currently intend to establish a compensation committee, it may do so in the future.

Compensation Discussion and Analysis

General

All of our general partner’s executive officers and other personnel necessary for our business to function will be employed and compensated by our general partner or Memorial Resource, in each case subject to reimbursement by us. We and our general partner were formed in April 2011; therefore, we incurred no cost or liability with respect to compensation of executive officers, nor has our general partner accrued any liabilities for incentive or retirement benefits for executive officers for the fiscal year ended December 31, 2010 or for any prior periods.

Memorial Resource will manage our operations and activities, and will make certain compensation decisions on our behalf, under the omnibus agreement. The compensation for all of our executive officers will be paid by Memorial Resource and we will reimburse Memorial Resource for costs and expenses incurred for our benefit or on our behalf pursuant to the terms of the omnibus agreement. For a detailed description of the reimbursement arrangements among us, our general partner, and Memorial Resource relating to the executive officers and employees of our general partner and the employees of Memorial Resource who provide services to us, please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement.”

Responsibility and authority for compensation-related decisions for executive officers and other personnel employed by our general partner will reside with our general partner. Responsibility and authority for compensation-related decisions for executive officers and other personnel that are employed by Memorial Resource will reside with Memorial Resource. Our general partner’s executive officers will manage our business as part of the service provided by Memorial Resource under the omnibus agreement, and the compensation for all of our executive officers will be indirectly paid by our general partner through reimbursements to Memorial Resource. All determinations with respect to awards to be made under our long-term incentive plan to executive officers and other employees of our general partner and of Memorial Resource will be made by the board of directors of our general partner, following the recommendation of Memorial Resource.

Each of our named executive officers is also an executive officer of Memorial Resource and we expect that our named executive officers will devote a significant portion of their total business time to Memorial Resource and its operations. Compensation paid or awarded by us with respect to our named executive officers will reflect only the portion of Memorial Resource’s compensation expense allocated to us by Memorial Resource under the omnibus agreement. Memorial Resource has the ultimate decision-making authority with respect to the total compensation of its employees, including our named executive officers, and (subject to the terms of the omnibus agreement) with respect to the portion of that compensation that is allocated to us. Any such compensation decision will not be subject to any approval by the board of directors of our general partner.

Memorial Resource intends that the future compensation of our executive and non-executive officers will include a significant component of incentive compensation based on our performance and it expects to employ a compensation philosophy that will emphasize pay-for-performance (primarily, insofar as it relates to our partnership, the ability to increase sustainable quarterly distributions to unitholders) based on a combination of our partnership’s performance and the individual’s impact on our partnership’s performance and placing the majority of each officer’s compensation at risk. We believe this pay-for-performance approach will generally align the interests of executive officers who provide services to us with that of our unitholders, and at the same time will enable us to maintain a lower level of base salary overhead in the event our operating and financial performance fails to meet expectations. Memorial Resource intends to design our executive compensation to attract and retain individuals with the background and skills necessary to successfully execute our business model in a demanding environment, to motivate those individuals to reach near-term and long-term goals in a way that aligns their interest with that of our unitholders, and to reward success in reaching such goals.

We expect that three primary elements of compensation will be used to fulfill that design — base salary, cash bonus and long-term equity incentive awards. Cash bonuses and equity incentives (as opposed to base salary) represent the performance driven elements of the compensation program. They are also flexible in application and can be tailored to meet our objectives. The determination of specific individuals’ cash bonuses will reflect their relative contribution to achieving or exceeding annual goals, and the determination of specific individuals’ long-term incentive awards will be based on their expected contribution in respect of longer term performance objectives.

We anticipate that, in connection with the closing of this offering, the board of directors of our general partner will grant awards to employees of Memorial Resource that are key to our operations pursuant to our long-term incentive plan described below; however, the board has not yet made any determination as to the number of awards, the type of awards or when the awards would be granted. We anticipate that the vesting of equity awards to the officers of our general partner will be tied to time and performance thresholds. We expect that annual bonuses will be determined based on financial and individual performance. However, incentive compensation in respect of services provided to us will not be tied in any material way to the performance of entities other than our partnership and its subsidiaries. Specifically, any performance metrics will not be tied to the performance of Memorial Resource, the Funds or any other NGP affiliate.

Although we will bear an allocated portion of the costs of compensation and benefits provided to the Memorial Resource employees who serve as the executive officers of our general partner, we will have no control over such costs and will not establish or direct the compensation policies or practices of Memorial Resource. Each of these executive officers will continue to perform services for our general partner, as well as Memorial Resource and its affiliates, after the closing of this offering.

Memorial Resource does not maintain a defined benefit pension plan for its executive officers, because it believes such plans primarily reward longevity rather than performance. Memorial Resource provides a basic benefits package generally to all employees, which includes a 401(k) plan and health, disability and life insurance. Memorial Resource employees who provide services to us under the omnibus agreement will be entitled to the same basic benefits.

Awards Under Our Long-Term Incentive Plan

In connection with this offering, the board of directors of our general partner intends to adopt a long-term incentive plan for employees, officers, consultants and directors of our general partner and any of its affiliates, including Memorial Resource, who perform services for us. The long-term incentive plan will provided for the grant of restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, other unit-based awards and unit awards as described below.

Director Compensation

Officers or employees of our general partner or its affiliates, including Memorial Resource, the Funds, and NGP, who also serve as directors of our general partner will not receive additional compensation for their service as a director of our general partner. Our general partner anticipates that each director who is not an officer or employee of our general partner or its affiliates will receive compensation for attending meetings of the board of directors, as well as committee meetings. The amount of compensation to be paid to non-employee directors has not yet been determined.

In addition, non-employee directors will be reimbursed for all out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

Long-Term Incentive Plan

Our general partner intends to adopt the Memorial Production Partners GP LLC Long-Term Incentive Plan, or our long-term incentive plan, for employees, officers, consultants and directors of our general partner and any of its affiliates, including Memorial Resource, who perform services for us. In connection with the closing of this offering, as well as annually thereafter to reward service or performance, the board of directors of our general partner will grant awards to our general partner’s independent directors and its executive officers and key employees pursuant to our long-term incentive plan. Memorial Resource will determine the overall amount of all long-term equity incentive compensation to be granted annually for its employees (including the officers and employees of our general partner). The portion of that compensation to be granted under our long-term incentive plan will be granted by our general partner’s board of directors following the recommendation of Memorial Resource. The description set forth below is a summary of the material features of our long-term incentive plan.

Our long-term incentive plan will consist of some or all of the following components: restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, other unit-based awards and unit awards. The purpose of awards under our long-term incentive plan is to provide additional incentive compensation to employees providing services to us, and to align the economic interests of such employees with the interests of our unitholders. Our long-term incentive plan will limit the number of units that may be delivered pursuant to vested awards to common units. Common units cancelled, forfeited or withheld to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards. The plan will be administered by the board of directors of our general partner or a committee thereof, which we refer to as the plan administrator. The plan administrator may also delegate its duties as appropriate.

The plan administrator may terminate or amend our long-term incentive plan at any time with respect to any units for which a grant has not yet been made. The plan administrator also has the right to alter or amend our long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to the requirements of the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially reduce the rights or benefits of the participant without the consent of the participant. The plan will expire on the earliest of (i) the date on which all common units available under the plan for grants have been paid to participants, (ii) termination of the plan by the plan administrator or (iii) the date 10 years following its date of adoption.

Restricted Units

A restricted unit is a common unit that vests over a period of time, and during that time, is subject to forfeiture. The plan administrator may make grants of restricted units containing such terms as it shall determine, including the period over which restricted units will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial or other performance objectives. Restricted units will be entitled to receive quarterly distributions during the vesting period.

We intend for the restricted units under the long-term incentive plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, it is expected that plan participants will not pay any consideration for restricted units they receive, and we will receive no remuneration for the restricted units.

Phantom Units

A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the plan administrator, cash equivalent to the value of a common unit. The plan administrator may make grants of phantom units under the plan containing such terms as the plan administrator shall determine, including the period over which phantom units granted will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial objectives.

We intend for the issuance of common units upon vesting of the phantom units under the long-term incentive plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, it is expected that plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the common units.

Unit Options

Our long-term incentive plan will permit the grant of options covering common units. The plan administrator may make grants containing such terms as the plan administrator shall determine. Unit options will typically have an exercise price that is not less than the fair market value of the common units on the date of grant. In general, unit options granted will become exercisable over a period determined by the plan administrator.

Unit Appreciation Rights

Our long-term incentive plan will permit the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a common unit on the exercise date over the exercise price established for the unit appreciation right. Such excess will be paid in cash or common units. The plan administrator may make grants of unit appreciation rights containing such terms as the plan administrator shall determine. Unit appreciation rights will typically have an exercise price that is not less than the fair market value of the common units on the date of grant. In general, unit appreciation rights granted will become exercisable over a period determined by the plan administrator.

Distribution Equivalent Rights

The plan administrator may, in its discretion, grant distribution equivalent rights, or DERs, in tandem with phantom unit awards or other award under our long-term incentive plan. DERs entitle the participant to receive cash equal to the amount of any cash distributions made by us during the period the right is outstanding. Payment of a DER issued in connection with another award may be subject to the same vesting terms as the award to which it relates or different vesting terms, in the discretion of the plan administrator.

Other Unit-Based Awards

Our long-term incentive plan will permit the grant of other unit-based awards, which are awards that are based, in whole or in part, on the value or performance of a common unit. Upon vesting, the award may be paid in common units, cash or a combination thereof, as provided in the grant agreement.

Unit Awards

Our long-term incentive plan will permit the grant of common units that are not subject to vesting restrictions. Unit awards may be in lieu of or in addition to other compensation payable to the individual.

Change in Control; Termination of Service

Awards under our long-term incentive plan will vest and/or become exercisable, as applicable, upon a “change in control” of us or our general partner, unless provided otherwise by the plan administrator. The consequences of the termination of a grantee’s employment, consulting arrangement or membership on the board of directors will be determined by the plan administrator in the terms of the relevant award agreement.

Source of Common Units

Common units to be delivered pursuant to awards under our long-term incentive plan may be common units acquired by our general partner in the open market, from any other person, directly from us or any combination of the foregoing. If we issue new common units upon the grant, vesting or payment of awards under our long-term incentive plan, the total number of common units outstanding will increase, and our general partner will remit the proceeds it receives from a participant, if any, upon exercise of an award to us. With respect to any awards settled in cash, our general partner will be entitled to reimbursement by us for the amount of the cash settlement.

Relation of Compensation Policies and Practices to Risk Management

We anticipate that our compensation policies and practices will reflect the same philosophy and approach as Memorial Resource’s. Accordingly, such policies and practices will be designed to provide rewards for short-term and long-term performance, both on an individual basis and at the entity level. In general, optimal financial and operational performance, particularly in a competitive business, requires some degree of risk-taking. Accordingly, the use of compensation as an incentive for performance can foster the potential for management and others to take unnecessary or excessive risks to reach performance thresholds which qualify them for additional compensation.

From a risk management perspective, our policy will be to conduct our commercial activities within pre-defined risk parameters that are closely monitored and are structured in a manner intended to control and minimize the potential for unwarranted risk-taking. We also routinely monitor and measure the execution and performance of our projects and acquisitions relative to expectations.

We expect our compensation arrangements to contain a number of design elements that serve to minimize the incentive for taking unwarranted risk to achieve short-term, unsustainable results. Those elements include delaying the rewards and subjecting such rewards to forfeiture for terminations related to violations of our risk management policies and practices or of our code of conduct.

In combination with our risk-management practices, we do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common and subordinated units that, upon the consummation of this offering and the related transactions and assuming the underwriters do not exercise their option to purchase additional common units, will be owned by:

•	each person who then will beneficially own more than 5% of the then outstanding common units;

•	each director and director nominee of our general partner;

•	each named executive officer of our general partner; and

•	all directors, director nominees and named executive officers of our general partner as a group.

Percentage of
Total
		Percentage of		Percentage of	Common and
	Common	Common	Subordinated	Subordinated	Subordinated
	Units to be	Units to be	Units to be	Units to be	Units to be
	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially
Name of Beneficial Owner(1)	Owned(2)	Owned	Owned	Owned	Owned

Memorial Resource(3)		%		%	%
Kenneth A. Hersh(4)		%		%	%
All named executive officers, directors and director nominees as a group (five persons)		%		%	%

(1)	The address for all beneficial owners in this table is 1401 McKinney Street, Suite 1025, Houston, Texas 77010. There are no options, warrants or other rights or obligations outstanding that are currently exercisable or exercisable within 60 days into common or subordinated units.

(2)	Does not include any common units that may be purchased in a directed unit program.

(3)	Memorial Resource is owned by Natural Gas Partners VIII, L.P. (“NGP VIII”) and Natural Gas Partners IX, L.P. (“NGP IX”), which also collectively directly own, through non-voting membership interests in our general partner, 50% of the economic interest in our incentive distribution rights. NGP VIII and NGP IX may be deemed to share voting and dispositive power over the reported securities; thus, each may also be deemed to be the beneficial owner of these securities. Each of NGP VIII and NGP IX disclaims beneficial ownership of the reported securities in excess of such entity’s respective pecuniary interest in the securities.

(4)	G.F.W. Energy VIII, L.P., GFW VIII, L.L.C., G.F.W. Energy IX, L.P. and GFW IX, L.L.C. may be deemed to beneficially own the units held by Memorial Resource that are attributable to NGP VIII and NGP IX by virtue of GFW VIII, L.L.C. being the sole general partner of G.F.W. Energy VIII, L.P. (which is the general partner of NGP VIII) and GFW IX, L.L.C. being the sole general partner of G.F.W. Energy IX, L.P. (which is the general partner of NGP IX). Kenneth A. Hersh, one of our general partner’s directors and who is an Authorized Member of each of GFW VIII, L.L.C. and GFW IX, L.L.C., may also be deemed to share the power to vote, or to direct the vote, and to dispose, or to direct the disposition, of those units. Mr. Hersh does not own directly any common units or subordinated units.

Memorial Production Partners GP LLC, our general partner, owns all of our incentive distribution rights and a 0.1% general partner interest in us. The following table sets forth the beneficial ownership of equity interests in our general partner.

	Class A	Class B
	Member	Member
Name of Beneficial Owner	Interest(a)	Interest(a)

Memorial Resource(b)	100%	—
Natural Gas Partners VIII, L.P.(c)(d)	—	%
Natural Gas Partners IX, L.P.(c)(d)	—	%

(a)	Our general partner has two classes of member interests. Memorial Resource owns the voting Class A member interest, and will be entitled to 50% of any cash distributions made or common units issued to our general partner with respect to our general partner’s 0.1% general partner interest in us. NGP VIII and NGP IX own % and %, respectively, of the non-voting Class B member interest in our general partner, which entitles them to an aggregate 50% of any cash distributions made or common units issued to our general partner.

(b)	Our general partner is controlled by Memorial Resource, which is controlled by NGP VIII and NGP IX. Mr. Hersh will share in distributions made by us with respect to interests held by our general partner in proportion to his pecuniary interests. Mr. Hersh disclaims beneficial ownership of the reported securities in excess of his pecuniary interest in such securities. In addition, our general partner’s other non-independent directors and certain of our general partner’s executive officers have indirect financial interests in Memorial Resource and its affiliates.

(c)	NGP VIII and NGP IX may be deemed to share voting and dispositive power over the reported interests of Memorial Resource; thus, each of NGP VIII and NGP IX may also be deemed to be the beneficial owner of these interests. Each of NGP VIII and NGP IX disclaims beneficial ownership of such reported interests in excess of such entity’s respective pecuniary interest in such interests. G.F.W. Energy VIII, L.P., GFW VIII, L.L.C., G.F.W. Energy IX, L.P. and GFW IX, L.L.C. may be deemed to beneficially own the interests owned by Memorial Resource attributable to NGP VIII and NGP IX and the interests held by NGP VIII and NGP IX by virtue of GFW VIII, L.L.C. being the sole general partner of G.F.W. Energy VIII, L.P. (which is the general partner of NGP VIII) and GFW IX, L.L.C. being the sole general partner of G.F.W. Energy IX, L.P. (which is the general partner of NGP IX). Kenneth A. Hersh, one of our general partner’s directors and who is an Authorized Member of each of GFW VIII, L.L.C. and GFW IX, L.L.C., may also be deemed to share the power to vote, or to direct the vote, and to dispose, or to direct the disposition, of the interests held by NGP VII and NGP IX. Mr. Hersh does not own directly any interests in our general partner.

(d)	The address for NGP VIII and NGP IX is 125 E. John Carpenter Fwy., Suite 600, Irving, Texas 75602.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Upon the consummation of this offering, assuming the underwriters do not exercise their option to purchase additional common units, Memorial Resource will control our general partner and own approximately     % of our outstanding common units and all of our subordinated units. Memorial Resource owns 100% of the voting membership interests in our general partner, and the Funds own non-voting membership interests in our general partner that entitle them collectively to 50% of all cash distributions and common units received by our general partner in respect of our incentive distribution rights. Our general partner will own a 0.1% general partner interest in us, evidenced by           general partner units, and all of our incentive distribution rights. These percentages do not reflect any common units that may be issued under the long-term incentive plan that our general partner expects to adopt prior to the closing of this offering.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with our formation, ongoing operation and liquidation. These distributions and payments were determined by and among affiliated entities and, consequently, were not the result of arm’s-length negotiations.

Formation Stage

The consideration received by our	• common units;
general partner and Memorial Resource	• subordinated units;
prior to or in connection with this offering	• general partner units (or general partner units if the underwriters exercise their option to purchase additional common units in full);

• all of our incentive distribution rights; and

• approximately $ million in cash.

Operational Stage

Distributions of available cash to our general partner and its affiliates	We will generally make cash distributions 99.9% to our unitholders, including Memorial Resource as the holder of approximately % of our limited partner interests, pro rata and 0.1% to our general partner, assuming it makes any capital contributions necessary to maintain its 0.1% general partner interest in us. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, our general partner will be entitled to increasing percentages of the distributions, up to a maximum of 25.0% of the distributions above the highest target distribution level, including the general partner’s 0.1% general partner interest.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner would receive an annual distribution of approximately $ million on its general partner units and Memorial Resource would receive an annual distribution of approximately $ million on its common units and subordinated units.

Payments to our general partner and its affiliates	Our general partner will not receive a management fee or other compensation for its management of our partnership, but we will reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner and its affiliates in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine in good faith the amount of such expenses that are allocable to us.

Withdrawal or removal of our general partner	If our general partner is removed under circumstances where cause exists or withdraws where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the departing general partner’s general partner interest in us and the incentive distribution rights for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the departing general partner’s general partner interest in us and its incentive distribution rights for their fair market value or to convert such interests into common units.

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Amended and Restated Limited Liability Company Agreement of Memorial Production Partners GP LLC

Memorial Resource expects to amend and restate our general partner’s limited liability company agreement prior to the closing of this offering.

Under our general partner’s amended and restated limited liability company agreement, at the closing of this offering, Memorial Resource will own 100% of the voting membership interests in our general partner and the Funds will hold non-voting membership interests in our general partner that will entitle the Funds to collectively receive 50% of any cash distributions made to our general partner in respect of our incentive distribution rights, as well as any common units issued to our general partner in connection with a reset of the incentive distribution rights.

Agreements Governing the Transactions

In connection with the closing of this offering, we, our general partner and its affiliates will enter into the various documents and agreements that will effect the transactions described in “Summary — Our Partnership Structure and Formation Transactions,” including the contribution of assets to, and the assumption of liabilities by, us and the application of the proceeds of this offering. These agreements have been negotiated among affiliated parties and, consequently, are not the result of arm’s-length negotiations. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with transferring assets to us, will be paid from the proceeds of this offering or from amounts borrowed under our new revolving credit facility.

Omnibus Agreement

Upon the closing of this offering, we and our general partner will enter into an omnibus agreement with Memorial Resource that will address the following matters:

•	our obligation to reimburse Memorial Resource for all expenses incurred by Memorial Resource (or payments made on our behalf) in conjunction with its provision of general and administrative services to us, including, but not limited to, our public company expenses and an allocated portion of the salary and benefits of the executive officers of our general partner and other employees of Memorial Resource who perform services for us or on our behalf;

•	our obligation to reimburse Memorial Resource for insurance coverage expenses it incurs with respect to our business and operations and with respect to director and officer liability coverage for the officers and directors of our general partner; and

•	our obligation to indemnify Memorial Resource for certain liabilities.

The omnibus agreement provides that we must indemnify Memorial Resource for any liabilities incurred by Memorial Resource attributable to the operating and administrative services provided to us under the agreement, other than liabilities resulting from Memorial Resource’s bad faith or willful misconduct. In addition, Memorial Resource must indemnify us for any liability we incur as a result of Memorial Resource’s bad faith or willful misconduct in providing operating and administrative services under the omnibus agreement. Memorial Resource may terminate the omnibus agreement in the event that it ceases to be our affiliate and may also terminate the omnibus agreement if we fail to pay amounts due under that agreement in accordance with its terms. The omnibus agreement may only be assigned by either party with the other party’s consent.

Tax Sharing Agreement

Prior to the closing of this offering, we intend to enter into a tax sharing agreement pursuant to which we will reimburse Memorial Resource for our share of state and local income and other taxes borne by Memorial Resource as a result of our results being included in a combined or consolidated tax return filed by Memorial Resource or its affiliates with respect to periods after the closing of this offering. Memorial Resource may use its tax attributes to cause its combined or consolidated group, of which we may be a member for this purpose, to owe no tax. However, we would nevertheless reimburse Memorial Resource for the tax we would have owed had the attributes not been available or used for our benefit, even though Memorial Resource had no cash expense for that period.

Purchase and Sale and Contribution Agreements

In connection with the closing of this offering, we intend to enter into purchase and sale and contribution agreements with Memorial Resource and certain of its subsidiaries that will effect, among other things, portions of the formation transactions, including the transfer of the Partnership Properties to us. We will hold title to these assets and will enter into an omnibus agreement with Memorial Resource related to these assets as discussed above. In addition, under the purchase and sale and contribution agreements we will agree to indemnify Memorial Resource and certain of its subsidiaries, as applicable, against certain environmental claims, losses and expenses associated with the operation of our assets.

Review, Approval or Ratification of Transactions with Related Persons

We expect that we will adopt a Code of Business Conduct and Ethics that will set forth our policies for the review, approval and ratification of transactions with related persons. Upon our adoption of a Code of Business Conduct and Ethics, a director would be expected to bring to the attention of the Chief Executive Officer or the board of directors of our general partner any conflict or potential conflict of interest that may arise between the director or any affiliate of the director, on the one hand, and us or our general partner on the other. The resolution of any such conflict or potential conflict will be addressed in accordance with Memorial Resource’s and our general partner’s organizational documents and the provisions of our partnership agreement. The resolution may be determined by disinterested directors, our general partner’s board of directors, or the conflicts committee of our general partner’s board of directors.

Upon our adoption of a Code of Business Conduct and Ethics, any executive officer of our general partner will be required to avoid conflicts of interest unless approved by the board of directors.

The board of directors of our general partner will have a conflicts committee comprised of at least one independent director. Our general partner may, but is not required to, seek the approval of the conflicts committee in connection with future acquisitions from (or other transactions with) Memorial Resource or any of its affiliates. In the case of any sale of equity or debt by us to Memorial Resource or any of its affiliates, we anticipate that our practice will be to obtain the approval of the conflicts committee for the transaction. The conflicts committee will be entitled to hire its own financial and legal advisors in connection with any matters on which the board of directors of our general partner has sought the conflicts committee’s approval.

Memorial Resource and its affiliates will be free to offer properties to us on terms it deems acceptable, and the board of directors of our general partner (or the conflicts committee) will be free to accept or reject any such offers, negotiating terms it deems acceptable to us. As a result, the board of directors of our general partner (or the conflicts committee) will decide, in its sole discretion, the appropriate value of any assets offered to us by Memorial Resource or its affiliates. In so doing, we expect the board of directors (or the conflicts committee) will consider a number of factors in its determination of value, including, without limitation, production and reserve data, operating cost structure, current and projected cash flows, financing costs, the anticipated impact on distributions to our unitholders, production decline profile, commodity price outlook, reserve life, future drilling inventory and the weighting of the expected production between oil and natural gas.

We expect that Memorial Resource and its affiliates will consider a number of the same factors considered by the board of directors of our general partner to determine the proposed price for any assets it or they may offer to us in future periods. In addition to these factors, given that Memorial Resource will be our largest unitholder following the consummation of this offering and through its and the Funds’ interest in our incentive distribution rights, it and they may consider the potential positive impact on their underlying investment in us by offering properties to us at attractive purchase prices. Likewise, it and they may consider the potential negative impact on their underlying investment in us if we are unable to acquire additional assets on favorable terms, including the negotiated purchase price.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including Memorial Resource, the Funds, and NGP) on the one hand, and us and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. In addition, many of the directors and officers of our general partner serve in similar capacities with Memorial Resource and the Funds and their respective affiliates, and certain of our executive officers and directors will continue to have economic interests, investments and other economic incentives in entities affiliated with the Funds, which may lead to additional conflicts of interest. At the same time, our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us and our limited partners, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

Our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•	approved by the conflicts committee, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

As required by our partnership agreement, the board of directors of our general partner will maintain a conflicts committee comprised of at least one independent director. We intend that, within a year after the closing of this offering, the conflicts committee will consist of at least two independent directors. Our general partner may, but is not required to, seek approval from the conflicts committee of a resolution of a conflict of interest with our general partner or affiliates. If our general partner seeks approval from the conflicts committee, the conflicts committee will determine if the resolution of a conflict of interest with our general partner or its affiliates is fair and reasonable to us. Any matters approved by the conflicts committee in good faith will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third or fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to believe that he or she is acting in our best interest.

Conflicts of interest could arise in the situations described below, among others:

Memorial Resource, the Funds and other affiliates of our general partner will not be limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses.

Our partnership agreement provides that Memorial Resource and the Funds and their respective affiliates (including NGP and its affiliates’ portfolio investments) are not restricted from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, Memorial Resource and the Funds and their respective affiliates may acquire, develop or dispose of additional oil and natural gas properties or other assets in the future, without any obligation to offer us the opportunity to purchase or develop any of those assets.

Because Memorial Resource controls our general partner and also is permitted to compete with us, Memorial Resource could choose to acquire properties and pursue opportunities that would have been suitable for our partnership. In such a case, Memorial Resource would have the benefit of any such opportunity instead of us.

NGP and its affiliates (including the Funds) are established participants in the oil and natural gas industry, and have resources greater than ours, which factors may make it more difficult for us to compete with them with respect to commercial activities as well as for potential acquisitions. As a result, competition from these affiliates could adversely impact our results of operations and cash available for distribution to our unitholders.

Neither our partnership agreement nor any other agreement requires Memorial Resource, the Funds or NGP to pursue a business strategy that favors us. The directors and officers of Memorial Resource, the Funds and their respective affiliates (including NGP) have a fiduciary duty to make decisions in the best interests of their respective equity holders, which may be contrary to our interests.

Because the officers and certain of the directors of our general partner are also officers and/or directors of Memorial Resource, the Funds and their respective affiliates, such officers and directors have fiduciary duties to Memorial Resource, the Funds and their respective affiliates that may cause them to pursue business strategies that disproportionately benefit Memorial Resource, the Funds and their respective affiliates or which otherwise are not in our best interests.

Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to our general partner or any of its affiliates, including its officers, directors, Memorial Resource, the Funds or any of their affiliates. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. Therefore, Memorial Resource, the Funds and their affiliates may compete with us for investment opportunities.

Our general partner is allowed to take into account the interests of parties other than us in resolving conflicts of interest.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include our general partner’s limited call right, its registration rights, its determination whether or not to consent to any merger or consolidation involving us, and its decision to convert its incentive distribution rights into common units.

Many of the directors and all of the officers who have responsibility for our management have significant duties with, and will spend significant time serving, entities that compete with us in seeking acquisitions and business opportunities and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

All of the officers of our general partner hold similar positions with Memorial Resource, and many of the directors of our general partner, who are responsible for managing our general partner’s direction of our operations and acquisition activities, hold positions of responsibility with other entities (including NGP) that are in the business of identifying and acquiring oil and natural gas properties. For example, the Funds and their affiliates (including NGP) are in the business of investing in oil and natural gas companies with independent management teams that also seek to acquire oil and natural gas properties, and Memorial Resource is in the business of acquiring and developing oil and natural gas properties. Mr. Hersh, a director of our general partner, is the Chief Executive Officer of NGP Energy Capital Management and a managing partner of NGP; and Mr. Weinzierl, the President, Chief Executive Officer and Chairman of the board of directors of our general partner, was a managing director of NGP prior to assuming his current positions with Memorial Resource and our general partner and continues to hold ownership interests in the Funds and certain of their affiliates. After the closing of this offering, officers of our general partner will continue to devote significant time to the business of Memorial Resource. We cannot assure you that any conflicts that may arise between us and our unitholders, on the one hand, and Memorial Resource or the Funds, on the other hand, will be resolved in our favor. The existing positions held by these directors and officers may give rise to fiduciary duties that are in conflict with the fiduciary duties they owe to us. These officers and directors may become aware of business opportunities that may be appropriate for presentation to us as well as to the other entities with which they are or may become affiliated. Due to these existing and potential future affiliations, they may present potential business opportunities to other entities prior to presenting them to us, which could cause additional conflicts of interest. They may also decide that certain opportunities are more appropriate for other entities with which they are affiliated, and as a result, they may elect not to present them to us. For additional discussion of our management’s business affiliations and the potential conflicts of interest of which our unitholders should be aware, please read “Business and Properties — Our Principal Business Relationships.”

Neither we nor our general partner have any employees and we will rely solely on the employees of Memorial Resource to manage our business. The management team of Memorial Resource, which includes the individuals who will manage us, will also perform substantially similar services for itself and will own and operate its own assets, and thus will not be solely focused on our business.

Neither we nor our general partner have any employees and we will rely solely on Memorial Resource to operate our assets. Upon consummation of this offering, our general partner will enter into a omnibus agreement with Memorial Resource, pursuant to which, among other things, Memorial Resource has agreed to make available to our general partner Memorial Resource’s personnel in a manner that will allow us to carry on our business in the same manner in which it was carried on by our predecessor.

Memorial Resource will provide substantially similar services with respect to its own assets and operations. Because Memorial Resource will be providing services to us that are substantially similar to those provided to itself, Memorial Resource may not have sufficient human, technical and other resources to provide those services at a level that Memorial Resource would be able to provide to us if it were solely focused on our business and operations. Memorial Resource may make internal decisions on how to allocate its available resources and expertise that may not always be in our best interest compared to Memorial Resource’s interests. There is no requirement that Memorial Resource favor us over itself in providing its services. If the employees of Memorial Resource and their affiliates do not devote sufficient attention to the management and operation of our business, our financial results may suffer and our ability to make distributions to our unitholders may be reduced.

Our partnership agreement limits our general partner’s fiduciary duties to holders of our units and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty laws. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its right to reset the target distribution levels of its incentive distribution rights at higher levels and receive, in connection with this reset, common units, the exercise of its limited call right, the exercise of its rights to transfer or vote the units it owns, the exercise of its registration rights and its determination whether or not to consent to any merger or consolidation involving us or to any amendment to the partnership agreement;

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner acting in good faith and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or must be “fair and reasonable” to us, as determined by our general partner in good faith. In determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	provides that in resolving conflicts of interest, it will be presumed that in making its decision our general partner’s board of directors or the conflicts committee of our general partner’s board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By purchasing a common unit, a unitholder will become bound by the provisions in the partnership agreement, including the provisions discussed above.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business, including, but not limited to, the following:

•	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and unit appreciation rights relating to our securities;

•	the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of our cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•	the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other entities;

•	the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the making of tax, regulatory and other filings or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our partnership agreement provides that our general partner must act in “good faith” when making decisions on our behalf, and our partnership agreement further provides that in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in our best interests. Please read “The Partnership Agreement — Limited Voting Rights” for information regarding matters that require unitholder approval.

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership interests and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	the manner in which our business is operated;

•	the amount, nature and timing of asset purchases and sales;

•	the amount, nature and timing of our capital expenditures;

•	the amount of borrowings;

•	the issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or a growth capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert into common units.

In addition, our general partner may use an amount, initially equal to $      million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights or enabling the expiration of the subordination period.

For example, if we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units.

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us or our operating subsidiaries.

Our general partner determines which costs incurred by it are reimbursable by us.

We will reimburse our general partner and its affiliates for costs incurred in managing and operating our business, including costs incurred in rendering staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with Memorial Resource, the Funds or their respective affiliates on our behalf. Similarly, agreements, contracts or arrangements between us and our general partner, Memorial Resource, the Funds or their respective affiliates will not be required to be negotiated on an arms-length basis, although, in some circumstances, our general partner may determine that the conflicts committee of our general partner may make a determination on our behalf with respect to one or more of these types of situations.

Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner or its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner or its affiliates to enter into any contracts of this kind.

Our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the common units.

Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner is not bound by fiduciary duty restrictions in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement — Limited Call Right.”

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner, Memorial Resource, the Funds and their respective affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner, Memorial Resource, the Funds and their respective affiliates in our favor.

Our general partner and Memorial Resource may be able to amend our partnership agreement without the approval of any other unitholder after the subordination period.

Our general partner has the discretion to propose amendments to our partnership agreement, certain of which may be made by our general partner without unitholder approval. Our partnership agreement generally may not be otherwise amended during the subordination period without the approval of a majority of our public common unitholders. However, after the subordination period has ended, our partnership agreement can be amended with the consent of our general partner and the approval of the holders of a majority of our outstanding common units (including common units held by Memorial Resource and its affiliates). Upon the consummation of this offering, Memorial Resource will own our general partner and will control the voting of an aggregate of approximately     % of our outstanding common units and all of our subordinated units. Assuming that Memorial Resource retains a sufficient number of its common units and that we do not issue additional common units, our general partner and Memorial Resource will have the ability to amend our partnership agreement without the approval of any other unitholder after the subordination period. Please read “The Partnership Agreement — Amendment of the Partnership Agreement.”

Our general partner intends to limit its liability regarding our obligations.

Our general partner will enter into contractual arrangements on our behalf and intends to limit its liability under such contractual arrangements so that the other party has recourse only to our assets and not against our general partner or its assets. The partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself, Memorial Resource, the Funds and their respective for any services rendered to us. Our general partner may also enter into additional contractual arrangements with Memorial Resource, the Funds and their respective affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner, Memorial Resource, the Funds and their respective affiliates, on the other, are or will be the result of arm’s-length negotiations.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. The attorneys, independent accountants and others who perform services for us are selected by our general partner, or the conflicts committee of our general partner’s board of directors, and may also perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

Our general partner has the right (but not the obligation), at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (25%, assuming it has maintained its 0.1% general partner interest) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following any reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash contribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our general partner would exercise this reset right (if at all) to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels related to our general partner’s incentive distribution rights. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — General Partner’s Right to Reset Incentive Distribution Levels.”

Fiduciary Duties

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict, eliminate or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner, Memorial Resource, the Funds and their respective affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner’s board of directors has fiduciary duties to manage our general partner in a manner beneficial to its owners, as well as to our unitholders. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable our general partner to take into consideration the interests of all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to our common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest.

The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third-party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or in the case of a criminal matter, acted with the knowledge that such conduct was unlawful.

Special Provisions Regarding Affiliate Transactions. Our partnership agreement generally provides that affiliate transactions and resolutions of conflicts of interest that are not approved by vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

• “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render our partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement — Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “Our Cash Distribution Policy and Restrictions on Distributions.” For a description of other rights and privileges of limited partners under our partnership agreement, including limited voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties

          will serve as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by our unitholders:

•	surety bond premiums to replace lost or stolen certificates or to cover taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of their actions for their activities in that capacity, except for any liability due to any gross negligence or willful misconduct of the indemnitee.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units. A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing transfers of securities.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Our Cash Distribution Policy and Restrictions on Distributions” and “Provisions of Our Partnership Agreement Relating to Cash Distributions”;

•	with regard to the fiduciary duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the transfer of common units, please read “Description of the Common Units — Transfer of Common Units”; and

•	with regard to allocations of taxable income, taxable loss and other matters, please read “Material Tax Consequences.”

Organization and Duration

Our partnership was organized in April 2011 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose under our partnership agreement is to engage in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law. However, our general partner may not cause us to engage in any business activity that it determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the ownership, acquisition, exploitation and development of oil and natural gas properties and the ownership, acquisition and operation of related assets, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.” Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 0.1% general partner interest in us if we issue additional units. Our general partner’s 0.1% interest in us, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 0.1% general partner interest. To maintain its

0.1% general partner interest in us, our general partner will be entitled to make capital contributions in the form of common units based on the then-current market value of the contributed common units.

Limited Voting Rights

The following is a summary of the unitholder vote required for each of the matters specified below.

Various matters require the approval of a “unit majority,” which means:

•	during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, and a majority of the outstanding subordinated units, each voting as a separate class; and

•	after the subordination period, the approval of a majority of the outstanding common units.

By virtue of the exclusion of those common units held by our general partner and its affiliates from the required vote, and by their ownership of all of the subordinated units, during the subordination period, our general partner and its affiliates do not have the ability to ensure passage of, but do have the ability to ensure defeat of, any amendment that requires a unit majority.

In voting their common units and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right. Please read “— Issuance of Additional Securities.”

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “— Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority, in certain circumstances. Please read “— Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “— Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “— Termination and Dissolution.”

Withdrawal of our general partner	Prior to , 2021, under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner in a manner that would cause a dissolution of our partnership. Please read ‘‘— Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read “— Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	Our general partner may transfer without a vote of our unitholders all, but not less than all, of its general partner interest in us to an affiliate or another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all, or substantially all, of its assets, to such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third-party prior to , 2021. Please read “— Transfer of General Partner Units.”

Transfer of incentive distribution rights	No approval rights. Please read “— Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval required. Please read “— Transfer of Ownership Interests in Our General Partner.”

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine,

shall be exclusively brought in the Court of Chancery of the State of Delaware, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right, by our limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under Delaware law, to the same extent as our general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. Moreover, under the Delaware Act, a limited partnership may also not make a distribution to a partner upon the winding up of the limited partnership before liabilities of the limited partnership to creditors have been satisfied by payment or the making of reasonable provision for payment thereof. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our operating subsidiary currently conducts business in Texas and Louisiana, and we may have operating subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of each of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which our operating subsidiaries conduct business, including qualifying our operating subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our ownership in the operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by our limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of our limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special limited voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to our common units.

If we issue additional units in the future, our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 0.1% general partner interest in us. Our general partner’s 0.1% general partner interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 0.1% general partner interest in us. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the aggregate percentage interest in us of our general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. To adopt a proposed amendment, other than the amendments discussed below under “— No Unitholder Approval,” our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of our limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon completion of this offering, Memorial Resource will own approximately     % of our outstanding common units and all of our subordinated units, representing an aggregate     % limited partner interest in us.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we, nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change in our fiscal year or taxable year and related changes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or the directors, officers, agents or trustees of our general partner from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	any amendment necessary to require our limited partners to provide a statement, certification or other evidence to us regarding whether such limited partner is subject to United States federal income taxation on the income generated by us and to provide for the ability of our general partner to redeem the units of any limited partner who fails to provide such statement, certification or other evidence;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect our limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of our limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to our limited partners or result in our being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interest of us or our limited partners.

In addition, the partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or sale, exchange or other disposition of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without the approval of a unit majority. Finally, our general partner may consummate any merger, consolidation or conversion without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction will not result in a material amendment to our partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide our limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in us in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•	neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions — Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to          , 2021 without obtaining the approval of the holders of at least a majority of our outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after          , 2021, our general partner may withdraw as our general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw as our general partner without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “— Transfer of General Partner Units.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of our outstanding units may select a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, agree in writing to continue our business and to appoint a successor general partner. Please read “— Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding common units, including common units held by our general partner and its affiliates. The ownership of more than 33 1/3% of our outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. At the closing of this offering, Memorial Resource will own approximately     % of our outstanding common units and 100% of our subordinated units representing an aggregate     % limited partner interest in us.

Our partnership agreement also provides that if our general partner is removed as our general partner without cause and no units held by our general partner and its affiliates are voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the departing general partner’s general partner interest and incentive distribution rights for a cash payment equal to the fair market value of that interest. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the departing general partner’s general partner interest and incentive distribution rights for its fair market value.

In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and incentive distribution rights will automatically convert into common units equal to the fair market value of that interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Units

Except for the transfer by our general partner of all, but not less than all, of its general partner units to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity,

our general partner may not transfer all or any part of its general partner units to another person, prior to          , 2020, without the approval of the holders of at least a majority of our outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer common units or subordinated units to one or more persons without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Incentive Distribution Rights

Our general partner or any other holder of incentive distribution rights may transfer any or all of its incentive distribution rights without unitholder approval.

Transfer of Ownership Interests in Our General Partner

At any time, the owner of our general partner may sell or transfer all or part of its membership interest in our general partner to an affiliate or a third party without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change the management of our general partner. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses limited voting rights on all of its units. This loss of limited voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of our then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences — Disposition of Common Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. In the case of common units held by the general partner on behalf of non-citizen assignees, the general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting, if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special limited voting rights could be issued. Please read “— Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose limited voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of any common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described above under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. (This could occur, for example, if in the future we own interests in oil and natural gas leases on United States federal lands.) In order to avoid any cancellation or forfeiture, our general partner may require any limited partner or transferee to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.

In addition, in such circumstance, we will have the right to acquire all (but not less than all) of the units held by such limited partner or non-citizen assignee. The purchase price for such units will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for such purchase, and such purchase price will be paid (in the sole discretion of our general partner) either in cash or by delivery of a promissory note. Any such promissory note will bear interest at the rate of 5% annually and will be payable in three equal annual installments of principal and accrued interest, commencing one year after the purchase date. Any such promissory note will also be unsecured and will be subordinated to the extent required by the terms of our other indebtedness.

Non-Taxpaying Assignees; Redemption

If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on our ability to operate our assets or generate revenues from our assets, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of limited partners (and their owners, to the extent relevant); and

•	permit us to redeem the units at their current market price held by any person whose tax status has or is reasonably likely to have a material adverse effect on our ability to operate our assets or generate revenues from our assets or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status.

A non-taxpaying assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance covering liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation, and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Immediately prior to the closing of this offering, our general partner will enter into a omnibus agreement pursuant to which, among other things, Memorial Resource will agree to provide the administrative, management, and acquisition advisory services that we believe are necessary to allow our general partner to manage, operate and grow our business, as well as the operating services that we believe are necessary to develop and operate our properties.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For financial reporting and tax purposes, our fiscal year end is December 31.

We will furnish or make available to record holders of common units, within 90 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on the cooperation of our unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, obtain:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. In addition, our general partner and its affiliates have the right to include such securities in a registration by us or any other unitholder, subject to customary exceptions. These registration rights continue for two years following any withdrawal or removal of our general partner. In addition, we are restricted from granting any superior piggyback registration rights during this two-year period. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts. In connection with any registration of this kind, we will indemnify the unitholders participating in the registration and their officers, directors and controlling persons from and against specified liabilities, including under the Securities Act or any applicable state securities laws. Please read “Units Eligible for Future Sale.”

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered hereby, Memorial Resource will hold an aggregate of     common units and          subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1.0% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A unitholder who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell his common units under Rule 144 without regard to the rule’s public information requirements, volume limitations, manner of sale provisions and notice requirements.

Our partnership agreement does not restrict our ability to issue any partnership interests. Any issuance of additional common units or other equity interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, our common units then outstanding. Please read “The Partnership Agreement — Issuance of Additional Securities.”

Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any common units or other partnership interests that they hold, which we refer to as registerable securities. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any registerable securities to require registration of such registerable securities and to include any such registerable securities in a registration by us of common units or other partnership interests, including common units or other partnership interests offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following the withdrawal or removal of our general partner. In connection with any registration of units held by our general partner or its affiliates, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts. Except as described below, our general partner and its affiliates may sell their common units or other partnership interests in private transactions at any time, subject to compliance with certain conditions and applicable laws.

We, our general partner and certain of its affiliates and the directors and executive officers of our general partner have agreed, subject to certain exceptions, not to sell any common units for a period of 180 days from the date of this prospectus. For a description of these lock-up provisions, please read “Underwriting.”

MATERIAL TAX CONSEQUENCES

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, existing and proposed Treasury regulations promulgated under the Internal Revenue Code, or the Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Memorial Production Partners LP and our operating company.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, or IRAs, real estate investment trusts, or REITs, or mutual funds. In addition, this discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

No ruling has been or will be requested from the Internal Revenue Service, or the IRS, regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Akin Gump Strauss Hauer & Feld LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in available cash for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Akin Gump Strauss Hauer & Feld LLP and are based on the accuracy of the representations made by us.

For the reasons described below, Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and (iii) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, production, transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than     % of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Akin Gump Strauss Hauer & Feld LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of our operating company for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Akin Gump Strauss Hauer & Feld LLP on such matters. It is the opinion of Akin Gump Strauss Hauer & Feld LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and our operating company will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Akin Gump Strauss Hauer & Feld LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Akin Gump Strauss Hauer & Feld LLP relied include the following:

•	Neither we nor the operating company has elected or will elect to be treated as a corporation;

•	For each taxable year of our existence, more than 90% of our gross income has been and will be income that Akin Gump Strauss Hauer & Feld LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and

•	Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, natural gas, or products thereof that are held or to be held by us in activities that Akin Gump Strauss Hauer & Feld LLP has opined or will opine result in qualifying income.

We believe that these representations have been true in the past and expect that these representations will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation for U.S. federal income tax purposes in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Akin Gump Strauss Hauer & Feld LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Memorial Production Partners LP will be treated as partners of Memorial Production Partners LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Memorial Production Partners LP for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Items of our income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Memorial Production Partners LP. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Memorial Production Partners LP for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “— Entity-Level Collections of Unitholder Taxes,” we will not pay any U.S. federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal

Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending          , will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be     % or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current federal income tax law and federal income tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units;

•	we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering; or

•	legislation is passed in response to President Obama’s Budget Proposal for Fiscal Year 2012 that would limit or repeal certain U.S. federal income tax preferences currently available to oil and gas exploration and production companies. Please read “— Tax Treatment of Operations — Recent Legislative Developments.”

Basis of Common Units

A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or a corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholders’ tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The at-risk limitation applies on an activity-by-activity basis, and in the case of oil and natural gas properties, each property is treated as a separate activity. Thus, a taxpayer’s interest in each oil or natural gas property is generally required to be treated separately so that a loss from any one property would be limited to the at-risk amount for that property and not the at-risk amount for all the taxpayer’s oil and natural gas properties. It is uncertain how this rule is implemented in the case of multiple oil and natural gas properties owned by a single entity treated as a partnership for federal income tax purposes. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of oil or natural gas properties we own in computing a unitholder’s at-risk limitation with respect to us. If a unitholder were required to compute his at-risk amount separately with respect to each oil or natural gas property we own, he might not be allowed to utilize his share of losses or deductions attributable to a particular property even though he has a positive at-risk amount with respect to his units as a whole.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest expense limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates that exists at the time of such contribution, together, referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to the general partner and our other unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Akin Gump Strauss Hauer & Feld LLP is of the opinion that, with the exception of the issues described in “— Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions may be subject to ordinary income tax.

Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax

Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.

A 3.8% Medicare tax on certain investment income earned by individuals, estates and trusts will apply for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder’s allocable share of our income and any gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filed separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We will make the election permitted by Section 754 of the Internal Revenue Code. This election is irrevocable without the consent of the IRS unless there is a technical termination of the partnership. Please read “— Disposition of Common Units — Constructive Termination.” The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (i) his share of our tax basis in our assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

We will adopt the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “— Uniformity of Units.”

Although Akin Gump Strauss Hauer & Feld LLP is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the fair market value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Depletion Deductions

Subject to the limitations on deductibility of losses discussed above (please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses”), unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our oil and natural gas interests. Although the Internal Revenue Code requires each unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our unitholders with information relating to this computation for federal income tax purposes. Each unitholder, however, remains responsible for calculating his own depletion allowance and maintaining records of his share of the adjusted tax basis of the underlying property for depletion and other purposes.

Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative contracts or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder’s average net daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between oil and natural gas production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (i) dividing the unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (ii) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder’s share of the total adjusted tax basis in the property.

All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our oil and natural gas interests or the disposition by the unitholder of some or all of his units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each unitholder and not by our partnership, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the unitholders for any taxable year. Moreover, the availability of percentage depletion may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “— Recent Legislative Developments.” We encourage each prospective unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

Deductions for Intangible Drilling and Development Costs

We will elect to currently deduct intangible drilling and development costs, or IDCs. IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil, natural gas, or geothermal energy. The option to currently deduct IDCs applies only to those items that do not have a salvage value.

Although we will elect to currently deduct IDCs, each unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount in respect of those IDCs will result for alternative minimum tax purposes.

Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to oil and natural gas wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An “integrated oil company” is a taxpayer that has economic interests in oil or natural gas properties and also carries on substantial retailing or refining operations. An oil or natural gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. To qualify as an “independent producer” that is not subject to these IDC deduction limits, a unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil (or the equivalent amount of natural gas) on average for any day during the taxable year or in the retail marketing of oil and natural gas products exceeding $5 million per year in the aggregate.

IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a unitholder of interests in us. Recapture is generally determined at the unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. Please read ‘‘— Disposition of Common Units — Recognition of Gain or Loss.”

The election to currently deduct IDCs may be restricted or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read ‘‘— Recent Legislative Developments.”

Deduction for U.S. Production Activities

Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to 6% of our qualified production activities income that is allocated to such unitholder, but not to exceed 50% of such unitholder’s IRS Form W-2 wages for the taxable year allocable to domestic production gross receipts.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from us with the unitholder’s qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the unitholder’s share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. Please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses.”

The amount of a unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder’s allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders, and thus a unitholder’s ability to claim the Section 199 deduction may be limited.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Moreover, the availability of Section 199 deductions may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “— Recent Legislative Developments.” Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

Lease Acquisition Costs

The cost of acquiring oil and natural gas lease or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read “— Tax Treatment of Operations — Depletion Deductions.”

Geophysical Costs

The cost of geophysical exploration incurred in connection with the exploration and development of oil and natural gas properties in the United States are deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred.

Operating and Administrative Costs

Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses that are reasonable in amount.

Recent Legislative Developments

The White House recently released President Obama’s budget proposal for the Fiscal Year 2012 (the “Budget Proposal”). Among the changes recommended in the Budget Proposal is the elimination of certain key U.S. federal income tax preferences relating to oil and natural gas exploration and development. Changes in the Budget Proposal include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for IDCs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. Each of these changes is proposed to be effective for taxable years beginning, or in the case of costs described in (ii) and (iv), costs paid or incurred, after December 31, 2011. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to our unitholders and negatively impact the value of an investment in our units.

Initial Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (i) this offering will be borne by our general partner and its affiliates, and (ii) any other offering will be borne by our general partner and other unitholders as of that time. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “— Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2012 and 20% thereafter (absent new legislation extending or adjusting the current rate). However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, in the discretion of our general partner, gain or loss realized on a sale or other disposition of our assets or any other extraordinary items of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Akin Gump Strauss Hauer & Feld LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have technically terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders receiving two Schedules K-1, if the relief discussed below is unavailable) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership will be required to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Akin Gump Strauss Hauer & Feld LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names Memorial Production Partners GP LLC, our general partner, as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	a statement regarding whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts.

No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is not reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of 6 successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. Initially, we will own property or do business in Louisiana and Texas. We may own property or do business in a number of jurisdictions in the future. Generally, each of the states in which we might do business, other than Texas, imposes a personal income tax on individuals. Most of these states also impose an income tax on corporations and other entities. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read ‘‘— Tax Consequences of Unit Ownership — Entity-Level Collections of Unitholder Taxes.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

The personal tax consequences of an investment in us may vary among unitholders under the laws of pertinent jurisdictions and, therefore, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal, tax returns that may be required of him. Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN MEMORIAL PRODUCTION PARTNERS LP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, “Similar Laws”). For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts or annuities (“IRAs”) established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material Tax Consequences — Tax-Exempt Organizations and Other Investors”; and

•	whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that, with respect to the plan, are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets.” Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by the employee benefit plan are publicly offered securities — i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

•	the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

•	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above that are subject to ERISA and IRAs and other similar vehicles that are subject to Section 4975 of the Internal Revenue Code.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in the first two bullet points above.

In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

UNDERWRITING

Citigroup Global Markets Inc., Raymond James & Associates, Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter’s name.

Number of
Underwriter	Common Units

Citigroup Global Markets Inc.
Raymond James & Associates, Inc.
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the underwriters’ option to purchase additional common units described below) if they purchase any of the common units.

Common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $      per common unit. After the common units are released for sale to the public, if all the common units are not sold at the initial public offering price following a bona fide effort to do so, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more common units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to           additional common units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter’s initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering.

We, our general partner, certain of our general partner’s officers and directors, certain of our affiliates, and certain of their officers and directors have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units, whether any such transaction described above is to be settled by delivery of common units or such other securities, in cash or otherwise.

Citigroup Global Markets Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Citigroup Global

Markets Inc. does not have any present intention or any understandings, implicit or explicit, to release any of the common units or other securities subject to the lock-up agreements prior to the expiration of the lock-up period described above.

At our request,          has established a Directed Unit Program under which they have reserved up to common units offered hereby at the public offering price for officers, directors, employees and certain other persons associated with us. The number of common units available for sale to the general public will be reduced to the extent such persons purchase common units reserved under the Directed Unit Program. Any reserved common units not so purchased will be offered by the underwriters to the general public on the same basis as the other common units offered hereby. Any participants in this program shall be prohibited from selling, pledging or assigning any units sold to them pursuant to this program for a period of 180 days after the date of this prospectus. This 180-day period shall be extended with respect to our issuance of an earnings release or if material news or a material event relating to us occurs, in the same manner as described above.

Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price for the common units was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the common units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.

We intend to apply to list our common units on NASDAQ under the symbol “MEMP.” The underwriters have undertaken to sell the minimum number of common units to the minimum number of beneficial owners necessary to meet NASDAQ distribution requirements for trading.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

Paid by Memorial Production Partners LP
	No Exercise	Full Exercise

Per common unit	$	$
Total	$	$

We will pay Citigroup Global Markets Inc. a structuring fee equal to          % of the gross proceeds of this offering for the evaluation, analysis and structuring of our partnership.

In connection with this offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional common units, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of common units than they are required to purchase in this offering.

•	“Covered” short sales are sales of common units in an amount up to the number of common units represented by the underwriters’ option to purchase additional common units.

•	“Naked” short sales are sales of common units in an amount in excess of the number of common units represented by the underwriters’ option to purchase additional common units.

•	Covering transactions involve purchases of common units either pursuant to the underwriters’ option to purchase additional common units or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase common units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in this offering.

•	To close a covered short position, the underwriters must purchase common units in the open market after the distribution has been completed or must exercise the underwriters’ option to purchase additional common units. In determining the source of common units to close the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the underwriters’ option to purchase additional common units.

•	Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on NASDAQ, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that the expenses of the offering, not including the underwriting discount and structuring fee, will be approximately $      million, all of which will be paid by us. The underwriters have agreed to reimburse us for a portion of the estimated expenses in an amount equal to     % of the gross proceeds of the offering.

If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Certain of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking and advisory services for us, Memorial Resource and our respective affiliates from time to time in the ordinary course of their business for which they have received customary fees and reimbursement of expenses. Affiliates of each of the underwriters will be lenders under our new revolving credit facility and will receive a portion of the net proceeds from any exercise of the underwriters’ option to purchase additional units. In addition, an affiliate of Wells Fargo Securities, LLC is a lender under each of BlueStone’s and WHT Energy Partners LLC’s credit facilities, which we expect to be repaid in connection with the closing of this offering. Other than the participation as lenders under our new revolving credit facility, none of the underwriters has provided or will provide financing, investment or advisory services to us during the 180-day period prior to or the 90-day period following the date of this prospectus.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

Because the Financial Industry Regulatory Authority, Inc., or FINRA, views the common units offered hereby as interests in a direct participation program, there is no conflict of interest between us and the underwriters under Rule 5121 of the FINRA Rules and the offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

We, our general partner and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

We may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognised collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

(i) if we are a CIS and are marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(ii) otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(iii) in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as “relevant persons”). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

Notice to Prospective Investors in Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht — BaFin) nor any other German authority has been notified of the intention to distribute the common units in Germany. Consequently, the common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. The common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

This offering of our common units does not constitute an offer to buy or the solicitation or an offer to sell the common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

The common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (“CISA”). Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

VALIDITY OF THE COMMON UNITS

The validity of the common units will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas. Certain legal matters in connection with the common units offered by us will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The financial statement of Memorial Production Partners LP as of April 27, 2011 has been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of Memorial Production Partners LP Predecessor (as described in Note 1 to those financial statements) as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of revenues and direct operating expenses of the natural gas and oil properties acquired from Forest Oil Corporation for the years ended December 31, 2009 and 2008 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of revenues and direct operating expenses of the oil and gas properties acquired by BlueStone Natural Resources, LLC from BP America Production Company for the three years in the period ended December 31, 2010 have been included herein in reliance upon the report of Ernst & Young LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

Estimated quantities of our proved oil and natural gas reserves and the net present value of such reserves as of December 31, 2010 and January 1, 2011 set forth in this prospectus are based upon reserve reports prepared by us and audited by Netherland, Sewell & Associates, Inc. and upon reserve reports prepared by each of Miller and Lents, Ltd. and Netherland, Sewell & Associates, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-l regarding the units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. The registration statement, of which this prospectus forms a part, can be downloaded from the SEC’s web site.

We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years. Additionally, we intend to file periodic reports with the SEC, as required by the Securities Exchange Act of 1934.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategies;

•	ability to replace the reserves we produce through drilling and property acquisitions;

•	drilling locations;

•	oil and natural gas reserves;

•	technology;

•	realized oil and natural gas prices;

•	production volumes;

•	lease operating expenses;

•	general and administrative expenses;

•	future operating results;

•	cash flows and liquidity;

•	availability of drilling and production equipment;

•	availability of oil field labor;

•	capital expenditures;

•	availability and terms of capital;

•	marketing of oil and natural gas;

•	general economic conditions;

•	competition in the oil and natural gas industry;

•	effectiveness of risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

•	governmental regulation and taxation;

•	developments in oil-producing and natural-gas producing countries; and

•	plans, objectives, expectations and intentions.

These types of statements, other than statements of historical fact included in this prospectus, are forward-looking statements. These forward-looking statements may be found in “Summary,” “Risk Factors,” “Our Cash Distribution Policy and Restrictions on Distributions,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Properties” and other sections of this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in “Risk Factors” and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

INDEX TO FINANCIAL STATEMENTS

MEMORIAL PRODUCTION PARTNERS LP
Unaudited Pro Forma Combined Financial Statements:
Introduction	F-2
Unaudited Pro Forma Combined Balance Sheet as of March 31, 2011	F-4
Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2010	F-5
Unaudited Pro Forma Combined Statement of Operations for the Three Months Ended March 31, 2011	F-6
Notes to Unaudited Pro Forma Combined Financial Statements	F-7
Historical Balance Sheet:
Report of Independent Registered Public Accounting Firm	F-16
Balance Sheet as of April 27, 2011	F-17
Note to Balance Sheet	F-18
PREDECESSOR
Unaudited Historical Combined Financial Statements as of March 31, 2011 and December 31, 2010 and for the Three Months Ended March 31, 2011 and March 31, 2010:
Combined Balance Sheets	F-19
Combined Statements of Operations	F-20
Combined Statement of Changes in Partners’ Capital	F-21
Combined Statements of Cash Flows	F-22
Notes to Combined Financial Statements	F-23
Historical Combined Financial Statements as of December 31, 2010 and 2009 and for the Years Ended December 31, 2010, 2009 and 2008:
Report of Independent Registered Public Accounting Firm	F-38
Combined Balance Sheets	F-39
Combined Statements of Operations	F-40
Combined Statements of Changes in Partners’ Capital	F-41
Combined Statements of Cash Flows	F-42
Notes to the Combined Financial Statements	F-43
FOREST ACQUISITION FINANCIAL STATEMENTS
Historical Statements of Revenues and Direct Operating Expenses for the years ended December 31, 2009 and 2008 and for the Six Months Ended June 30, 2010 (unaudited):
Report of Independent Registered Public Accounting Firm	F-65
Statements of Revenues and Direct Operating Expenses	F-66
Notes to Statements of Revenues and Direct Operating Expenses	F-67
BP ACQUISITION FINANCIAL STATEMENTS
Historical Statements of Revenues and Direct Operating Expenses for each of the three years in the period ended December 31, 2010, and the Three Months Ended March 31, 2011 and March 31, 2010 (unaudited):

Report of Independent Auditors	F-72
Statements of Revenues and Direct Operating Expenses	F-73
Notes to Statements of Revenues and Direct Operating Expenses	F-74

MEMORIAL PRODUCTION PARTNERS LP

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

Memorial Production Partners LP (the “Partnership”) is a Delaware limited partnership formed in April 2011 by Memorial Resource Development LLC (“Memorial Resource”) to own and acquire oil and natural gas properties in North America. Currently, Memorial Resource, a privately held limited liability company, owns, directly or indirectly, all of the general and limited partner interests in the Partnership. The following unaudited pro forma combined financial statements of the Partnership reflect the audited and unaudited results of BlueStone Natural Resources, LLC and certain oil and natural gas properties and related assets of Classic Hydrocarbons Holdings, L.P. (collectively, the “Predecessor”) on a pro forma basis to give effect to (1) certain assets acquired by the Predecessor after March 31, 2011, and (2) the Contribution and the Offering described below.

The Predecessor’s properties that will be acquired by us in the Contribution include the following:

•	oil and natural gas properties and related assets acquired by the Predecessor from Forest Oil Corporation (“Forest Oil”) on June 30, 2010;

•	oil and natural gas properties and related assets acquired by the Predecessor from BP America Production Company (“BP”) on May 31, 2011; and

•	40% of the oil and natural gas properties and related assets acquired by WHT Energy Partners LLC (“WHT”), a subsidiary of Memorial Resource, from a third party on April 8, 2011 (the “Carthage Properties”).

For periods after April 8, 2011, the Carthage Properties will be included in our Predecessor.

The Contribution.  Effective upon the closing of the initial public offering of common units of the Partnership, the Partnership will acquire, for a combination of cash and newly-issued common units and subordinated units, (i) substantially all of the oil and natural gas properties and related assets currently owned by BlueStone Natural Resources, LLC, a majority-owned subsidiary of Memorial Resource, (ii) certain oil and natural gas properties and related assets currently owned by Classic Hydrocarbons Holdings, L.P., a majority-owned subsidiary of Memorial Resource, and (iii) certain oil and natural gas properties and related assets currently owned by WHT, which is 50% owned by WildHorse Resources, LLC and 50% owned by Tanos Energy, LLC, both of which are majority-owned subsidiaries of Memorial Resource (collectively, the “Contribution”).

The Offering.  For purposes of the unaudited pro forma combined financial statements, the Offering is defined as the issuance and sale to the public of           common units of the Partnership contemplated by this prospectus, the borrowing of $130 million by the Partnership under a new revolving credit facility, and the application by the Partnership of the net proceeds from such issuance and borrowing as described in “Use of Proceeds” (collectively, the “Offering”). We have assumed that net proceeds from the sale of the common units will be $      million (based on the midpoint of the offering price range set forth on the cover of the prospectus). If the net proceeds from this offering increase or decrease, then our borrowing under our new revolving credit facility would correspondingly decrease or increase, respectively.

The unaudited pro forma combined balance sheet of the Partnership is based on the unaudited historical combined balance sheet of the Predecessor as of March 31, 2011 and includes pro forma adjustments to give effect to the Contribution and the Offering as if they had occurred on March 31, 2011.

The unaudited pro forma combined statements of operations of the Partnership are based on (i) the unaudited historical combined statements of operations of the Predecessor for the three months ended March 31, 2011 and the audited historical combined statement of operations of the Predecessor for the year ended December 31, 2010, each period having been adjusted to give effect to the Contribution and the Offering as if they occurred on January 1, 2010, and (iii) the historical statements of revenues and direct operating expenses of certain natural gas and oil properties acquired from Forest Oil and BP and the Carthage Properties included elsewhere in this registration statement.

The unaudited pro forma combined financial statements have been prepared on the basis that the Partnership will be treated as a partnership for federal income tax purposes. The unaudited pro forma combined financial statements should be read in conjunction with the notes thereto and with the audited historical combined financial statements and related notes of the Predecessor, as well as the other historical statements of revenues and direct operating expenses, included elsewhere in this prospectus.

The pro forma adjustments to the unaudited and audited historical combined financial statements are based on currently available information and certain estimates and assumptions. The actual effect of the transactions discussed in the accompanying notes ultimately may differ from the unaudited pro forma adjustments included herein. However, management believes that the assumptions utilized to prepare the pro forma adjustments provide a reasonable basis for presenting the significant effects of the transactions as currently contemplated and that the unaudited pro forma adjustments are factually supportable, give appropriate effect to the expected impact of events that are directly attributable to the transactions, and reflect those items expected to have a continuing impact on the Partnership.

The unaudited pro forma combined financial statements of the Partnership are not necessarily indicative of the results that actually would have occurred if the Partnership had completed the Contribution or the Offering on the dates indicated or which could be achieved in the future because they necessarily exclude various operating expenses.

MEMORIAL PRODUCTION PARTNERS LP

UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF MARCH 31, 2011

(In thousands)

							Partnership
		Partnership	Predecessor	Pre-offering	Offering		Pro
	Predecessor	Properties	Retained	Partnership	Related		Forma as
	Historical	Adjustments	Operations	Pro Forma	Adjustments		Adjusted
		(a)	(b)

ASSETS
Current assets:
Cash and cash equivalents	$2,130	$—	$(2,130)	$—	$130,000	(c)	$—
					250,000	(d)
					(150,189	)(e)
					(189,811	)(e)
Accounts receivable:					(40,000	)(f)
Oil and natural gas sales	5,895	—	(260)	5,635	—		5,635
Joint interest owners and other	3,848	—	(13)	3,835	—		3,835
Short-term derivative instruments	2,694	—	—	2,694	—		2,694
Prepaid expenses and other current assets	798	—	(12)	786	—		786

Total current assets	15,365	—	(2,415)	12,950	—		12,950
Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	321,144	202,523	(17,725)	505,942	—		505,942
Other	2,781		(1,106)	1,675	—		1,675
Accumulated depreciation, depletion and impairment	(97,675)	—	8,194	(89,481)	—		(89,481)

Oil and natural gas properties, net	226,250	202,523	(10,637)	418,136	—		418,136
Long-term derivative instruments	2,142	—	—	2,142	—		2,142
Other long-term assets	1,285	—	(61)	1,224	1,600	(f)	1,879
					(945	)(i)

Total assets	$245,042	$202,523	$(13,113)	$434,452	$655		$435,107

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$5,097	$—	$(240)	$4,857	$—		$4,857
Revenues payable	3,639	—	(1,357)	2,282	—		2,282
Accrued liabilities	3,850	—	(46)	3,804	—		3,804
Current portion of long-term debt	78	—	(6)	72	(72	)(e)	—
Short-term derivative instruments	186	—	—	186	—		186
Asset retirement obligations	25	478	—	503	—		503

Total current liabilities	12,875	478	(1,649)	11,704	(72)		11,632
Long-term debt	112,506	84,051	(6,818)	189,739	130,000	(c)	130,000
					(189,739	)(e)
Deferred tax liabilities	225	—	—	225	—		225
Asset retirement obligations	11,073	3,953	(594)	14,432	—		14,432
Long-term derivative instruments	275	—	—	275	—		275
Other long-term liabilities	49	—	(49)	—	—		—

Total liabilities	137,003	88,482	(9,110)	216,375	(59,811)		156,564
Partners’ capital	108,039	114,041	(4,003)	218,077	250,000	(d)	278,543
					(150,189	)(e)
					(38,400	)(f)
					(945	)(i)

Total liabilities and partners’ capital	$245,042	$202,523	$(13,113)	$434,452	$655		$435,107

See accompanying notes to the unaudited pro forma combined financial statements.

MEMORIAL PRODUCTION PARTNERS LP

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010

(In thousands, except per unit amounts)

		Partnership	Predecessor	Pre-Offering	Offering		Partnership
	Predecessor	Properties	Retained	Partnership	Related		Pro Forma
	Historical	Adjustments	Operations	Pro Forma	Adjustments		as Adjusted
		(g)	(b)

Revenues:
Oil & natural gas sales	$37,308	$52,234	$(1,780)	$87,762	$—		$87,762
Other income	1,433	—	(29)	1,404	—		1,404

Total revenues	38,741	52,234	(1,809)	89,166	—		89,166
Costs and expenses:
Lease operating	13,974	10,280	(1,202)	23,052	—		23,052
Exploration	39		(3)	36	—		36
Production taxes	2,112	5,432	(157)	7,387	—		7,387
Depreciation, depletion and amortization	20,066	16,640	(1,934)	34,772	—		34,772
Impairment of proved oil and natural gas properties	11,800	—	(2,291)	9,509	—		9,509
General and administrative	6,116	—	(297)	5,819	—		5,819
Accretion	663	448	(39)	1,072	—		1,072
(Gain)/loss on derivative instruments	(10,264)	—	—	(10,264)	—		(10,264)
Gain on sale of properties	(1)	—	1	—	—		—
Other, net	890	—	—	890	—		890

Total costs and expenses	45,395	32,800	(5,922)	72,273	—		72,273
Operating (loss) income	(6,654)	19,434	4,113	16,893	—		16,893
Interest expense	(4,438)	—	294	(4,144)	(3,965	)(h)	(4,365)
					4,144	(h)
					(400	)(i)
Income tax expense	(225)	—	—	(225)	—		(225)

Net (loss) income	$(11,317)	$19,434	$4,407	$12,524	$(221)		$12,303

General partner’s interest in net income	$
Limited partners’ interest in net income	$
Net income per limited partner units:
Common units (basic)	$
Subordinated units	$
Common units (diluted)	$
Weighted limited partner units outstanding:
Common units (basic)	$
Subordinated units	$
Common units (diluted)	$

See accompanying notes to the unaudited pro forma combined financial statements.

MEMORIAL PRODUCTION PARTNERS LP

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2011

(In thousands, except per unit amounts)

							Partnership
		Partnership	Predecessor	Pre-Offering	Offering		Pro
	Predecessor	Properties	Retained	Partnership	Related		Forma as
	Historical	Adjustments	Operations	Pro Forma	Adjustments		Adjusted
		(g)	(b)

Revenues:
Oil & natural gas sales	$11,641	$9,440	$(433)	$20,648	$—		$20,648
Other income	103	—	(4)	99	—		99

Total revenues	11,744	9,440	(437)	20,747	—		20,747
Costs and expenses:
Lease operating	5,170	1,843	(328)	6,685	—		6,685
Exploration	—	—	—	—	—		—
Production taxes	693	1,036	(26)	1,703	—		1,703
Depreciation, depletion and amortization	4,450	3,052	(476)	7,026	—		7,026
Impairment of proved oil and natural gas properties	—	—	—	—	—		—
General and administrative	1,474	—	(75)	1,399	—		1,399
Accretion	210	78	(12)	276	—		276
(Gain)/loss on derivative instruments	703	—	—	703	—		703
Gain on sale of properties	(8)	—	8	—	—		—
Other, net	—	—	—	—	—		—

Total costs and expenses	12,692	6,009	(909)	17,792	—		17,792
Operating (loss) income	(948)	3,431	472	2,955	—		2,955
Interest expense	(1,035)	—	62	(973)	(992	)(h)	(1,092)
					973	(h)
					(100	)(i)

Net (loss) income	$(1,983)	$3,431	$534	$1,982	$(119)		$1,863

General partner’s interest in net income	$
Limited partners’ interest in net income	$
Net income per limited partner units:
Common units (basic)	$
Subordinated units	$
Common units (diluted)	$
Weighted limited partner units outstanding:
Common units (basic)	$
Subordinated units	$
Common units (diluted)	$

See accompanying notes to the unaudited pro forma combined financial statements.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 —	Basis of Presentation, the Offering, and Other Transactions

The unaudited pro forma combined balance sheet of Memorial Production Partners LP (the “Partnership”) as of March 31, 2011, is based on the unaudited historical combined balance sheet of the Predecessor and includes pro forma adjustments to give effect to the Contribution and the Offering as if they occurred on March 31, 2011.

The unaudited pro forma combined statements of operations of the Partnership are based on the unaudited historical combined statement of operations of the Predecessor for the three months ended March 31, 2011 and the audited historical combined statement of operations of the Predecessor for the year ended December 31, 2010, each period having been adjusted to give effect to the acquisitions of the Forest Oil, BP and Carthage Properties described below, and the Contribution and the Offering, as if they occurred on January 1, 2010.

The Statements of Revenues less Direct Operating Expenses related to the oil and gas properties acquired from Forest Oil and BP and the Carthage Properties are reflective of oil and natural gas properties accumulated through a series of acquisitions identified below by the Predecessor and WHT.

The unaudited pro forma combined financial statements give effect to the contribution of certain oil and natural gas properties and related assets (the “Partnership Properties”) at the closing of the Offering, as follows:

•	The sale and contribution to the Partnership of oil and natural gas properties and related assets owned by the Predecessor, including:

•	oil and natural gas properties and related assets acquired by the Predecessor from Forest Oil on June 30, 2010; and

•	oil and natural gas properties and related assets acquired by the Predecessor from BP on May 31, 2011;

•	The sale and contribution to the Partnership of 40% of the Carthage Properties acquired by the Predecessor through WHT from a third party on April 8, 2011;

•	The contribution by the Predecessor and WHT to the Partnership of certain derivative contracts, which will be used to manage exposure to oil and natural gas price volatility related to the production from the Partnership Properties;

•	The retention by the Predecessor of certain oil and natural gas interests and all other assets, liabilities and operations not sold or contributed to the Partnership;

•	The issuance by the Partnership of common units and subordinated units and the payment of $ million in cash as consideration for the sale and contribution of the properties noted above; and

•	The contribution to the Partnership by the general partner of the Partnership of $ in cash and the issuance of general partner units to the general partner in respect of that contribution.

Because the Partnership Properties are currently owned by the Predecessor, and the Predecessor and WHT are under the common control of Memorial Resource, the sale and contribution of the Partnership Properties to the Partnership are accounted for as a combination of entities under common control, whereby the assets and liabilities sold and contributed will be recorded based on the Predecessor’s historical cost.

The unaudited pro forma combined financial statements give effect to the Offering as follows:

•	The issuance and sale by the Partnership of common units to the public in the initial public offering at an assumed initial public offering price of $ per unit, resulting in gross proceeds to the Partnership of $250 million, before deduction of estimated underwriting discounts, a structuring fee and estimated offering expenses of $ million;

•	Borrowings by the Partnership of $130 million under a new revolving credit facility (if the net proceeds from this offering increase or decrease, then our borrowing under our new revolving credit facility would correspondingly decrease or increase, respectively); and

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

•	The contribution to the Partnership by the general partner of the Partnership of $ in cash and the issuance of general partner units to the general partner in respect of that contribution.

Note 2 —	Pro Forma Adjustments and Assumptions

Unaudited pro forma combined balance sheet

(a) Adjustments to reflect the inclusion in the Partnership Properties of certain assets not owned by the Predecessor as of March 31, 2011 to the Partnership, as summarized below:

	Adjustments	Adjustments
	for Carthage	for BP	Partnership
	Properties	Properties	Properties
	Acquisition	Acquisition	Adjustments
		(1)	(2)
	(In thousands)

Assets
Current assets:
Cash and cash equivalents	$—	$—	$—
Accounts receivable:
Oil and natural gas sales	—	—	—
Joint interest owners and other	—	—	—
Short-term derivative instruments	—	—	—
Prepaid expenses and other current assets	—	—	—

Total current assets	—	—	—
Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	124,292	79,862	202,523
	—	(1,631)	—
Other	—	—	—
Less accumulated depreciation, depletion and impairment	—	—	—

Oil and natural gas properties, net	124,292	78,231	202,523
Long-term derivative instruments	—	—	—
Other long-term assets	—	—	—

Total assets	$124,292	$78,231	$202,523

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$—	$—	$—
Revenues payable	—	—	—
Accrued liabilities	—	—	—
Current portion of long-term debt	—	—	—
Short-term derivative instruments	—	—	—
Asset retirement obligations	—	478	478

Total current liabilities	—	478	478
Long-term debt	71,189	12,862	84,051
Deferred tax liability	—	—	—
Asset retirement obligations	3,181	772	3,953
Long-term derivative instruments	—	—	—
Other long-term liabilities	—	—	—

Total liabilities	74,370	14,112	88,482
Partners’ capital	49,922	64,119	114,041

Total liabilities and partners’ capital	$124,292	$78,231	$202,523

(1)	On April 8, 2011, WHT purchased certain oil and natural gas properties from a third party for approximately $302.8 million, of which 40% is being sold and contributed to the Partnership upon closing of the Offering. The Partnership’s share of WHT’s purchase price is allocated to oil and natural

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

gas properties in the amount of $124.3 million and to a liability of $3.2 million for the assumption of future asset retirement obligations. The WHT properties to be sold and contributed to the Partnership are burdened by approximately $71.2 million in indebtedness incurred by WHT in connection with the acquisition of such properties from a third party. A portion of the cash proceeds paid to WHT by the Partnership in respect of such sale and contribution will be used to repay such indebtedness.

(2)	On May 31, 2011, the Predecessor purchased interests in wells located in Duval, Jim Hogg, McMullen and Webb counties from BP in exchange for a combination of approximately $12.9 million in cash and the Predecessor’s interest in the Nueces Field of the Eagle Ford Shale, which consisted primarily of acreage. The preliminary purchase price allocation based on the fair value of the assets obtained is allocated to oil and natural gas properties in the amount of $79.9 million and to a liability of $1.2 million for the assumption of future asset retirement obligations. Additionally, the properties exchanged by the Predecessor related to this transaction in the amount of $1.6 million are reflected as a reduction in oil and natural gas properties.

(b) Adjustments to reflect the assets, liabilities, revenues and expenses that will be retained by the Predecessor, and thus will not be contributed to the Partnership. The adjustment applied to the historical basis of each account was based on either specific identification or an allocation by percentage of the relative fair value of the oil and natural gas assets contributed and the relative fair value of the oil and natural gas properties retained. General and administrative expenses are allocated based on the well count for the properties retained by the Predecessor.

(c) Pro forma adjustment to reflect the cash proceeds related to borrowings by the Partnership of $130 million under a new revolving credit facility. If the net proceeds from this offering increase or decrease, then our borrowing under our new revolving credit facility would correspondingly decrease or increase, respectively.

(d) Pro forma adjustment to reflect gross cash proceeds of approximately $250 million from the issuance and sale of           common units by the Partnership at an assumed initial public offering price of $      per unit.

(e) Pro forma adjustments to record the use of the $340.0 million of net proceeds from the Offering paid and distributed to Memorial Resource, shown as follows:

(1) To reflect the use by WHT of $71.2 million in proceeds to repay indebtedness previously incurred in connection with the acquisition of the assets sold and contributed by WHT to the Partnership;

(2) To reflect the use by the Predecessor of $118.5 million in proceeds to repay indebtedness previously incurred in connection with the acquisition of certain of the Partnership Properties by the Predecessor; and

(3) To reflect a $150.2 million cash distribution made to Memorial Resource.

For further discussion on the application of the net proceeds from the Offering, please read “Use of Proceeds.”

(f) Pro forma adjustment to reflect estimated deferred financing costs of $      million related to establishment of the new revolving credit facility, underwriting discounts of $      million, a structuring fee of $ and estimated offering expenses of $      million.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

Unaudited pro forma statements of operations

(g) The adjustments reflect the pro forma revenues and expenses associated with the Partnership Properties, as summarized below.

Year Ended December 31, 2010

	Forest	Carthage	BP
	Properties	Properties	Properties
	Revenues &	Revenues &	Revenues &	Additional
	Direct	Direct	Direct	Adjustments		Partnership
	Operating	Operating	Operating	for Property		Properties
	Expenses	Expenses	Expenses	Acquisitions		Adjustments
	(6)	(1)	(2)
	(In thousands)

Revenues:
Oil & natural gas sales	$8,668	$64,738	$18,896	$(37,005	)(3)	$52,234
				(3,063	)(7)
Other income	—	—	—	—		—

Total revenues	8,668	64,738	18,896	(40,068)		52,234
Costs and expenses:
Lease operating	1,975	9,830	4,373	(5,898	)(3)	10,280
Transportation	—	3,063	—	(3,063	)(7)
Exploration	—	—	—	—		—
Production taxes	882	4,799	2,630	(2,879	)(3)	5,432
Depreciation, depletion and amortization	—	—	—	4,430	(6)	16,640
				4,976	(4)
				7,234	(5)
Impairment of proved oil and natural gas properties	—	—	—	—		—
General and administrative	—	—	—	—		—
Accretion	—	—	—	148	(6)	448
				239	(4)
				61	(5)
(Gain)/loss on derivative instruments	—	—	—	—		—
Gain on sale of properties	—	—	—	—		—
Other, net	—	—	—	—		—

Total costs and expenses	2,857	17,692	7,003	5,248		32,800

Operating (loss) income	5,811	47,046	11,893	(45,316)		19,434
Interest expense	—	—	—	—		—

Net (loss) income	$5,811	$47,046	$11,893	$(45,316)		$19,434

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

Three Months Ended March 31, 2011

	Carthage	BP
	Properties	Properties	Additional
	Revenues &	Revenues &	Adjustments
	Direct	Direct	for		Partnership
	Operating	Operating	Property		Properties
	Expenses	Expenses	Acquisitions		Adjustments
	(1)	(2)
	(In thousands)

Revenues:
Oil & natural gas sales	$15,069	$3,732	$(8,563	)(3)	$9,440
			(798	)(7)
Other income	—	—	—		—

Total revenues	15,069	3,732	(9,361)		9,440
Costs and expenses:
Lease operating	2,124	993	(1,274	)(3)	1,843
Transportation	798	—	(798	)(7)	—
Exploration	—	—	—		—
Production taxes	1,142	579	(685	)(3)	1,036
Depreciation, depletion and amortization	—	—	1,244	(4)	3,052
			1,808	(5)
Impairment of proved oil and natural gas properties	—	—	—		—
General and administrative	—	—	—		—
Accretion	—	—	62	(4)	78
	—	—	16	(5)	—
(Gain)/loss on derivative instruments	—	—	—		—
Gain on sale of properties	—	—	—		—
Other, net	—	—	—		—

Total costs and expenses	4,064	1,572	373		6,009

Operating (loss) income	11,005	2,160	(9,734)		3,431
Interest expense	—	—	—		—

Net (loss) income	$11,005	$2,160	$(9,734)		$3,431

(1)	Adjustments reflect the pro forma revenues and direct operating expenses of the properties acquired by WHT on April 8, 2011, as noted above. Historical lease operating statements by individual asset were used as the basis for the revenues and direct operating expenses.

(2)	Adjustments reflect the pro forma revenues and direct operating expenses of the BP properties acquired by the Predecessor on May 31, 2011, as noted above. Historical lease operating statements by individual asset were used as the basis for the revenues and direct operating expenses.

(3)	Pro forma adjustments to reflect the 60% of the revenues and direct operating expenses associated with the properties acquired by WHT on April 8, 2011 that are not being sold and contributed to the Partnership in the Contribution. These adjustments are net of the reclassification described in footnote (7) below.

(4)	Pro forma adjustments to reflect the depletion and depreciation on property and equipment and the accretion expense on asset retirement obligations associated with the Carthage Properties, the Partnership’s 40% share of the properties acquired by WHT on April 8, 2011.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

(5)	Pro forma adjustments to reflect the depletion and depreciation on property and equipment and the accretion expense on asset retirement obligations associated with the BP properties acquired by the Predecessor.

(6)	Pro forma adjustments to reflect the depletion and depreciation on property and equipment and the accretion expense on asset retirement obligations for the period January 1, 2010 through June 30, 2010 associated with the Forest Oil properties acquired by the Predecessor. On June 30, 2010, the Predecessor purchased certain oil and natural gas properties from Forest Oil for approximately $65.9 million. The actual results of the Forest Oil properties acquired are included in the Predecessor’s statement of operations for the periods subsequent to June 30, 2010. Accordingly, the pro forma combined statement of operations for the year ended December 31, 2010 is only adjusted for the revenues and operating expenses of the Forest Oil properties from January 1, 2010 to June 30, 2010.

(7)	Amounts represent historical transportation and marketing costs related to the Carthage Properties for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively. The seller of the Carthage Properties previously recorded these amounts within expenses, as they paid such amounts on a gross basis to a third-party transportation and marketing company. However, WHT receives a wellhead price from the third-party purchasers that is net of transportation and marketing costs, and therefore, records these costs on a net basis within revenue. As a result, all transportation and marketing expenses associated with the properties acquired by WHT on April 8, 2011 have been reclassified from expenses to within revenue on the pro forma combined statements of operations to reflect the Partnership’s net presentation of such costs subsequent to the acquisition of the Carthage Properties but prior to the adjustments shown in footnote (3) above.

(h) Pro forma adjustment to reflect the reduction in interest expense associated with the repayment of Predecessor debt and to reflect the incurrence of interest expense on $130 million of borrowings by the Partnership under a new revolving credit facility at LIBOR plus 2.75%, or 3.05%. If the net proceeds from the common unit offering increase or decrease by $10 million, the Partnership would accordingly incur borrowings under the new credit facility of $120 million or $140 million, respectively), which would change pro forma interest expense by $0.3 million for the year ended December 31, 2010 and $0.1 million for the three months ended March 31, 2011. A one-eighth percentage point change in the interest rate would change pro forma interest expense by $0.2 million for the year ended December 31, 2010 and less than $0.1 million for the three months ended March 31, 2011.

(i) Pro forma adjustment to reflect the write-off of unamortized deferred financing costs (balance sheet) upon repayment of debt assumed from the Predecessor and the subsequent amortization of deferred financing costs (statements of operations) over the Partnership’s new revolving credit facility’s       life.

Note 3 —	Pro Forma Net Income Per Limited Partner Unit

Pro forma net income per limited partner unit is determined by dividing the pro forma net income available to holders of common units, after deducting the general partner’s 0.1% interest in pro forma net income, by the number of common units and subordinated units expected to be outstanding at the closing of the Offering. For purposes of this calculation, we assumed the aggregate number of common units was      million and subordinated units was          . All units were assumed to have been outstanding since January 1, 2010. Basic and diluted pro forma net income per unit are equivalent as there will be no dilutive units at the date of the closing of the Offering of the common units of the Partnership.

Note 4 —	Pro Forma Standardized Measure of Discounted Future Net Cash Flows

Estimated Quantities of Proved Oil and Natural Gas Reserves

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” oil and natural gas reserves is very complex, requiring significant subjective decisions in

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various reservoirs make these estimates generally less precise than other estimates included in the financial statement disclosures.

Proved reserves represent estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions in effect when the estimates were made. Proved developed reserves are proved reserves expected to be recovered through wells and equipment in place and under operating methods used when the estimates were made.

The following table illustrates the Partnership’s pro forma estimated net proved reserves, including changes in proved reserves, for the periods indicated. The oil price as of December 31, 2010, is based on the twelve month unweighted average of the first of the month prices of the West Texas Intermediate (Plains) posted price which equates to $75.96 per barrel. The oil and natural gas liquids prices were adjusted by lease for quality, transportation fees, and regional price differentials.

The gas price as of December 31, 2010, is based on the twelve month unweighted average of the first of the month prices of the Henry Hub spot price which equates to $4.376 per MMBtu. All prices are adjusted by lease for quality of energy content, transportation fees, and regional price differentials. All prices are held constant in accordance with SEC guidelines. All proved reserves are located in South and East Texas.

	Proved Reserves
				Equivalent
	Oil (MBbls)	Gas (MMcf)	NGL (MBbls)	(MMcfe)

Proved reserves, December 31, 2009	1,794	196,864	4,224	232,972
Extensions and discoveries	60	7,603	211	9,229
Purchase of minerals in place	259	78,046	—	79,600
Production	(107)	(16,713)	(272)	(18,985)
Sale of minerals in place	—	—	—	—
Revision of previous estimates	(4)	19,876	339	21,881

Proved reserves, December 31, 2010	2,002	285,676	4,502	324,697

The SEC amended its definitions of oil and natural gas reserves effective December 31, 2009. Previous periods were not restated for the new rules. Key revisions include a change in pricing used to prepare reserve estimates to a twelve month unweighted average of the first-day-of-the-month prices, the inclusion of non-traditional resources in reserves, definitional changes, and allowing the application of reliable technologies in determining proved reserves, and other new disclosures.

The reserves described above have been estimated by management, using deterministic methods. For wells classified as proved developed producing where sufficient production history existed, reserves were based on individual well performance evaluation and production decline curve extrapolation techniques. For undeveloped locations and wells that lack sufficient production history, reserves were based on analogy to producing wells within the same area exhibiting similar geologic and reservoir characteristics, combined with volumetric methods. The volumetric estimates were based on geologic maps and rock and fluid properties derived from well logs, core data, pressure measurements, and fluid samples. Well spacing was determined from drainage patterns derived from a combination of performance-based recoveries and volumetric estimates

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

for each area or field. Proved undeveloped locations were limited to areas of uniformly high quality reservoir properties, between existing commercial producers.

Standardized Measure of Discounted Future Net Cash Flows Relating to Oil and Gas Reserves

The following Standardized Measure of Discounted Future Net Cash Flow information has been developed utilizing ASC 932, Extractive Activities — Oil and Gas, (ASC932) procedures and based on oil and natural gas reserve and production volumes estimated by the Partnership’s engineering staff. It can be used for some comparisons, but should not be the only method used to evaluate the Partnership Properties or their performance. Further, the information in the following table may not represent realistic assessments of future cash flows, nor should the Standardized Measure of Discounted future Net Cash Flow be viewed as representative of the current value of the Partnership Properties.

The Partnership believes that the following factors should be taken into account when reviewing the following information:

•	future costs and selling prices will probably differ from those required to be used in these calculations;

•	due to future market conditions and governmental regulations, actual rates of production in future years may vary significantly from the rate of production assumed in the calculations;

•	a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and natural revenues; and

•	the effects of federal income taxes have been excluded.

Under the Standardized Measure, for the year ended December 31, 2010 the future cash inflows were estimated by applying unweighted twelve month average of the first day of the month cash price quotes to the estimated future production of period end proved reserves. The resulting net cash flows are reduced to present value amounts by applying a 10% discount factor. Use of a 10% discount rate and the unweighted twelve month average prices were required.

			Non-
	Predecessor	Contribution	Partnership	Pro Forma	Pro Forma
	Historical	Adjustments	Properties	Adjustments (1)	Partnership

Future cash inflows	$780,477	$750,264	$18,491	$41,345	$1,553,595
Future production costs	(291,486)	(250,185)	(8,808)	(32,628)	(565,491)
Future development costs	(68,046)	(40,321)	(3,686)	—	(104,681)
Future income tax expense(2)	(5,463)	(5,252)	(129)	(289)	(10,875)

Future net cash flows before 10% discount	415,482	454,506	5,868	8,428	872,548
10% annual discount for estimated timing of cash flows	(231,667)	(276,336)	(2,540)	(7,887)	(513,350)

Standardized measure of discounted future net cash flows	$183,815	$178,170	$3,328	$541	$359,198

(1)	Consists of revisions to previous estimates of proved reserves related primarily to oil and gas properties acquired by the Predecessor from BP in 2011.

(2)	Represents future amounts owed associated with Texas margin tax.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following tabulation is a summary of changes between the total standardization measure of discounted future net cash flows at the beginning and end of 2010:

December 31, 2010
(In thousands)

Beginning of year	$215,970
Sale of oil and natural gas produced, net of production costs	(52,623)
Purchase of minerals in place	104,729
Sales of minerals in place	—
Extensions and discoveries	8,526
Changes in income taxes, net	(1,747)
Changes in prices and costs	57,481
Previously estimated development costs incurred	2,229
Net changes in future development costs	(4,948)
Revisions of previous quantities	15,646
Accretion of discount	21,584
Changes in production rates and other	(7,649)
End of year	$359,198

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Memorial Production Partners GP LLC:

We have audited the accompanying balance sheet of Memorial Production Partners LP as of April 27, 2011. This financial statement is the responsibility of the Memorial Production Partners LP’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Memorial Production Partners LP as of April 27, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Dallas, TX
June 22, 2011

MEMORIAL PRODUCTION PARTNERS LP

BALANCE SHEET AS OF APRIL 27, 2011

April 27, 2011

Assets
Cash	—

Total assets	$—

Partners’ capital
Limited partners’ capital	999
General partners’ capital	1
Receivable from partners	(1,000)

Total partners’ capital	$—

See accompanying notes to financial statements.

MEMORIAL PRODUCTION PARTNERS LP

NOTE TO BALANCE SHEET

Note 1 —	Organization

Memorial Production Partners LP (the “Partnership”) is a limited partnership formed in April 2011 by Memorial Resource Development LLC (“Memorial Resource”) to own and acquire oil and natural gas properties and related assets of BlueStone Natural Resources, LLC, a majority-owned subsidiary of Memorial Resource, certain oil and natural gas properties and related assets currently owned by Classic Hydrocarbons Holdings, L.P., a majority-owned subsidiary of Memorial Resource and certain oil and natural gas properties and related assets currently owned by WHT Energy Partners LLC, a majority-owned subsidiary of Memorial Resource. The Partnership intends to operate the acquired assets through a wholly-owned limited liability company. In connection with its formation, the Partnership will issue (a) a 0.1% general partner interest to Memorial Production Partners GP LLC, its general partner and (b) a 99.9% limited partner interest to Memorial Resource, its organizational limited partner. The Partnership plans to pursue an initial public offering of its common units representing limited partner interests (the “Offering”). Separately, the Partnership will issue to Memorial Resource subordinated and common units representing additional limited partner interests, and an aggregate 0.1% general partner interest to Memorial Production Partners GP LLC.

Memorial Production Partners GP LLC, as general partner, has committed to contribute $1 and Memorial Resource, as the initial limited partner, has committed to contribute $999 in the aggregate to the Partnership as of April 27, 2011. These contributions receivable are reflected as a reduction to equity in accordance with generally accepted accounting principles. The accompanying financial statement reflects the financial position of the Partnership immediately subsequent to this initial capitalization. There have been no other transactions involving the Partnership as of April 27, 2011.

PREDECESSOR

COMBINED BALANCE SHEETS AS OF MARCH 31, 2011 AND DECEMBER 31, 2010

	March 31, 2011	December 31, 2010
	(unaudited)
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$2,130	$5,654
Accounts receivable:
Oil and natural gas sales	5,895	6,175
Joint interest owners and other	3,848	3,848
Short-term derivative instruments	2,694	3,791
Prepaid expenses and other current assets	798	771

Total current assets	15,365	20,239
Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	321,144	314,975
Other	2,781	2,553

	323,925	317,528
Accumulated depreciation, depletion and impairment	(97,675)	(93,224)

Oil and natural gas properties, net	226,250	224,304
Long-term derivative instruments	2,142	2,699
Other long-term assets	1,285	1,298

Total assets	$245,042	$248,540

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$5,097	$8,482
Revenues payable	3,639	3,564
Accrued liabilities	3,850	3,874
Current portion of long-term debt	78	69
Short-term derivative instruments	186	109
Asset retirement obligations	25	25

Total current liabilities	12,875	16,123
Long-term debt	112,506	115,359
Deferred tax liabilities	225	225
Asset retirement obligations	11,073	10,867
Long-term derivative instruments	275	109
Other long-term liabilities	49	56

Total liabilities	137,003	142,739
Commitments and contingencies (Note 10)
Partners’ capital	108,039	105,801

Total liabilities and partners’ capital	$245,042	$248,540

See accompanying notes to combined financial statements.

PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS FOR THE
THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	2011	2010
	(Unaudited)
	(In thousands)

Revenues:
Oil & natural gas sales	$11,641	$7,879
Other income	103	67

Total revenues	11,744	7,946

Costs and expenses:
Lease operating	5,170	2,220
Production and ad valorem taxes	693	509
Depreciation, depletion and amortization	4,450	4,352
Impairment of proved oil and natural gas properties	—	1,691
General and administrative	1,474	1,108
Accretion	210	64
(Gain)/loss on derivative instruments	703	(6,636)
Gain on sale of properties	(8)	—

Total costs and expenses	12,692	3,308

Operating (loss) income	(948)	4,638
Interest expense	(1,035)	(606)

Net (loss) income	$(1,983)	$4,032

See accompanying notes to combined financial statements.

PREDECESSOR

COMBINED STATEMENT OF PARTNERS’ CAPITAL FOR THE
THREE MONTHS ENDED MARCH 31, 2011

Total Partners’
Capital
(Unaudited)
(In thousands)

Balance December 31, 2010	$105,801
Contributions from partners	4,221
Distributions to partners	0
Net income	(1,983)

Balance March 31, 2011	$108,039

See accompanying notes to combined financial statements.

PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS FOR THE
THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	2011	2010
	(Unaudited)
	(In thousands)

Cash flows from operating activities:
Net (loss) income	$(1,983)	$4,032
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, and amortization	4,450	4,352
Impairment of proved oil and natural gas properties	—	1,691
Unrealized (gain) loss on derivatives	1,898	(5,703)
Amortization of loan origination fees	85	60
Accretion	210	64
Gain on sale of properties	(8)	—
Changes in operating assets and liabilities:
Accounts receivable	281	(1,470)
Prepaid expenses and other assets	(100)	555
Accounts payable	(1,879)	818
Revenue payable	76	(717)
Accrued liabilities	(25)	339
Other	(6)	(86)

Net cash provided by operating activities	$2,999	$3,935
Cash flows from investing activities:
Acquisition of oil and natural gas properties	(1,650)	(8,220)
Additions to oil and gas properties	(6,021)	(3,681)
Additions to other property and equipment	(227)	(100)
Proceeds from the sale of oil and gas properties	—	1,400

Net cash used by investing activities	$(7,898)	$(10,601)
Cash flows from financing activities:
Advances on revolving credit facility	47	1,289
Payments on revolving credit facility	(2,893)	—
Contributed capital	4,221	8,145

Net cash provided by financing activities	1,375	9,434
Net increase (decrease) in cash	$(3,524)	$2,768
Cash and cash equivalents, beginning of period	$5,654	$5,297

Cash and cash equivalents, end of period	$2,130	$8,065

Supplemental disclosure of cash flows:
Cash paid for interest	$987	$568

See accompanying notes to combined financial statements.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1 —	Organization

General

Memorial Production Partners LP (the “Partnership”) is a limited partnership formed in April 2011 by Memorial Resource Development LLC (“Memorial Resource”) to acquire, develop and produce oil and natural gas properties and to acquire, own and operate related assets. Memorial Resource, which is owned by Natural Gas Partners VIII, L.P. (“NGP VIII”) and Natural Gas Partners IX, L.P., currently owns all the general and limited partner interests in the Partnership. The Partnership plans to pursue an initial public offering of its common units representing limited partner interests (the “Offering”). In connection with the closing of the Offering, pursuant to a planned contribution, conveyance and assignment agreement, the Partnership will acquire for a combination of cash and common units (1) substantially all of the oil and natural gas properties and related assets currently owned by BlueStone Natural Resources, LLC, a majority-controlled subsidiary of Memorial Resource, (2) certain oil and natural gas properties and related assets currently owned by Classic Hydrocarbons Holdings, L.P., a majority-controlled subsidiary of Memorial Resource, and (3) certain oil and natural gas properties and related assets currently controlled by WHT Energy Partners LLC, which is 50% owned by WildHorse Resources, LLC and 50% owned by Tanos Energy, LLC, both of which are majority-controlled subsidiaries of Memorial Resource. The WHT Energy Partners LLC assets were acquired in April 2011.

The following entities were determined in accordance with the rules and regulations of the U.S. Securities and Exchange Commission to represent the combined predecessor (the “Predecessor”) of the Partnership.

•	BlueStone Natural Resources, LLC (“BlueStone”) is a Delaware limited liability company formed in January 2006 to engage in the acquisition, development, production and exploration and sale of oil and natural gas. BlueStone is a wholly owned subsidiary of BlueStone Natural Resources Holdings, LLC (“Holdings”), whose sole purpose is to provide financing for BlueStone. BlueStone owns oil and natural gas producing properties in Texas. Prior to the Offering, Memorial Resource owned an 89.45% interest in BlueStone and certain members of BlueStone’s management owned a 10.55% interest.

•	Certain carved-out oil and natural gas properties (“Classic Carve-Out”) of Classic Hydrocarbons Holdings, L.P, (“Classic”) that will be acquired by the Partnership at the closing of the initial public offering. Classic was formed in 2006 to engage in the exploration, development, production, and sale of oil and natural gas primarily in East Texas. Prior to the Offering, Memorial Resource owned a 90.21% limited partner interest in Classic and an 83.33% membership interest in the general partner of Classic.

Note 2 —	Basis of Presentation and Significant Accounting Policies

(a)	Basis of Presentation

The accompanying combined financial statements were derived from the historical accounting records of the Predecessor and reflect the historical financial position, results of operations and cash flows for the periods described herein. All material intercompany transactions and account balances have been eliminated in the combination of accounts. The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Predecessor operates oil and natural gas properties as one business segment: the exploration, development and production of oil and natural gas. The Predecessor’s management evaluates performance based on one business segment as there are not different economic environments within the operation of the oil and natural gas properties.

As common control exists among the Predecessor entities, the Predecessor’s combined financial statements reflect the financial statements of BlueStone and Classic Carve-Out on a combined basis for the periods presented.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The Classic Carve-Out amounts included in the accompanying financial statements were determined in accordance with Regulations S-X, Article 3 “General instructions as to financial statements” and Staff Accounting Bulletin (“SAB”) Topic 1-B “Allocations of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.” Certain expenses incurred by Classic are only indirectly attributable to its ownership of Classic Carve Out as Classic owns interests in numerous other oil and natural gas properties. As a result, certain assumptions and estimates were made in order to allocate a reasonable share of such expenses to the Predecessor, so that the amounts included in the accompanying combined financial statements attributable to Predecessor reflect substantially all of the cost of doing business. Such allocations may or may not reflect future costs associated with the operation of the Partnership.

(b)	Use of Estimates

The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include, but are not limited to, oil and natural gas reserves; depreciation, depletion, and amortization of proved oil and natural gas properties; future cash flows from oil and natural gas properties; impairment of long-lived assets; fair value of derivatives; fair value of equity compensation; fair values of assets acquired and liabilities assumed in business combinations and asset retirement obligations.

(c)	Principles of Consolidation

The accompanying combined financial statements include the accounts of BlueStone and its wholly owned subsidiaries as well as the accounts of Classic Carve-Out. All material intercompany balances and transactions have been eliminated.

(d)	Cash and Cash Equivalents

The Predecessor considers all highly liquid instruments with original contractual maturities of three months or less to be cash equivalents.

(e)	Concentrations of Credit Risk

Financial instruments which potentially subject the Predecessor to credit risk consist principally of cash balances, accounts receivable and derivative financial instruments. The Predecessor maintains cash and cash equivalents in bank deposit accounts which, at times, may exceed the federally insured limits. Management periodically reviews and assesses the financial condition of the banks to mitigate the risk of loss. Derivative financial instruments are generally executed with major financial institutions that expose the Predecessor to market and credit risks and which may, at times, be concentrated with certain counterparties. The credit worthiness of the counterparties is subject to continual review. The Predecessor also has netting arrangements in place with counterparties to reduce credit exposure. The Predecessor has not experienced any losses from such investments.

The Predecessor’s oil and natural gas sales are to a variety of purchasers, including intrastate and interstate pipelines or their marketing affiliates and independent marketing companies. The Predecessor’s joint operations account receivables are from a number of oil and natural gas companies, partnerships, individuals, and others who own interests in the properties operated by the Predecessor. Generally, operators of crude oil and natural gas properties have the right to offset future revenues against unpaid charges related to operated wells, minimizing the credit risk associated with these receivables. Additionally, management believes that any

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

credit risk imposed by a concentration in the oil and natural gas industry is offset by the creditworthiness of the Predecessor’s customer base. Management determines amounts to be uncollectible when the Predecessor has used all reasonable means of collection and settlement. Amounts outstanding longer than the contractual terms are considered past due. Management believes all amounts included in accounts receivable at March 31, 2011 and December 31, 2010 will be collected, and therefore, no allowance for uncollectible accounts has been recorded.

If the Predecessor were to lose any one of its customers, the loss could temporarily delay production and sale of oil and natural gas in the related producing region. If the Predecessor were to lose any single customer, the Predecessor believes that a substitute customer to purchase the impacted production volumes could be identified. However, if one or more of the Predecessor’s larger customers ceased purchasing oil or natural gas altogether, the loss of such customer could have a detrimental effect on production volumes in general and on the ability to find substitute customers to purchase production volumes.

(f)	Oil and Natural Gas Properties

The Predecessor accounts for its oil and natural gas exploration, development and production activities in accordance with the successful efforts method of accounting. Under this method, costs of acquiring properties, costs of drilling successful exploration wells, and development costs are capitalized. The costs of exploratory wells are initially capitalized pending a determination of whether proved reserves have been found. At the completion of drilling activities, the costs of exploratory wells remain capitalized if determination is made that proved reserves have been found. If no proved reserves have been found, the costs of each of the related exploratory wells are charged to expense. In some cases, a determination of proved reserves cannot be made at the completion of drilling, requiring additional testing and evaluation of the wells. The Predecessor’s policy is to expense the costs of such exploratory wells if a determination of proved reserves has not been made within a twelve-month period after drilling is complete. Exploration costs such as geological, geophysical, and seismic costs are expensed as incurred.

As exploration and development work progresses and the reserves on these properties are proven, capitalized costs attributed to the properties are subject to depreciation and depletion. Depletion of capitalized costs is provided using the units-of-production method based on proved oil and gas reserves related to the associated field. The timing of any write downs of unproven properties, if warranted, depends upon the nature, timing, and extent of planned exploration and development activities and their results.

On the sale or retirement of a complete or partial unit of a proved property or pipeline and related facilities, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and any gain or loss is recognized.

(g)	Oil and Gas Reserves

The estimates of proved oil and natural gas reserves utilized in the preparation of the combined financial statements are estimated in accordance with the guidelines established by the Securities and Exchange Commission (SEC) and the Financial Accounting Standards Board (FASB), which subsequent to December 31, 2008 require that reserve estimates be prepared under existing economic and operating conditions using a 12-month average price with no provision for price and cost escalations in future years except by contractual arrangements. The Predecessor’s reserve estimates were prepared by a third-party petroleum engineer.

Reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. The Predecessor depletes its oil and gas properties by field using the units-of-production method. Capitalized drilling and development costs of producing oil and natural gas properties are depleted over proved developed reserves and leasehold costs are depleted over total proved

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

reserves. It is possible that, because of changes in market conditions or the inherent imprecision of reserve estimates, the estimates of future cash inflows, future gross revenues, the amount of oil and natural gas reserves, the remaining estimated lives of oil and natural gas properties, or any combination of the above may be increased or reduced. Increases in recoverable economic volumes generally reduce per unit depletion rates while decreases in recoverable economic volumes generally increase per unit depletion rates.

In January 2010, the FASB issued Accounting Standards Update 2010-03 (“ASU 2010-03”), Oil and Gas Reserve Estimations and Disclosures. This update aligns the current oil and natural gas reserve estimation and disclosure requirements of ASC Topic 932, Extractive Activities — Oil and Gas, with the requirements in the Securities and Exchange Commission’s final rule, Modernization of Oil and Gas Reporting Requirements (the “Final Rule”), which was issued on December 31, 2008 and was effective for the year ended December 31, 2009. The Final Rule was designed to modernize and update the oil and natural gas disclosure requirements to align with current practices and changes in technology.

The Final Rule permits the use of new technologies to determine proved reserves estimates if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volume estimates. The Final Rule will also allow, but not require, companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor; (ii) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit; and (iii) report oil and natural gas reserves using an average price based upon the prior 12-month period rather than a year-end price. The Final Rule became effective for fiscal years ending on or after December 31, 2009. The Predecessor’s 2009 and 2010 depletion calculations were based upon proved reserves that were determined using the new reserve rules; whereas, the depletion calculation in 2008 was based on the prior SEC methodology.

(h)	Other Property and Equipment

Other property and equipment is stated at historical costs and is comprised primarily of vehicles, furniture, fixtures, and computer hardware and software. Depreciation of other property and equipment is calculated using the straight-line method based on estimated useful lives of three to five years.

(i)	Impairments

Proved oil and natural gas properties are reviewed for impairment when events and circumstances indicate a possible decline in the recoverability of the carrying value of such properties, such as a downward revision of the reserve estimates, less than expected production, drilling results, or lower commodity prices. The estimated future cash flows expected in connection with the property are compared to the carrying value of the property to determine if the carrying amount is recoverable. If the carrying value of the property exceeds its estimated undiscounted future cash flows, the carrying amount of the property is reduced to its estimated fair value. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, the timing of future production and capital expenditures and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties. The Predecessor accounts for impairment as a Level 3 fair value computation.

Nonproducing oil and natural gas properties, which consist of undeveloped leasehold costs and costs associated with the purchase of proved undeveloped reserves, are assessed for impairment on a property-by-property basis. If the assessment indicates an impairment, a loss is recognized by providing a valuation allowance. The impairment assessment is affected by economic factors such as the results of exploration activities, commodity price outlooks, remaining lease terms, and potential shifts in business strategy employed by management.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(j)	Asset Retirement Obligations

The Predecessor accounts for asset retirement obligations under ASC Topic 410, Asset Retirement and Environmental Obligations. ASC 410 requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Oil and gas producing companies incur such a liability upon acquiring or drilling a well. Under ASC 410, an asset retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties in the accompanying combined balance sheets, which is allocated to expense over the useful life of the asset. Periodic accretion of the discount on asset retirement obligations is recorded as an expense in the accompanying combined statements of operations. Upon settlement of the liability, a gain or loss is recognized to the extent the actual costs differ from the recorded liability. The following table details the change in the asset retirement obligations between December 31, 2010 and March 31, 2011 (in thousands):

Asset retirement obligations at December 31, 2010	$10,892
Accretion expense	210
Revision of estimates	(4)

Asset retirement obligations at March 31, 2011	$11,098

(k)	Other Long-Term Assets

Other long-term assets consist of deposits and deferred financing costs associated with the Predecessor’s credit facilities. Deferred financing costs are stated at cost, net of amortization, and are amortized over the terms of the credit facilities. Amortization expense for the three months ended March 31, 2011 and 2010 was approximately $85,000 and $60,000, respectively.

(l)	Revenue Recognition

Oil and natural gas revenues are recorded using the sales method. Under this method, the Predecessor recognizes revenues based on actual volumes of oil and natural gas sold to purchasers. The Predecessor and other joint interest owners may sell more or less than their entitlement share of volumes produced. A liability is recorded and revenue is deferred if the Predecessor’s excess sales of natural gas volumes exceed its estimated remaining recoverable reserves. The Predecessor had no significant natural gas imbalances at March 31, 2011 and December 31, 2010.

(m)	General and Administrative Expense

The Predecessor receives fees for operation of jointly owned oil and natural gas properties and records such reimbursements as a reduction of general and administrative expenses. Such fees totaled approximately $269,000 and $195,000 for the three months ended March 31, 2011 and 2010, respectively.

(n)	Derivative Instruments

The Predecessor uses derivative financial instruments (swaps, floors, collars, and forward sales) to reduce the impact of natural gas and oil price fluctuations and uses interest rate swaps to manage exposure to interest rate volatility, primarily as a result of variable rate borrowings under the credit facilities. Every derivative instrument (including certain derivative instruments embedded in other contracts) is recorded in the balance sheet as either an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the statements of operations. Companies must formally document, designate, and assess the effectiveness of

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

transactions that receive hedge accounting treatment. The Predecessor had no derivatives designated as hedges at March 31, 2011 or December 31, 2010.

Changes in the fair value of derivative financial instruments that do not qualify for accounting treatment as hedges are recognized currently in the statements of operations.

(o)	Income Taxes

The Predecessor’s entities are not taxpaying entities for federal income tax purposes, and thus no federal income tax expense has been recorded in the accompanying combined financial statements. The partners or members of the Predecessor’s entities are responsible for federal income taxes on their respective share of the Predecessor’s entities income.

The Predecessor’s entities are subject to the Texas margin tax and certain aspects of the tax make it similar to an income tax as the tax is assessed on 1% of taxable margin. Deferred taxes related to Texas margin tax arise due to temporary differences between the financial statement carrying value of existing assets and liabilities and their respective tax basis. Deferred tax liabilities at March 31, 2011 and December 31, 2010 were $225,000. Current tax expense for the three months ended March 31, 2011 and 2010 was not material. The Predecessor had no uncertain tax positions that required recognition in the combined financial statements at March 31, 2011 and December 31, 2010.

(p)	Equity Compensation

The cost of employee services received in exchange for equity instruments is measured based on estimated fair value at period end for liability awards. That cost is recognized as compensation expense over the requisite service period. Awards subject to performance criteria vest when it is probable that the performance criteria will be met and the requisite service period has been met. Generally, no compensation expense is recognized for equity instruments that do not vest.

(q)	New Accounting Pronouncements

On July 21, 2010, the FASB issued ASU 2010-20 “Receivables (Topic 310) — Disclosures about the Credit Quality of Financial Receivables and the Allowance for Credit Losses.” ASU 2010-20 requires disclosure of additional information to assist financial statement users to understand more clearly an entity’s credit risk exposures to finance receivables and the related allowance for credit losses. ASU 2010-20 is effective for all public companies for interim and annual reporting periods ending on or after December 15, 2010, with specific items, such as the allowance rollforward and modification disclosures, effective for periods beginning after December 15, 2010. We do not expect the adoption of this new guidance to have an impact on our financial position, cash flows or results of operations.

In April 2010, the FASB issued ASU 2010-14, which amends the guidance on oil and natural gas reporting in Accounting Standards Codification 932.10.S99-1 by adding the Codification of SEC Regulation S-X, Rule 4-10 as amended by the SEC Final Rule 33-8995. Both ASU 2010-03 and ASU 2010-14 are effective for annual reporting periods ending on or after December 31, 2009. Application of the revised rules is prospective and companies are not required to change prior period presentation to conform to the amendments.

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 requires reporting entities to provide information about movements of assets amount Levels 1 and 2 of the three-tier fair value hierarchy established by FASB ASC 820. The guidance is effective for any fiscal year that begins after December 15, 2009. The Predecessor adopted the provisions of ASU 2010-06 on

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

January 1, 2010 and this ASU did not have a material impact on the Predecessor’s financial position, results of operations or cash flows.

Note 3 —	Acquisitions and Divestitures

Effective January 1, 2010, the Predecessor acquired producing oil and natural gas properties in East Texas from Petrohawk Properties, LP for approximately $5.8 million. The net purchase price of $5.8 million was allocated to proved oil and gas properties. The acquisition closed on May 28, 2010.

Effective March 1, 2010, the Predecessor acquired oil and natural gas properties in East Texas from BP America Production Company for approximately $8.2 million. The net purchase price was allocated to proved oil and gas properties. This acquisition closed on March 29, 2010.

Effective April 1, 2010, the Predecessor acquired Forest Oil’s interests in wells located in Webb County, Texas for a net purchase price of approximately $65.9 million. The net purchase price was allocated to oil and gas properties. This acquisition of properties closed on June 30, 2010.

Effective May 1, 2010, the Predecessor acquired Merit Energy’s interest in wells located in South Texas for a net purchase price of approximately $14.1 million. The net purchase price was allocated as follows (in thousands):

Oil and gas properties	$15,397
Prepaid assets	450
Assumed liabilities	(1,728)

Net purchase price	$14,119

As part of the acquisition process, an environmental review was performed and it was determined that there was environmental damage to one of the acquired properties. As such, the parties agreed to reduce the purchase price by $550,000. Additionally, the Predecessor and Merit entered into an escrow agreement where the Predecessor agreed to pay for the initial $1.0 million of the remediation costs, with Merit paying for gross amounts incurred in excess of $1.0 million and up to $1.45 million. The Predecessor’s anticipated cost to remediate this area is $1.45 million. As of March 31, 2011 and December 31, 2010, the Predecessor has recorded an accrued liability of $1.45 million for these remediation costs. Merit has funded an escrow account with the $450,000 and that amount is included in the accompanying balance sheet as a prepaid asset. This acquisition closed on June 4, 2010.

Effective May 1, 2010, the Predecessor acquired Zachry Exploration, LLC’s interest in the Predecessor’s Laredo area properties for a net purchase price of $6.5 million. The net purchase price was allocated to oil and gas properties. This acquisition closed on August 3, 2010.

Effective April 1, 2010, the Predecessor acquired U.S. Enercorp, LTD’s interest in wells located in McMullen County, Texas for a net purchase price of approximately $2.6 million. The net purchase price was allocated to oil and gas properties. This acquisition closed on May 28, 2010.

The Predecessor also acquired interests in oil and gas properties, including acreage, in a number of individually insignificant acquisitions during the three months ended March 31, 2011 which aggregated to a total of approximately $1.7 million. There were no individually insignificant acquisitions during the three months ended March 31, 2010. Included in other expense in the accompanying combined statements of operations for the three months ended March 31, 2011 are approximately $39,000 of acquisition costs related to acquisitions. There were no acquisition costs for the March 31, 2010 period.

On January 20, 2010, the Predecessor sold its interests in the Saner wells for net proceeds of approximately $1.4 million. There was no significant gain or loss associated with this sale.

Results of operations for all acquisitions are included in the Predecessor’s combined financial statements from the respective closing date forward.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 4 —	Fair Value Measurements of Financial Instruments

The Predecessor uses a valuation framework based upon inputs that market participants use in pricing an asset or liability, which are classified into two categories: observable inputs and unobservable inputs. Observable inputs represent market data obtained from independent sources; whereas, unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. These two types of inputs are further divided into the following fair value input hierarchy:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Predecessor considers active markets to be those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Predecessor values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the full term of the derivative instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace. Level 2 instruments primarily include non-exchange-traded derivatives, such as over-the-counter commodity price swaps, collars, put options and interest rate swaps. At March 31, 2011 and December 31, 2010, all of the Predecessor’s derivative instruments were considered Level 2.

Level 3 — Measure based on prices or valuation models that require inputs that are both significant to the fair value measurement and are less observable from objective sources (i.e., supported by little or no market activity).

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The carrying values of cash and cash equivalents, accounts receivables, accounts payables (including accrued liabilities) and amounts outstanding under long-term debt agreements included in the accompanying combined balance sheets approximated fair value at March 31, 2011 and December 31, 2010. These assets and liabilities are not presented in the following tables.

Derivative Instruments — The fair market values of the derivative financial instruments reflected in the combined balance sheets were based on quotes obtained from the counterparties to the agreements. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Predecessor’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The fair value input hierarchy to which an asset or liability measurement falls is determined based on the lowest-level input that is significant to the measurement in its entirety. The following table presents the Predecessor’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2011 and December 31, 2010 for each of the fair value hierarchy levels (in thousands):

	Fair Value Measurements at March 31, 2011 Using
			Significant
	Quoted Prices in	Significant Other	Unobservable
	Active Markets	Observable Inputs	Inputs	Fair Value at
	(Level 1)	(Level 2)	(Level 3)	March 31, 2011

Assets:
Commodity derivative price swap contracts	$—	$2,589	$—	$2,589
Commodity derivative price collar contracts	—	3,589	—	3,589

Total assets	$—	$6,178	$—	$6,178

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Fair Value Measurements at March 31, 2011 Using
			Significant
	Quoted Prices in	Significant Other	Unobservable
	Active Markets	Observable Inputs	Inputs	Fair Value at
	(Level 1)	(Level 2)	(Level 3)	March 31, 2011

Liabilities:
Commodity derivative price swap contracts	$—	$(43)	$—	$(43)
Commodity derivative price collar contracts	—	(1,155)	—	(1,155)
Commodity derivative put option	—	(270)	—	(270)
Commodity derivative interest rate swaps	—	(335)	—	(335)

Total liabilities	$—	$(1,803)	$—	$(1,803)

	Fair Value Measurements at December 31, 2010 Using
			Significant
	Quoted Prices in	Significant Other	Unobservable	Fair Value at
	Active Markets	Observable Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2010

Assets:
Commodity derivative price swap contracts	$—	$3,067	$—	$3,067
Commodity derivative price collar contracts	—	4,086	—	4,086

Total assets	$—	$7,153	$—	$7,153

Liabilities:
Commodity derivative price collar contracts	$—	$(420)	$—	$(420)
Commodity derivative put options	—	(58)	—	(58)
Commodity derivative interest rate swaps	—	(403)	—	(403)

Total liabilities	$—	$(881)	$—	$(881)

For additional information on the Predecessor’s derivative instruments, see Note 5.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis:

Certain assets and liabilities are reported at fair value on a nonrecurring basis in the Predecessor’s combined balance sheets. The following methods and assumptions were used to estimate the fair values:

Asset Retirement Obligations (ARO’s) — The Predecessor estimates the fair value of ARO’s based on discounted cash flow projections using numerous estimates, assumptions, and judgments regarding such factors as the existence of a legal obligation for an ARO; amounts and timing of settlements; the credit-adjusted risk-free rate to be used; and inflation rates. See Note 2 for a summary of changes in ARO’s.

Properties Acquired in Business Combinations — If sufficient market data is not available, the Predecessor determines the fair values of proved and unproved properties acquired in transactions accounted for as business combinations by preparing estimates of discounted cash flow projections. The factors to determine fair value include, but are not limited to, estimates of proved reserves, future

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

commodity prices, the timing of future production and capital expenditures and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties.

Note 5 —	Risk Management and Derivative Instruments

The Predecessor utilizes derivative instruments to manage exposure to commodity price and interest rate fluctuations and achieve a more predictable cash flow in connection with its natural gas and oil sales from production and borrowing related activities. These transactions limit exposure to declines in prices or increases in interest rates, but also limit the benefits the Predecessor would realize if prices increase or interest rates decrease.

Inherent in the Predecessor’s portfolio of natural gas and interest rate derivative contracts are certain business risks, including market risk and credit risk. Market risk is the risk that the price of natural gas will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by the Predecessor’s counterparty to a contract. The Predecessor does not require collateral from its counterparties but does attempt to minimize its credit risk associated with derivative instruments by limiting its exposure to any single counterparty and entering into derivative instruments only with counterparties that are large financial institutions, which management believes present minimal credit risk. In addition, to mitigate its risk of loss due to default, the Predecessor has entered into master netting agreements with its counterparties on its derivative instruments that allow the Predecessor to offset its asset position with its liability position in the event of default by the counterparty. Had the Predecessor’s counterparties failed to perform under existing derivative contracts, the maximum loss at March 31, 2011 would be approximately $4,375,000.

(a)	Commodity Derivatives

The Predecessor uses a combination of natural gas swaps, costless collars and put options to manage its exposure to commodity price volatility. At March 31, 2011, the Predecessor had the following open commodity positions:

Natural Gas Swaps
		Average Monthly	Weighted Average
Beginning Month	Ending Month	Volumes (MMBtu)	Fixed Price

1/1/2011	12/31/2011	88,000	$6.11
2/1/2011	6/30/2011	54,000	$4.10
1/1/2012	6/30/2012	15,000	$5.35
1/1/2012	12/31/2012	90,000	$5.81
1/1/2013	12/31/2013	61,000	$5.76

Natural Gas Collars
		Average Monthly	Weighted Average	Weighted Average
Beginning Month	Ending Month	Volumes (MMBtu)	Floor Price	Ceiling Price

1/1/2011	4/30/2011	6,000	$6.25	$7.25
1/1/2011	8/31/2011	6,000	$6.25	$7.15
1/1/2011	12/31/2011	193,000	$5.28	$6.75
7/1/2011	12/31/2011	21,000	$4.00	$5.00
1/1/2012	12/31/2012	275,000	$4.88	$6.19
1/1/2013	12/31/2013	349,000	$4.76	$5.79

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Natural Gas Put Options
		Average Monthly
Beginning Month	Ending Month	Volumes (MMBtu)	Strike Price

1/1/2011	12/31/2011	250,000	$4.30
1/1/2012	12/31/2012	70,000	$4.80

Oil Collars
		Average Monthly	Weighted Average	Weighted Average
Beginning Month	Ending Month	Volumes (Bbls)	Floor Price	Ceiling Price

1/1/2011	12/31/2011	1,200	$75.00	$94.00
1/1/2012	12/31/2012	900	$73.33	$94.97
1/1/2013	6/30/2013	300	$80.00	$99.60
1/1/2013	12/31/2013	600	$70.00	$104.70

(b)	Interest Rate Swaps

In June 2010, the Predecessor entered into an interest rate swap agreement in order to mitigate its exposure to interest rate fluctuations. Under this swap agreement, the Predecessor receives the current 1-month LIBOR and pays a fixed rate of 1.00% on a notional amount of $50.0 million. The effective date of the swap is from June 2010 to June 2012.

In 2009, the Predecessor entered into two interest rate swap agreements in order to mitigate its exposure to interest rate fluctuations. Under these swap agreements, the Predecessor pays 1.62% and receives the current 3-month LIBOR rate per month on a notional amount of $6.7 million and $1.7 million, respectively. The effective dates of the swaps were from February 2009 to February 2011.

The interest rate swaps are not designated as hedges for financial accounting purposes. All gains and losses, including unrealized gains and losses related to the change in the interest rate swaps fair value, have been recorded in interest expense in the combined statements of operations.

(c)	Balance Sheet Presentation

The following table summarizes the gross fair value of derivative instruments by the appropriate balance sheet classification, even when the derivative instruments are subject to netting arrangements and qualify for net presentation in the Predecessor’s combined balance sheets at March 31, 2011 and December 31, 2010 (in thousands):

		March 31,	December 31,
Type	Balance Sheet Location(1)	2011	2010

Natural Gas Swaps	Short-term derivative instruments — Current assets	$1,309	$1,661
Natural Gas Collars	Short-term derivative instruments — Current assets	2,124	2,459
Natural Gas Swaps	Long-term derivative instruments — Long-term assets	1,279	1,406
Natural Gas Collars	Long-term derivative instruments — Long-term assets	1,465	1,627
Natural Gas Puts	Short-term derivative instruments — Current liabilities	(224)	(23)
Natural Gas Collars	Short-term derivative instruments — Current liabilities	(167)	(56)
Natural Gas Swaps	Short-term derivative instruments — Current liabilities	(43)	—
Oil Collars	Short-term derivative instruments — Current liabilities	(186)	(81)
Interest Rate Swaps	Short-term derivative instruments — Current liabilities	(268)	(153)
Natural Gas Puts	Long-term derivative instruments — Long-term liabilities	(45)	(35)
Natural Gas Swaps	Long-term derivative instruments — Long-term liabilities	—	—

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

		March 31,	December 31,
Type	Balance Sheet Location(1)	2011	2010

Natural Gas Collars	Long-term derivative instruments — Long-term liabilities	(527)	(174)
Oil Collars	Long-term derivative instruments — Long-term liabilities	(275)	(109)
Interest Rate Swaps	Long-term derivative instruments — Long-term liabilities	(67)	(250)

Net derivative financial instruments		$4,375	$6,272

(1)	The fair value of derivative instruments reported in the Predecessor’s combined balance sheets are subject to netting arrangements and qualify for net presentation. The following table reports the net derivative fair values as reported in the Predecessor’s combined balance sheets at March 31, 2011 and December 31, 2010:

	March 31, 2011	December 31, 2010

Combined balance sheet classification:
Current derivative contracts:
Assets	$2,694	$3,791
Liabilities	(186)	(109)

Net current	$2,508	$3,682

Noncurrent derivative contracts:
Assets	$2,142	$2,699
Liabilities	(275)	(109)

Net noncurrent	$1,867	$2,590

(d)	Gains (Losses) on Derivatives

The Predecessor does not designate its derivative instruments as hedging instruments for financial reporting purposes. Accordingly, all gains and losses, including unrealized gains and losses from changes in the derivative instruments’ fair values, have been recorded in the combined statements of operations. The following table details the unrealized and realized gains and losses related to derivative instruments for the three months ending March 31, 2011 and 2010 (in thousands):

	Statements of
	Operations	Three Months Ended
	Location	March 31, 2011	March 31, 2010

	Gain/(loss)on
Commodity derivative contracts(1)	derivatives	(703)	6,636
Interest rate swaps(2)	Interest expense	53	28

(1)	Included in these amounts are net cash receipts of approximately $1,259 and $930 for the three months ended March 31, 2011 and March 31, 2010, respectively.

(2)	Included in the amounts are net cash payments of approximately $118 and $26 for the three months ended March 31, 2011 and March 31, 2010, respectively.

Note 6 —	Long Term Debt

The BlueStone Credit Facility

On July 8, 2009, BlueStone refinanced its existing $100.0 million credit agreement with Bank of America, N.A. by entering into a $150.0 million revolving credit facility with various lenders. The $150.0 million credit

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

facility had an original maturity date of July 8, 2012, at which time all principal and accrued interest amounts were due. On June 25, 2010, BlueStone refinanced this credit facility and entered into a $150.0 million revolving credit facility with Wells Fargo Bank, NA (“Wells Fargo”) as Administrative Agent. Amounts outstanding under the Wells Fargo credit facility are payable on June 25, 2014 with mandatory payments required if BlueStone makes any property dispositions. At March 31, 2011 and December 31, 2010, $80.3 million and $80.2 million, respectively, were outstanding under the Wells Fargo credit facility.

Amounts outstanding under the Wells Fargo credit facility are limited to a borrowing base which is determined twice per year. In addition, BlueStone and the Administrative Agent can request special borrowing base determinations, from time to time. If the outstanding principal balance of the revolving credit facility exceeds the borrowing base at any time, BlueStone must either (a) reduce amounts outstanding under the revolving credit facility in an amount to cure the deficiency, (b) pledge additional oil and gas property as collateral sufficient to cure the deficiency or (c) make monthly principal payments in amounts that will cure the deficiency over the ensuing six-month period. The borrowing base was $90.0 million at March 31, 2011 and the borrowing base availability was $9.4 million at March 31, 2011.

Adjusted Base Rate Advances and Adjusted LIBOR Rate Advances under the revolving credit facility bear interest, payable monthly, at an Adjusted Base Rate or Adjusted LIBOR Rate plus an applicable margin of 1.75% and 2.75%, respectively. The weighted average interest rate related to amounts outstanding under the credit facility were approximately 3.04% and 3.24% for the three months ended March 31, 2011 and 2010, respectively. The Wells Fargo revolving credit facility also requires an annual commitment fee of 0.5%, payable quarterly.

Additionally, the revolving credit facility provides for the issuance of letters of credit, limited to the total availability under the facility. At March 31, 2011 and December 31, 2010, BlueStone had $400,000 in letters of credit outstanding under the facility.

BlueStone’s borrowings are secured by its assets and stock and are subject to various financial and nonfinancial covenants. Significant financial covenants include maintaining: (1) a minimum current ratio, as defined, of 1.0 to 1.0, (2) a minimum of EBITDA to interest expense, as defined, of 3.0 to 1.0, for the previous four quarters, and (3) a maximum of total debt to EBITDA for the previous four quarters, as defined, of 4.0 to 1.0. At March 31, 2011 and December 31, 2010, BlueStone was in compliance with its debt covenants.

The Classic Credit Facility

The Classic Carve-Out properties are burdened by debt incurred pursuant to a $150.0 million revolving credit facility extended to Classic. Of the $102.0 million outstanding under this facility at March 31, 2011, $32.2 million pertained to the Classic Carve-Out properties. The Classic credit facility has a termination date of June 21, 2014. Borrowings under the Classic credit facility bear interest, at the option of Classic, at either the Prime Rate plus an applicable margin of 1.00% to 2.00% or LIBOR plus and applicable margin of 2.00% or 3.00%. The margin rate is determined by the percentage of the borrowing base outstanding. The weighted average interest rate for the three months ended March 31, 2011 and 2010 was 3.46% and 3.09%, respectively.

The borrowings under the Classic credit facility are secured by the oil and gas properties of Classic and are subject to semiannual borrowing base redeterminations. The borrowing base at March 31, 2011 was $115.0 million, including $36.3 million allocable to the Classic Carve-Out properties. At March 31, 2011 and December 31, 2010, Classic was in compliance under existing debt covenants.

Note 7 —	Partners’ Capital

The Predecessor generally allocates income and losses to the partners based on each partner’s ownership percentage.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

On February 6, 2006, BlueStone, Holdings and Holdings’ members entered into a subscription and contribution agreement whereby all equity contributions made by Holdings’ members in exchange for equity units would be transferred directly to BlueStone.

According to the Subscription and Contributions Agreement and Amendments, members of Holdings have committed $84.7 million in equity contributions as of December 31, 2010. NGP VIII committed $75.7 million. The remaining $9.0 million was committed by certain members of BlueStone’s management. In 2010, BlueStone received an equity contribution from members of Holdings of an additional $40 million, including equity contributions of $4.2 million from management. NGP VIII advanced certain members of management $4.2 million to fund their equity contributions in 2010. In exchange for these advances, management issued notes payable which carry an interest rate of 2.72% and are payable May 28, 2015. The notes can be declared immediately due and payable if the holder is no longer employed by BlueStone or upon a merger, sale, or sale of substantially all assets of BlueStone. At March 31, 2011 and December 31, 2010, 100% of committed equity had been contributed. There were no capital contributions during the three months ending March 31, 2011.

On June 6, 2006, the partners of Classic entered into a Limited Partnership Agreement (the “Partnership Agreement”). According to the Partnership Agreement and Amendments, partners of Classic have committed $135.9 million in capital contributions as of December 31, 2010, including $35.7 million allocable to Classic Carve-Out. NGP VIII committed $123.0 million and the remaining $12.9 million was committed by certain members of Classic’s management. In 2010, Classic received capital contributions of $19.7 million, net of equity financing fees, from its partners, including $4.1 million allocable to Classic Carve-Out. During the three months ended March 31, 2011, Classic received capital contributions of $21.9 million, net of equity financing fees, for its partners, including $4.2 million allocable to Classic Carve-Out. As of March 31, 2011, 100% of committed capital had been contributed.

Note 8 —	Incentive Interests

At March 31, 2011, BlueStone and Classic each had incentive units outstanding under their respective operating agreements. The BlueStone and Classic operating agreements provide for the issuance of up to 2,102,547 and 30,000 units, respectively. Holders of incentive units are entitled to cash distributions following the sale, merger, or other transaction involving the stock or assets of the companies after the recovery of capital contributions plus a rate of return, specified as payout levels in their respective operating agreements.

Incentive units are subject to vesting or performance criteria, as specified in the operating agreements. All incentive units not vested are forfeited if an employee is no longer employed and are forfeited automatically after February 6, 2014 for BlueStone and October 26, 2012 for Classic.

The incentive units are accounted for as liability awards with compensation expense based on period-end fair value. Because it is not probable that the performance criterion has been met at March 31, 2011, no compensation expense has been recorded for any period in the combined Predecessor financial statements.

Note 9 —	Related Party Transactions

The majority partner of the Predecessor, NGP VIII, is an affiliate of certain directors of the entities comprising the Predecessor.

During the three months ended March 31, 2011 and 2010, the Predecessor expensed advisory and directors’ fees of approximately $36,000 to NGP VIII. At March 31, 2011 and December 31, 2010 approximately $32,000 related to these fees was recorded as a related-party payable.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 10 —	Commitments and Contingencies

(a)	Lease Agreements

The Predecessor leases equipment and office space under operating leases expiring on various dates through 2015. Rent expense was approximately $71,000 and $50,000 for the three months ended March 31, 2011 and 2010, respectively.

(b)	Litigation

The Predecessor is involved in litigation in the normal course of business. Management does not believe the outcome of these matters will have a material adverse impact on the Predecessor’s financial condition or results of operations.

(c)	Noncompete Agreements

The Predecessor entered into noncompete agreements with certain key employees which, in the event of the employee’s termination for other than cause (as defined in the noncompete agreements), provide for payments equal to the employee’s regular monthly salary for a time period to be determined by the Predecessor, but not to exceed 18 months.

Note 11 —	Defined Contribution Plan

The companies comprising the Predecessor sponsor defined contribution plans for the benefit of substantially all employees who have attained 18 years of age. The plan allows eligible employees to make tax-deferred contributions up to 100% of their annual compensation, not to exceed annual limits established by the Internal Revenue Service. The Predecessor makes matching contributions of up to 6% of an employee’s compensation and may make additional discretionary contributions for eligible employees meeting certain plan requirements. Employees vest ratably in the employer discretionary contributions over three years. The Predecessor’s contributions to the plan were approximately $45,000 and $35,000 in the three months ended March 31, 2011 and 2010, respectively.

Note 12 —	Subsequent Events

Effective January 1, 2011, the Predecessor acquired BP America Production Company’s (“BP”) interests in wells located in Duval, Jim Hogg, McMullen and Webb counties in exchange for the Predecessor’s interest in the Nueces Field of the Eagle Ford Shale and $20 million in cash, subject to certain closing adjustments. The transaction closed on May 31, 2011 and the Predecessor paid a total of approximately $12.9 million in cash consideration at closing, net of adjustments.

The Predecessor estimated that as of May 31, 2011, the preliminary fair value of the net assets acquired from BP was approximately $78.6 million. Taking into consideration the cash consideration paid at closing of $12.9 million and the carrying value of approximately $1.6 million for the assets sold to BP in the transaction, which was primarily acreage, the Predecessor expects to record a gain of approximately $64 million during the 2nd quarter of 2011. The purchase price allocation remains preliminary and is subject to change until the purchase price allocation is finalized.

On April 8, 2011, WHT acquired certain oil and natural gas properties and related assets in East Texas from third party for approximately $315 million ($302.8 million after customary adjustments) of which 40% will be contributed to the Partnership.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Memorial Production Partners GP LLC:

We have audited the accompanying combined balance sheets of Memorial Production Partners LP Predecessor (as described in Note 1 to the financial statements) as of December 31, 2010 and 2009, and the related combined statements of operations, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2010. These combined financial statements are the responsibility of the Memorial Production Partners LP’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Memorial Production Partners LP Predecessor as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Dallas, TX
June 22, 2011

PREDECESSOR

COMBINED BALANCE SHEETS AS OF
DECEMBER 31, 2010 AND 2009

	2010	2009
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$5,654	$5,297
Accounts receivable:
Oil and natural gas sales	6,175	5,025
Joint interest owners and other	3,848	2,362
Short-term derivative instruments	3,791	3,086
Prepaid expenses and other current assets	771	1,110

Total current assets	20,239	16,880
Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	314,975	187,217
Other	2,553	2,137

	317,528	189,354
Accumulated depreciation, depletion and impairment	(93,224)	(61,358)

Oil and natural gas properties, net	224,304	127,996
Long-term derivative instruments	2,699	814
Other long-term assets	1,298	463

Total assets	$248,540	$146,153

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$8,482	$3,442
Revenues payable	3,564	3,140
Accrued liabilities	3,874	654
Current portion of long-term debt	69	24
Short-term derivative instruments	109	13
Asset retirement obligations	25	113

Total current liabilities	16,123	7,386
Long-term debt	115,359	61,760
Deferred tax liabilities	225	—
Asset retirement obligations	10,867	3,693
Long-term derivative instruments	109	288
Other long-term liabilities	56	38

Total liabilities	142,739	73,165
Commitments and contingencies (Note 11)
Partners’ capital	105,801	72,988

Total liabilities and partners’ capital	$248,540	$146,153

See accompanying notes to combined financial statements.

PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS
DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008
	(In thousands)

Revenues:
Oil & natural gas sales	$37,308	$24,541	$49,313
Other income	1,433	319	622

Total revenues	38,741	24,860	49,935

Costs and expenses:
Lease operating	13,974	11,207	8,843
Exploration	39	2,690	374
Production and advalorem taxes	2,112	1,464	3,127
Depreciation, depletion and amortization	20,066	15,226	12,353
Impairment of proved oil and natural gas properties	11,800	3,480	14,166
General and administrative	6,116	4,811	3,835
Accretion	663	320	224
Gain on derivative instruments	(10,264)	(10,834)	(9,815)
Gain on sale of properties	(1)	(7,851)	(7,395)
Other, net	890	304	—

Total costs and expenses	45,395	20,817	25,712

Operating (loss) income	(6,654)	4,043	24,223
Interest expense	(4,438)	(2,937)	(3,138)

Income (loss) before income taxes	(11,092)	1,106	21,085
Income tax expense	(225)	—	—

Net (loss) income	$(11,317)	$1,106	$21,085

See accompanying notes to combined financial statements.

PREDECESSOR

COMBINED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
DECEMBER 31, 2010, 2009 AND 2008

Total Partners’
Capital
(In thousands)

Balance January 1, 2008	$37,682
Contributions from partners	—
Distributions to partners	(4,191)
Net income	21,085

Balance December 31, 2008	54,576
Contributions from partners	17,306
Distributions to partners	—
Net income	1,106

Balance December 31, 2009	72,988
Contributions from partners	44,130
Distributions to partners	—
Net loss	(11,317)

Balance December 31, 2010	$105,801

See accompanying notes to combined financial statements.

PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS
DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008
	(In thousands)

Cash flows from operating activities:
Net (loss) income	$(11,317)	$1,106	$21,085
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, and amortization	20,066	15,226	12,353
Impairment of proved oil and natural gas properties	11,800	3,480	14,166
Unrealized (gain) loss on derivatives	(2,674)	6,430	(9,975)
Deferred income tax expense	225	—	—
Amortization of loan origination fees	745	109	26
Accretion	663	320	224
Gain on sale of properties	(1)	(7,851)	(7,395)
Exploratory dry hole costs	39	2,690	374
Changes in operating assets and liabilities:
Accounts receivable	(2,637)	6,522	(5,044)
Prepaid expenses and other assets	227	(729)	(187)
Accounts payable	855	(12,597)	8,546
Revenue payable	423	(1,171)	(494)
Accrued liabilities	1,771	(842)	(969)
Other	103	(21)	128

Net cash provided by operating activities	20,288	12,672	32,838
Cash flows from investing activities:
Acquisition of oil and natural gas properties	(104,542)	(17,455)	(15,199)
Additions to oil and gas properties	(13,129)	(19,034)	(45,378)
Additions to other property and equipment	(416)	(210)	(388)
Proceeds from the sale of oil and gas properties	1,400	11,752	15,418

Net cash used by investing activities	(116,687)	(24,947)	(45,547)
Cash flows from financing activities:
Advances on revolving credit facility	115,106	11,948	24,570
Payments on revolving credit facility	(61,600)	(12,749)	(8,750)
Contributed capital	44,130	17,306	—
Distribution to partners	—	—	(4,191)
Proceeds from borrowings of long-term debt	182	—	—
Repayment of borrowings of long-term debt	(44)	(27)	(10)
Loan origination fees	(1,018)	(489)	—

Net cash provided by financing activities	$96,756	$15,989	$11,619
Net increase (decrease) in cash	357	3,714	(1,090)
Cash and cash equivalents, beginning of year	$5,297	$1,583	$2,673

Cash and cash equivalents, end of year	$5,654	$5,297	$1,583

Supplemental cash flows:
Cash paid for interest	$4,309	$2,677	$2,087
Noncash investing and financing activities:
Purchase of fixed assets with note payable	—	117	—
Environmental remediation net liability recorded as part of Merit acquisition (see Note 3)	1,450	—	—

See accompanying notes to combined financial statements.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1 —	Organization

General

Memorial Production Partners LP (the “Partnership”) is a limited partnership formed in April 2011 by Memorial Resource Development LLC (“Memorial Resource”) to acquire, develop and produce oil and natural gas properties and to acquire, own and operate related assets. Memorial Resource, which is owned by Natural Gas Partners VIII, L.P. (“NGP VIII”) and Natural Gas Partners IX, L.P., currently owns all the general and limited partner interests in the Partnership. The Partnership plans to pursue an initial public offering of its common units representing limited partner interests (the “Offering”). In connection with the closing of the Offering, pursuant to a planned contribution, conveyance and assignment agreement, the Partnership will acquire for a combination of cash and common units (1) substantially all of the oil and natural gas properties and related assets currently owned by BlueStone Natural Resources, LLC, a majority-controlled subsidiary of Memorial Resource, (2) certain oil and natural gas properties and related assets currently owned by Classic Hydrocarbons Holdings, L.P., a majority-controlled subsidiary of Memorial Resource, and (3) certain oil and natural gas properties and related assets currently controlled by WHT Energy Partners LLC (“WHT”), which is 50% owned by WildHorse Resources, LLC and 50% owned by Tanos Energy, LLC, both of which are majority-controlled subsidiaries of Memorial Resource. The assets were acquired by WHT in April 2011.

The following entities were determined in accordance with the rules and regulations of the U.S. Securities and Exchange Commission to represent the combined predecessor (the “Predecessor”) of the Partnership.

•	BlueStone Natural Resources, LLC (“BlueStone”) is a Delaware limited liability company formed in January 2006 to engage in the acquisition, development, production and exploration and sale of oil and natural gas. BlueStone is a wholly owned subsidiary of BlueStone Natural Resources Holdings, LLC (“Holdings”), whose sole purpose is to provide financing for BlueStone. BlueStone owns oil and natural gas producing properties in Texas. Prior to the Offering, Memorial Resource owned an 89.45% interest in BlueStone and certain members of BlueStone’s management owned a 10.55% interest.

•	Certain carved-out oil and natural gas properties (“Classic Carve-Out”) of Classic Hydrocarbons Holdings, L.P, (“Classic”) that will be acquired by the Partnership at the closing of the initial public offering. Classic was formed in 2006 to engage in the exploration, development, production, and sale of oil and natural gas primarily in East Texas. Prior to the Offering, Memorial Resource owned a 90.21% limited partner interest in Classic and an 83.33% membership interest in the general partner of Classic.

The Classic Carve-Out financial statements include the applicable amounts of Craton Energy Holdings, III (“Craton”), which was contributed to Classic by NGP VIII in 2009. This contribution was accounted for as a combination of entities under common control; therefore, Classic accounted for the acquisition in a manner similar to the pooling of interest method. Information included in these financial statements is presented as if Craton had been combined throughout the periods presented in which common control existed.

Note 2 —	Basis of Presentation and Significant Accounting Policies

(a)	Basis of Presentation

The accompanying combined financial statements were derived from the historical accounting records of the Predecessor and reflect the historical financial position, results of operations and cash flows for the periods described herein. All material intercompany transactions and account balances have been eliminated in the combination of accounts. The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Predecessor operates oil and natural gas properties as one business segment: the exploration, development and production

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

of oil and natural gas. The Predecessor’s management evaluates performance based on one business segment as there are not different economic environments within the operation of the oil and natural gas properties.

As common control exists among the Predecessor entities, the Predecessor’s combined financial statements reflect the financial statements of BlueStone and Classic Carve-Out on a combined basis for the periods presented.

The Classic Carve-Out amounts included in the accompanying financial statements were determined in accordance with Regulations S-X, Article 3 “General instructions as to financial statements” and Staff Accounting Bulletin (“SAB”) Topic 1-B “Allocations of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.” Certain expenses incurred by Classic are only indirectly attributable to its ownership of Classic Carve-Out as Classic owns interests in numerous other oil and natural gas properties. As a result, certain assumptions and estimates were made in order to allocate a reasonable share of such expenses to the Predecessor, so that the amounts included in the accompanying combined financial statements attributable to Predecessor reflect substantially all of the cost of doing business. Such allocations may or may not reflect future costs associated with the operation of the Partnership.

(b)	Use of Estimates

The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include, but are not limited to, oil and natural gas reserves; depreciation, depletion, and amortization of proved oil and natural gas properties; future cash flows from oil and natural gas properties; impairment of long-lived assets; fair value of derivatives; fair value of equity compensation; fair values of assets acquired and liabilities assumed in business combinations and asset retirement obligations.

(c)	Principles of Combination

The accompanying combined financial statements include the accounts of BlueStone and its wholly owned subsidiaries as well as the accounts of Classic Carve-Out. All material intercompany balances and transactions have been eliminated.

(d)	Cash and Cash Equivalents

The Predecessor considers all highly liquid instruments with original contractual maturities of three months or less to be cash equivalents.

(e)	Concentrations of Credit Risk and Significant Customers

Financial instruments which potentially subject the Predecessor to credit risk consist principally of cash balances, accounts receivable and derivative financial instruments. The Predecessor maintains cash and cash equivalents in bank deposit accounts which, at times, may exceed the federally insured limits. Management periodically reviews and assesses the financial condition of the banks to mitigate the risk of loss. Derivative financial instruments are generally executed with major financial institutions that expose the Predecessor to market and credit risks and which may, at times, be concentrated with certain counterparties. The credit worthiness of the counterparties is subject to continual review. The Predecessor also has netting arrangements in place with counterparties to reduce credit exposure. The Predecessor has not experienced any losses from such investments.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The Predecessor’s oil and natural gas sales are to a variety of purchasers, including intrastate and interstate pipelines or their marketing affiliates and independent marketing companies. The Predecessor’s joint operations account receivables are from a number of oil and natural gas companies, partnerships, individuals, and others who own interests in the properties operated by the Predecessor. Generally, operators of crude oil and natural gas properties have the right to offset future revenues against unpaid charges related to operated wells, minimizing the credit risk associated with these receivables. Additionally, management believes that any credit risk imposed by a concentration in the oil and natural gas industry is offset by the creditworthiness of the Predecessor’s customer base. Management determines amounts to be uncollectible when the Predecessor has used all reasonable means of collection and settlement. Amounts outstanding longer than the contractual terms are considered past due. Management believes all amounts included in accounts receivable at December 31, 2010 and 2009 will be collected, and therefore, no allowance for uncollectible accounts has been recorded.

For the year ended December 31, 2010, purchases by Enterprise Texas Pipeline, LLC, Dominion Gas Ventures, LP and ConocoPhillips accounted for 30.5%, 24.9% and 11.2%, respectively, of the Predecessor’s total sales revenues.

For the year ended December 31, 2009, purchases by Enterprise Texas Pipeline, LLC and Dominion Gas Ventures, LP accounted for 35.8% and 34.4%, respectively, of the Predecessor’s total sales revenues.

For the year ended December 31, 2008, purchases by Dominion Gas Ventures, LP and Enterprise Texas Pipeline, LLC accounted for 43.4% and 31.5%, respectively, of the Predecessor’s total sales revenues. No other customer accounted for more than 10% of total revenues for the years ended December 31, 2010, 2009, or 2008.

If the Predecessor were to lose any one of its customers, the loss could temporarily delay production and sale of oil and natural gas in the related producing region. If the Predecessor were to lose any single customer, the Predecessor believes that a substitute customer to purchase the impacted production volumes could be identified. However, if one or more of the Predecessor’s larger customers ceased purchasing oil or natural gas altogether, the loss of such customer could have a detrimental effect on production volumes in general and on the ability to find substitute customers to purchase production volumes.

(f)	Oil and Natural Gas Properties

The Predecessor accounts for its oil and natural gas exploration, development and production activities in accordance with the successful efforts method of accounting. Under this method, costs of acquiring properties, costs of drilling successful exploration wells, and development costs are capitalized. The costs of exploratory wells are initially capitalized pending a determination of whether proved reserves have been found. At the completion of drilling activities, the costs of exploratory wells remain capitalized if determination is made that proved reserves have been found. If no proved reserves have been found, the costs of each of the related exploratory wells are charged to expense. In some cases, a determination of proved reserves cannot be made at the completion of drilling, requiring additional testing and evaluation of the wells. The Predecessor’s policy is to expense the costs of such exploratory wells if a determination of proved reserves has not been made within a twelve-month period after drilling is complete. Exploration costs such as geological, geophysical, and seismic costs are expensed as incurred.

As exploration and development work progresses and the reserves on these properties are proven, capitalized costs attributed to the properties are subject to depreciation and depletion. Depletion of capitalized costs is provided using the units-of-production method based on proved oil and gas reserves related to the associated field. The timing of any write downs of unproven properties, if warranted, depends upon the nature, timing, and extent of planned exploration and development activities and their results.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

On the sale or retirement of a complete or partial unit of a proved property or pipeline and related facilities, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and any gain or loss is recognized.

The following table presents the amount of capitalized exploratory drilling costs pending evaluation at December 31 for each of the last three years and changes in those amounts during the years then ended (in thousands):

	2010	2009	2008

Balance, January 1	$821	$1,468	$124
Additions to capitalized exploratory well costs pending determination of proved reserves	2,013	821	1,468
Reclassification to proved oil and natural gas properties based on the determination of proved reserves	(821)	—	(124)
Capitalized exploratory well costs charged to expense	—	(1,468)	—

Balance, December 31	$2,013	$821	$1,468

(g)	Oil and Gas Reserves

The estimates of proved oil and natural gas reserves utilized in the preparation of the combined financial statements are estimated in accordance with the guidelines established by the Securities and Exchange Commission (SEC) and the Financial Accounting Standards Board (FASB), which subsequent to December 31, 2008 require that reserve estimates be prepared under existing economic and operating conditions using a 12-month average price with no provision for price and cost escalations in future years except by contractual arrangements. The Predecessor’s annual reserve estimates were prepared by third-party petroleum engineers.

Reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. The Predecessor depletes its oil and gas properties by field using the units-of-production method. Capitalized drilling and development costs of producing oil and natural gas properties are depleted over proved developed reserves and leasehold costs are depleted over total proved reserves. It is possible that, because of changes in market conditions or the inherent imprecision of reserve estimates, the estimates of future cash inflows, future gross revenues, the amount of oil and natural gas reserves, the remaining estimated lives of oil and natural gas properties, or any combination of the above may be increased or reduced. Increases in recoverable economic volumes generally reduce per unit depletion rates while decreases in recoverable economic volumes generally increase per unit depletion rates.

In January 2010, the FASB issued Accounting Standards Update 2010-03 (“ASU 2010-03”), Oil and Gas Reserve Estimations and Disclosures. This update aligns the current oil and natural gas reserve estimation and disclosure requirements of ASC Topic 932, Extractive Activities — Oil and Gas, with the requirements in the Securities and Exchange Commission’s final rule, Modernization of Oil and Gas Reporting Requirements (the “Final Rule”), which was issued on December 31, 2008 and was effective for the year ended December 31, 2009. The Final Rule was designed to modernize and update the oil and natural gas disclosure requirements to align with current practices and changes in technology.

The Final Rule permits the use of new technologies to determine proved reserves estimates if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volume estimates. The Final Rule will also allow, but not require, companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor; (ii) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit; and (iii) report oil and natural gas reserves

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

using an average price based upon the prior 12-month period rather than a year-end price. The Final Rule became effective for fiscal years ending on or after December 31, 2009. The Predecessor’s 2009 and 2010 depletion calculations were based upon proved reserves that were determined using the new reserve rules; whereas, the depletion calculation in 2008 was based on the prior SEC methodology.

(h)	Other Property and Equipment

Other property and equipment is stated at historical costs and is comprised primarily of vehicles, furniture, fixtures, and computer hardware and software. Depreciation of other property and equipment is calculated using the straight-line method based on estimated useful lives of three to five years.

(i)	Impairments

Proved oil and natural gas properties are reviewed for impairment when events and circumstances indicate a possible decline in the recoverability of the carrying value of such properties, such as a downward revision of the reserve estimates, less than expected production, drilling results, or lower commodity prices. The estimated future cash flows expected in connection with the property are compared to the carrying value of the property to determine if the carrying amount is recoverable. If the carrying value of the property exceeds its estimated undiscounted future cash flows, the carrying amount of the property is reduced to its estimated fair value. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, the timing of future production and capital expenditures and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties. The Predecessor accounts for impairment as a Level 3 fair value computation. Impairment expense for the years ended December 31, 2010, 2009 and 2008 was approximately $11.8 million, $3.5 million and $14.2 million.

Nonproducing oil and natural gas properties, which consist of undeveloped leasehold costs and costs associated with the purchase of proved undeveloped reserves, are assessed for impairment on a property-by-property basis. If the assessment indicates an impairment, a loss is recognized by providing a valuation allowance. The impairment assessment is affected by economic factors such as the results of exploration activities, commodity price outlooks, remaining lease terms, and potential shifts in business strategy employed by management.

(j)	Asset Retirement Obligations

The Predecessor accounts for asset retirement obligations under ASC Topic 410, Asset Retirement and Environmental Obligations. ASC 410 requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Oil and gas producing companies incur such a liability upon acquiring or drilling a well. Under ASC 410, an asset retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties in the accompanying combined balance sheets, which is allocated to expense over the useful life of the asset. Periodic accretion of the discount on asset retirement obligations is recorded as an expense in the accompanying combined statements of operations. Upon settlement of the liability, a gain or loss is recognized to the extent the actual costs differ from the recorded liability. See Note 6.

(k)	Other Long-Term Assets

Other long-term assets consist of deposits and deferred financing costs associated with the Predecessor’s credit facilities. Deferred financing costs are stated at cost, net of amortization, and are amortized over the terms of the credit facilities. Amortization expense for the years ended December 31, 2010, 2009, and 2008 was approximately $745,000, $109,000, and $26,000, respectively.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(l)	Revenue Recognition

Oil and natural gas revenues are recorded using the sales method. Under this method, the Predecessor recognizes revenues based on actual volumes of oil and natural gas sold to purchasers. The Predecessor and other joint interest owners may sell more or less than their entitlement share of volumes produced. A liability is recorded and revenue is deferred if the Predecessor’s excess sales of natural gas volumes exceed its estimated remaining recoverable reserves. The Predecessor had no significant natural gas imbalances at December 31, 2010 or 2009.

(m)	General and Administrative Expense

The Predecessor receives fees for operation of jointly owned oil and natural gas properties and records such reimbursements as a reduction of general and administrative expenses. Such fees totaled approximately $980,000, $858,000 and $899,000 for the years ended December 31, 2010, 2009, and 2008, respectively.

(n)	Derivative Instruments

The Predecessor uses derivative financial instruments (swaps, floors, collars, and forward sales) to reduce the impact of natural gas and oil price fluctuations and uses interest rate swaps to manage exposure to interest rate volatility, primarily as a result of variable rate borrowings under the credit facilities. Every derivative instrument (including certain derivative instruments embedded in other contracts) is recorded in the balance sheet as either an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the statements of operations. Companies must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting treatment. The Predecessor had no derivatives designated as hedges at December 31, 2010 or 2009.

Changes in the fair value of derivative financial instruments that do not qualify for accounting treatment as hedges are recognized currently in the statements of operations.

(o)	Income Taxes

The Predecessor’s entities are not taxpaying entities for federal income tax purposes, and thus no federal income tax expense has been recorded in the accompanying combined financial statements. The partners or members of the Predecessor’s entities are responsible for federal income taxes on their respective share of the Predecessor’s entities income.

The Predecessor’s entities are subject to the Texas margin tax and certain aspects of the tax make it similar to an income tax as the tax is assessed on 1% of taxable margin. Deferred taxes related to Texas margin tax arise due to temporary differences between the financial statement carrying value of existing assets and liabilities and their respective tax basis. Deferred tax liabilities and current tax expense as of and for the year ended December 31, 2010 was approximately $225,000. There were no deferred taxes at December 31, 2009 and no tax expense recorded for the years ending December 31, 2009 and 2008. The Predecessor had no uncertain tax positions that required recognition in the combined financial statements at December 31, 2010 or 2009.

(p)	Equity Compensation

The cost of employee services received in exchange for equity instruments is measured based on estimated fair value at period end for liability awards. That cost is recognized as compensation expense over the requisite service period. Awards subject to performance criteria vest when it is probable that the

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

performance criteria will be met and the requisite service period has been met. Generally, no compensation expense is recognized for equity instruments that do not vest.

(q)	New Accounting Pronouncements

On July 21, 2010, the FASB issued ASU 2010-20 “Receivables (Topic 310) — Disclosures about the Credit Quality of Financial Receivables and the Allowance for Credit Losses.” ASU 2010-20 requires disclosure of additional information to assist financial statement users to understand more clearly an entity’s credit risk exposures to finance receivables and the related allowance for credit losses. ASU 2010-20 is effective for all public companies for interim and annual reporting periods ending on or after December 15, 2010, with specific items, such as the allowance rollforward and modification disclosures, effective for periods beginning after December 15, 2010. We do not expect the adoption of this new guidance to have an impact on our financial position, cash flows or results of operations.

In April 2010, the FASB issued ASU 2010-14, which amends the guidance on oil and natural gas reporting in Accounting Standards Codification 932.10.S99-1 by adding the Codification of SEC Regulation S-X, Rule 4-10 as amended by the SEC Final Rule 33-8995. Both ASU 2010-03 and ASU 2010-14 are effective for annual reporting periods ending on or after December 31, 2009. Application of the revised rules is prospective and companies are not required to change prior period presentation to conform to the amendments.

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 requires reporting entities to provide information about movements of assets amount Levels 1 and 2 of the three-tier fair value hierarchy established by FASB ASC 820. The guidance is effective for any fiscal year that begins after December 15, 2009. The Predecessor adopted the provisions of ASU 2010-06 on January 1, 2010 and this ASU did not have a material impact on the Predecessor’s financial position, results of operations or cash flows.

Note 3 —	Acquisitions and Divestitures

The Predecessor acquires proved oil and natural gas properties that meet management’s criteria with respect to reserve lives, development potential, production risk and other operational characteristics. The Predecessor generally does not acquire assets other than oil and natural gas property interests.

The operating revenues and expenses of acquired properties are included in the Predecessor’s combined financial statements from their respective closing dates forward. Transactions are financed through partner contributions and borrowings.

The acquisitions discussed below were accounted for under the acquisition method of accounting. Accordingly, the Predecessor conducted assessments of net assets acquired and recognized amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values, while acquisition costs associated with the acquisitions were expensed as incurred for 2010 and 2009 and were capitalized as additional costs of oil and natural gas properties for 2008.

The fair values of oil and natural gas properties are measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and natural properties include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital rate.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

2010 Acquisitions

Effective January 1, 2010, the Predecessor acquired producing oil and natural gas properties in East Texas from Petrohawk Properties, LP for approximately $5.8 million. The net purchase price was allocated $5.8 million to proved oil and gas properties. The acquisition closed on May 28, 2010.

Effective March 1, 2010, the Predecessor acquired oil and natural gas properties in East Texas from BP America Production Company for approximately $8.2 million. The net purchase price was allocated to proved oil and gas properties. This acquisition closed on March 29, 2010.

Effective April 1, 2010, the Predecessor acquired Forest Oil’s interests in wells located in Webb County, Texas (the “Forest Oil Properties”) for a net purchase price of approximately $65.9 million. The net purchase price was allocated to oil and gas properties. This acquisition of properties closed on June 30, 2010.

Summarized below are the results of operations for the years ended December 31, 2010 and 2009, on an unaudited pro forma basis, as if the acquisition had occurred on January 1, 2009. The unaudited pro forma financial information was derived from the historical combined statement of operations of the Predecessor and the statements of revenues and direct operating expenses for the Forest Oil Properties, which were derived from the historical accounting records of the seller. The unaudited pro forma financial information does not purport to be indicative of results of operations that would have occurred had the transaction occurred on the basis assumed above, nor is such information indicative of the Predecessor’s expected future results of operations.

	2010		2009
	Actual	Pro Forma	Actual	Pro Forma
	(In thousands)		(In thousands)

Forest Oil Properties:
Revenues	$38,741	$47,409	$24,860	$41,131
Net (loss) income	$(11,317)	$(5,506)	$1,106	$11,631

Effective May 1, 2010, the Predecessor acquired Merit Energy’s (“Merit”) interest in wells located in South Texas for a net purchase price of approximately $14.1 million. The net purchase price was allocated as follows (in thousands):

Oil and gas properties	$15,397
Prepaid assets	450
Assumed liabilities	(1,728)

Net purchase price	$14,119

As part of the acquisition process, an environmental review was performed and it was determined that there was environmental damage to one of the acquired properties. As such, the parties agreed to reduce the purchase price by $550,000. Additionally, the Predecessor and Merit entered into an escrow agreement where the Predecessor agreed to pay for the initial $1.0 million of the remediation costs, with Merit paying for gross amounts incurred in excess of $1.0 million and up to $1.45 million. The Predecessor’s anticipated cost to remediate this area is $1.45 million. As of December 31, 2010, the Predecessor has recorded an accrued liability of $1.45 million for these remediation costs. Merit has funded an escrow account with the $450,000 and that amount is included in the balance sheet as a prepaid asset. This acquisition closed on June 4, 2010.

Effective May 1, 2010, the Predecessor acquired Zachry Exploration, LLC’s interest in the Predecessor’s Laredo area properties for a net purchase price of $6.5 million. The net purchase price was allocated to oil and gas properties. This acquisition closed on August 3, 2010.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Effective April 1, 2010, the Predecessor acquired U.S. Enercorp, LTD’s interest in wells located in McMullen County, Texas for a net purchase price of approximately $2.6 million. The net purchase price was allocated to oil and gas properties. This acquisition closed on May 28, 2010.

The Predecessor also acquired interests in oil and gas properties in a number of individually insignificant acquisitions during 2010 which aggregated to a total of approximately $6.0 million. Included in other expense in the accompanying combined statements of operations for the year ended December 31, 2010 are approximately $890,000 of acquisition costs related to the 2010 acquisitions.

2009 Acquisitions

Effective February 1, 2009, the Predecessor acquired Coronado Energy E&P Company, LLC’s interest in Predecessor’s Laredo area properties for a net purchase price of approximately $13.0 million. The net purchase price was allocated to oil and gas properties. This acquisition closed on March 16, 2009.

The Predecessor acquired Chroma Oil and Gas, LP’s interest in the Predecessor’s Laredo area properties, effective April 1, 2009 for a net purchase price of approximately $2.9 million. The net purchase price was allocated to oil and gas properties. The acquisition closed on May 20, 2009.

The Predecessor also acquired interests in oil and gas properties in a number of individually insignificant acquisitions during 2009, which aggregated to a total of approximately $0.9 million. Included in other expense in the accompanying combined statements of operations for the year ended December 31, 2009 are approximately $304,000 of acquisition costs related to the 2009 acquisitions.

2008 Acquisitions

Effective April 1, 2008, the Predecessor acquired Forest Energy’s interest in the Predecessor’s Laredo area properties for a net purchase price of approximately $8.7 million. The acquisition closed on April 22, 2008. Effective September 1, 2008, the Predecessor acquired additional oil and gas properties from Forest for a net purchase price of approximately $6.0 million. The acquisition closed on October 6, 2008. The net purchase price of these acquisitions was allocated to oil and gas properties. In addition, the Predecessor obtained Chevron’s working interest in undeveloped acreage in the Laredo area properties for approximately $0.8 million through a farm-out agreement.

Divestitures of non-core assets

On January 20, 2010, the Predecessor sold its interests in the Saner wells for net proceeds of approximately $1.4 million. There was no significant gain or loss associated with this sale. In addition, during 2010, the Predecessor received a settlement of approximately $1.2 million related to a property that the Predecessor had not been given the opportunity to acquire despite a preferential right to acquire the property held by the Predecessor. This settlement amount has been recorded in other income for the year ended December 31, 2010.

Effective January 8, 2009, the Predecessor sold a portion of their interests in the Nueces Mineral Company lease (NMC Lease) for net proceeds of $2.7 million. The Predecessor sold additional interests in the NMC Lease effective May 1, 2009 for net proceeds of $9.0 million. The Predecessor recorded gains on these sales of approximately $7.8 million.

Effective January 1, 2008, the Predecessor sold their Rocky Mountain assets for $8.0 million. The Predecessor recorded a gain on this sale of approximately $3.9 million.

On February 28, 2008, the Predecessor sold their Mid-Continent assets at auction for proceeds of approximately $0.4 million. The Predecessor recorded a gain on this sale of approximately $0.1 million.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Effective June 1, 2008, the Predecessor sold their interests in Harris County for net proceeds of approximately $6.7 million. The Predecessor recorded a gain on this sale of approximately $3.0 million.

Note 4 —	Fair Value Measurements of Financial Instruments

The Predecessor uses a valuation framework based upon inputs that market participants use in pricing an asset or liability, which are classified into two categories: observable inputs and unobservable inputs. Observable inputs represent market data obtained from independent sources; whereas, unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. These two types of inputs are further divided into the following fair value input hierarchy:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Predecessor considers active markets to be those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Predecessor values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the full term of the derivative instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace. Level 2 instruments primarily include non-exchange-traded derivatives, such as over-the-counter commodity price swaps, collars, put options and interest rate swaps. At December 31, 2010 and 2009, all of the Predecessor’s derivative instruments were considered Level 2.

Level 3 — Measure based on prices or valuation models that require inputs that are both significant to the fair value measurement and are less observable from objective sources (i.e., supported by little or no market activity).

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The carrying values of cash and cash equivalents, accounts receivables, accounts payables (including accrued liabilities) and amounts outstanding under long-term debt agreements included in the accompanying combined balance sheets approximated fair value at December 31, 2010 and 2009. These assets and liabilities are not presented in the following tables.

Derivative Instruments — The fair market values of the derivative financial instruments reflected in the combined balance sheets were based on quotes obtained from the counterparties to the agreements. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Predecessor’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The fair value input hierarchy to which an asset or liability measurement falls is determined based on the lowest-level input that is significant to the measurement in its entirety. The following table presents the

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Predecessor’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2010 and 2009 for each of the fair value hierarchy levels (in thousands):

	Fair Value Measurements at December 31, 2010 Using
	Quoted Prices in	Significant Other	Significant	Fair Value at
	Active Markets	Observable Inputs	Unobservable Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2010

Assets:
Commodity derivative price swap contracts	$—	$3,067	$—	$3,067
Commodity derivative collar contracts		4,086		4,086

Total assets	$—	$7,153	$—	$7,153

Liabilities:
Commodity derivative price collar contracts	$—	$(420)	$—	$(420)
Commodity derivative put options	—	(58)	—	(58)
Commodity derivative interest rate swaps	—	(403)	—	(403)

Total liabilities	$—	$(881)	$—	$(881)

	Fair Value Measurements at December 31, 2009 Using
	Quoted Prices in	Significant Other	Significant
	Active Markets	Observable Inputs	Unobservable Inputs	Fair Value at
	(Level 1)	(Level 2)	(Level 3)	December 31, 2009

Assets:
Commodity derivative price swap contracts	$—	$1,683	$—	$1,683
Commodity derivative collar contracts		2,264		2,264

Total assets	$—	$3,947	$—	$3,947

Liabilities:
Commodity derivative price swap contracts	$—	$(104)	$—	$(104)
Commodity derivative price collar contracts	—	(137)	—	(137)
Commodity derivative interest rate swaps	—	(107)	—	(107)

Total liabilities	$—	$(348)	$—	$(348)

For additional information on the Predecessor’s derivative instruments, see note 5.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis:

Certain assets and liabilities are reported at fair value on a nonrecurring basis in the Predecessor’s combined balance sheets. The following methods and assumptions were used to estimate the fair values:

Asset Retirement Obligations (ARO’s) — The Predecessor estimates the fair value of ARO’s based on discounted cash flow projections using numerous estimates, assumptions, and judgments regarding such factors as the existence of a legal obligation for an ARO; amounts and timing of settlements; the credit-adjusted risk-free rate to be used; and inflation rates. See note 6 for a summary of changes in ARO’s.

Properties Acquired in Business Combinations — If sufficient market data is not available, the Predecessor determines the fair values of proved and unproved properties acquired in transactions accounted for as business combinations by preparing estimates of discounted cash flow projections. The factors to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, the timing of future production and capital expenditures and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties.

Note 5 —	Risk Management and Derivative Instruments

The Predecessor utilizes derivative instruments to manage exposure to commodity price and interest rate fluctuations and achieve a more predictable cash flow in connection with its natural gas and oil sales from production and borrowing related activities. These transactions limit exposure to declines in prices or increases in interest rates, but also limit the benefits the Predecessor would realize if prices increase or interest rates decrease.

Inherent in the Predecessor’s portfolio of natural gas and interest rate derivative contracts are certain business risks, including market risk and credit risk. Market risk is the risk that the price of natural gas will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by the Predecessor’s counterparty to a contract. The Predecessor does not require collateral from its counterparties but does attempt to minimize its credit risk associated with derivative instruments by limiting its exposure to any single counterparty and entering into derivative instruments only with counterparties that are large financial institutions, which management believes present minimal credit risk. In addition, to mitigate its risk of loss due to default, the Predecessor has entered into master netting agreements with its counterparties on its derivative instruments that allow the Predecessor to offset its asset position with its liability position in the event of default by the counterparty. Had the Predecessor’s counterparties failed to perform under existing derivative contracts, the maximum loss at December 31, 2010 would be approximately $6,080,000.

(a)	Commodity Derivatives

The Predecessor uses a combination of natural gas swaps, costless collars and put options to manage its exposure to commodity price volatility. At December 31, 2010, the Predecessor had the following open commodity positions:

Natural Gas Swaps
		Average Monthly	Weighted Average
Beginning Month	Ending Month	Volumes (MMBtu)	Fixed Price

1/1/2011	12/31/2011	88,000	$6.11
2/1/2011	6/30/2011	54,000	$4.10
1/1/2012	6/30/2012	15,000	$5.35
1/1/2012	12/31/2012	90,000	$5.81
1/1/2013	12/31/2013	61,000	$5.76

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Natural Gas Collars
		Average Monthly	Weighted Average	Weighted Average
Beginning Month	Ending Month	Volumes (MMBtu)	Floor Price	Ceiling price

1/1/2011	4/30/2011	6,000	$6.25	$7.25
1/1/2011	8/31/2011	6,000	$6.25	$7.15
1/1/2011	12/31/2011	193,000	$5.28	$6.75
7/1/2011	12/31/2011	21,000	$4.00	$5.00
1/1/2012	12/31/2012	275,000	$4.88	$6.19
1/1/2013	12/31/2013	269,000	$4.82	$5.80

Natural Gas Put Options
		Average Monthly
Beginning Month	Ending Month	Volumes (MMBtu)	Strike Price

1/1/2011	12/31/2011	250,000	$4.30
1/1/2012	12/31/2012	70,000	$4.80

Oil Collars
		Average Monthly	Weighted Average	Weighted Average
Beginning Month	Ending Month	Volumes (Bbls)	Floor Price	Ceiling Price

1/1/2011	12/31/2011	1,200	$75.00	$94.00
1/1/2012	12/31/2012	900	$73.33	$94.97
1/1/2013	6/30/2013	300	$80.00	$99.60
1/1/2013	12/31/2013	600	$70.00	$104.70

(b)	Interest Rate Swaps

In June 2010, the Predecessor entered into an interest rate swap agreement in order to mitigate its exposure to interest rate fluctuations. Under this swap agreement, the Predecessor receives the current 1-month LIBOR and pays a fixed rate of 1.00% on a notional amount of $50.0 million. The effective date of the swap is from June 2010 to June 2012.

In 2009, the Predecessor entered into two interest rate swap agreements in order to mitigate its exposure to interest rate fluctuations. Under these swap agreements, the Predecessor pays 1.62% and receives the current 3-month LIBOR rate per month on a notional amount of $6.7 million and $1.7 million, respectively. The effective dates of the swaps are from February 2009 to February 2011.

The interest rate swaps are not designated as hedges for financial accounting purposes. All gains and losses, including unrealized gains and losses related to the change in the interest rate swaps fair value, have been recorded in Interest expense, net in the combined statements of operations.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(c)	Balance Sheet Presentation

The following table summarizes the gross fair value of derivative instruments by the appropriate balance sheet classification, even when the derivative instruments are subject to netting arrangements and qualify for net presentation in the Predecessor’s combined balance sheets at December 31, 2010 and 2009 (in thousands):

		December 31,
Type	Balance Sheet Location(1)	2010	2009

Natural Gas Swaps	Short-term derivative instruments — Current assets	$1,661	$1,311
Natural Gas Collars	Short-term derivative instruments — Current assets	2,459	1,773
Natural Gas Swaps	Long-term derivative instruments — Long-term assets	1,406	372
Natural Gas Collars	Long-term derivative instruments — Long-term assets	1,627	491
Natural Gas Puts	Short-term derivative instruments — Current liabilities	(23)	—
Natural Gas Collars	Short-term derivative instruments — Current liabilities	(56)	—
Oil Collars	Short-term derivative instruments — Current liabilities	(81)	(13)
Interest Rate Swaps	Short-term derivative instruments — Current liabilities	(153)	—
Natural Gas Puts	Long-term derivative instruments — Long-term liabilities	(35)	—
Natural Gas Swaps	Long-term derivative instruments — Long-term liabilities	—	(104)
Natural Gas Collars	Long-term derivative instruments — Long-term liabilities	(174)	(49)
Oil Collars	Long-term derivative instruments — Long-term liabilities	(109)	(75)
Interest Rate Swaps	Long-term derivative instruments — Long-term liabilities	(250)	(107)

	Net derivative financial instruments	$6,272	$3,599

(1)	The fair value of derivative instruments reported in the Predecessor’s combined balance sheets are subject to netting arrangements and qualify for net presentation. The following table reports the net derivative fair values as reported in the Predecessor’s combined balance sheets at December 31, 2010 and 2009:

	December 31,
	2010	2009

Combined balance sheet classification:
Current derivative contracts:
Assets	$3,791	$3,086
Liabilities	(109)	(13)

Net current	$3,682	$3,073

Noncurrent derivative contracts:
Assets	$2,699	$814
Liabilities	(109)	(288)

Net noncurrent	$2,590	$526

(d)	Gains (Losses) on Derivatives

The Predecessor does not designate its derivative instruments as hedging instruments for financial reporting purposes. Accordingly, all gains and losses, including unrealized gains and losses from changes in the derivative instruments’ fair values, have been recorded in the combined statements of operations. The

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

following table details the unrealized and realized gains and losses related to derivative instruments for the years ending December 31, 2010, 2009 and 2008 (in thousands):

	Statements of	Years Ended December 31,
	Operations Location	2010	2009	2008

Commodity derivative contracts(1)	Gain on derivatives	$10,264	$10,834	$9,815
Interest rate swaps(2)	Interest expense	(576)	(165)	(482)

(1)	Included in these amounts are net cash receipts of approximately $7,294 and $17,574 for the years ended December 31, 2010 and 2009, respectively and net cash payments of $487 in 2008.

(2)	Included in the amounts are net cash payments of approximately $281, $475 and $153 for the years ended December 31, 2010, 2009 and 2008, respectively.

Note 6 —	Asset Retirement Obligations

The Predecessor recognizes the fair value of its asset retirement obligations related to the plugging, abandonment, and remediation of oil and gas producing properties. The present value of the estimated asset retirement costs has been capitalized as part of the carrying amount of the related long-lived assets. The present value of the estimated asset retirement costs has been capitalized as part of the carrying amount of the related long-lived assets, which approximated $10.9 million and $3.8 million as of December 31, 2010 and 2009, respectively.

The liability has been accreted to its present value as of December 31, 2010 and 2009. The Predecessor evaluated its wells and determined a range of abandonment dates through 2061.

The following table represents a reconciliation of the Predecessor’s asset retirement obligations for the years ended December 31, 2010, 2009, and 2008 (in thousands):

	2010	2009	2008

Asset retirement obligations at beginning of year	$3,806	$3,342	$1,940
Liabilities added from acquisitions or drilling	7,116	996	1,541
Liabilities removed upon sale of wells	(19)	(124)	(593)
Current year accretion expense	663	320	224
Revision of estimates	(674)	(728)	230

Asset retirement obligations at end of year	$10,892	$3,806	$3,342

Note 7 —	Long Term Debt

On December 31, 2010, the Predecessor had debt outstanding under two separate revolving credit facilities entered into by BlueStone and Classic, respectively.

The BlueStone Credit Facility

On July 8, 2009, BlueStone refinanced its existing $100.0 million credit agreement with Bank of America, N.A. by entering into a $150.0 million revolving credit facility with various lenders. The $150.0 million credit facility had an original maturity date of July 8, 2012, at which time all principal and accrued interest amounts were due. On June 25, 2010, BlueStone refinanced this credit facility and entered into a $150.0 million revolving credit facility with Wells Fargo Bank, NA (“Wells Fargo”) as Administrative Agent. Amounts outstanding under the Wells Fargo credit facility are payable on June 25, 2014 with mandatory payments required if BlueStone makes any property dispositions. At December 31, 2010 and 2009, $80.2 million and $31.4 million, respectively, were outstanding under the Wells Fargo credit facility.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Amounts outstanding under the Wells Fargo credit facility are limited to a borrowing base which is determined twice per year. In addition, BlueStone and the Administrative Agent can request special borrowing base determinations, from time to time. If the outstanding principal balance of the revolving credit facility exceeds the borrowing base at any time, BlueStone must either (a) reduce amounts outstanding under the revolving credit facility in an amount to cure the deficiency, (b) pledge additional oil and gas property as collateral sufficient to cure the deficiency or (c) make monthly principal payments in amounts that will cure the deficiency over the ensuing six-month period. The borrowing base was $90.0 million at December 31, 2010 and the borrowing base availability was $9.5 million at December 31, 2010.

Adjusted Base Rate Advances and Adjusted LIBOR Rate Advances under the revolving credit facility bear interest, payable monthly, at an Adjusted Base Rate or Adjusted LIBOR Rate plus an applicable margin of 1.75% and 2.75%, respectively. Amounts outstanding under the facility for the years ended December 31, 2010, 2009 and 2008 were at a weighted average interest rate of approximately 3.45%, 4.88% and 5.31%, respectively. The Wells Fargo revolving credit facility also requires an annual commitment fee of 0.5%, payable quarterly.

Additionally, the revolving credit facility provides for the issuance of letters of credit, limited to the total availability under the facility. At December 31, 2010 and 2009, BlueStone had $400,000 in letters of credit outstanding under the facility.

BlueStone’s borrowings are secured by its assets and stock and are subject to various financial and nonfinancial covenants. Significant financial covenants include maintaining: (1) a minimum current ratio, as defined, of 1.0 to 1.0, (2) a minimum of EBITDA to interest expense, as defined, of 3.0 to 1.0, for the previous four quarters, and (3) a maximum of total debt to EBITDA for the previous four quarters, as defined, of 4.0 to 1.0. At December 31, 2010 and December 31, 2000, BlueStone was in compliance with its debt covenants.

The Classic Credit Facility

The Classic Carve-Out properties are burdened by debt incurred pursuant to a $150.0 million revolving credit facility extended to Classic. Of the $105.0 million outstanding under this facility at December 31, 2010, $35.1 million pertained to the Classic Carve-Out properties. The Classic credit facility has a termination date of June 21, 2014. Borrowings under the Classic credit facility bear interest, at the option of Classic, at either the Prime Rate plus an applicable margin of 1.00% to 2.00% or LIBOR plus and applicable margin of 2.00% or 3.00%. The margin rate is determined by the percentage of the borrowing base outstanding. The weighted average interest rate for the years ended December 31, 2010, 2009 and 2008 was 3.1%, 3.6% and 4.9%, respectively.

The borrowings under the Classic credit facility are secured by the oil and gas properties of Classic and are subject to semiannual borrowing base redeterminations. The borrowing base at December 31, 2010 was $115.0 million, including $38.5 million allocable to the Classic Carve-Out properties. At December 31, 2010 Classic was in compliance under existing debt covenants.

Note 8 —	Partners’ Capital

The Predecessor generally allocates income and losses to the partners based on each partner’s ownership percentage.

On February 6, 2006, BlueStone, Holdings and Holdings’ members entered into a subscription and contribution agreement whereby all equity contributions made by Holdings’ members in exchange for equity units would be transferred directly to BlueStone.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

According to the Subscription and Contributions Agreement and Amendments, members of Holdings have committed $84.7 million in equity contributions as of December 31, 2010. NGP VIII committed $75.7 million. The remaining $9.0 million was committed by certain members of BlueStone’s management. In 2010, BlueStone received an equity contribution from members of Holdings of an additional $40 million, including equity contributions of $4.2 million from management. NGP VIII advanced certain members of management $4.2 million to fund their equity contributions in 2010. In exchange for these advances, management issued notes payable which carry an interest rate of 2.72% and are payable May 28, 2015. The notes can be declared immediately due and payable if the holder is no longer employed by BlueStone or upon a merger, sale, or sale of substantially all assets of BlueStone. At December 31, 2010, 100% of committed equity had been contributed.

On June 6, 2006, the partners of Classic entered into a Limited Partnership Agreement (the “Partnership Agreement”). According to the Partnership Agreement and Amendments, partners of Classic have committed $135.9 million in capital contributions as of December 31, 2010, including $35.7 million allocable to Classic Carve-Out. NGP VIII committed $123.0 million and the remaining $12.9 million was committed by certain members of Classic’s management. In 2010, Classic received capital contributions of $19.7 million, net of equity financing fees, from its partners, including $4.1 million allocable to Classic Carve-Out. As of January 24, 2011, 100% of committed capital had been contributed.

Note 9 —	Incentive Interests

At December 31, 2010, BlueStone and Classic each had incentive units outstanding under their respective operating agreements. The BlueStone and Classic operating agreements provide for the issuance of up to 2,102,547 and 30,000 units, respectively. Holders of incentive units are entitled to cash distributions following the sale, merger, or other transaction involving the stock or assets of the companies after the recovery of capital contributions plus a rate of return, specified as payout levels in their respective operating agreements.

Incentive units are subject to vesting or performance criteria, as specified in the operating agreements. All incentive units not vested are forfeited if an employee is no longer employed and are forfeited automatically after February 6, 2014 for BlueStone and October 26, 2012 for Classic.

The incentive units are accounted for as liability awards with compensation expense based on period-end fair value. Because it is not probable that the performance criterion has been met at December 31, 2010, no compensation expense has been recorded for any period in the combined Predecessor financial statements.

Note 10 —	Related Party Transactions

The majority partner of the Predecessor, NGP VIII, is an affiliate of certain directors of the entities comprising the Predecessor. For the periods ended December 31, 2010, 2009 and 2008, the Predecessor expensed advisory and directors’ fees of approximately $151,000, $145,000 and $142,000, respectively, to NGP VIII. At December 31, 2010 and 2009, approximately $32,000 and $38,000, respectively, related to these fees was recorded as a related-party payable.

Note 11 —	Commitments and Contingencies

(e)	Lease Agreements

The Predecessor leases equipment and office space under operating leases expiring on various dates through 2015. Rent expense was approximately $273,000, $194,000, and $161,000 for the years ended December 31, 2010, 2009, and 2008, respectively. Minimum annual lease commitments at December 31, 2010 for the calendar years following are approximately $295,000 in 2011, $259,000 in 2012, $254,000 in 2013, $210,000 in 2014, and $17,000 thereafter. The Predecessor moved their Laredo office in February 2011. Minimum lease commitments under the new agreement are included in the amounts above.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(f)	Litigation

The Predecessor is involved in litigation in the normal course of business. Management does not believe the outcome of these matters will have a material adverse impact on the Predecessor’s financial condition or results of operations.

(g)	Noncompete Agreements

The Predecessor entered into noncompete agreements with certain key employees which, in the event of the employee’s termination for other than cause (as defined in the noncompete agreements), provide for payments equal to the employee’s regular monthly salary for a time period to be determined by the Predecessor, but not to exceed 18 months.

Note 12 —	Defined Contribution Plan

The companies comprising the Predecessor sponsor defined contribution plans for the benefit of substantially all employees who have attained 18 years of age. The plan allows eligible employees to make tax-deferred contributions up to 100% of their annual compensation, not to exceed annual limits established by the Internal Revenue Service. The Predecessor makes matching contributions of up to 6% of an employee’s compensation and may make additional discretionary contributions for eligible employees meeting certain plan requirements. Employees vest ratably in the employer discretionary contributions over three years. The Predecessor’s contributions to the plan were approximately $184,000, $170,000 and $126,000 in 2010, 2009 and 2008, respectively.

Note 13 —	Subsequent Events

Effective January 1, 2011, the Predecessor acquired BP America Production Company’s (“BP”) interests in wells located in Duval, Jim Hogg, McMullen and Webb counties in exchange for the Predecessor’s interest in the Nueces Field of the Eagle Ford Shale and $20 million in cash, subject to certain closing adjustments. The transaction closed on May 31, 2011 and the Predecessor paid a total of approximately $12.9 million in cash consideration at closing, net of adjustments.

The Predecessor estimated that as of May 31, 2011, the preliminary fair value of the net assets acquired from BP was approximately $78.6 million. Taking into consideration the cash consideration paid at closing of $12.9 million and the carrying value of approximately $1.6 million for the assets sold to BP in the transaction, which was primarily acreage, the Predecessor expects to record a gain of approximately $64 million during the 2nd quarter of 2011. The purchase price allocation remains preliminary and is subject to change until the purchase price allocation is finalized.

On April 8, 2011, WHT acquired certain oil and natural gas properties and related assets in East Texas from a third party for approximately $315 million ($302.8 million after customary adjustments) of which 40% will be contributed to the Partnership.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 14 —	Supplemental Oil and Gas Information (Unaudited)

Capitalized Costs Relating to Oil and Natural Gas Producing Activities

The following table illustrates the total amount of capitalized costs relating to oil and natural gas producing activities and the total amount of related accumulated depreciation, depletion and amortization.

	December 31,
	2010	2009	2008
	(In thousands)

Evaluated oil and natural gas properties(1)	$299,589	$181,773	$157,613
Unevaluated oil and natural gas properties	15,385	5,445	2,354
Accumulated depletion, depreciation and amortization(1)	(92,814)	(60,978)	(42,379)

	$222,160	$126,240	$117,588

(1)	Amounts do not include costs for our gas gathering systems and related support equipment.

Costs Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development Activities

Costs incurred in property acquisition, exploration and development activities were as follows:

	Years Ended December 31,
	2010	2009	2008
	(In thousands)

Property acquisition costs, proved	$104,542	$17,455	$15,199
Property acquisition costs, unproved	—	—	—
Exploration and extension well costs	6,287	6,808	16,726
Development costs(1)	6,842	12,226	28,652

Total costs	$117,671	$36,489	$60,577

(1)	Amounts do not include costs for our gas gathering systems and related support equipment.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following Standardized Measure of Discounted Future Net Cash Flows has been developed utilizing ASC 932, Extractive Activities — Oil and Gas, (ASC 932) procedures and based on oil and natural gas reserve and production volumes estimated by the Predecessor’s engineering staff. It can be used for some comparisons, but should not be the only method used to evaluate the Predecessor or its performance. Further, the information in the following table may not represent realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Predecessor.

The Partnership believes that the following factors should be taken into account when reviewing the following information:

•	future costs and selling prices will probably differ from those required to be used in these calculations;

•	due to future market conditions and governmental regulations, actual rates of production in future years may vary significantly from the rate of production assumed in the calculations;

•	a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and natural gas revenues; and

•	future net revenues may be subject to different rates of income taxation.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Under the Standardized Measure for the year ended December 31, 2008, the future cash inflows were estimated by applying year-end oil and natural gas prices to the estimated future production of year-end proved reserves. Estimates of future income taxes are computed using current statutory income tax rates including consideration for estimated future statutory depletion and tax credits. The resulting net cash flows are reduced to present value amounts by applying a 10% discount factor. Use of a 10% discount rate and year-end prices were required. At December 31, 2010 and 2009, as specified by the SEC, the prices for oil and natural gas used in this calculation were the unweighted 12-month average of the first day of the month prices, except for volumes subject to fixed price contracts.

Oil and Natural Gas Reserves

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various reservoirs make these estimates generally less precise than other estimates included in the financial statement disclosures.

Proved reserves represent estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions in effect when the estimates were made. Proved developed reserves are proved reserves expected to be recovered through wells and equipment in place and under operating methods used when the estimates were made.

The following table illustrates the Predecessor’s estimated net proved reserves, including changes, and proved developed reserves for the periods indicated, as estimated by Netherland, Sewell & Associates, Inc. (NSAI) and Miller and Lents, Ltd., each independent, third-party petroleum engineers. The oil and natural gas liquids prices as of December 31, 2010 are based on the respective 12-month unweighted average of the first of the month prices of the WTI Posting (Plains) spot price which equates to $75.96 per barrel. The oil and natural gas liquids prices as of December 31, 2009 are based on the respective 12-month unweighted average of the first of the month prices of the West Texas Intermediate posted price which equates to $57.65 per barrel. The oil and natural gas liquids price as of December 31, 2008 is based on the year-end West Texas Intermediate posted price of $41.00 per barrel. The oil and natural gas liquids prices were adjusted by lease or field for quality, transportation fees, and regional price differentials. The natural gas prices as of December 31, 2010 and 2009 are based on the respective 12-month unweighted average of the first of the month prices of the Henry Hub spot price which equates to $4.376 per MMbtu and $3.866 per MMbtu, respectively. The natural gas price as of December 31, 2008 is based on the year-end Henry Hub spot market price of $5.71 per MMbtu. All prices are adjusted by lease or field for energy content, transportation fees, and regional price

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

differentials. All prices are held constant in accordance with SEC guidelines. All proved reserves are located in the United States.

	Proved Reserves
			Natural Gas
			Liquid	Equivalent
	Oil (MBbls)	Gas (MMcf)	(MBbls)	(MMcfe)

Proved reserves, December 31, 2007	1,527	25,878	—	35,038
Extensions and discoveries	108	21,212	—	21,857
Purchase of minerals in place	46	6,199	—	6,480
Production	(55)	(3,834)	—	(4,165)
Sale of minerals in place	(694)	(1,211)	—	(5,372)
Revision of previous estimates	(98)	9,955	—	9,365

Proved reserves, December 31, 2008	834	58,199	—	63,203

Extensions and discoveries	6	3,533	—	3,571
Purchase of minerals in place	32	8,001	—	8,195
Production	(94)	(5,281)	—	(5,847)
Sale of minerals in place	(90)	—	—	(538)
Revision of previous estimates	51	(2,800)	—	(2,495)

Proved reserves, December 31, 2009	739	61,652	—	66,089

Extensions and discoveries	60	7,602	211	9,225
Purchase of minerals in place	259	78,046	—	79,599
Production	(47)	(7,314)	(33)	(7,792)
Sale of minerals in place	—	—	—	—
Revision of previous estimates	5	11,190	271	12,850

Proved reserves, December 31, 2010	1,016	151,176	449	159,971

	Proved Developed Reserves
			Natural Gas
			Liquids	Equivalent
	Oil (MBbls)	Gas (MMcf)	(MBbls)	(MMcfe)

December 31, 2010	904	123,529	206	130,195
December 31, 2009	687	47,809	—	51,934
December 31, 2008	769	43,291	—	47,905

	Proved Undeveloped Reserves
			Natural Gas
			Liquids	Equivalent
	Oil (MBbls)	Gas (MMcf)	(MBbls)	(MMcfe)

December 31, 2010	112	27,647	243	29,775
December 31, 2009	52	13,843	—	14,155
December 31, 2008	65	14,908	—	15,298

Noteworthy amounts included in the categories of proved reserve changes for the years 2010, 2009, and 2008 in the above tables include: The Predecessor acquired 79.6 Bcfe in multiple acquisitions, the largest being the Forest Oil properties of 47.0 Bcfe, during the year ended December 31, 2010. 8.2 Bcfe and 6.5 Bcfe were acquired in the years ended December 31, 2009 and 2008, respectively, in multiple acquisitions. See Note 3 Acquisitions and Divestitures for additional information on acquisitions. The divestures in 2008 to multiple buyers totaled 5.4 MMcfe.

PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The Predecessor did run an active drilling program in 2008 and 21.9 Bcfe was added to the reserve base. Reserves added through extensions in 2009 and 2010 were not significant at 3.6 Bcfe and 9.2 Bcfe, respectively.

The SEC amended its definitions of oil and natural gas reserves effective December 31, 2009. Previous periods were not restated for the new rules. Key revisions include a change in pricing used to prepare reserve estimates to a 12-month unweighted average of the first-day-of-the-month prices, the inclusion of non-traditional resources in reserves, definitional changes, allowing the application of reliable technologies in determining proved reserves, and other new disclosures (Revised SEC rules).

A variety of methodologies are used to determine our proved reserve estimates. The principal methodologies employed are reservoir simulation, decline curve analysis, volumetric, material balance, advance production type curve matching, petro-physics/log analysis and analogy. Some combination of these methods is used to determine reserve estimates in substantially all of our fields.

The Standardized Measure is as follows:

	Years Ended December 31,
	2010	2009	2008
	(In thousands)

Future cash inflows	$780,477	$295,659	$399,168
Future production costs	(291,486)	(120,657)	(136,118)
Future development costs	(68,046)	(31,180)	(31,280)
Future income tax expense(1)	(5,463)	(2,070)	(2,794)

Future net cash flows before 10% discount	$415,482	$141,752	$228,976
10% annual discount for estimated timing of cash flows	(231,667)	(77,916)	(125,090)

Standardized measure of discounted future net cash flows	$183,815	$63,836	$103,886

(1)	Represents future amounts owed associated with Texas margin tax.

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following is a summary of the changes in the Standardized Measure for the Predecessor’s proved oil and natural gas reserves during each of the years in the three year period ended December 31, 2010:

	Years Ended December 31,
	2010	2009	2008
	(In thousands)

Beginning of year	$63,836	$103,886	$94,968
Sale of oil and natural gas produced, net of production costs	(21,222)	(11,870)	(38,657)
Purchase of minerals in place	104,729	6,213	22,695
Sales of minerals in place	—	(612)	(19,819)
Extensions and discoveries	8,526	2,332	21,571
Changes in income taxes, net	(1,506)	319	(225)
Changes in prices and costs	14,198	(44,997)	(10,679)
Previously estimated development costs incurred	2,228	5,828	8,258
Net changes in future development costs	(4,947)	1,253	(2,505)
Revisions of previous quantities	12,192	(4,118)	15,614
Accretion of discount	6,481	10,517	9,602
Changes in production rates and other	(700)	(4,915)	3,063

End of year	$183,815	$63,836	$103,886

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Member
BlueStone Natural Resources, LLC:

We have audited the accompanying statements of revenues and direct operating expenses of BlueStone Natural Resources, LLC’s acquisition of certain Forest Oil properties (the Properties) for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of BlueStone Natural Resources, LLC’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the statements, and is not intended to be a complete presentation of the Properties’ results of operations.

In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the results of BlueStone Natural Resources, LLC’s acquisition of certain Forest Oil properties operations for the years ended December 31, 2009 and 2008, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Oklahoma City, Oklahoma
June 10, 2011

FOREST ACQUISITION FINANCIAL STATEMENTS

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
AND SIX MONTHS ENDED JUNE 30, 2010 (UNAUDITED)

	Six Months Ended	Year Ended December 31,
	June 30, 2010	2009	2008
	(unaudited)
	(In thousands)

Operating revenues	$8,668	$16,271	$44,836
Direct operating expenses:	2,857	5,746	8,009

Revenues in excess of direct operating expenses	$5,811	$10,525	$36,827

See accompanying notes to statements of revenues and direct operating expenses.

FOREST ACQUISITION FINANCIAL STATEMENTS

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES FOR
THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
SIX MONTHS ENDED JUNE 30, 2010 (UNAUDITED)

Note 1.	Basis of Presentation

On June 30, 2010, BlueStone Natural Resources, LLC acquired certain oil and gas properties from Forest Oil Corporation (“Forest Oil”) for a net purchase price of $65.9 million (referred to as the “Forest Oil Properties”). The accompanying statements of revenues and direct expenses are related to the Forest Oil Properties.

Historical financial statements prepared in accordance with accounting principles generally accepted in the United States of America have never been prepared for the Forest Oil Properties. The accompanying statements of revenues and direct expenses related to the Forest Oil Properties were prepared from the historical accounting records of Forest Oil.

Certain indirect expenses, as further described in Note 4, were not allocated to the Forest Oil Properties and have been excluded from the accompanying statements. Any attempt to allocate these expenses would require significant and judgmental allocations, which would be arbitrary and may not be indicative of the performance of the properties on a stand-alone basis.

These statements of revenues and direct expenses do not represent a complete set of financial statements reflecting financial position, results of operations, stakeholders’ equity and cash flows of the Forest Oil Properties and are not necessarily indicative of the results of operations for the Forest Oil Properties going forward.

Note 2.	Significant Accounting Policies

Use of Estimates

Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the statements of revenues and direct expenses. Actual results could be different from those estimates.

Revenue Recognition

Forest Oil uses the sales method of accounting for oil and natural gas revenues. Under the sales method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers. There were no significant imbalances with other revenue interest owners during any of the periods presented in these statements.

Direct Operating Expenses

Direct expenses, which are recognized on an accrual basis, relate to the direct expenses of operating the Forest Oil Properties. The direct expenses include lease operating, ad valorem tax and production tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and natural gas production activities.

Note 3.	Contingencies

The activities of the Forest Oil Properties are subject to potential claims and litigation in the normal course of operations. Forest Oil management does not believe that any liability resulting from any pending or threatened litigation will have a materially adverse effect on the operations or financial results of the Forest Oil Properties.

FOREST ACQUISITION FINANCIAL STATEMENTS

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES FOR
THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
SIX MONTHS ENDED JUNE 30, 2010 (UNAUDITED) — (CONTINUED)

Note 4.	Excluded Expenses

The Forest Oil Properties were part of a much larger enterprise prior to the date of the sale by Forest Oil to BlueStone. Indirect general and administrative expenses, interest, income taxes, and other indirect expenses were not allocated to the Forest Oil Properties and have been excluded from the accompanying statements. In addition, any allocation of such indirect expenses may not be indicative of costs which would have been incurred by the Forest Oil Properties on a stand-alone basis.

Also, depreciation, depletion, and amortization have been excluded from the accompanying statements of revenues and direct expenses as such amounts would not be indicative of the depletion calculated on the Forest Oil Properties on a stand-alone basis.

Note 5.	Supplemental Information relating to oil and natural gas producing activities (unaudited)

Estimated Quantities of Proved Oil and Natural Gas Reserves

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various reservoirs make these estimates generally less precise that other estimates included in the financial statement disclosures.

Proved reserves represent estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions in effect when the estimates were made. Proved developed reserves are proved reserves expected to be recovered through wells and equipment in place and under operating methods used when the estimates were made.

The following table illustrates the Forest Oil Properties’ estimated net proved reserves, including changes and proved developed reserves for the periods indicated. The oil price as of December 31, 2009, is based on the twelve month unweighted average of the first of the month prices of the West Texas Intermediate posted price which equates to $61.18 per barrel. Oil prices as of December 31, 2008, are based on the respective year end West Texas Intermediate posted price of $44.60 per barrel. The oil and natural gas liquids prices were adjusted by lease for quality, transportation fees, and regional price differentials.

The gas price as of December 31, 2009, is based on the twelve month unweighted average of the first of the month prices of the Henry Hub spot price which equates to $3.866 per MMbtu. The gas price as of December 31, 2008, is based on the respective year-end Henry Hub spot market price of $5.71 per MMbtu. All prices are adjusted by lease of energy content, transportation fees, and regional price differentials. All

FOREST ACQUISITION FINANCIAL STATEMENTS

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES FOR
THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
SIX MONTHS ENDED JUNE 30, 2010 (UNAUDITED) — (CONTINUED)

prices are held constant in accordance with SEC guidelines. All proved reserves are located in Wells County, Texas.

	Proved Reserves(1)
			Equivalent
	Oil (MBbls)	Gas (MMcf)	(MMcfe)

Proved reserves, December 31, 2007	176	61,050	62,103
Extensions and discoveries	1	613	621
Purchase of minerals in place	—	—	—
Production	(15)	(5,152)	(5,243)
Sale of minerals in place	—	—	—
Revision of previous estimates	(4)	(761)	(785)

Proved reserves, December 31, 2008	158	55,750	56,696

Extensions and discoveries	—	532	533
Purchase of minerals in place	—	—
Production	(12)	(4,347)	(4,417)
Sale of minerals in place	—	—
Revision of previous estimates	(11)	(3,863)	(3,926)

Proved reserves, December 31, 2009	135	48,072	48,886

(1)	Proved reserves information is identical to proved developed reserves information, as all proved reserves are also developed.

The SEC amended its definitions of oil and natural gas reserves effective December 31, 2009. Previous periods were not restated for the new rules. Key revisions include a change in pricing used to prepare reserve estimates to a twelve month unweighted average of the first-day-of-the-month prices, the inclusion of non-traditional resources in reserves, definitional changes, and allowing the application of reliable technologies in determining proved reserves, and other new disclosures.

The reserves described above have been estimated by management, using deterministic methods. For wells classified as proved developed producing where sufficient production history existed, reserves were based on individual well performance evaluation and production decline curve extrapolation techniques. For undeveloped locations and wells that lack sufficient production history, reserves were based on analogy to producing wells within the same area exhibiting similar geologic and reservoir characteristics, combined with volumetric methods. The volumetric estimates were based on geologic maps and rock and fluid properties derived from well logs, core data, pressure measurements, and fluid samples. Well spacing was determined from drainage patterns derived from a combination of performance-based recoveries and volumetric estimates for each area or field. Proved undeveloped locations were limited to areas of uniformly high quality reservoir properties, between existing commercial producers.

Standardized Measure of Discounted Future Net Cash Flows Relating to Oil and Gas Reserves

The following Standardized Measure of Discounted Future Net Cash Flow information has been developed utilizing ASC 932, Extractive Activities — Oil and Gas, (ASC932) procedures and based on oil and natural gas reserve and production volumes estimated by the Company’s engineering staff. It can be used for some comparisons, but should not be the only method used to evaluate the Forest Oil Properties or their

FOREST ACQUISITION FINANCIAL STATEMENTS

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES FOR
THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
SIX MONTHS ENDED JUNE 30, 2010 (UNAUDITED) — (CONTINUED)

performance. Further, the information in the following table may not represent realistic assessments of future cash flows, nor should the Standardized Measure of Discounted future Net Cash Flow be viewed as representative of the current value of the Forest Oil Properties.

Standardized Measure of Discounted Future Net Cash Flows Relating to Oil and Gas Reserves

The Partnership believes that the following factors should be taken into account when reviewing the following information:

•	future costs and selling prices will probably differ from those required to be used in these calculations;

•	due to future market conditions and governmental regulations, actual rates of production in future years may vary significantly from the rate of production assumed in the calculations;

•	a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and natural revenues; and

•	the effects of federal income taxes have been excluded

Under the Standardized Measure, for the year ended December 31, 2009 and 2008 the future cash inflows were estimated by applying unweighted twelve month average of the first day of the month cash price quotes to the estimated future production of period end proved reserves. The resulting net cash flows are reduced to present value amounts by applying a 10% discount factor. Use of a 10% discount rate and the unweighted twelve month average prices were required.

	Years Ended December 31,
	2009	2008
	(In thousands)

Future cash inflows	$194,467	$327,588
Future production costs	(86,297)	(122,126)
Future development costs	—	—
Future income tax expense(1)	(1,361)	(2,293)

Future net cash flows before 10% discount	$106,809	$203,169
10% annual discount for estimated timing of cash flows	(48,663)	(98,675)

Standardized measure of discounted future net cash flows	$58,146	$104,494

(1)	Represents future amounts owed associated with Texas margin tax.

FOREST ACQUISITION FINANCIAL STATEMENTS

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES FOR
THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
SIX MONTHS ENDED JUNE 30, 2010 (UNAUDITED) — (CONTINUED)

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following tabulation is a summary of changes between the total standardization measure of discounted future net cash flows at the beginning and end of each year:

	Years Ended December 31,
	2009	2008
	(In thousands)

Beginning of year	$104,494	$143,713
Sale of oil and natural gas produced, net of production costs	(10,525)	(36,827)
Purchase of minerals in place	—	—
Sales of minerals in place	—	—
Extensions and discoveries	1,314	1,679
Changes in income taxes, net	410	331
Changes in prices and costs	(40,554)	(16,934)
Previously estimated development costs incurred		—
Net changes in future development costs		—
Revisions of previous quantities	(7,312)	(1,834)
Accretion of discount	10,560	14,515
Changes in production rates and other	(241)	(149)
End of year	$58,146	$104,494

REPORT OF INDEPENDENT AUDITORS

The Members
BlueStone Natural Resources, LLC

We have audited the accompanying statements of revenues and direct operating expenses of the oil and gas properties acquired by BlueStone Natural Resources, LLC from BP America Production Company (the BP Properties), as described in Note 1, for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of BlueStone Natural Resources, LLC’s and BP America Production Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Memorial Production Partners LP’s Form S-1, and are not intended to be a complete financial presentation of the BP Properties’ revenues and expenses.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the revenues and direct operating expenses, as described in Note 1, of the BP Properties for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP
Houston, Texas
June 17, 2011

BLUESTONE NATURAL RESOURCES, LLC’S ACQUISITION OF
CERTAIN BP AMERICA PRODUCTION COMPANY PROPERTIES

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

	Three Months Ended
	March 31,		For Years Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(In thousands)

Operating revenues	$3,732	$6,482	$18,896	$18,972	$45,538
Direct operating expenses	1,572	2,280	7,003	6,535	9,016
Revenues in excess of direct operating expenses	$2,160	$4,202	$11,893	$12,437	$36,522

See accompanying notes to the statements of revenues and direct operating expenses.

BLUESTONE NATURAL RESOURCES, LLC’S ACQUISITION OF
CERTAIN BP AMERICA PRODUCTION COMPANY PROPERTIES

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008
AND FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)

Note 1:	Basis of Presentation

On May 31, 2011, BlueStone Natural Resources, LLC (“BlueStone”) acquired certain oil and gas properties from BP America Production Company (“BP”) through an exchange of BlueStone’s Eagle Ford assets located in Texas plus a cash payment of $20.0 million in exchange for BP’s South Texas assets (“BP Properties”). The accompanying statements of revenues and direct operating expenses are related to the BP Properties.

Historical financial statements prepared in accordance with accounting principles generally accepted in the United States of America have never been prepared for the BP Properties. The accompanying statements of revenues and direct operating expenses related to the BP Properties were prepared from the historical accounting records of BP.

Certain indirect expenses, as further described in Note 4, were not allocated to the BP Properties and have been excluded from the accompanying statements. Any attempt to allocate these expenses would require significant and judgmental allocations, which would be arbitrary and may not be indicative of the performance of the properties on a stand-alone basis.

These statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, stakeholders’ equity and cash flows of the BP Properties and are not necessarily indicative of the results of operations for the BP Properties going forward.

As of May 31, 2011, there are no preferential rights outstanding on the properties acquired by BlueStone.

Note 2:	Significant Account Policies

Use of Estimates

Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the statements of revenues and direct operating expenses. Actual results could be different from those estimates.

Revenue Recognition

BP uses the sales method of accounting for oil and natural gas revenues. Under the sales method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers. There were no significant imbalances with other revenue interest owners during any of the periods presented in these statements.

Direct Operating Expenses

Direct operating expenses, which are recognized on an accrual basis, relate to the direct expenses of operating the BP Properties. The direct expenses include lease operating, ad valorem tax and production tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and natural gas production activities of the BP Properties.

BLUESTONE NATURAL RESOURCES, LLC’S ACQUISITION OF
CERTAIN BP AMERICA PRODUCTION COMPANY PROPERTIES

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008
AND FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(UNAUDITED) — (Continued)

Note 3:	Commitment and Contingencies

The activities of the BP Properties are subject to potential claims and litigation in the normal course of operations. Pursuant to the terms of the asset exchange agreement between BP and BlueStone, any claims, litigation or disputes pending as of the effective date (January 1, 2011) or any matters arising in connection with ownership of the properties prior to the effective date are retained by BP.

Note 4:	Excluded Expenses

The BP Properties were part of a much larger enterprise prior to the date of the sale by BP to BlueStone. Indirect general and administrative expenses, interest, income taxes, and other indirect expenses were not allocated to the BP Properties and have been excluded from the accompanying statements. In addition, any allocation of such indirect expenses may not be indicative of costs which would have been incurred by the BP Properties on a stand-alone basis.

Also, depreciation, depletion, and amortization have been excluded from the accompanying statements of revenues and direct operating expenses as such amounts would not be indicative of the depletion calculated on the BP Properties on a stand-alone basis.

Note 5:	Sales to Affiliates

Sales prices are based on current market prices at the time of sale. Total sales to affiliates were $12.5 million, $10.8 million, and $25.4 million for the years ended December 31, 2010, 2009, and 2008, respectively. Total sales to affiliates were $2.4 million and $4.2 million for the unaudited three months ended March 31, 2011 and 2010, respectively.

Note 6:  Capital Expenditures (unaudited)

Capital expenditures for the BP properties were $0.2 million, $0.9 million, and $5.4 million for the years ended December 31, 2010, 2009, and 2008, respectively. Capital expenditures for each of the three months periods ended March 31, 2011 and 2010 were less than $0.1 million.

Note 7:	Subsequent Events

Subsequent events have been evaluated for recognition and disclosure through June 17, 2011. As of this date, no subsequent events have occurred.

Supplemental Oil and Gas Information (unaudited)

Historical data provided by BP and supplemented by qualified petroleum engineers on the staff of BlueStone was provided to Netherland, Sewell & Associates, Inc. (NSAI), independent, third-party petroleum engineers, to perform an independent evaluation of proved reserves for the year ending December 31, 2010. Reserves for the years ended December 31, 2009, 2008, and 2007 have been estimated by BlueStone petroleum engineers using the December 31, 2010 reserve study and adjusting it for actual production and changes in prices for the intervening periods.

All information set forth herein relating to proved reserves as of December 31, 2010, including estimated future net cash flows and present values, from that date, is taken or derived from reports and information furnished by BP. These estimates were based upon review of historical production data and other geological, economic, ownership and engineering data provided and related to the reserves. No reports on our reserves have been filed with any federal agency. In accordance with the SEC’s guidelines, our estimates of proved reserves and the future net revenues from which present values are derived beginning in 2009, are based on an unweighted 12-month average of the first-day-of-the-month price for the period, held constant throughout the life of the properties. The 2007 and 2008 prices are based on the prices being realized as of the last day of the year in accordance with the then SEC guidelines. Operating costs, development costs and certain production-related taxes were deducted in arriving at estimated future net revenues.

The following unaudited table sets forth proved natural gas and crude oil reserves, all within the United States, at December 31, 2010, 2009 and 2008, together with the changes therein.

	Natural Gas	Crude
	(MMcf)	Oil (MBbls)	Total (MMcfe)

Quantities of proved reserves:
Balance December 31, 2007	63,953	89	64,487
Revisions(1)	(709)	(1)	(715)
Extensions	25	—	25
Production	(5,890)	(8)	(5,938)

Balance December 31, 2008	57,379	80	57,859
Revisions(1)	(3,124)	(4)	(3,148)
Extensions	533	—	533
Production	(5,405)	(7)	(5,447)

Balance December 31, 2009	49,383	69	49,797
Revisions(1)	2,089	5	2,119
Production	(4,787)	(9)	(4,841)

Balance December 31, 2010	46,685	65	47,075

(1)	Revisions include only the impact of changes in product prices.

	Natural Gas	Crude
	(MMcf)	Oil (MBbls)	Total (MMcfe)

Proved developed reserves:
December 31, 2007	63,953	89	64,487
December 31, 2008	57,379	80	57,859
December 31, 2009	49,383	69	49,797
December 31, 2010	46,685	65	47,075

Standardized measure of discounted future net cash flows relating to proved reserves (dollars in thousands):

	2010	2009	2008

Future cash inflows	$201,777	$187,622	$317,502
Future production and development costs
Production	(85,159)	(81,653)	(115,267)
Development	—	—	—
Future income taxes	(1,412)	(1,313)	(2,223)

Future net cash flows	115,206	104,656	200,012
10% annual discount for estimated timing of cash flows	(57,867)	(51,252)	(103,334)

Standardized measure of discounted future net cash flows	$57,339	$53,404	$96,678

Future cash inflows are computed by applying a 12-month average commodity price adjusted for location and quality differentials for 2010 and 2009, to year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements at year-end. The 2008 prices were computed on the year end prices in accordance with the, then current, SEC guidance. The discounted future cash flow estimates do not include the effects of derivative instruments. Average price per commodity follows:

Petroleum Product	2010	2009	2008

Natural Gas per Mcf	$4.22	$3.72	$5.48
Crude Oil per Bbl	$73.17	$56.28	$40.89

The following reconciles the change in the standardized measure of discounted future net cash flows (dollars in thousands):

	2010	2009	2008

Standardized measure of discounted future net cash flow, beginning of year	$53,404	$96,678	$134,649
Changes from:
Sales of natural gas, crude oil and natural gas liquids produced, net of production costs	(12,583)	(11,439)	(37,994)
Extensions		1,314	80
Net changes in prices and production costs	10,285	(40,132)	(13,821)
Revisions of previous quantity estimates	2,610	(5,313)	(1,508)
Net change in taxes	(35)	379	320
Accretion of discount	5,402	9,767	13,596
Change in timing and other	(1,744)	2,150	1,356

Aggregate change in standardized measure of discounted future net cash flows	3,935	(43,274)	(37,971)
Standardized measure of discounted future net cash flow, end of year	$57,339	$53,404	$96,678

APPENDIX A

First Amended and Restated Agreement of Limited Partnership of Memorial Production Partners LP

A-1

APPENDIX B

Glossary of Terms

The following includes a description of the meanings of some of the oil and natural gas industry terms used in this prospectus.

Analogous Reservoir:  Analogous reservoirs, as used in resource assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, analogous reservoir refers to a reservoir that shares all of the following characteristics with the reservoir of interest: (i) the same geological formation (but not necessarily in pressure communication with the reservoir of interest); (ii) the same environment of deposition; (iii) similar geologic structure; and (iv) the same drive mechanism.

API Gravity:  A system of classifying oil based on its specific gravity, whereby the greater the gravity, the lighter the oil.

Basin:  A large depression on the earth’s surface in which sediments accumulate.

Bbl:  One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

Bbl/d:  One Bbl per day.

Bcf:  One billion cubic feet of natural gas.

Bcfe:  One billion cubic feet of natural gas equivalent.

Boe:  One barrel of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Bbl of oil.

Boe/d:  One Boe per day.

Btu:  One British thermal unit, the quantity of heat required to raise the temperature of a one-pound mass of water by one degree Fahrenheit.

Deterministic Estimate:  The method of estimating reserves or resources is called deterministic when a single value for each parameter (from the geoscience, engineering or economic data) in the reserves calculation is used in the reserves estimation procedure.

Development Project:  A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

Developed Acreage:  The number of acres which are allocated or assignable to producing wells or wells capable of production.

Development Well:  A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

Differential:  An adjustment to the price of oil or natural gas from an established spot market price to reflect differences in the quality and/or location of oil or natural gas.

Dry Hole Or Dry Well:  A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production would exceed production expenses and taxes.

Economically Producible:  The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation.

The value of the products that generate revenue shall be determined at the terminal point of oil and natural gas producing activities.

Estimated Ultimate Recovery:  Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date.

Exploitation:  A development or other project which may target proven or unproven reserves (such as probable or possible reserves), but which generally has a lower risk than that associated with exploration projects.

Exploratory Well:  A well drilled to find and produce oil and natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

Field:  An area consisting of a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

Gross Acres or Gross Wells:  The total acres or wells, as the case may be, in which we have working interest.

MBbl:  One thousand Bbls.

MBbls/d:  One thousand Bbls per day.

MBoe:  One thousand Boe.

MBoe/d:  One thousand Boe per day.

MBtu:  One thousand Btu.

MBtu/d:  One thousand Btu per day.

Mcf:  One thousand cubic feet of natural gas.

Mcf/d:  One Mcf per day.

MMBtu:  One million British thermal units.

MMcf:  One million cubic feet of natural gas.

MMcfe:  One million cubic feet of natural gas equivalent.

Net Acres or Net Wells:  Gross acres or wells, as the case may be, multiplied by our working interest ownership percentage working interest.

Net Production:  Production that is owned by us less royalties and production due others.

Net Revenue Interest:  A working interest owner’s gross working interest in production less the royalty, overriding royalty, production payment and net profits interests.

NGLs:  The combination of ethane, propane, butane and natural gasolines that when removed from natural gas become liquid under various levels of higher pressure and lower temperature.

NYMEX:  New York Mercantile Exchange.

Oil:  Oil and condensate and natural gas liquids.

Operator:  The individual or company responsible for the exploration and/or production of an oil or natural gas well or lease.

Play:  A geographic area with hydrocarbon potential.

Probabilistic Estimate:  The method of estimation of reserves or resources is called probabilistic when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrences.

Productive Well:  A well that produces commercial quantities of hydrocarbons, exclusive of its capacity to produce at a reasonable rate of return.

Proved Developed Reserves:  Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

Proved Reserve Additions:  The sum of additions to proved reserves from extensions, discoveries, improved recovery, acquisitions and revisions of previous estimates.

Proved Reserves:  Those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible, from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations, prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced, or the operator must be reasonably certain that it will commence the project, within a reasonable time. The area of the reservoir considered as proved includes (i) the area identified by drilling and limited by fluid contacts, if any, and (ii) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or natural gas on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons, LKH, as seen in a well penetration unless geoscience, engineering or performance data and reliable technology establishes a lower contact with reasonable certainty. Where direct observation from well penetrations has defined a highest known oil, HKO, elevation and the potential exists for an associated natural gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty. Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when (i) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (ii) the project has been approved for development by all necessary parties and entities, including governmental entities. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the twelve-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Proved Undeveloped Reserves:  Proved oil and natural gas reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

Realized Price:  The cash market price less all expected quality, transportation and demand adjustments.

Recompletion:  The completion for production of an existing wellbore in another formation from that which the well has been previously completed.

Reliable Technology:  Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

Reserves:  Reserves are estimated remaining quantities of oil and natural gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and natural gas or related substances to market and all permits and financing required to implement the project. Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

Reserve Life:  A measure of the productive life of an oil and natural gas property or a group of properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year-end by production volumes. In our calculation of reserve life, production volumes are based on annualized fourth quarter production and are adjusted, if necessary, to reflect property acquisitions and dispositions.

Reservoir:  A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reserves.

Resources:  Resources are quantities of oil and natural gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable and another portion may be considered unrecoverable. Resources include both discovered and undiscovered accumulations.

Spacing:  The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres (e.g., 40-acre spacing) and is often established by regulatory agencies.

Spot Price:  The cash market price without reduction for expected quality, transportation and demand adjustments.

Standardized Measure:  The present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Because we are a limited partnership, we are generally not subject to federal or state income taxes and thus make no provision for federal or state income taxes in the calculation of our standardized measure. Standardized measure does not give effect to derivative transactions.

Undeveloped Acreage:  Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

Wellbore:  The hole drilled by the bit that is equipped for oil or natural gas production on a completed well. Also called well or borehole.

Working Interest:  An interest in an oil and natural gas lease that gives the owner of the interest the right to drill for and produce oil and natural gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

Workover:  Operations on a producing well to restore or increase production.

WTI:  West Texas Intermediate.

The terms “analogous reservoir,” “development project,” “development well,” “economically producible,” “estimated ultimate recovery,” “exploratory well,” “probabilistic estimate,” “proved developed reserves,” “proved reserves,” “proved undeveloped reserves,” “reliable technology,” “reserves,” and “resources” are defined by the SEC.

APPENDIX C

Netherland, Sewell & Associates, Inc. Summary of December 31, 2010 Reserves

June 17, 2011

Mr. Doug Redmond
BlueStone Natural Resources
2100 South Utica, Suite 200
Tulsa, Oklahoma 74114

Dear Mr. Redmond:

In accordance with your request, we have estimated the proved reserves and future revenue, as of December 31, 2010, to the BlueStone Natural Resources (BlueStone) interest in certain oil and gas properties located in Texas. As requested, the BlueStone working and net revenue interests shown in this report include the interests being acquired from BP America Production Company. It is our understanding that this acquisition had an effective date of January 1, 2011, and closed on May 31, 2011. We completed our evaluation on May 23, 2011. It is our understanding that the proved reserves estimated in this report constitute approximately 96 percent of all proved reserves owned by BlueStone. The estimates in this report have been prepared in accordance with the definitions and guidelines of the U.S. Securities and Exchange Commission (SEC) and, with the exception of the exclusion of future income taxes, conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities — Oil and Gas. Definitions are presented immediately following this letter. As specified by BlueStone, all of these proved reserves will be contributed to Memorial Production Partners LP (Memorial) at the closing of its anticipated Master Limited Partnership initial public offering. This report has been prepared for BlueStone’s use in the upcoming Master Limited Partnership transaction; in our opinion, the assumptions, data, methods, and procedures used in the preparation of this report are appropriate for such purpose.

We estimate the net reserves and future net revenue to the BlueStone interest in these properties, as of December 31, 2010, to be:

	Net Reserves		Future Net Revenue ($)
	Oil	Gas		Present Worth
Category	(Barrels)	(MCF)	Total	at 10%

Proved Developed Producing	243,205	106,668,195	250,009,600	139,071,100
Proved Developed Non-Producing	180,410	40,003,477	101,986,500	41,119,900
Proved Undeveloped	62,635	22,571,840	42,361,800	8,975,200

Total Proved	486,251	169,243,516	394,357,800	189,166,200

Totals may not add because of rounding.

The oil reserves shown include crude oil and condensate. Oil volumes are expressed in barrels that are equivalent to 42 United States gallons. Gas volumes are expressed in thousands of cubic feet (MCF) at standard temperature and pressure bases.

4500 Thanksgiving Tower • 1601 Elm Street • Dallas, Texas 75201-4754	nsai@nsai-petro.com
Ph. 214-969-5401 • Fax: 214-969-5411

1221 Lamar Street, Suite 1200 • Houston, Texas 77010-3072	netherlandsewell.com
Ph. 713-654-4950 • fax: 713-654-4951

The estimates shown in this report are for proved reserves. As requested, probable and possible reserves that exist for these properties have not been included. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated. Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. The estimates of reserves and future revenue included herein have not been adjusted for risk.

Future gross revenue to the BlueStone interest is prior to deducting state production taxes and ad valorem taxes. Future net revenue is after deductions for these taxes, future capital costs, and operating expenses but before consideration of any income taxes. The future net revenue has been discounted at an annual rate of 10 percent to determine its present worth, which is shown to indicate the effect of time on the value of money. Future net revenue presented in this report, whether discounted or undiscounted, should not be construed as being the fair market value of the properties.

For the purposes of this report, we did not perform any field inspection of the properties, nor did we examine the mechanical operation or condition of the wells and facilities. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs due to such possible liability. Also, our estimates do not include any salvage value for the lease and well equipment or the cost of abandoning the properties.

Prices used in this report are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2010. For oil volumes, the average West Texas Intermediate posted price of $75.96 per barrel is adjusted by field for quality, transportation fees, and regional price differentials. For gas volumes, the average Henry Hub spot price of $4.376 per MMBTU is adjusted by field for energy content, transportation fees, and regional price differentials. All prices are held constant throughout the lives of the properties. For the proved reserves, the average adjusted product prices weighted by production over the remaining lives of the properties are $74.59 per barrel of oil and $4.495 per MCF of gas.

Lease and well operating costs used in this report are based on operating expense records of BlueStone. For nonoperated properties, these costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. As requested, lease and well operating costs for the operated properties are limited to direct lease- and field-level costs and BlueStone’s estimate of the portion of its headquarters general and administrative overhead expenses necessary to operate the properties. Lease and well operating costs are held constant throughout the lives of the properties. Capital costs are included as required for workovers, new development wells, and production equipment. The future capital costs are held constant to the date of expenditure.

We have made no investigation of potential gas volume and value imbalances resulting from overdelivery or underdelivery to the BlueStone interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on BlueStone receiving its net revenue interest share of estimated future gross gas production.

The reserves shown in this report are estimates only and should not be construed as exact quantities. Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be economically producible. Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to the primary economic assumptions discussed herein, our estimates are based on certain assumptions including, but not limited to, that the properties will be developed consistent with current development plans, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of the interest owner to recover the reserves, and that our projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing this report.

For the purposes of this report, we used technical and economic data including, but not limited to, well logs, geologic maps, seismic data, well test data, production data, historical price and cost information, and property ownership interests. The reserves in this report have been estimated using deterministic methods; these estimates have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE Standards). We used standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy, that we considered to be appropriate and necessary to categorize and estimate reserves in accordance with SEC definitions and guidelines. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

The data used in our estimates were obtained from BlueStone, public data sources, and the nonconfidential files of Netherland, Sewell & Associates, Inc. (NSAI) and were accepted as accurate. Supporting geoscience, performance, and work data are on file in our office. The titles to the properties have not been examined by NSAI, nor has the actual degree or type of interest owned been independently confirmed. The technical persons responsible for preparing the estimates presented herein meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the SPE Standards. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC.
Texas Registered Engineering Firm F-2699

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

By: /s/ Richard B. Talley, Jr. Richard B. Talley, Jr., P.E. 102425 Vice President	By: /s/ David E. Nice David E. Nice, P.G. 346 Vice President

Date Signed: June 17, 2011	Date Signed: June 17, 2011

RBT:EBL

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

The following definitions are set forth in U.S. Securities and Exchange Commission (SEC) Regulation S-X Section 210.4-10(a). Also included is supplemental information from (1) the 2007 Petroleum Resources Management System approved by the Society of Petroleum Engineers, (2) the FASB Accounting Standards Codification Topic 932, Extractive Activities — Oil and Gas, and (3) the SEC’s Compliance and Disclosure Interpretations.

(1) Acquisition of properties.  Costs incurred to purchase, lease or otherwise acquire a property, including costs of lease bonuses and options to purchase or lease properties, the portion of costs applicable to minerals when land including mineral rights is purchased in fee, brokers’ fees, recording fees, legal costs, and other costs incurred in acquiring properties.

(2) Analogous reservoir.  Analogous reservoirs, as used in resources assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, an “analogous reservoir” refers to a reservoir that shares the following characteristics with the reservoir of interest:

(i)	Same geological formation (but not necessarily in pressure communication with the reservoir of interest);

(ii)	Same environment of deposition;

(iii)	Similar geological structure; and

(iv)	Same drive mechanism.

Instruction to paragraph (a)(2):  Reservoir properties must, in the aggregate, be no more favorable in the analog than in the reservoir of interest.

(3) Bitumen.  Bitumen, sometimes referred to as natural bitumen, is petroleum in a solid or semi-solid state in natural deposits with a viscosity greater than 10,000 centipoise measured at original temperature in the deposit and atmospheric pressure, on a gas free basis. In its natural state it usually contains sulfur, metals, and other non-hydrocarbons.

(4) Condensate.  Condensate is a mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

(5) Deterministic estimate.  The method of estimating reserves or resources is called deterministic when a single value for each parameter (from the geoscience, engineering, or economic data) in the reserves calculation is used in the reserves estimation procedure.

(6) Developed oil and gas reserves.  Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i)	Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii)	Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Definitions - Page 1 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

Supplemental definitions from the 2007 Petroleum Resources Management System:

Developed Producing Reserves — Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate. Improved recovery reserves are considered producing only after the improved recovery project is in operation.

Developed Non-Producing Reserves — Developed Non-Producing Reserves include shut-in and behind-pipe Reserves. Shut-in Reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not yet started producing, (2) wells which were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe Reserves are expected to be recovered from zones in existing wells which will require additional completion work or future recompletion prior to start of production. In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

(7) Development costs.  Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas. More specifically, development costs, including depreciation and applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to:

(i)	Gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, gas lines, and power lines, to the extent necessary in developing the proved reserves.

(ii)	Drill and equip development wells, development-type stratigraphic test wells, and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment, and the wellhead assembly.

(iii)	Acquire, construct, and install production facilities such as lease flow lines, separators, treaters, heaters, manifolds, measuring devices, and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems.

(iv)	Provide improved recovery systems.

(8) Development project.  A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field, or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

(9) Development well.  A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

(10) Economically producible.  The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation. The value of the products that generate revenue shall be determined at the terminal point of oil and gas producing activities as defined in paragraph (a)(16) of this section.

(11) Estimated ultimate recovery (EUR).  Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date.

Definitions - Page 2 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(12) Exploration costs.  Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects of containing oil and gas reserves, including costs of drilling exploratory wells and exploratory-type stratigraphic test wells. Exploration costs may be incurred both before acquiring the related property (sometimes referred to in part as prospecting costs) and after acquiring the property. Principal types of exploration costs, which include depreciation and applicable operating costs of support equipment and facilities and other costs of exploration activities, are:

(i)	Costs of topographical, geographical and geophysical studies, rights of access to properties to conduct those studies, and salaries and other expenses of geologists, geophysical crews, and others conducting those studies. Collectively, these are sometimes referred to as geological and geophysical or “G&G” costs.

(ii)	Costs of carrying and retaining undeveloped properties, such as delay rentals, ad valorem taxes on properties, legal costs for title defense, and the maintenance of land and lease records.

(iii)	Dry hole contributions and bottom hole contributions.

(iv)	Costs of drilling and equipping exploratory wells.

(v)	Costs of drilling exploratory-type stratigraphic test wells.

(13) Exploratory well.  An exploratory well is a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well, or a stratigraphic test well as those items are defined in this section.

(14) Extension well.  An extension well is a well drilled to extend the limits of a known reservoir.

(15) Field.  An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field which are separated vertically by intervening impervious strata, or laterally by local geologic barriers, or by both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms “structural feature” and “stratigraphic condition” are intended to identify localized geological features as opposed to the broader terms of basins, trends, provinces, plays, areas-of-interest, etc.

(16) Oil and gas producing activities.

(i)	Oil and gas producing activities include:

(A)	The search for crude oil, including condensate and natural gas liquids, or natural gas (“oil and gas”) in their natural states and original locations;

(B)	The acquisition of property rights or properties for the purpose of further exploration or for the purpose of removing the oil or gas from such properties;

(C)	The construction, drilling, and production activities necessary to retrieve oil and gas from their natural reservoirs, including the acquisition, construction, installation, and maintenance of field gathering and storage systems, such as:

(1)	Lifting the oil and gas to the surface; and

Definitions - Page 3 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(2)	Gathering, treating, and field processing (as in the case of processing gas to extract liquid hydrocarbons); and

(D)	Extraction of saleable hydrocarbons, in the solid, liquid, or gaseous state, from oil sands, shale, coalbeds, or other nonrenewable natural resources which are intended to be upgraded into synthetic oil or gas, and activities undertaken with a view to such extraction.

Instruction 1 to paragraph (a)(16)(i):  The oil and gas production function shall be regarded as ending at a “terminal point”, which is the outlet valve on the lease or field storage tank. If unusual physical or operational circumstances exist, it may be appropriate to regard the terminal point for the production function as:

a.	The first point at which oil, gas, or gas liquids, natural or synthetic, are delivered to a main pipeline, a common carrier, a refinery, or a marine terminal; and

b.	In the case of natural resources that are intended to be upgraded into synthetic oil or gas, if those natural resources are delivered to a purchaser prior to upgrading, the first point at which the natural resources are delivered to a main pipeline, a common carrier, a refinery, a marine terminal, or a facility which upgrades such natural resources into synthetic oil or gas.

Instruction 2 to paragraph (a)(16)(i):  For purposes of this paragraph (a)(16), the term saleable hydrocarbons means hydrocarbons that are saleable in the state in which the hydrocarbons are delivered.

(ii)	Oil and gas producing activities do not include:

(A)	Transporting, refining, or marketing oil and gas;

(B)	Processing of produced oil, gas, or natural resources that can be upgraded into synthetic oil or gas by a registrant that does not have the legal right to produce or a revenue interest in such production;

(C)	Activities relating to the production of natural resources other than oil, gas, or natural resources from which synthetic oil and gas can be extracted; or

(D)	Production of geothermal steam.

(17) Possible reserves.  Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

(i)	When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

(ii)	Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

(iii)	Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

Definitions - Page 4 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(iv)	The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

(v)	Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

(vi)	Pursuant to paragraph (a)(22)(iii) of this section, where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

(18) Probable reserves.  Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

(i)	When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

(ii)	Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

(iii)	Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

(iv)	See also guidelines in paragraphs (a)(17)(iv) and (a)(17)(vi) of this section.

(19) Probabilistic estimate.  The method of estimation of reserves or resources is called probabilistic when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrence.

(20) Production costs.

(i)	Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of

Definitions - Page 5 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

operating and maintaining those wells and related equipment and facilities. They become part of the cost of oil and gas produced. Examples of production costs (sometimes called lifting costs) are:

(A)	Costs of labor to operate the wells and related equipment and facilities.

(B)	Repairs and maintenance.

(C)	Materials, supplies, and fuel consumed and supplies utilized in operating the wells and related equipment and facilities.

(D)	Property taxes and insurance applicable to proved properties and wells and related equipment and facilities.

(E)	Severance taxes.

(ii)	Some support equipment or facilities may serve two or more oil and gas producing activities and may also serve transportation, refining, and marketing activities. To the extent that the support equipment and facilities are used in oil and gas producing activities, their depreciation and applicable operating costs become exploration, development or production costs, as appropriate. Depreciation, depletion, and amortization of capitalized acquisition, exploration, and development costs are not production costs but also become part of the cost of oil and gas produced along with production (lifting) costs identified above.

(21) Proved area.  The part of a property to which proved reserves have been specifically attributed.

(22) Proved oil and gas reserves.  Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i)	The area of the reservoir considered as proved includes:

(A)	The area identified by drilling and limited by fluid contacts, if any, and

(B)	Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii)	In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii)	Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

Definitions - Page 6 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(iv)	Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A)	Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B)	The project has been approved for development by all necessary parties and entities, including governmental entities.

(v)	Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

(23) Proved properties.  Properties with proved reserves.

(24) Reasonable certainty.  If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

(25) Reliable technology.  Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

(26) Reserves.  Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26):  Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

Definitions - Page 7 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

Excerpted from the FASB Accounting Standards Codification Topic 932, Extractive Activities — Oil and Gas:

932-235-50-30 A standardized measure of discounted future net cash flows relating to an entity’s interests in both of the following shall be disclosed as of the end of the year:

a.	Proved oil and gas reserves (see paragraphs 932-235-50-3 through 50-11B)

b.	Oil and gas subject to purchase under long-term supply, purchase, or similar agreements and contracts in which the entity participates in the operation of the properties on which the oil or gas is located or otherwise serves as the producer of those reserves (see paragraph 932-235-50-7).

The standardized measure of discounted future net cash flows relating to those two types of interests in reserves may be combined for reporting purposes.

932-235-50-31 All of the following information shall be disclosed in the aggregate and for each geographic area for which reserve quantities are disclosed in accordance with paragraphs 932-235-50-3 through 50-11B:

a.	Future cash inflows. These shall be computed by applying prices used in estimating the entity’s proved oil and gas reserves to the year-end quantities of those reserves. Future price changes shall be considered only to the extent provided by contractual arrangements in existence at year-end.

b.	Future development and production costs. These costs shall be computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. If estimated development expenditures are significant, they shall be presented separately from estimated production costs.

c.	Future income tax expenses. These expenses shall be computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to the entity’s proved oil and gas reserves, less the tax basis of the properties involved. The future income tax expenses shall give effect to tax deductions and tax credits and allowances relating to the entity’s proved oil and gas reserves.

d.	Future net cash flows. These amounts are the result of subtracting future development and production costs and future income tax expenses from future cash inflows.

e.	Discount. This amount shall be derived from using a discount rate of 10 percent a year to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

f.	Standardized measure of discounted future net cash flows. This amount is the future net cash flows less the computed discount.

(27) Reservoir.  A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

(28) Resources.  Resources are quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

Definitions - Page 8 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(29) Service well.  A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

(30) Stratigraphic test well.  A stratigraphic test well is a drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as “exploratory type” if not drilled in a known area or “development type” if drilled in a known area.

(31) Undeveloped oil and gas reserves.  Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i)	Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii)	Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

From the SEC’s Compliance and Disclosure Interpretations (October 26, 2009):

Although several types of projects — such as constructing offshore platforms and development in urban areas, remote locations or environmentally sensitive locations — by their nature customarily take a longer time to develop and therefore often do justify longer time periods, this determination must always take into consideration all of the facts and circumstances. No particular type of project per se justifies a longer time period, and any extension beyond five years should be the exception, and not the rule.

Factors that a company should consider in determining whether or not circumstances justify recognizing reserves even though development may extend past five years include, but are not limited to, the following:

•	The company’s level of ongoing significant development activities in the area to be developed (for example, drilling only the minimum number of wells necessary to maintain the lease generally would not constitute significant development activities);

•	The company’s historical record at completing development of comparable long-term projects;

•	The amount of time in which the company has maintained the leases, or booked the reserves, without significant development activities;

•	The extent to which the company has followed a previously adopted development plan (for example, if a company has changed its development plan several times without taking significant steps to implement any of those plans, recognizing proved undeveloped reserves typically would not be appropriate); and

•	The extent to which delays in development are caused by external factors related to the physical operating environment (for example, restrictions on development on Federal lands, but not

Definitions - Page 9 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

obtaining government permits), rather than by internal factors (for example, shifting resources to develop properties with higher priority).

(iii)	Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

(32) Unproved properties. Properties with no proved reserves.

Definitions - Page 10 of 10

APPENDIX D

Netherland, Sewell & Associates, Inc. Summary Reserve Report

June 17, 2011

Mr. Jay Graham
WHT Energy Partners LLC
950 Echo Lane, Suite 200
Houston, Texas 77024

Dear Mr. Graham:

In accordance with your request, we have audited the estimates prepared by WHT Energy Partners LLC (WHT), as of December 31, 2010, of the proved reserves and future revenue to the WHT interest in certain oil and gas properties located in De Soto Parish, Louisiana, and Panola and Rusk Counties, Texas. This report was prepared for use by WHT in an upcoming Master Limited Partnership (MLP) transaction. This audit includes all of the properties owned by WHT but only the 40 percent interest that will be conveyed to the MLP. The 100 percent interest owned by WHT was audited in our report dated June 2, 2011. With the exception of this interest change, we completed our evaluation on or about June 2, 2011. We have examined the estimates with respect to reserves quantities, reserves categorization, future producing rates, future net revenue, and the present value of such future net revenue, using the definitions set forth in U.S. Securities and Exchange Commission (SEC) Regulation S-X Rule 4-10(a). The estimates of reserves and future revenue have been prepared in accordance with the definitions and guidelines of the SEC and, with the exception of the exclusion of future income taxes, conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities — Oil and Gas. This report has been prepared for WHT’s use in filing with the SEC; in our opinion the assumptions, data, methods, and procedures used in the preparation of this report are appropriate for such purpose.

The following table sets forth WHT’s estimates of the net reserves and future net revenue, as of December 31, 2010, for the audited properties:

		Net Reserves		Future Net Revenue (M$)
	Oil	NGL	Gas		Present Worth
Category	(MBBL)	(MBBL)	(MMCF)	Total	at 10%

Proved Developed Producing	692.8	2,884.9	55,189.7	257,764.5	103,028.9
Proved Developed Behind-Pipe	67.0	0.0	3,735.2	13,274.9	7,476.1
Proved Undeveloped	177.4	1,167.4	23,681.5	72,101.6	11,800.8

Total Proved	937.2	4,052.3	82,606.3	343,141.0	122,305.7

Totals may not add because of rounding.

The oil reserves shown include crude oil and condensate. Oil and natural gas liquids (NGL) volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in millions of cubic feet (MMCF) at standard temperature and pressure bases.

4500 Thanksgiving Tower • 1601 Elm Street • Dallas, Texas 75201-4754 •	nsai@nsai-petro.com
Ph. 214-969-5401 • Fax: 214-969-5411

1221 Lamar Street, Suite 1200 • Houston, Texas 77010-3072 •	netherlandsewell.com
Ph. 713-654-4950 • fax: 713-654-4951

When compared on a lease-by-lease basis, some of the estimates of WHT are greater and some are less than the estimates of Netherland, Sewell & Associates, Inc. (NSAI). However, in our opinion the estimates of WHT’s proved reserves and future revenue shown herein are, in the aggregate, reasonable and have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE Standards). Additionally, these estimates are within the recommended 10 percent tolerance threshold set forth in the SPE Standards. We are satisfied with the methods and procedures used by WHT in preparing the December 31, 2010, estimates of reserves and future revenue, and we saw nothing of an unusual nature that would cause us to take exception with the estimates, in the aggregate, as prepared by WHT.

The estimates shown herein are for proved reserves. WHT’s estimates do not include probable or possible reserves that may exist for these properties, nor do they include any value for undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated. Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. The estimates of reserves and future revenue included herein have not been adjusted for risk.

Prices used by WHT are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2010. For oil and NGL volumes, the average West Texas Intermediate posted price of $75.96 per barrel is adjusted by lease for quality, transportation fees, and a regional price differential. For gas volumes, the average Henry Hub spot price of $4.376 per MMBTU is adjusted by lease for energy content, compression charges, transportation fees, and regional price differentials. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the properties are $74.43 per barrel of oil, $34.18 per barrel of NGL, and $4.12 per MCF of gas.

Lease and well operating costs used by WHT are based on historical operating expense records. These costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. Headquarters general and administrative overhead expenses of WHT are included to the extent that they are required to operate the properties. Lease and well operating costs are held constant throughout the lives of the properties. WHT’s estimates of capital costs are included as required for workovers, new development wells, and production equipment. The future capital costs are held constant to the date of expenditure.

The reserves shown in this report are estimates only and should not be construed as exact quantities. Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be economically producible. Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to the primary economic assumptions discussed herein, estimates of WHT and NSAI are based on certain assumptions including, but not limited to, that the properties will be developed consistent with current development plans, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of the interest owner to recover the reserves, and that projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing these estimates.

It should be understood that our audit does not constitute a complete reserves study of the audited oil and gas properties. Our audit consisted primarily of substantive testing, wherein we conducted a detailed review of all properties. In the conduct of our audit, we have not independently verified the accuracy and completeness of information and data furnished by WHT with respect to ownership interests, oil and gas production, well test data, historical costs of operation and development, product prices, or any agreements relating to current and future operations of the properties and sales of production. However, if in the course of our examination something came to our attention that brought into question the validity or sufficiency of any such information or data, we did not rely on such information or data until we had satisfactorily resolved our questions relating thereto or had independently verified such information or data. Our audit did not include a review of WHT’s overall reserves management processes and practices.

We used standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy that we considered to be appropriate and necessary to establish the conclusions set forth herein. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

Supporting data documenting this audit, along with data provided by WHT, are on file in our office. The technical persons responsible for conducting this audit meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the SPE Standards. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES,
INC.
Texas Registered Engineering Firm F-2699

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

By:	/s/ Justin S. Hamilton, P.E. 104999
Justin S. Hamilton, P.E. 104999
Vice President
Date Signed: June 17, 2011

JSH:JLO

APPENDIX E

Miller and Lents, Ltd. Summary of January 1, 2011 Reserves

May 24, 2011

Mr. Donald P. Gann, Jr.
COO/Managing Partner
Classic Hydrocarbons Holdings, LP
One Ridgmar Centre
6500 West Freeway, Suite 222
Fort Worth, TX 76116

Re:	Reserves, Resources, and Future Net Revenues As of January 1, 2011

Dear Mr. Gann:

As requested, Miller and Lents, Ltd. (MLL) estimated the reserves as of January 1, 2011, and projected the future net revenues attributable to the interests of Classic Hydrocarbons Holdings, LP (Classic) in certain oil and gas properties located in East Texas. This report was prepared for use by Classic in an upcoming Master Limited Partnership transaction and was completed on May 24, 2011. Reserves and future net revenues estimates are for the specific group of properties which are to be included in the transaction and are the same estimates as those included in our report for Classic dated March 4, 2011. The only change made to our prior evaluation was higher overhead charges which were specified by Classic. No additional well data were reviewed. The aggregate results of MLL evaluations, using constant product prices and costs, are summarized below. In this table and for some summaries herein, MLL combined oil, condensate, and natural gas liquids (NGL) together as hydrocarbon “liquids.”

	Net Reserves		Future Net Revenues
				Discounted at
	Liquids,	Gas,	Undiscounted,	10% Per Year,
Reserves Category	MBbls.	MMcf	M$	M$

Proved Developed Producing	738.8	29,156.5	107,926.3	45,616.6
Proved Developed Nonproducing	2.2	963.9	1,476.9	468.8
Proved Undeveloped	286.8	3,705.8	20,566.4	6,602.9
Total Proved Reserves	1,027.8	33,826.2	129,669.6	52,688.3

Definitions

The reserves and resources reported herein conform to the standards of the Petroleum Resources Management System, which was prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers (SPE). The document (SPE-PRMS) was reviewed and jointly sponsored by the World Petroleum Council, the American Association of Petroleum Geologists, and the Society of Petroleum Evaluation Engineers. It was approved by the SPE Board of Directors in March 2007. Definitions from the SPE-PRMS are included in Appendix 1. The proved, probable, and possible reserves are also in accordance

Two Houston Center  •  909 Fannin Street, Suite 1300  •  Houston, Texas 77010
Telephone 713-651-9455  •  Telefax 713-654-9914  •  e-mail: mail@millerandlents.com

Mr. Donald P. Gann, Jr.	May 24, 2011

Classic Hydrocarbons Holdings, LP	Page 2

with the definitions contained in the Securities and Exchange Commission (SEC) Regulation S-X, Rule 4-10(a) as shown in Appendix 2.

Future net revenues as used herein are defined as the total gross revenues less royalty, production taxes, operating costs, and capital expenditures. Future net revenues do not include deductions for federal income tax. The future net revenues were discounted at 10 percent per year in accordance with SEC guidelines to illustrate the present value of future cash flows. Estimates of future net revenues and discounted future net revenues are not intended and should not be interpreted to represent fair market values for the estimated reserves.

Economic Considerations

Constant prices were used throughout the life of production as in an SEC-style evaluation; however, the resources included would not be considered in an SEC report. The product prices used for valuing the reserves herein are in accordance with current SEC standards. The prices of $79.43 per barrel for oil, $55.60 per barrel for NGL’s, and $4.37 per MMBtu represent the average of the first-day-of-the-month price for each month within the 12-month period prior to December 31, 2010, as provided by Classic. Price adjustments were made for each well or lease, based on differentials between benchmark and actual prices, as estimated by Classic, and include considerations such as gas Btu content, oil gravity, and transportation charges. The actual average prices used in this report for proved reserves, after appropriate adjustments, were $77.12 per barrel for oil, $55.60 per barrel for NGL’s, and $4.00 per Mcf for gas. Operating costs as of December 31, 2010 were provided by Classic. Costs include per-well and per-unit of production components that were held constant for the remaining economic life of each property. Ad valorem and severance taxes were projected based on recent averages, legislated rates, or adjustments used for tight gas wells in Texas. Capital costs for drilling and completion of future wells and recompletion of existing wells were provided by Classic and were based on recent experience. All future capital costs were unescalated.

Attachments

Figure 1 is a plot of historical and forecast production for Classic’s properties. Incremental layers of production are shown by reserves category. Figure 2 is a pie chart showing total proved net reserves and discounted future net revenues by reserves category. Figure 3 is a chart showing total proved net reserves and gross revenues to Classic by product. Figure 4 is a chart showing net proved reserves and associated future net revenues by area.

Exhibits 1 through 4 are summary totals by reserves category showing annual projections of reserves and cash flows. Exhibit 5 is a one-line summary showing reserves and future cash flows for each of our evaluation cases, grouped by reserves class, reserves category, field, and well name and are sorted alphabetically. Exhibits 6 through 89 are individual cash flow summaries for proved developed producing wells.

Other Considerations

The development schedule used in MLL’s evaluation was provided by Classic. Classic’s management gave us assurance of their commitment and ability to perform the development work as set forth in that schedule. The timing of production start from development drilling and from recompletions was based on estimates or schedules provided by Classic. Capital costs for development wells were generally incorporated into our cash flows two months before production start, and costs for recompletions were incorporated at the production start date.

Mr. Donald P. Gann, Jr.	May 24, 2011

Classic Hydrocarbons Holdings, LP	Page 3

Classic has indicated a significant change from prior years regarding the processing of their natural gas to recover NGL’s. Classic provided documentation of their current NGL processing arrangements and commitments from their gas marketer and processors for future NGL processing. They provided current processing statements which indicate the NGL yields achieved from gas processing and the percent of proceeds agreements in place. Classic also provided a letter from their gas marketer which indicates that future commitments of gas volumes would be covered by agreements that would have similar yield and percent of proceeds terms. Appropriate shrink factors have been applied to the gas streams to account for the forecasted NGL production. When compared to two MLL prior year reports, the NGL impact on economics and values is substantial.

Future costs of abandoning facilities and wells and any future costs of restoration of producing fields to satisfy environmental standards were not deducted from total revenues as such estimates are beyond the scope of this assignment.

Gas volumes are reported at the standard pressure base for the state of Texas of 14.65 pounds per square inch.

Well counts, as reported in the various economic output tables, actually represent completions and recompletions. Thus, a single well bore may be counted more than once in the total well count.

In conducting this evaluation, MLL relied upon production histories; accounting and cost data; ownership; geological, geophysical, and engineering data; and development plans supplied by Classic Hydrocarbons, Inc. and non-confidential data from public records or commercial data services. These data were accepted as represented, as verification of such data and information was beyond the scope of this assignment.

The evaluations presented in this report, with the exceptions of those parameters specified by others, reflect MLL’s informed judgments and are subject to the inherent uncertainties associated with interpretation of geological, geophysical, and engineering information. These uncertainties include, but are not limited to, (1) the utilization of analogous or indirect data and (2) the application of professional judgments. Government policies and market conditions different from those employed in this study may cause (1) the total quantity of oil, natural gas liquids, or gas to be recovered, (2) actual production rates, (3) prices received, or (4) operating and capital costs to vary from those presented in this report. At this time, MLL is not aware of any regulations that would affect Classic’s ability to recover the estimated reserves. Minor precision inconsistencies in subtotals may exist in the report due to truncation or rounding of aggregated values.

Miller and Lents, Ltd. is an independent oil and gas consulting firm. No director, officer, or key employee of Miller and Lents, Ltd. has any financial ownership in Classic Hydrocarbons, Inc., or any affiliate. Our compensation for the required investigations and preparation of this report is not contingent on the results obtained and reported, and we have not performed other work that would affect our objectivity. Production of this report was supervised by Carl D. Richard, an officer of the firm, who is a licensed Professional Engineer

Mr. Donald P. Gann, Jr.	May 24, 2011

Classic Hydrocarbons Holdings, LP	Page 4

in the State of Texas with more than 25 years of relevant experience and is professionally qualified in the estimation, assessment, and evaluation of oil and gas reserves.

Very truly yours,

MILLER AND LENTS, LTD.
Texas Registered Engineering Firm No. F-1442

CDR/eb

Common Units
Representing Limited Partner Interests

Memorial Production Partners LP

PRELIMINARY PROSPECTUS
          , 2011

Citi
Raymond James
Wells Fargo Securities

J.P. Morgan

Through and including          , 2011 (25 days after the commencement of this offering), all dealers that effect transactions in our common units, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer ’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee and the FINRA filing fee, the amounts set forth below are estimates. The underwriters have agreed to reimburse us for a portion of our expenses.

SEC registration fee		$33,379
FINRA filing fee		29,250
Stock exchange listing fee		*
Underwriter structuring fee		*
Printing and engraving expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement — Indemnification” discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

We expect to enter into indemnification agreements with our directors which will generally indemnify our directors to the fullest extent permitted by law. As of the consummation of this offering, our general partner will maintain director and officer liability insurance for the benefit of its directors and officers.

Under the omnibus agreement, we will agree to indemnify Memorial Resource for all claims, losses and expenses attributable to the post-closing operations of the Partnership Properties, to the extent that such losses are not subject to Memorial Resource’s indemnification obligations. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Indemnification” for a discussion of Memorial Resource’s indemnification obligations.

Reference is also made to the underwriting agreement to be filed as an exhibit to this registration statement, which provides for the indemnification of us, our general partner, its officers and directors, and any person who controls us or our general partner, including indemnification for liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

On April 27, 2011, in connection with the formation of Memorial Production Partners LP, we issued (i) the 0.1% general partner interest in us to our general partner for $1 and (ii) the 99.9% limited partner interest in us to Memorial Resource Development LLC for $999, in each case in an offering exempt from registration under Section 4(2) of the Securities Act.

There have been no other sales of unregistered securities within the past three years.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibit Index

Exhibit
Number			Description

1	.1*	—	Form of Underwriting Agreement
3.1		—	Certificate of Limited Partnership of Memorial Production Partners LP
3.2		—	Agreement of Limited Partnership of Memorial Production Partners LP
3	.3*		Form of First Amended and Restated Agreement of Limited Partnership of Memorial Production Partners LP (included as Appendix A to the prospectus)
3.4		—	Certificate of Formation of Memorial Production Partners GP LLC
3.5		—	Limited Liability Company Agreement of Memorial Production Partners GP LLC
3	.6*		Form of Amended and Restated Limited Liability Company Agreement of Memorial Production Partners GP LLC
5	.1*	—	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the securities being registered
8	.1*	—	Opinion of Akin Gump Strauss Hauer & Feld LLP relating to tax matters
10	.1*	—	Form of Credit Agreement
10	.2*	—	Form of Contribution, Conveyance and Assumption Agreement
10	.3*	—	Form of Long-Term Incentive Plan
10	.4*	—	Form of Omnibus Agreement
21.1		—	List of Subsidiaries of Memorial Production Partners LP
23.1		—	Consent of KPMG LLP
23.2		—	Consent of KPMG LLP
23.3		—	Consent of Ernst & Young LLP
23.4		—	Consent of Netherland, Sewell & Associates, Inc.
23.5		—	Consent of Miller and Lents, Ltd.
23	.6*	—	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 5.1)
23	.7*	—	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 8.1)
24.1		—	Powers of Attorney (included on the signature page to this registration statement)
99.1		—	Netherland, Sewell & Associates, Inc. Summary of December 31, 2010 Reserves (included as Appendix C to the prospectus)
99.2		—	Netherland, Sewell & Associates, Inc. Summary Reserve Report (included as Appendix D to the prospectus)
99.3		—	Miller and Lents, Ltd. Summary of January 1, 2011 Reserves (included as Appendix E to the prospectus)

*	To be filed by amendment.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(3) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 23, 2011.

MEMORIAL PRODUCTION PARTNERS LP

By:	Memorial Production Partners GP LLC, its general partner

By:	/s/ John A. Weinzierl
John A. Weinzierl
President, Chief Executive Officer and
Chairman

Each person whose signature appears below appoints John A. Weinzierl, Andrew J. Cozby and Patrick T. Nguyen, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates presented.

Signature	Title	Date

/s/ John A. Weinzierl John A. Weinzierl	President, Chief Executive Officer and Chairman (Principal Executive Officer)	June 23, 2011

/s/ Andrew J. Cozby Andrew J. Cozby	Vice President, Finance (Principal Financial Officer)	June 23, 2011

/s/ Patrick T. Nguyen Patrick T. Nguyen	Chief Accounting Officer (Principal Accounting Officer)	June 23, 2011

/s/ Kenneth A. Hersh Kenneth A. Hersh	Director	June 23, 2011

EXHIBIT INDEX

Exhibit
Number			Description

1	.1*	—	Form of Underwriting Agreement
3.1		—	Certificate of Limited Partnership of Memorial Production Partners LP
3.2		—	Agreement of Limited Partnership of Memorial Production Partners LP
3	.3*		Form of First Amended and Restated Agreement of Limited Partnership of Memorial Production Partners LP (included as Appendix A to the prospectus)
3.4		—	Certificate of Formation of Memorial Production Partners GP LLC
3.5		—	Limited Liability Company Agreement of Memorial Production Partners GP LLC
3	.6*		Form of Amended and Restated Limited Liability Company Agreement of Memorial Production Partners GP LLC
5	.1*	—	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the securities being registered
8	.1*	—	Opinion of Akin Gump Strauss Hauer & Feld LLP relating to tax matters
10	.1*	—	Form of Credit Agreement
10	.2*	—	Form of Contribution, Conveyance and Assumption Agreement
10	.3*	—	Form of Long-Term Incentive Plan
10	.4*	—	Form of Omnibus Agreement
21.1		—	List of Subsidiaries of Memorial Production Partners LP
23.1		—	Consent of KPMG LLP
23.2		—	Consent of KPMG LLP
23.3		—	Consent of Ernst & Young LLP
23.4		—	Consent of Netherland, Sewell & Associates, Inc.
23.5		—	Consent of Miller and Lents, Ltd.
23	.6*	—	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 5.1)
23	.7*	—	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 8.1)
24.1		—	Powers of Attorney (included on the signature page to this registration statement)
99.1		—	Netherland, Sewell & Associates, Inc. Summary of December 31, 2010 Reserves (included as Appendix C to the prospectus)
99.2		—	Netherland, Sewell & Associates, Inc. Summary Reserve Report (included as Appendix D to the prospectus)
99.3		—	Miller and Lents, Ltd. Summary of January 1, 2011 Reserves (included as Appendix E to the prospectus)

*	To be filed by amendment.